   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1996
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                   AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                               ZORAN CORPORATION

             (Exact name of registrant as specified in its charter)

          DELAWARE                         3674                        94-2794449
(State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of incorporation or         Classification Code No.)        Identification Number)
        organization)

2041 MISSION COLLEGE BOULEVARD, SANTA CLARA, CALIFORNIA 95054    (408) 986-1314

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                              LEVY GERZBERG, PH.D.
                     President and Chief Executive Officer
                               ZORAN CORPORATION
                         2041 Mission College Boulevard
                         Santa Clara, California 95054
                                 (408) 986-1314

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       DENNIS C. SULLIVAN, ESQ.                  ANDREI M. MANOLIU, ESQ.
      PAUL A. BLUMENSTEIN, ESQ.                  KEITH C. NASHAWATY, ESQ
     Gray Cary Ware & Freidenrich                   Cooley Godward LLP
      A Professional Corporation                  Five Palo Alto Square
         400 Hamilton Avenue                       3000 El Camino Real
     Palo Alto, California 94301               Palo Alto, California 94306
            (415) 328-6561                            (415) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Plan of Reorganization are met or waived.
                            ------------------------

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
              General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED (1)        SHARE (2)           PRICE (2)        REGISTRATION FEE
Common Stock, $.001 par value per
  share..............................      2,315,364            $15.875           $36,756,404           $11,139

(1) Based upon an estimate of the maximum number of shares of the Common Stock of the Registrant issuable in the merger described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and based upon prices on The Nasdaq National Market on November 6, 1996.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [LETTERHEAD OF ZORAN CORPORATION]

                                          , 1996

Dear Stockholder:

    As you may be aware, Zoran Corporation ("Zoran" ) has entered into an agreement to combine with CompCore Multimedia, Inc., a California corporation ("CompCore"). At a special meeting of stockholders (the "Special Meeting") to be held at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation,
400 Hamilton Avenue, Palo Alto, California, on           , 199  at           ,
Pacific Time, you will be asked to consider and approve the issuance of shares of Common Stock, $.001 par value per share, of Zoran ("Zoran Common Stock") pursuant to the Agreement and Plan of Reorganization among Zoran, CompCore and See Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Zoran (the "Merger Proposal").

    The Board of Directors of Zoran has unanimously approved the Merger Proposal and recommends that you vote FOR approval of the Merger Proposal.

    Details of the proposed merger and other important information concerning CompCore and Zoran appear in the accompanying Joint Proxy Statement/Prospectus. I urge you to give this material your careful consideration.

    All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is very important that your shares be represented and voted at the Special Meeting. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          Levy Gerzberg, Ph.D.

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                   [LETTERHEAD OF COMPCORE MULTIMEDIA, INC.]

                                          , 1996

Dear Shareholder:

    As most of you are aware, CompCore Multimedia, Inc. ("CompCore") has entered into an agreement to combine with Zoran Corporation, a Delaware corporation ("Zoran"). At a special meeting of shareholders (the "Special Meeting") to be held at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino
Real, Palo Alto, California, on            , 199  at            , Pacific Time,
you will be asked to consider and approve the Plan of Reorganization dated as of October 20, 1996 (the "Plan of Reorganization") by and among CompCore, Zoran and See Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Zoran ("Sub"), and the merger of Sub with and into CompCore pursuant to the Plan of Reorganization (the "Merger").

    Under California law, approval of this matter will require the affirmative vote of the holders of a majority of the shares of Common Stock of CompCore
("CompCore Common Stock") outstanding on            , 1996, the record date for
the Special Meeting. In addition, Zoran's obligation to effect the Merger is subject to the approval of the Merger by the affirmative vote of the holders of at least 92% of the outstanding shares of CompCore Common Stock. The Board of Directors of CompCore has unanimously approved the Plan of Reorganization and the Merger and recommends that you vote FOR the approval and adoption of the Plan of Reorganization and approval of the Merger. If the requisite approvals of the stockholders of Zoran and the shareholders of CompCore are obtained, the
Merger is expected to be consummated on or about            , 199  .

    As a result of the Merger, (i) CompCore will become a wholly-owned subsidiary of Zoran, (ii) each share of CompCore Common Stock outstanding immediately prior to the effective time of the Merger will be converted into
0.6408 of a share of Zoran Common Stock, $0.001 par value per share ("Zoran Common Stock"), (iii) each outstanding option to purchase CompCore Common Stock (a "CompCore Option") will be assumed by Zoran and converted into an option to purchase a number of shares of Zoran Common Stock equal to the number of shares to which the optionee would be entitled in the Merger had the CompCore Option been exercised in full prior thereto, and (iv) 10% of the shares of Zoran Common Stock issuable to each holder of CompCore Common Stock in the Merger will be deposited into escrow to provide a fund against which Zoran may assert claims for indemnification under the Plan of Reorganization. The escrow will be established and administered pursuant to an Escrow Agreement among Zoran, First Trust of California, National Association, as Escrow Agent, and George T. Haber, as Shareholder Representative for and on behalf of the shareholders and option holders of CompCore. Ten percent of the shares of Zoran Common Stock issuable upon exercise of CompCore Options assumed by Zoran in the Merger will also be deposited into the escrow.

    Details of the Merger and other important information concerning CompCore and Zoran appear in the accompanying Joint Proxy Statement/Prospectus. I urge you to give this material your careful consideration.

    All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is very important that your shares be represented and voted at the Special Meeting. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          George T. Haber

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               ZORAN CORPORATION
                         2041 MISSION COLLEGE BOULEVARD
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON            , 199

                            ------------------------

To the Stockholders of

  Zoran Corporation

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Zoran Corporation, a Delaware corporation ("Zoran"), will be held
on           , 199  , at the offices of Gray Cary Ware & Freidenrich, A
Professional Corporation, 400 Hamilton Avenue, Palo Alto, California commencing
at           , Pacific Time, for the following purposes:

    1. To consider and vote upon a proposal to approve the issuance of shares of Common Stock, $.001 par value per share ("Zoran Common Stock"), pursuant to the Agreement and Plan of Reorganization, dated as of October 20, 1996, by and among Zoran, See Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Zoran ("Sub"), and CompCore Multimedia Inc., a California corporation ("CompCore"), pursuant to which, among other things, (a) Sub will be merged with and into CompCore, which will be the surviving corporation and will become a wholly-owned subsidiary of Zoran, and (b) each outstanding share of Common Stock of CompCore, no par value, will be converted into the right to receive
       0.6408 of a share of Zoran Common Stock; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Stockholders of record at the close of business on           , 1996 are
entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          Dennis C. Sullivan

                                          SECRETARY

          , 1996

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                           COMPCORE MULTIMEDIA, INC.
                        3120 SCOTT BOULEVARD, 2ND FLOOR
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON            , 199

                            ------------------------

To the Shareholders of

  CompCore Multimedia, Inc.

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of CompCore Multimedia, Inc., a California corporation ("CompCore"),
will be held on            , 199  , at the offices of Cooley Godward LLP, Five
Palo Alto Square, 3000 El Camino Real, Palo Alto, California commencing at
           , Pacific Time, for the following purposes:

    1. To consider and vote upon a proposal (i) to approve and adopt an Agreement and Plan of Reorganization, dated as of October 20, 1996, by and among Zoran Corporation, a Delaware corporation ("Zoran"), See Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Zoran ("Sub"), and CompCore, pursuant to which, among other things, (a) Sub will be merged with and into CompCore, which will be the surviving corporation and will become a wholly-owned subsidiary of Zoran (the "Merger") and (b) each outstanding share of Common Stock of CompCore, no par value, will be converted into the right to receive
       0.6408 shares of Common Stock, par value $.001 per share, of Zoran, and
       (ii) to approve the Merger, all as more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Shareholders of record at the close of business on            , 1996 are
entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

    All shareholders are cordially invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to complete and sign the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          Andrei M. Manoliu

                                          SECRETARY

          , 1996

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

                               ZORAN CORPORATION
                                      AND
                           COMPCORE MULTIMEDIA, INC.

                                ----------------

                             JOINT PROXY STATEMENT

                                ----------------

                               ZORAN CORPORATION

                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.001 per share ("Zoran Common Stock"), of Zoran Corporation, a Delaware corporation ("Zoran"), in connection with the solicitation of proxies by the Board of Directors of Zoran (the "Zoran Board") for use at a special meeting of Zoran stockholders (the "Zoran Special Meeting")
to be held on               , 199  , at the offices of Gray Cary Ware &
Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto,
commencing at     , Pacific Time, and at any adjournments or postponements
thereof.

    This Joint Proxy Statement/Prospectus is also being furnished to holders of Common Stock, no par value ("CompCore Common Stock"), of CompCore Multimedia, Inc., a California corporation ("CompCore"), in connection with the solicitation of proxies by the Board of Directors of CompCore (the "CompCore Board") for use at a special meeting of CompCore shareholders (the "CompCore Special Meeting")
to be held on               , 199  , at the offices of Cooley Godward LLP, Five
Palo Alto Square, 3000 El Camino Real, Palo Alto, California, commencing at
    , Pacific Time, and at any adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus also constitutes a prospectus of Zoran with respect to up to 2,315,364 shares of Zoran Common Stock to be issued in the merger of See Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Zoran ("Sub"), with and into CompCore (the "Merger") pursuant to the Agreement and Plan of Reorganization, dated as of October 20, 1996, among Zoran, Sub and CompCore (the "Plan of Reorganization") in exchange for outstanding shares of CompCore Common Stock. All information contained in this Joint Proxy Statement/Prospectus relating to Zoran has been supplied by Zoran, and all information relating to CompCore has been supplied by CompCore.
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH ZORAN AND COMPCORE STOCKHOLDERS.
                            ------------------------

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS JOINT PROXY
                          STATEMENT/PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------

    This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Zoran and CompCore on or about
              , 1996.

    The date of this Joint Proxy Statement/Prospectus is               , 1996.

                             AVAILABLE INFORMATION

    Zoran is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Zoran with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Zoran Common Stock is traded on The Nasdaq National Market. Reports and other information concerning Zoran can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    Zoran has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Zoran Common Stock to be issued pursuant to the Plan of Reorganization. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/ Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ZORAN, COMPCORE OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ZORAN OR COMPCORE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    ZORAN is a registered trademark of Zoran. SoftDVD, SoftPEG, SoundPEG, SoundPEG-2 and ComPEG are trademarks of CompCore. This Joint Proxy Statement/Prospectus also includes trade names and trademarks of other companies that are the property of their respective holders.

    UNDER THE CALIFORNIA GENERAL CORPORATION LAW (THE "CGCL"), COMPCORE SHAREHOLDERS HAVE CERTAIN DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER. SEE "THE COMPCORE SPECIAL MEETING-- DISSENTERS' RIGHTS" AND APPENDIX C HERETO.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          2

SUMMARY....................................................................................................          5
  The Companies............................................................................................          5
  Date and Place of the Special Meetings...................................................................          5
  Stockholders Entitled to Vote............................................................................          5
  Purposes of the Special Meetings.........................................................................          6
  Votes Required...........................................................................................          6
  Effective Time of the Merger.............................................................................          6
  Effects of the Merger....................................................................................          6
  Escrow and Indemnification...............................................................................          7
  Recommendations of Boards of Directors...................................................................          7
  Opinion of Financial Advisor to Zoran....................................................................          7
  Interests of Certain Persons in the Merger...............................................................          8
  Employment Agreements....................................................................................          8
  Voting Agreements........................................................................................          8
  Noncompetition Agreements................................................................................          8
  Conditions to the Merger.................................................................................          8
  Termination..............................................................................................          9
  Surrender of CompCore Stock Certificates.................................................................          9
  Certain Federal Income Tax Consequences..................................................................          9
  Accounting Treatment.....................................................................................          9
  Comparison of Stockholder Rights.........................................................................          9
  Dissenters' Rights.......................................................................................         10

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA............................................................         10

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA........................................................         12

MARKET PRICE INFORMATION...................................................................................         13

RISK FACTORS...............................................................................................         14
  Risks Relating to the Merger.............................................................................         14
  Risks Relating to Zoran and the Combined Company.........................................................         15
  Risks Relating to CompCore...............................................................................         21

THE SPECIAL MEETINGS.......................................................................................         23
  General..................................................................................................         23
  Matters to be Considered at the Meetings.................................................................         23
  Voting at the Meetings; Record Dates.....................................................................         23
  Proxies..................................................................................................         24
  Dissenters' Rights.......................................................................................         25

THE MERGER.................................................................................................         27
  Background of the Merger.................................................................................         27
  Reasons for the Merger; Recommendations of the Boards of Directors.......................................         30
  Opinion of Financial Advisor to Zoran....................................................................         33
  Interests of Certain Persons in the Merger...............................................................         38
  Employment Agreements....................................................................................         38
  Voting Agreements........................................................................................         39
  Noncompetition Agreements................................................................................         39

                                                                                                               PAGE
                                                                                                             ---------
  Accounting Treatment.....................................................................................         39
  Certain Federal Income Tax Consequences..................................................................         40
  Federal Securities Law Consequences......................................................................         42
  Nasdaq National Market Quotation.........................................................................         42

THE PLAN OF REORGANIZATION.................................................................................         43
  The Merger...............................................................................................         43
  Conversion of Securities.................................................................................         43
  Stock Plans and Options..................................................................................         44
  Representations and Warranties...........................................................................         44
  Certain Covenants and Agreements.........................................................................         45
  No Solicitation..........................................................................................         46
  Related Matters After the Merger.........................................................................         46
  Escrow and Indemnification...............................................................................         47
  Conditions...............................................................................................         48
  Termination; Termination Fees and Expenses...............................................................         48
  Amendment and Waiver.....................................................................................         49

INFORMATION CONCERNING ZORAN...............................................................................         50
  Business.................................................................................................         50
  Selected Consolidated Financial Data.....................................................................         66
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................         67
  Management...............................................................................................         74
  Security Ownership of Certain Beneficial Owners and Management...........................................         76
  Executive Compensation...................................................................................         78
  Certain Transactions.....................................................................................         81

INFORMATION CONCERNING COMPCORE............................................................................         86
  Business.................................................................................................         86
  Selected Financial Data..................................................................................         91
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................         92
  Management...............................................................................................         95
  Principal Shareholders...................................................................................         96
  Executive Compensation...................................................................................         98

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..........................................................        100

COMPARISON OF RIGHTS OF ZORAN STOCKHOLDERS AND COMPCORE SHAREHOLDERS.......................................        104

DESCRIPTION OF ZORAN CAPITAL STOCK.........................................................................        109

LEGAL MATTERS..............................................................................................        110

EXPERTS....................................................................................................        110

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

APPENDIX A--AGREEMENT AND PLAN OF REORGANIZATION (TOGETHER WITH CERTAIN EXHIBITS THERETO)..................        A-1

APPENDIX B--OPINION OF OPPENHEIMER & CO., INC..............................................................        B-1

APPENDIX C--CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW...........................................        C-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. ZORAN STOCKHOLDERS AND COMPCORE SHAREHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY.

    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT THE CURRENT VIEWS OF ZORAN AND/OR COMPCORE WITH RESPECT TO FUTURE EVENTS THAT WILL HAVE AN EFFECT ON THEIR FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE HEREIN, THAT COULD CAUSE ZORAN'S AND COMPCORE'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

THE COMPANIES

    ZORAN. Zoran develops and markets integrated circuits for digital video and audio compression applications. Zoran's integrated circuits are used in a variety of video and audio products addressing evolving multimedia markets. Current applications for Zoran products include professional and consumer video editing systems, PC-based video CD systems, stand-alone video CD systems, digital audio systems and filmless digital cameras.

    Zoran Corporation was incorporated in California in 1981 and reincorporated in Delaware in 1986. Zoran's principal offices are located at 2041 Mission College Boulevard, Santa Clara, California 95054, and its telephone number at that location is (408) 986-1314. Unless the context otherwise requires, the term "Zoran," as used in this Joint Proxy Statement/Prospectus, refers to Zoran Corporation and its wholly-owned subsidiary, Zoran Microelectronics Ltd., an Israeli corporation.

    COMPCORE. CompCore is a provider of MPEG hardware and software products for processing digital video and audio signals. CompCore provides design "cores" for MPEG 1 and MPEG 2 video and audio decoder integrated circuits that are used by original equipment manufacturers ("OEMs") in the manufacture of digital video and audio semiconductor chips. In addition, CompCore offers a software version of its MPEG 1 decoder called "SoftPEG," which runs on most standard PCs and workstations and enables end users to play MPEG 1 CDs without the use of specialized hardware.

    CompCore was incorporated in California in 1993. CompCore is located at 3120 Scott Boulevard, Santa Clara, California, and its telephone number is (408) 567-0552.

DATE AND PLACE OF THE SPECIAL MEETINGS

    The Zoran Special Meeting will be held on               , 199 , at the
offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400
Hamilton Avenue, Palo Alto, California, commencing at     , Pacific Time.

    The CompCore Special Meeting will be held on               , 199 , at the
offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo
Alto, California, commencing at     , Pacific Time.

STOCKHOLDERS ENTITLED TO VOTE

    Holders of record of shares of Zoran Common Stock at the close of business
on                , 1996 are entitled to notice of and to vote at the Zoran
Special Meeting. At such date there were         shares of Zoran Common Stock
outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Zoran Special Meeting.

    Holders of record of shares of CompCore Common Stock at the close of
business on               , 1996 are entitled to notice of and to vote at the
CompCore Special Meeting. At such date there were          shares of CompCore
Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the CompCore Special Meeting.

PURPOSES OF THE SPECIAL MEETINGS

    ZORAN SPECIAL MEETING. The purpose of the Zoran Special Meeting is to consider and vote upon (i) the issuance of shares of Zoran Common Stock in exchange for shares of CompCore Common Stock pursuant to the Plan of Reorganization (the "Merger Proposal") and (ii) such other matters as may properly be brought before the Zoran Special Meeting, or any adjournments or postponements thereof.

    COMPCORE SPECIAL MEETING. The purpose of the CompCore Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Plan of Reorganization and to approve the Merger and (ii) such other matters as may properly be brought before the CompCore Special Meeting, or any adjournments or postponements thereof.

VOTES REQUIRED

    ZORAN. The approval of the Merger Proposal will require the affirmative vote of a majority of the shares of Zoran Common Stock present or represented and voting at the Zoran Special Meeting. The approval of the Merger Proposal is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on The Nasdaq National Market.

    COMPCORE. Under the CGCL, the approval and adoption of the Plan of Reorganization and the approval of the Merger by CompCore shareholders will require the affirmative vote of the holders of a majority of the outstanding shares of CompCore Common Stock. In addition, a condition of Zoran's obligation to effect the Merger is approval of the Merger by the holders of at least 92% of the outstanding shares of CompCore Common Stock. See "The Plan of Reorganization--Conditions."

EFFECTIVE TIME OF THE MERGER

    It is anticipated that the Merger will become effective as promptly as practicable after the requisite approval by the stockholders of Zoran and CompCore has been obtained and all other conditions to the Merger have been satisfied or waived (the "Effective Time"). It is anticipated that, assuming all
conditions are met, the Merger will occur on or about               , 199 .

EFFECTS OF THE MERGER

    Upon consummation of the Merger pursuant to the Plan of Reorganization, (i) Sub will be merged with and into CompCore, which will be the surviving corporation (the "Surviving Corporation") and will become a wholly-owned subsidiary of Zoran, and (ii) each issued and outstanding share of CompCore Common Stock, other than Dissenting Shares (as defined herein), will be converted into the right to receive 0.6408 of a share of Zoran Common Stock (the "Conversion Number" or "Exchange Ratio"). Fractional shares of Zoran Common Stock will not be issued in connection with the Merger. CompCore shareholders otherwise entitled to a fractional share will be paid the value of such fractional share in cash determined as described below under "The Plan of Reorganization--Conversion of Securities."

    Based upon the outstanding shares of stock of CompCore and Zoran as of October 31, 1996 (and assuming no exercise by CompCore shareholders of their dissenters' rights), the shareholders of CompCore immediately prior to the consummation of the Merger will own approximately 21.8% of the outstanding shares of Zoran Common Stock immediately following consummation of the Merger.

    Upon consummation of the Merger, each then-outstanding option to purchase CompCore Common Stock, whether vested or unvested (a "CompCore Option"), will be assumed by Zoran and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CompCore Option, the same number of shares of Zoran Common Stock (rounded down to the nearest whole share) as the holder of such CompCore Option would have been entitled to receive pursuant to the Merger had such holder exercised such CompCore Option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the aggregate exercise price for the shares of CompCore Common Stock otherwise purchasable pursuant to such CompCore Option divided by the number of full shares of Zoran Common Stock deemed purchasable pursuant to such CompCore Option in accordance with the foregoing. See "The Plan of Reorganization-- Stock Plans and Options."

ESCROW AND INDEMNIFICATION

    At the Effective Time, Zoran will deposit into escrow certificates representing 10% of the shares of Zoran Common Stock otherwise issuable to the holders of CompCore Common Stock in the Merger, on a pro rata basis. Such shares (the "Escrow Shares") will be registered in the name of and deposited with First Trust of California, National Association (the "Escrow Agent") pursuant to the Plan of Reorganization and a related Escrow Agreement (the "Escrow Agreement") to be entered into among Zoran, the Escrow Agent and George T. Haber, as representative of the CompCore shareholders (the "Shareholder Representative"), to constitute the "Escrow Fund." The Escrow Fund will be available to provide a fund against which Zoran, its affiliates, and their officers, directors, employees and attorneys may assert indemnification claims for losses, damages, costs and expenses (including reasonable legal fees and expenses) that an indemnified party has incurred by reason of (i) any inaccuracy in or breach of any representation, warranty or covenant of CompCore contained in the Plan of Reorganization or (ii) any expenses incurred by CompCore (and paid by CompCore or payable by the Surviving Corporation) in connection with the Merger in excess of $1,000,000 (collectively, "Zoran Losses"). Subject to certain exceptions, claims against the Escrow Fund shall be Zoran's sole remedy following the Merger for any Zoran Losses. Zoran's right to receive shares from the Escrow Fund is subject to certain limitations. The indemnification period will end on the earlier of (i) the date 12 months following the Effective Time or (ii) the date on which Zoran releases its audited consolidated financial statements for the year ending December 31, 1997. Shares of Zoran Common Stock issuable upon exercise of CompCore Options assumed by Zoran in the Merger will be subject to similar escrow provisions. See "The Plan of Reorganization--Escrow and Indemnification."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

    The Zoran Board has unanimously approved the Plan of Reorganization and the issuance of shares of Zoran Common Stock pursuant thereto and unanimously recommends that holders of Zoran Common Stock vote in favor of the Merger Proposal.

    The CompCore Board has unanimously approved the Plan of Reorganization and unanimously recommends that holders of CompCore Common Stock approve the Plan of Reorganization and the Merger.

OPINION OF FINANCIAL ADVISOR TO ZORAN

    Zoran retained Oppenheimer & Co., Inc. ("Oppenheimer") to act as its financial advisor in connection with the Merger. On October 19, 1996, Oppenheimer delivered an oral opinion to the Zoran Board to the effect that, as of the date of such opinion, the aggregate number of shares of Zoran Common Stock to be issued or reserved for issuance in the Merger is fair, from a financial point of view, to the holders of Zoran Common Stock. Oppenheimer subsequently confirmed its oral opinion by delivery of a written opinion dated October 19, 1996. The full text of Oppenheimer's opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Appendix B and is incorporated herein by reference. HOLDERS OF ZORAN COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Financial Advisor to Zoran."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As of October 31, 1996, directors and executive officers of Zoran and their affiliates may be deemed to be beneficial owners of approximately 49.6% of the outstanding shares of Zoran Common Stock. See "Information Concerning Zoran--Security Ownership of Certain Beneficial Owners and Management."

    As of October 31, 1996, directors and executive officers of CompCore and their affiliates may be deemed to be beneficial owners of 2,780,589 shares of CompCore Common Stock (including 550,000 shares of CompCore Common Stock issuable upon exercise of stock options and 200,589 shares of CompCore Common Stock issuable upon exercise of a convertible note), or 77.1% of the outstanding shares of CompCore Common Stock. See "Information Concerning CompCore--Principal Shareholders."

    Zoran has entered into employment agreements with certain officers of CompCore pursuant to which these officers will be employed as officers of Zoran after the Merger. See "The Merger--Employment Agreements."

    Pursuant to the Plan of Reorganization, Zoran has agreed to elect George T. Haber and Andreas Bechtolsheim, directors of CompCore, to the Zoran Board after the Merger.

    Each of the directors of CompCore is obligated to vote or direct the vote of all of the outstanding shares of CompCore Common Stock over which he has voting control in favor of the approval of the Plan of Reorganization and the Merger. See "The Merger--Voting Agreements".

EMPLOYMENT AGREEMENTS

    Zoran has entered into employment agreements with George T. Haber and Sorin
C. Cismas, CompCore's President and Chief Executive Officer and its Chief Technical Officer, respectively. Pursuant to these agreements, Messrs. Haber and Cismas will serve as Executive Vice President and Chief Scientist, respectively, of Zoran following the Merger. See "The Merger--Employment Agreements."

VOTING AGREEMENTS

    In connection with the execution of the Plan of Reorganization, each of the directors of CompCore, who, as of October 31, 1996, together held approximately 71.1% of the outstanding shares of CompCore Common Stock, entered into voting agreements pursuant to which such persons agreed, among other things, (i) to vote their shares of CompCore Common Stock in favor of approval of the Plan of Reorganization and the Merger and against any proposal which would, or could reasonably be expected to, prohibit or discourage the Merger and (ii) not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any shares of CompCore Common Stock prior to the earliest of the Effective Time (as defined below) or the termination of the Plan of Reorganization. See "The Merger-- Voting Agreements."

NONCOMPETITION AGREEMENTS

    As a condition of the Merger, Messrs. Haber and Cismas and certain other key employees of CompCore will execute Noncompetition Agreements with Zoran. See "The Merger--Noncompetition Agreements."

CONDITIONS TO THE MERGER

    The obligations of Zoran and CompCore to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite Zoran and CompCore stockholder approvals, approval for quotation on The Nasdaq National Market of the Zoran Common Stock to be issued pursuant to the Plan of Reorganization, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the representations and warranties made in the Plan of Reorganization on and as of the Effective Time, the receipt of certain opinions with respect to legal and tax matters and the confirmation of certain accountants' letters with respect to qualification of the Merger as a pooling of interests transaction and with respect to CompCore's ability to enter into a pooling of interests transaction. In addition, Zoran's obligation to consummate the Merger is subject to the approval of the Merger by the affirmative vote of the holders of not less than 92% of the outstanding shares of CompCore Common Stock. See "The Merger--Accounting Treatment," "--Certain Federal Income Tax Consequences" and "The Plan of Reorganization--Conditions."

TERMINATION

    The Plan of Reorganization is subject to termination by mutual written consent of Zoran and CompCore, at the option of either Zoran or CompCore if the Merger is not consummated before February 28, 1997, and prior to such time upon the occurrence of certain events. If the Plan of Reorganization is terminated under certain circumstances, Zoran may be required to pay CompCore a termination fee of $1,000,000. See "The Plan of Reorganization-- Termination; Termination Fees and Expenses."

SURRENDER OF COMPCORE STOCK CERTIFICATES

    If the Merger is consummated, American Stock Transfer & Trust Company (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of CompCore Common Stock immediately prior to the Merger for use in surrendering their stock certificates in exchange for certificates representing shares of Zoran Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Plan of Reorganization--Conversion of Securities."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization so that no gain or loss would be recognized by Zoran or CompCore and no gain or loss would be recognized by CompCore shareholders, except in respect of cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights. It is a condition to the Merger that Zoran and CompCore shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Plan of Reorganization--Conditions."

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting purposes. It is a condition to the Merger that Zoran and CompCore shall each have received a letter from Price Waterhouse LLP, Zoran's and CompCore's independent accountants, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16. See "The Merger-- Accounting Treatment" and "The Plan of Reorganization--Conditions."

COMPARISON OF STOCKHOLDER RIGHTS

    See "Comparison of Rights of Zoran Stockholders and CompCore Shareholders" for a summary of the material differences between the rights of holders of Zoran Common Stock and CompCore Common Stock.

DISSENTERS' RIGHTS

    Shareholders of CompCore who do not vote in favor of the Merger, who give proper written demand for the appraisal of their shares within the time specified by the CGCL, and who comply with other applicable requirements of the CGCL will have a right to receive payment in cash for the "fair value" of their shares of CompCore Common Stock. See "The Special Meetings--Dissenters' Rights."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following summary historical financial information of Zoran and CompCore has been derived from financial information included elsewhere in this Joint Proxy Statement/Prospectus and should be read in conjunction with such information. The summary pro forma financial information of Zoran and CompCore is derived from the unaudited pro forma combined financial statements which are included elsewhere herein and should be read in conjunction with such pro forma statements and the notes thereto. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

    No dividends have been declared or paid on either Zoran Common Stock or CompCore Common Stock. All information shown is in thousands except per share amounts.

                                                                                                NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                        -----------------------------------------------------  --------------------
                                          1991       1992       1993       1994       1995       1995       1996
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL-ZORAN
Total revenues........................  $  10,802  $   7,339  $   4,687  $   8,058  $  20,067  $  13,709  $  26,353
Operating income (loss)...............        880     (2,369)    (7,467)    (5,001)     1,061        591      2,315
Net income (loss).....................        598     (2,630)    (7,710)    (5,235)       686        262      2,711
Net income (loss) per share...........       0.11      (0.49)     (1.31)     (0.83)      0.10       0.04       0.33
Total assets at end of period.........      6,304      4,584      4,907      6,026     29,085      9,376     35,538
Long-term debt, less current portion
 at end of period.....................        512      1,513      1,319      1,027        601        727        395

                                                                              PERIOD FROM
                                                                           NOVEMBER 12, 1993       YEARS ENDED
                                                                            (INCEPTION) TO        SEPTEMBER 30,
                                                                             SEPTEMBER 30,     --------------------
                                                                                 1994            1995       1996
                                                                          -------------------  ---------  ---------
HISTORICAL-COMPCORE
Total revenues..........................................................       $     857       $   2,909  $   5,725
Income from operations..................................................             288             435        415
Net income..............................................................             170             287        326
Net income per share....................................................            0.12            0.11       0.09
Total assets at end of period...........................................             802           1,611      3,925
Convertible promissory note at end of period............................          --              --          1,000
Capital lease obligations, less current portion, at end of period.......          --              --             62

                                                                                                     NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                             -----------------------------------------------------  --------------------
                                               1991       1992       1993       1994       1995       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
PRO FORMA-ZORAN AND COMPCORE (1)
Total revenues.............................  $  10,802  $   7,339  $   4,729  $   9,499  $  23,464  $  15,990  $  30,964
Operating income (loss)....................        880     (2,369)    (7,432)    (4,441)     1,494        717      2,425
Net income (loss)..........................        598     (2,630)    (7,689)    (4,895)     1,013        352      2,806
Net income (loss) per share (2)............       0.11      (0.49)     (1.19)     (0.68)      0.12       0.04       0.27
Total assets at end of period..............      6,304      4,584      5,159      7,205     31,304     10,987     39,463
Long-term debt, less current portion at end
 of period (3).............................        512      1,513      1,319      1,027        601        727        457

------------------------

(1) The combined company expects to incur charges to operations currently estimated to be $2 million in the quarter in which the Merger is consummated to reflect transaction fees and costs incident to the Merger. The estimated charge is not reflected in the pro forma combined statement of operations data. The amount of this charge is a preliminary estimate and is therefore subject to change.

(2) Shares used to compute pro forma net income (loss) per share are calculated by adding the number of shares used to compute Zoran historical net income
    (loss) per share to the number determined through multiplying the CompCore weighted average common and common equivalent shares for each period by the Exchange Ratio of 0.6408 of a share of Zoran Common Stock for each share of CompCore Common Stock.

(3) Gives effect at September 30, 1996 to the conversion of CompCore's convertible promissory note into shares of CompCore Common Stock.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth certain historical per share data of Zoran and CompCore and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming 0.6408 of a share of Zoran Common Stock is issued in the Merger in exchange for each share of CompCore Common Stock outstanding. The information set forth below should be read in conjunction with the summary historical financial data, the unaudited pro forma combined condensed financial information and the historical financial statements of Zoran and CompCore included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined condensed financial information is not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of the beginning of the periods presented and should not be construed as representative of future results of operations. Neither Zoran nor CompCore has ever declared or paid cash dividends on its respective shares of capital stock.

                                                                                                            NINE MONTHS ENDED
                                                                                    YEARS ENDED
                                                                                   DECEMBER 31,               SEPTEMBER 30,
                                                                          -------------------------------  --------------------
                                                                            1993       1994       1995       1995       1996
                                                                          ---------  ---------  ---------  ---------  ---------
Historical--Zoran:
  Net income (loss).....................................................  $   (1.31) $   (0.83) $    0.10  $    0.04  $    0.33
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
  Book value per share (1)..............................................     --         --      $    3.10     --      $    3.83
                                                                                                ---------             ---------
                                                                                                ---------             ---------

                                                                                                         YEARS ENDED
                                                                              PERIOD FROM NOVEMBER      SEPTEMBER 30,
                                                                              12, 1993 (INCEPTION)   --------------------
                                                                              TO SEPTEMBER 30, 1994    1995       1996
                                                                              ---------------------  ---------  ---------
Historical--CompCore
  Net income................................................................        $    0.12        $    0.11  $    0.09
                                                                                        -----        ---------  ---------
                                                                                        -----        ---------  ---------
  Book value per share (1)..................................................                                    $    0.30
                                                                                                                ---------
                                                                                                                ---------

                                                                                                            NINE MONTHS ENDED
                                                                                    YEARS ENDED
                                                                                   DECEMBER 31,               SEPTEMBER 30,
                                                                          -------------------------------  --------------------
                                                                            1993       1994       1995       1995       1996
                                                                          ---------  ---------  ---------  ---------  ---------
Pro forma and equivalent pro forma combined net income (loss) per share
  (2)
  Pro forma per Zoran share (2).........................................  $   (1.19) $   (0.68) $    0.12  $    0.04  $    0.27
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
  Equivalent pro forma per CompCore share (3)...........................  $   (0.76) $   (0.44) $    0.08  $    0.03  $    0.17
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
Pro forma combined book value per share:
  Pro forma per Zoran share (1).........................................                        $    2.50             $    2.97
                                                                                                ---------             ---------
                                                                                                ---------             ---------
  Equivalent pro forma per CompCore share (3)...........................                        $    1.60             $    1.90
                                                                                                ---------             ---------
                                                                                                ---------             ---------

------------------------------

(1) Historical book value per share for Zoran and CompCore is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Zoran Common Stock outstanding.

(2) For purposes of the pro forma combined data, Zoran's financial data for the fiscal years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 have been combined with CompCore's unaudited financial data for the period from November 12, 1993 (inception) to December 31, 1993, the twelve-month periods ended December 31, 1994 and 1995 and the nine-month periods ended September 30, 1995 and 1996. See Notes 1 through 5 of Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

(3) The equivalent pro forma combined net income (loss) per CompCore share and equivalent pro forma combined book value per CompCore share are calculated by multiplying the respective pro forma combined per Zoran share amounts by the exchange ratio of 0.6408 of a share of Zoran Common Stock for each share of CompCore Common Stock outstanding.

                            MARKET PRICE INFORMATION

    CompCore Common Stock is not traded on an established public market.

    Zoran Common Stock has been traded in the over-the-counter market and quoted on The Nasdaq National Market under the Nasdaq symbol "ZRAN" since Zoran's initial public offering on December 15, 1995. The following table sets forth the range of high and low closing sale prices reported on The Nasdaq National Market for Zoran Common Stock for the calendar quarters indicated:

                                                                            HIGH        LOW
                                                                          ---------  ---------
1995:
  Fourth Quarter (commencing December 15)...............................  $  20.75   $  15.00

1996:
  First Quarter.........................................................     40.00      18.75
  Second Quarter........................................................     31.75      16.25
  Third Quarter.........................................................     19.75      10.125
  Fourth Quarter (through         ).....................................

    On October 18, 1996, the last trading day prior to the announcement by Zoran and CompCore that they had reached an agreement concerning the Merger, the closing sale price of Zoran Common Stock as reported on The Nasdaq National Market was $20.00 per share. As of October 31, 1996, there were approximately 395 holders of record of Zoran Common Stock.

    On          , 1996, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing sale price of Zoran Common
Stock as reported on The Nasdaq National Market was $    per share.

    Because the market price of Zoran Common Stock is subject to fluctuation, the market value of the shares of Zoran Common Stock that holders of CompCore Common Stock will receive in the Merger may increase or decrease prior to the Merger.

    ZORAN STOCKHOLDERS AND COMPCORE SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE ZORAN COMMON STOCK.

    Neither Zoran nor CompCore has paid any cash dividends on its Common Stock since their respective inceptions. Following the Merger, Zoran intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY HOLDERS OF COMPCORE COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE PLAN OF REORGANIZATION AND THEREBY BECOME HOLDERS OF ZORAN COMMON STOCK AND BY HOLDERS OF ZORAN COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER PROPOSAL. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

RISKS RELATING TO THE MERGER

    INTEGRATION OF CERTAIN OPERATIONS. The managements of Zoran and CompCore have entered into the Plan of Reorganization with the expectation that the Merger will result in beneficial synergies for Zoran and CompCore. See "The Merger--Reasons for the Merger; Recommendation of Boards of Directors." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and technology and coordination of their research and development, sales and marketing, and financial reporting efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of the existing product lines and technology, resources could be diverted from new product development, resulting in delays in new product introductions. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of certain operations following the Merger will require the dedication of management and other personnel resources which may temporarily distract attention from the day-to-day business of the combined company. Failure to successfully accomplish the integration of the two companies' operations could have a material adverse effect on the combined company's business, financial condition or results of operations.

    DISTRIBUTORS, RESELLERS AND CUSTOMERS. There can be no assurance that distributors, resellers and present and potential customers of Zoran or CompCore will continue their current buying patterns without regard to the announced Merger. In particular, Zoran and CompCore believe that certain customers may defer purchasing decisions as they evaluate Zoran's future product strategy. Any such deferrals could have a material adverse effect upon the combined company's business, financial condition or results of operations.

    FIXED EXCHANGE RATIO. Under the terms of the Plan of Reorganization, each share of CompCore Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 0.6408 of a share of Zoran Common Stock. The Plan of Reorganization does not contain any provisions for adjustment of the Conversion Number based on fluctuations in the price of Zoran Common Stock. Accordingly, the value of the consideration to be received by the shareholders of CompCore upon the Merger will depend on the market price of Zoran Common Stock at the Effective Time. On October 18, 1996, the last trading day prior to the date on which the Plan of Reorganization was executed, the closing sale price of Zoran Common Stock was $20.00. There can be no assurance that the market price of Zoran Common Stock on and after the Effective Time will not be lower than such price. See "--Risks Relating to Zoran and the Combined Company--Volatility of Stock Price."

    TRANSACTION CHARGES. Zoran and CompCore expect that the combined company will incur Merger-related expenses of approximately $2 million, most of which
will be incurred in the quarter ending           , 199 , the quarter in which
the Merger is expected to be consummated, for transaction fees and costs for financial advisors, legal counsel and accountants and to reflect costs associated with combining the operations of the two companies. This amount is a preliminary estimate and is therefore subject to change. There can be no assurance that Zoran will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies. See "--Integration of Certain Operations" and "Summary Historical and Pro Forma Financial Data."

RISKS RELATING TO ZORAN AND THE COMBINED COMPANY

    PRODUCT CONCENTRATION; EVOLVING MARKETS. To date, only a limited number of commercial and consumer products that incorporate Zoran's integrated circuits are in volume production. Current applications for Zoran's products include professional and consumer video editing systems, PC-based video CD systems, stand-alone video CD systems, digital audio systems and filmless digital cameras. During 1994 and 1995, Zoran derived a majority of its product revenues from the sale of integrated circuits for video editing applications. Sales of audio products have accounted for an increased percentage of product sales in 1996. Zoran expects that sales of its devices for video editing and digital audio applications will continue to account for a significant portion of Zoran's revenues for the near future. Over the longer term, Zoran's ability to generate increased revenues will be dependent on the expansion of sales of its products for use in other existing applications, as well as the development and acceptance of new applications for Zoran's technologies and products. The potential size of the markets for new applications and the timing of their development and acceptance is uncertain. Zoran's future success will depend upon whether manufacturers select Zoran's integrated circuits for incorporation into their products, and upon the successful marketing of these products by the manufacturers. There can be no assurance that demand for existing applications will be sustained, that new markets will develop or that manufacturers developing products for any of these markets will design Zoran's integrated circuits into their products or successfully market them. The failure of existing and new markets to develop or to be receptive to Zoran's products would have a material adverse effect on Zoran's business, operating results and financial condition.

    The emergence of markets for Zoran's integrated circuits will be affected by a variety of factors beyond Zoran's control. In particular, Zoran's products are designed to conform with certain current industry standards. There can be no assurance that manufacturers will continue to follow these standards or that competing standards will not emerge which will be preferred by manufacturers. The emergence of markets for Zoran's products is also dependent in part upon third-party content providers developing and marketing content for end user systems, such as video and audio playback systems, in a format compatible with Zoran's products. There can be no assurance that these or other factors beyond Zoran's control will not adversely affect the development of markets for Zoran's products. See "Information Concerning Zoran--Business--Strategy" and "--Business--Markets and Applications."

    RELIANCE ON INDEPENDENT FOUNDRIES AND CONTRACTORS. Zoran does not operate any manufacturing facilities, and from time to time shortages of foundry capacity develop for certain process technologies in the semiconductor industry. Zoran currently relies on independent foundries to manufacture substantially all of its products. Zoran's independent foundries fabricate products for other companies and may also produce products of their own design. Zoran does not have a long-term supply contract with two of its principal foundries, and, therefore, neither of these suppliers is obligated to supply products to Zoran for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order. See "Information Concerning Zoran--Business--Manufacturing."

    Zoran's reliance on independent foundries involves a number of risks, including the inability to obtain adequate capacity, the unavailability of or interruption in access to certain process technologies, reduced control over delivery schedules, quality assurance, manufacturing yields and cost, and potential misappropriation of Zoran's intellectual property. Zoran obtains foundry capacity through forecasts that are generated in advance of expected delivery dates and places its purchase orders up to three months prior to scheduled delivery. Zoran's ability to obtain the foundry capacity necessary to meet the future demand for its products is based in part on its ability to accurately forecast future demand. Due to current limitations on semiconductor foundry capacity, if Zoran fails to accurately forecast its future demand, Zoran may be unable to obtain adequate supplies of integrated circuits on a timely basis. There can be no assurance that Zoran will be able to accurately forecast the future demand for its products or obtain sufficient foundry capacity in the future. In addition, Zoran's obligation to place purchase orders in advance of delivery subjects Zoran to inventory risks, including the risk of obsolescence. While Zoran has not experienced any material disruptions in supply to date, there can be no assurance that manufacturing problems will not occur in the future. In the event that any of Zoran's foundries are unable or unwilling to produce sufficient supplies of Zoran's products, in required volumes at acceptable costs, Zoran will be required to reallocate production among its other existing foundries or to identify and qualify acceptable alternative foundries. This qualification process could take six months or longer, and no assurance can be given that any additional source would become available to Zoran or would be in a position to satisfy Zoran's production requirements on a timely basis. The loss of any of Zoran's foundries as a supplier, the inability of Zoran in a period of increased demand for its products to expand supply or Zoran's inability to obtain timely and adequate deliveries from its current or future suppliers could reduce or delay shipments of Zoran's products. Any of these developments could damage relationships with Zoran's current and prospective customers and have a material adverse effect on Zoran's business, operating results or financial condition.

    All of Zoran's semiconductor products are currently being assembled by one of two independent contractors, ASAT, Inc. ("ASAT"), and Anam Industrial ("Anam"), and tested by those contractors or other independent contractors. Zoran's reliance on independent assembly and testing houses limits its control over delivery schedules, quality assurance and product cost. Disruptions in the provision of services by Zoran's assembly or testing houses or other circumstances that would require Zoran to seek alternative sources of assembly or testing could lead to supply constraints or delays in the delivery of Zoran's products. These constraints or delays could damage relationships with current and prospective customers and have a material adverse effect on Zoran's business, operating results or financial condition. See "Information Concerning Zoran--Business--Manufacturing."

    NEW PRODUCT DEVELOPMENT AND TIMELY INTRODUCTION OF NEW AND ENHANCED PRODUCTS. The markets for Zoran's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Zoran expects to increase its expenses relating to product development, and its future success will depend to a substantial degree upon its ability to develop and introduce, on a timely and cost-effective basis, new and enhanced products that meet changing customer requirements and industry standards. The development and introduction of new semiconductor products is a complex and uncertain process requiring high levels of innovation, the accurate anticipation of technological and market trends, the successful and timely completion of product development, the ability of Zoran to convince its customers to incorporate Zoran's products into the design of their own products, the securing of sufficient foundry capacity and the achievement of acceptable wafer yields by Zoran's independent foundries. Development of new product designs can often require significant expenditures by Zoran, which expenditures may precede volume sales of the new product, if any, by a year or more. The introduction of new or enhanced products also requires Zoran to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Zoran will successfully develop, introduce or manage the transition to new products. Future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect Zoran's business, operating results and financial condition. See "Information Concerning Zoran--Business--Industry Background" and "--Business--Research and Development."

    COMPETITION; PRICING PRESSURES. Zoran's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than Zoran. The markets in which Zoran competes are intensely competitive and are characterized by rapid technological change, declining average unit selling prices ("ASPs") and rapid product obsolescence. See "Information Concerning Zoran--Business--Competition" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CUSTOMER CONCENTRATION; CHANGE IN CUSTOMER MIX. Zoran's largest customers have accounted for a substantial percentage of its revenues, and sales to these large customers have varied materially from year to year. There can be no assurance that Zoran will be able to retain its key customers or that such customers will not cancel purchase orders to reschedule or decrease their level of purchases. In addition, sales to these key customers may fluctuate significantly from quarter to quarter. Any development that would result in a substantial decrease or delay in sales to one or more key customers, including actions by competitors or technological changes, could have a material adverse effect on Zoran's business, operating results or financial condition. In addition, any development that would affect the collectibility of account balances from one or more key customers could have a material adverse effect on Zoran's business, operating results or financial condition. See "Information Concerning Zoran--Business--Customers," "-- Business--Sales and Marketing" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

    POTENTIAL FLUCTUATIONS IN OPERATING RESULTS; NET OPERATING LOSS CARRYFORWARDS. Zoran's quarterly operating results have varied significantly due to a number of factors, including the timing of new product introductions by Zoran and its competitors, market acceptance of new and enhanced versions of Zoran's products and products of its customers, the timing of large customer orders, the availability of development funding and the timing of development revenue, changes in the mix of products sold and the mix of distribution channels employed, and competitive pricing pressures. Zoran expects that its operating results will fluctuate in the future as a result of these factors and a variety of other factors, including the availability of adequate foundry capacity, fluctuations in manufacturing yields, the emergence of new industry standards, product obsolescence, changes in pricing policies by Zoran, its competitors or its suppliers, the cyclical nature of the semiconductor industry, the evolving and unpredictable nature of the markets for products incorporating Zoran's integrated circuits and the amount of research and development expenses associated with new product introductions. Zoran's operating results could also be adversely affected by economic conditions generally or in various geographic areas where Zoran or its customers do business, other conditions affecting the timing of customer orders, a downturn in the markets for its customers' products, particularly the consumer electronics market, or order cancellations or reschedulings. These factors are difficult or impossible to forecast, and these or other factors could materially affect Zoran's quarterly or annual operating results. Zoran places orders to purchase its products from independent foundries several months in advance of the scheduled delivery date, often in advance of receiving non-cancelable orders from its customers. If anticipated shipments or development revenue in any quarter are canceled or do not occur as quickly as expected, expense and inventory levels could be disproportionately high. A significant portion of Zoran's expenses is relatively fixed, and the timing of increases in expenses is based in large part on Zoran's forecast of future revenues. As a result, if revenues do not meet Zoran's expectations it may be unable to quickly adjust expenses to levels appropriate to actual revenues, which could have a material adverse effect on Zoran's business, operating results or financial condition. To date, Zoran's operating results have not been materially affected by seasonal factors. However, as markets for consumer products incorporating Zoran's integrated circuits mature, Zoran expects that sales will tend to be stronger during the last several months of the calendar year than at other times due to increased demand for consumer products during the holiday season. As a result of the foregoing, Zoran's operating results and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenues or net income from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of Zoran's Common Stock.

    Zoran's future net income and cash flow will also be affected by its ability to apply its net operating losses ("NOLs"), which totaled approximately $39 million and $1 million, respectively, for federal and state tax reporting purposes as of September 30, 1996, against taxable income in future periods. Under the

Tax Reform Act of 1986, the utilization of NOLs may be impaired or limited in certain circumstances, including a cumulative ownership change of greater than 50% over a three year period. The consummation of Zoran's initial public offering of its Common Stock (the "IPO") in December 1995 resulted in a cumulative ownership change of greater than 50%. Accordingly, Zoran's NOLs incurred prior to the consummation of the IPO that can be utilized to reduce future taxable income for federal tax purposes will be limited to approximately $3 million per year. Zoran does not believe that the Merger will adversely affect its ability to utilize its NOLs. However, future changes of ownership could further limit Zoran's utilization of NOLs and could have an adverse effect on Zoran's net income and cash flow. In addition, Zoran had approximately $2 million of Israeli NOLs as of September 30, 1996. Upon utilization of Israeli NOLs, Zoran's Israeli subsidiary will benefit from its status as an "Approved Enterprise" pursuant to the Israeli Law for the Encouragement of Capital Investments, 1959, as amended. There can be no assurance that changes in tax laws in the United States or Israel or in Zoran's status will not limit Zoran's ability to utilize its NOLs or its "Approved Enterprise" status. Any limitation on Zoran's ability to utilize its NOLs or its "Approved Enterprise" status could have a material adverse effect on Zoran's business, operating results or financial condition.

    RISKS ASSOCIATED WITH CUSTOMER FUNDED RESEARCH AND DEVELOPMENT. Zoran historically has generated a significant percentage of its total revenues from development contracts, primarily with key customers. These development contracts have provided Zoran with partial funding for the development of certain of its products. Under these contracts, Zoran receives payments upon reaching certain development milestones. Zoran is currently conducting development work under two development contracts. Zoran intends to continue to enter into development contracts with strategic partners, although it expects development revenue to remain relatively constant or decrease, and to decrease as a percentage of total revenues. Zoran's failure to achieve the milestones specified in its existing development contracts, the termination of either of these existing contracts or Zoran's inability to secure future development contracts could have an adverse effect on Zoran's business, operating results or financial condition. See "Information Concerning Zoran--Business--Research and Development."

    POSSIBLE TRANSACTIONS TO OBTAIN ADDITIONAL FOUNDRY CAPACITY. In order to secure additional foundry capacity, Zoran has considered and will continue to consider various transactions, which could include, among other things, equity investments from, option payments or other prepayments to, nonrefundable deposits with or loans to foundries in exchange for capacity, contracts that commit Zoran to purchase specified quantities of wafers over extended periods or joint ventures or other partnership relationships with foundries. There can be no assurance that Zoran will be able to make any such arrangement in a timely fashion or at all or that such arrangements, if any, will be on terms favorable to Zoran. If Zoran were not able to obtain additional foundry capacity as required, its business and operating results would be materially and adversely affected. See "Information Concerning Zoran--Business--Manufacturing."

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. Zoran may require substantial additional capital to finance its future growth, secure additional foundry capacity and fund its ongoing research and development activities beyond 1997. Zoran's capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for Zoran's products, the types of arrangements that Zoran may enter into with its independent foundries and the extent to which Zoran invests in new technology and research and development projects. To the extent that Zoran's existing sources of liquidity and cash flow from operations are insufficient to fund Zoran's activities, Zoran may need to raise additional funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of Zoran's stockholders would be reduced. Further, such equity securities may have rights, preferences or privileges senior to those of Zoran's Common Stock. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to Zoran. See "Information Concerning Zoran--Management's Discussion and Analysis of Financial Condition and Results of Operations."

    MANAGEMENT OF GROWTH. Zoran has recently experienced rapid growth and expansion which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and has resulted, and will continue to result, in a continuing increase in the level of responsibility for both existing and new management personnel. Zoran anticipates that future growth, if any, will require it to recruit and hire a substantial number of new engineering, managerial, sales and marketing personnel. Zoran's ability to manage its growth successfully will also require Zoran to continue to expand and improve its administrative, operational, management and financial systems and controls. Many of Zoran's key operations, including research and development and a significant portion of its sales and administrative operations, are located in Israel, while a majority of its sales and marketing and certain of its administrative personnel, including its President and Chief Executive Officer, are based in the United States. The geographic separation of these operations is likely to place additional strain on Zoran's resources and its ability to effectively manage its growth. If Zoran's management is unable to manage growth effectively, Zoran's business, operating results or financial condition could be materially and adversely affected. See "Information Concerning Zoran--Management."

    DEPENDENCE ON INTELLECTUAL PROPERTY; LICENSED PRODUCTS; RISK OF DISPUTES AND LITIGATION. Zoran's ability to compete successfully is dependent in part upon its ability to protect its proprietary technology and information. Although Zoran relies on a combination of patents, copyrights, trademarks, trade secret laws and licensing arrangements to protect certain of its intellectual property, Zoran believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. Zoran generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its proprietary information. Zoran currently holds several United States patents, and has additional patent applications pending, that pertain to technologies and processes relating to Zoran's current business. There can be no assurance that Zoran's intellectual property rights, if challenged, will be upheld as valid, will be adequate to prevent misappropriation of its technology or will prevent the development of competitive products. Additionally, there can be no assurance that Zoran will be able to obtain patents or other intellectual property protection in the future. Furthermore, the laws of certain foreign countries in which Zoran's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect Zoran's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of Zoran's technology and products more likely in these countries.

    Zoran sells its Dolby AC-3 based products under a perpetual, non-exclusive license from Dolby which permits Zoran to incorporate Dolby's AC-3 algorithm into its products. Zoran's customers enter into license agreements with Dolby pursuant to which they pay royalties directly to Dolby. Under Zoran's agreement with Dolby, Zoran may sell its Dolby AC-3 based products only to customers who are licensees of Dolby. To date, most potential customers for Zoran's Dolby AC-3 based products are licensees of Dolby. However, the failure or refusal of potential customers to enter into license agreements with Dolby in the future could adversely affect Zoran's business, operating results or financial condition.

    The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which have resulted in significant and often protracted and expensive litigation. Although there is currently no pending intellectual property litigation involving Zoran, Zoran or its foundries may from time to time be notified of claims that Zoran may be infringing patents or other intellectual property rights owned by third parties. Litigation by or against Zoran relating to patent infringement or other intellectual property matters could result in significant expense to Zoran and divert the efforts of Zoran's technical and management personnel, whether or not such litigation results in a determination favorable to Zoran. In the event of an adverse result in any such litigation, Zoran could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that licenses would be offered or that the terms of any offered licenses would be acceptable to Zoran. The failure to obtain a license from a third party for technology used by Zoran could cause Zoran to incur substantial liabilities and to suspend the manufacture of products, or the use by Zoran's foundries of certain processes. See "Information Concerning Zoran--Business--Proprietary Rights and Licenses."

    DEPENDENCE ON KEY PERSONNEL; POTENTIAL DIVERSION OF MANAGEMENT
ATTENTION. Zoran's success depends to a significant degree upon the continuing contributions of its senior management, particularly Levy Gerzberg, a co-founder of Zoran and its President and Chief Executive Officer. The loss of Dr. Gerzberg or other key management personnel could delay product development cycles or otherwise have a material adverse effect on Zoran's business, operating results or financial condition. There can be no assurance that Zoran will be able to retain the services of Dr. Gerzberg or any of its other key employees. Zoran believes that its future success will also depend in large part on its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel, both in the United States and in Israel. Competition for such personnel is intense, and there can be no assurance that Zoran will be successful in attracting,integrating and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on Zoran's business, operating results or financial condition. See "Information Concerning Zoran--Business--Employees" and "--Management."

    In September 1995, Zoran declared a dividend to its stockholders of all of the stock of Zoran's wholly-owned subsidiary, GC Holdings Corporation ("GCH"). Holdings holds a 50% interest in a joint venture limited liability company (the "Joint Venture") which Zoran transferred to GCH together with $100,000 in cash as GCH's initial capital. The Joint Venture owns Oren Semiconductor, Ltd. ("Oren"), an operating company engaged in the development and marketing of semiconductor devices used for television image enhancement (or "ghost cancellation"), a business conducted by Zoran until the organization of the Joint Venture in October 1994. Zoran has no ongoing financial obligations in connection with the Joint Venture but remains obligated under certain representations, warranties and covenants made to its Joint Venture partner in connection with the organization of the Joint Venture. Dr. Gerzberg and Ami Kraft, Zoran's Vice President, Finance and Chief Financial Officer, currently serve on the Boards of Directors of Oren and GCH and act as managers of the Joint Venture, and Zoran believes that they will continue to serve in these capacities for the foreseeable future. Dr. Gerzberg also is currently acting as co-Chief Executive Officer of Oren and the Joint Venture and as Chief Executive Officer of GCH. Currently, these responsibilities are not requiring a material amount of the time and attention of Dr. Gerzberg or Mr. Kraft. Oren intends to hire a full-time chief executive officer prior to commencement of volume product shipments. However, should Oren experience delays in identifying and hiring a permanent chief executive officer, or should Oren, GCH or the Joint Venture require the attention of senior management or the Board of Directors, Dr. Gerzberg or Mr. Kraft may be required to devote substantial time to the affairs of such company. Such a diversion of the attention of Dr. Gerzberg or Mr. Kraft could have a material adverse effect on Zoran's business, operating results or financial condition. See "Information Concerning Zoran--Certain Transactions."

    RELIANCE ON INTERNATIONAL SALES AND OPERATIONS; RELIANCE ON OPERATIONS IN ISRAEL. Sales to non-U.S. customers in 1993, 1994, 1995 and the nine months ended September 30, 1996 accounted for 79%, 81%, 69% and 81%, respectively, of Zoran's total revenues, and Zoran anticipates that international sales will continue to represent a significant portion of total revenues. In addition, substantially all of Zoran's products are manufactured, assembled and tested outside of the United States by independent foundries and subcontractors. Zoran is subject to the risks of doing business internationally, including unexpected changes in regulatory requirements, fluctuations in exchange rates, imposition of tariffs and other barriers and restrictions and the burdens of complying with a variety of foreign laws. Zoran is also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations.

    Zoran's principal research and development facilities and a substantial portion of its sales operations are located in the State of Israel and, as of September 30, 1996, 58 of Zoran's 75 full-time employees were located in Israel, including all of Zoran's research and development personnel. Therefore, Zoran is directly affected by the political, economic and military conditions to which that country is subject. In addition, many of Zoran's expenses in Israel are paid in Israeli shekels, thereby subjecting Zoran to the risk of foreign currency fluctuations and to economic pressures resulting from Israel's generally high rate of inflation. There can be no assurance that such factors will not have a material adverse effect of Zoran's business, operating results or financial condition. In the past, Zoran has obtained royalty-bearing grants from the Chief Scientist in Israel's Ministry of Industry and Trade (the "Chief Scientist") and the Israel-United States Binational Industrial Research and Development Foundation ("BIRDF") to fund research and development. The terms of the grants from the Chief Scientist prohibit the transfer of technology developed pursuant to the terms of these grants to any person without the prior write to consent of the Chief Scientist. Zoran may apply for additional grants for new or existing products, although there can be no assurance that these grants will be available in the future or that the royalty rates payable by Zoran, or other terms of such grants, will not be less favorable to Zoran than the terms of previous grants. See "Information Concerning Zoran--Business--Research and Development."

    VOLATILITY OF STOCK PRICE. The market price of the Zoran Common Stock has fluctuated significantly since the IPO and is subject to material fluctuations in the future in response to announcements concerning Zoran or its competitors or customers, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by Zoran or its competitors, proprietary rights or other litigation, changes in analysts' earnings estimates, general conditions in the semiconductor industry, developments in the financial markets and other factors. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices for technology companies and which have been unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the future market price of the Common Stock.

RISKS RELATING TO COMPCORE

    DEPENDENCE ON INTELLECTUAL PROPERTY; LICENSED PRODUCTS; RISK OF DISPUTES AND LITIGATION. CompCore's ability to compete successfully is dependent in part upon its ability to protect its proprietary technology and information. Although CompCore relies on a combination of patents, copyrights, trademarks, trade secret laws and licensing arrangements to protect certain of its intellectual property, CompCore believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. CompCore generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its proprietary information. CompCore currently holds two United States patents that pertain to technologies and processes relating to CompCore's current business. However, there can be no assurance that CompCore's intellectual property rights, if challenged, will be upheld as valid, will be adequate to prevent misappropriation of its technology or will prevent the development of competitive products. Additionally, there can be no assurance that CompCore will be able to obtain patents or other intellectual property protection in the future. Patents relating to the establishment, development and maintenance of the MPEG standard are unclear and may be subject to continuing claims by numerous third parties. Furthermore, the laws of certain foreign countries in which CompCore's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect CompCore's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of CompCore's technology and products more likely in these countries.

    The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which have resulted in significant and often protracted and expensive litigation. Although there is currently no pending intellectual property litigation involving CompCore, CompCore is aware of other parties that hold patents in fields related to CompCore's business, and CompCore may from time to time be notified of claims that it may be infringing patents or other intellectual property rights owned by third parties. Although CompCore is not aware that it is infringing any of such patents, the uncertainty discussed above regarding patents relating to the MPEG standard makes it more difficult to assess the possibility that CompCore's activities in the MPEG field may give rise to patent infringement claims. Litigation by or against CompCore relating to patent infringement or other intellectual property matters could result in significant expense to CompCore and divert the efforts of its technical and management personnel, whether or not such litigation results in a determination favorable to CompCore. In the event of an adverse result in any such litigation, CompCore could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that licenses would be offered or that the terms of any offered licenses would be acceptable to CompCore. The failure to obtain a license from a third party for technology used by CompCore could cause CompCore to incur substantial liabilities and to suspend the manufacture of products.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. CompCore will require substantial additional capital to finance its future growth and fund its ongoing research and development activities beyond the next twelve months. CompCore's capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for CompCore's products and the extent to which CompCore invests in new technology and research and development projects. In the event the Merger cannot be completed for any reason, the extent that CompCore's sources of liquidity and cash flow from operations are insufficient to fund CompCore's activities, CompCore may need to raise additional funds. If additional funds were to be raised through the issuance of equity securities, the percentage ownership of CompCore's shareholders would be reduced. Further, such equity securities may have rights, preferences or privileges senior to those of CompCore's Common Stock. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to CompCore. See "Information Concerning CompCore--Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CUSTOMER CONCENTRATION; CHANGE IN CUSTOMER MIX. CompCore's largest customers have accounted for a substantial percentage of its revenues, and sales to these large customers have varied materially from year to year. See "Information Concerning CompCore--Business--Customers." There can be no assurance that CompCore will be able to retain its key customers or that such customers will not cancel purchase orders or reschedule or decrease their level of purchases. In addition, sales to these key customers may fluctuate significantly from quarter to quarter. Any development that would result in a substantial decrease or delay in sales to one or more key customers, including actions by competitors or technological changes, could have a material adverse effect on CompCore's business, operating results or financial condition. In addition, any development that would affect the collectibility of account balances from one or more key customers could have a material adverse effect on CompCore's business, operating results or financial condition.

    DEPENDENCE ON KEY PERSONNEL. CompCore's success depends to a significant degree upon the continuing contributions of its senior management, particularly George Haber, CompCore's President and Chief Executive Officer, and Sorin Cismas, CompCore's Chief Technical Officer. The loss of Mr. Haber, Mr. Cismas or other key management personnel could delay product development cycles or otherwise have a material adverse effect on CompCore's business, operating results or financial condition. There can be no assurance that CompCore will be able to retain the services of Mr. Haber, Mr. Cismas or any of its other key employees. CompCore believes that its future success will also depend in large part on its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that CompCore will be successful in attracting, integrating and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on CompCore's business, operating results or financial condition.

                              THE SPECIAL MEETINGS

GENERAL

    This Joint Proxy Statement/Prospectus is being furnished to holders of Zoran Common Stock in connection with the solicitation of proxies by the Zoran Board for use at the Zoran Special Meeting to be held at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto,
California, on            , 199 , commencing at         , Pacific Time, and at
any adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus is also being furnished to holders of CompCore Common Stock in connection with the solicitation of proxies by the CompCore Board for use at the CompCore Special Meeting to be held at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto,
California, on            , 199 , commencing at         , Pacific Time, and at
any adjournments or postponements thereof.

    This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Zoran and CompCore on or about
           , 1996.

MATTERS TO BE CONSIDERED AT THE MEETINGS

    ZORAN SPECIAL MEETING. At the Zoran Special Meeting, holders of Zoran Common Stock will consider and vote upon the Merger Proposal and such other matters as may properly be brought before the Zoran Special Meeting, or any adjournments or postponements thereof.

    COMPCORE SPECIAL MEETING. At the CompCore Special Meeting, holders of CompCore Common Stock will consider and vote upon a proposal to approve and adopt the Plan of Reorganization and to approve the Merger and such other matters as may properly be brought before the CompCore Special Meeting, or any adjournments or postponements thereof.

    RECOMMENDATIONS OF BOARDS OF DIRECTORS. The Zoran Board has unanimously approved the Merger Proposal and recommends a vote FOR approval of the Merger Proposal. The CompCore Board has unanimously approved the Plan of Reorganization and the Merger and recommends a vote FOR approval and adoption of the Plan of Reorganization and approval of the Merger.

VOTING AT THE MEETINGS; RECORD DATES

    ZORAN.  The Zoran Board has fixed            , 1996 as the record date (the
"Zoran Record Date") for the determination of the Zoran stockholders entitled to notice of and to vote at the Zoran Special Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Zoran Common Stock at the close of business on the Zoran Record Date will be entitled
to notice of and to vote at the Zoran Special Meeting. As of            , 1996,
there were         shares of Zoran Common Stock outstanding and entitled to
vote, which shares were held by approximately holders of record. Each holder of record of shares of Zoran Common Stock on the Zoran Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of the Zoran stockholders, either in person or by properly executed proxy, at the Zoran Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Zoran Common Stock entitled to vote is necessary to constitute a quorum at the Zoran Special Meeting.

    The affirmative vote of a majority of the shares of Zoran Common Stock present or represented and voting at the Zoran Special Meeting is required for approval of the Merger Proposal. The approval of the Merger Proposal is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on The Nasdaq National Market.

    As of October 31, 1996, directors and executive officers of Zoran and their affiliates may be deemed to be beneficial owners of approximately 49.6% of the outstanding shares of Zoran Common Stock.

    COMPCORE.  The CompCore Board has fixed            , 1996 as the record date
(the "CompCore Record Date") for the determination of the CompCore shareholders entitled to notice of and to vote at the CompCore Special Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of CompCore Common Stock at the close of business on the CompCore Record Date will be entitled to notice of and to vote at the CompCore Special Meeting.
As of            , 1996, there were 2,854,000 shares of CompCore Common Stock outstanding and entitled to vote, which shares were held by 19 holders of record. Each holder of record of shares of CompCore Common Stock on the CompCore Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of the CompCore Shareholders, either in person or by properly executed proxy, at the CompCore Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of CompCore Common Stock entitled to vote is necessary to constitute a quorum at the CompCore Special Meeting.

    Under the CGCL, the affirmative vote of the holders of a majority of the outstanding shares of CompCore Common Stock is required to approve and adopt the Plan of Reorganization and approve the Merger. In addition, Zoran's obligation to effect the Merger is subject to the approval of the Merger by the affirmative vote of the holders of not less than 92% of the outstanding shares of CompCore Common Stock, although this condition may be waived by Zoran in its discretion. See "The Plan of Reorganization--Conditions."

    As of October 31, 1996, directors and executive officers of CompCore and their affiliates may be deemed to be beneficial owners of approximately 71.1% of the outstanding shares of CompCore Common Stock. These persons have entered into Voting Agreements pursuant to which such persons have agreed to vote their shares of CompCore Common Stock for approval of the Plan of Reorganization and the Merger. See "The Merger--Voting Agreements."

    Zoran owns no shares of CompCore Common Stock.

    EFFECT OF ABSTENTIONS AND "BROKER NON-VOTES." At the Zoran Special Meeting, in determining whether the Merger Proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote, although they will be counted for purposes of determining the presence or absence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    At the CompCore Special Meeting, in determining whether the proposal to approve and adopt the Plan of Reorganization and to approve the Merger has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against such proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum.

PROXIES

    This Joint Proxy Statement/Prospectus is being furnished to Zoran and CompCore stockholders in connection with the solicitation of proxies by and on behalf of the Zoran Board and the CompCore Board for use at the Zoran Special Meeting and the CompCore Special Meeting, respectively (referred to individually as a "Meeting" or collectively as the "Meetings").

    All shares of Zoran Common Stock and CompCore Common Stock which are entitled to vote and are represented at the relevant Meeting by properly executed proxies received prior to or at such Meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted (i) in the case of the Zoran Special Meeting, FOR approval of the Merger Proposal, and (ii) in the case of the CompCore Special Meeting, FOR approval and adoption of the Plan of Reorganization and approval of the Merger.

    If any other matters are properly presented at a Meeting for consideration including, among other things, consideration of a motion to adjourn the Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Zoran or CompCore, at or before the taking of the vote at the Zoran Special Meeting or the CompCore Special Meeting, respectively, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Zoran or CompCore, as the case may be, before the taking of the vote at the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered in the case of Zoran stockholders, to Zoran Corporation, 2041 Mission College Boulevard, Santa Clara, California 95054,
Attention: President, and in the case of CompCore shareholders, to CompCore Multimedia, Inc., 3120 Scott Boulevard, 2nd Floor, Santa Clara, California 95054, Attention: President, or hand delivered to the Secretary of Zoran or CompCore, as the case may be, at or before the taking of the vote at the relevant Meeting.

    All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne by Zoran and CompCore. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Zoran and CompCore in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Zoran and CompCore will reimburse such custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

    COMPCORE SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

DISSENTERS' RIGHTS

    THE FOLLOWING SUMMARY OF APPRAISAL RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS APPENDIX C.

    FAILURE TO FOLLOW STRICTLY THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. A COMPCORE SHAREHOLDER WHO VOTES IN FAVOR OF THE MERGER WILL NOT HAVE A RIGHT TO DEMAND APPRAISAL OF HIS OR HER SHARES.

    Under the CGCL, each CompCore shareholder as of the CompCore Record Date is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of CompCore Common Stock if the Merger is consummated. The fair value of shares as to which such dissenters' rights are properly exercised ("Dissenting Shares") is determined as of October 18, 1996, the last trading day before the first announcement of the terms of the Merger. Any CompCore shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares of CompCore Common Stock must strictly comply with Chapter 13 of the CGCL. Any holder of shares of CompCore Common Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenters' rights will not be available unless and until the Merger (or a similar business combination) is consummated. To perfect the right to dissent and receive the fair value of such holder's shares, the shareholder must refrain from voting in favor of the Merger.

    Within 10 days after the date of approval of the Merger, CompCore will mail to each CompCore shareholder who did not vote in favor of the Merger notice of the approval of the Merger by CompCore shareholders (the "Notice"), accompanied by a copy of Sections 1300-1304 of the CGCL. The Notice shall also state the price determined by CompCore to be the fair market value of the Dissenting Shares and a brief description of the procedure to be followed by a shareholder who elects to dissent.

    Any dissenting CompCore shareholder who desires that CompCore purchase his or her shares of CompCore Common Stock must make written demand upon CompCore for the purchase of such shares. The demand must be made no later than 30 days after the Notice was mailed to the shareholder and must state the number of shares held of record by the CompCore shareholder which the shareholder demands that CompCore purchase, as well as a statement by the CompCore shareholder as to what such holder believes the fair market value of such shares to have been as of the day prior to the announcement of the Merger. The statement of fair market value will constitute an offer by the CompCore shareholder to sell the shares at such price. Voting against the Merger or failing to vote in favor of the Merger does not constitute such written demand.

    Within the same 30-day period following the mailing of the Notice, the dissenting shareholder must submit to CompCore for endorsement certificates for any shares of CompCore Common Stock that the CompCore shareholder demands CompCore purchase. If CompCore and the CompCore shareholder agree upon the price of the Dissenting Shares, the dissenting CompCore shareholder will be entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the CompCore shareholder and CompCore or the date the contractual conditions to the Merger are satisfied.

    If CompCore and the shareholder do not agree as to the fair market value or as to the fact that such shares are Dissenting Shares, the CompCore shareholder may, within six months of the date of mailing of the Notice, file a complaint with the California Superior Court for the County of Santa Clara demanding judicial determination of such matters. CompCore will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the CompCore shareholder's rights as a dissenter are lost.

    Dissenting Shares lose their status as such if (i) CompCore abandons the Merger, (ii) the shares are transferred or are surrendered for conversion into shares of another class, (iii) the CompCore shareholder and CompCore do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the Notice was mailed, or (iv) the dissenting CompCore shareholder withdraws, with the consent of CompCore, his or her demand for purchase of the Dissenting Shares.

    At the Effective Date, the shares of CompCore Common Stock held by a CompCore shareholder exercising his or her dissenters' rights will be canceled, and such shareholder will be entitled to no further rights except the right to receive payment of the fair value of such holder's shares of CompCore Common Stock. However, if the CompCore shareholder fails to perfect or withdraws or loses such holder's rights as a dissenter with respect to such holder's shares of CompCore Common Stock, such holder's shares of CompCore Common Stock will be exchanged for Zoran Common Stock as provided in the Plan of Reorganization.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The acquisition of complementary businesses and technologies is an element of Zoran's overall business strategy. From time to time, Zoran evaluates potential acquisition opportunities and considers potential alliances, combinations and other strategic transactions with other participants in the data compression industry.

    From 1986 to 1988, George T. Haber, President and Chief Executive Officer of CompCore, was employed by Zoran as Test Lab Manager.

    In 1995, CompCore and Zoran entered into an agreement pursuant to which CompCore licensed its MPEG and audio compression technologies for incorporation into Zoran's integrated circuit devices.

    In 1996, CompCore and Zoran each began collaborating with Intel Corporation ("Intel") on implementation of DVD technology for PC applications, using Zoran's DVD4PC reference design, AC-3 decoder, PCI controller and software drivers and CompCore's software for MPEG-2 video decompression.

    During the first half of 1996, CompCore held discussions with Hambrecht & Quist LLP ("Hambrecht & Quist") and other investment banking firms, as well as several venture capital firms, regarding the financing alternatives available to CompCore in the public and private market. In the course of these discussions, the possibilty of a strategic relationship or an outright merger with another party were also discussed. During this time, CompCore held preliminary discussions with several potential investors and strategic partners. One of the outcomes of these discussions was Andreas Bechtolsheim's investment of $1,000,000 in CompCore in July 1996.

    On May 24, 1996, Mr. Haber contacted Levy Gerzberg, President and Chief Executive of Zoran, by telephone and proposed a meeting to discuss a possible strategic combination of CompCore and Zoran. During this telephone conversation, Mr. Haber and Dr. Gerzberg discussed CompCore's current business and prospects.

    On May 30, 1996, Mr. Haber met with Dr. Gerzberg to discuss further the business opportunities available to the two companies separately and on a combined basis.

    On June 5, 1996, Dr. Gerzberg had a telephone conversation with Zoran's counsel to discuss the mechanics of the acquisition process and various financial and accounting issues related to a possible acquisition. Later that day, Dr. Gerzberg met with Mr. Haber to discuss CompCore's capabilities and possible synergies with Zoran.

    During the last two weeks of June, 1996, members of senior management of CompCore and Zoran held a series of meetings to discuss CompCore's organization, operating results and financial condition and the possible benefits of a strategic alliance between the two companies.

    On June 30, 1996, Zoran and CompCore executed and delivered a Joint Confidentiality Agreement.

    During the first week of July, 1996, Mr. Haber of CompCore had several telephone conversations with Dr. Gerzberg and Ami Kraft, Vice President, Finance and Chief Financial Officer of Zoran, regarding CompCore's capabilities, its management and other key personnel and the markets for its products. During this week, Dr. Gerzberg also met with representatives of Oppenheimer & Co., Inc. ("Oppenheimer") to discuss the possibility of Oppenheimer acting as Zoran's financial advisor in connection with a possible strategic combination. During this week, Dr. Gerzberg also met with a representative of Hambrecht & Quist to discuss Hambrecht & Quist's role in such potential transaction.

    On July 15, 1996, Mr. Haber and Sorin C. Cismas, Chief Technical Officer of CompCore, had a series of meetings with Mr. Kraft, Dr. Gerzberg and Meir Tsadik, Zoran's Vice President, Research and

Development and Chief Operating Officer, to discuss CompCore's organization, products, product markets and research and development capabilities.

    On July 21, 1996, Mr. Haber of CompCore and Mr. Kraft of Zoran met to discuss CompCore's products, product markets and strengths and the opportunities offered by a combination of CompCore and Zoran.

    On July 23, 1996, Dr. Gerzberg and two members of the Zoran Board, Uzia Galil and Arie Kahana, visited CompCore's facilities to see demonstrations of CompCore's products. Mr. Haber of CompCore met with Mr. Galil to discuss CompCore's management team and its business prospects.

    On July 24, 1996, at a regularly-scheduled meeting of the Zoran Board, Zoran management delivered a presentation concerning a potential strategic combination with CompCore, and the Zoran Board directed management to proceed with discussions with CompCore.

    On July 28, 1996, Mr. Haber and Andrei M. Manoliu, counsel to CompCore and a member of the CompCore Board, met with Dr. Gerzberg to discuss the synergies between the two companies, other benefits of a potential business combination and the possible timetable for such a combination. The parties also reviewed the composition of each company's board of directors and discussed the possibility of certain members of the CompCore Board joining the board of directors of the combined entity.

    From the latter part of July through September 1996, members of each company's management team held a series of telephonic and face-to-face meetings to discuss various issues relating to CompCore's business, customers, product strategies, capabilities relating to marketing, engineering and research and development, recent financial results and anticipated future results, its accounting policies and procedures, the structure and timetable of a possible business combination between CompCore and Zoran, the possible synergies between the two companies and issues relating to the integration of the companies' businesses and organizations.

    On September 4, Zoran engaged Oppenheimer as Zoran's financial advisor with respect to a potential strategic combination with CompCore. That day, Dr. Gerzberg, Mr. Kraft and other members of the management team of Zoran, accompanied by representatives of Oppenheimer and Price Waterhouse LLP, Zoran's accountants, attended a day-long meeting with representatives of CompCore's management, Hambrecht & Quist and CompCore's counsel for the purpose of conducting due diligence.

    On September 6, 1996, CompCore engaged Hambrecht & Quist as its financial advisor with respect to a potential strategic combination with Zoran.

    On September 18, 1996, Mr. Haber of CompCore spoke by telepone with Dr. Gerzberg of Zoran to discuss the terms of a possible business combination between Zoran and CompCore.

    On September 28, 1996, Zoran and CompCore agreed in writing to proceed with further negotiations and due diligence with respect to a proposed strategic combination and agreed, among other things, to refrain from soliciting other strategic transactions during the pendency of such negotiations.

    During the week of September 30, 1996, representatives of Zoran, its counsel, accountants and financial advisor met with representatives of CompCore, its counsel, accountants and financial advisor to conduct various aspects of Zoran's due diligence review of CompCore's business, financial and legal affairs.

    On October 3, 1996, Zoran delivered a draft of a proposed Plan of Reorganization to CompCore and its counsel.

    Between October 3 and October 18, 1996, representatives of Zoran, its counsel, accountants and financial advisor had various meetings and discussions with representatives of CompCore, its counsel, accountants and financial advisors regarding the structure of the potential Merger and the terms of the proposed Plan of Reorganization and to complete various aspects of their respective due diligence review.

    On October 5 and October 10, 1996, Mr. Haber of CompCore and Dr. Gerzberg of Zoran spoke by telephone regarding the integration of the two companies' product lines and the process that a business combination was likely to entail.

    On October 10, 1996, representatives of Zoran, its counsel, accountants and financial advisor met with representatives of CompCore, its counsel, accountants and financial advisor to discuss Zoran's business and financial performance. Later that day, at a meeting of the CompCore Board, the CompCore Board, CompCore's counsel and CompCore's financial advisors received presentations by Dr. Gerzberg and Mr. Kraft regarding Zoran's financial performance, its technology and its strategy, and the CompCore Board discussed the structure of the potential Merger and the terms of the proposed Plan of Reorganization.

    On October 11, 1996, representatives of CompCore, its counsel and financial advisor met with representatives of Zoran, its counsel and financial advisor to discuss the terms of the proposed Plan of Reorganization and related agreements.

    Also on October 11, 1996, Mr. Haber of CompCore spoke by telephone with Dr. Gerzberg of Zoran to review the information presented at the previous day's meetings.

    On October 15, 1996, Mr. Haber of CompCore spoke by telephone with Dr. Gerzberg of Zoran to discuss issues relating to Mr. Haber's employment with the combined entity after an aquisition of CompCore by Zoran.

    On October 16, 1996, Messrs. Haber and Cismas of CompCore met with Dr. Gerzberg of Zoran to discuss the role Mr. Cismas would have in the combined entity and the possible terms of his employment.

    On October 16, 1996, at a special meeting of the Zoran Board, (i) management reported to the Zoran Board regarding the status of the negotiations, (ii) management and counsel reviewed the principal terms of the proposed Plan of Reorganization and various issues which remained to be resolved, and (iii) representatives of Oppenheimer reviewed the methodology used in their financial analyses of the proposed Merger.

    On October 17, 18 and 19, 1996, members of management of Zoran and CompCore held a series of telephonic and face-to-face meetings to discuss proposed terms of the Merger and issues relating to the integration of the companies' organizations and the synergies between the two companies and their product lines.

    On October 19, 1996, Zoran delivered a revised draft of the proposed Plan of Reorganization and related Merger documents to CompCore and its counsel, and representatives of Zoran and its counsel met with representatives of CompCore and its counsel to further discuss the terms of the proposed Plan of Reorganization.

    On October 19, 1996, at a special meeting of the Zoran Board, the Zoran Board received presentations from (i) Messrs. Haber and Cismas regarding CompCore, its technology and strategy, (ii) Zoran's management and counsel regarding the principal terms of the proposed Merger, (iii) Zoran's management regarding the benefits and potential risks of the proposed business combination, and (iv) representatives of Oppenheimer who reviewed with the Zoran Board a written report containing financial analyses relating to the proposed Merger and delivered Oppenheimer's oral and written opinion to the effect that, as of such date, the financial terms of the Merger were fair from a financial point of view to Zoran's stockholders. See "--Opinion of Financial Advisor to Zoran." At the meeting, the Zoran Board unanimously approved the Plan of Reorganization and related matters and authorized Zoran's management to proceed with the Merger.

    On October 19, 1996, at a special meeting of the CompCore Board, the CompCore Board reviewed further information from CompCore's management, counsel and financial advisor as to the financial terms and other business terms of the proposed Merger. At the meeting, the CompCore Board unanimously approved the Plan of Reorganization and related matters and authorized CompCore's management to proceed with the Merger.

    On October 20, 1996, the parties executed and delivered the Plan of Reorganization, the directors of CompCore executed and delivered the Voting Agreements, and Zoran and Messrs. Haber and Cismas executed and delivered the Employment Agreements.

    On October 21, 1996, prior to the opening of trading on The Nasdaq National Market, Zoran and CompCore issued a joint news release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    THE FOLLOWING DISCUSSION OF THE PARTIES' REASONS FOR THE MERGER CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF ZORAN, COMPCORE AND THE COMBINED COMPANY COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

    JOINT REASONS FOR THE MERGER

    Zoran and CompCore have identified several potential benefits they believe will contribute to the success of the combined company. These benefits include:

    - The integration of CompCore's technology, including its MPEG 2 software capabilities, with Zoran's circuit design, AC-3 and DVD strengths is expected to improve the ability of the combined company to offer next-generation DVD solutions and other compression applications in the consumer and multimedia markets;

    - The combination of the two companies' product lines will allow the combined company to offer a wider range of compression solutions, including hardware devices and software for use in stand-alone DVD products and PC-based DVD products;

    - The combined company may be in a position to further leverage strategic relationships that each company has developed on a standalone basis;

    - The combination of the two companies' engineering teams is expected to produce synergies which should improve and accelerate product development; and

    - The combined company is expected to achieve other operational synergies and efficiencies that could allow the combined company to leverage the complementary expertise of Zoran and CompCore and reduce costs.

    ZORAN'S REASONS FOR THE MERGER

    The Zoran Board unanimously approved the Plan of Reorganization at its meeting held on October 19, 1996. The Zoran Board believes that consummation of the Merger is in the best interests of Zoran and its stockholders and recommends that the stockholders of Zoran vote FOR approval of the Merger Proposal.

    In addition to the anticipated joint benefits described above, the Zoran Board believes that the Merger provides the following potential benefits to Zoran and its stockholders:

    - CompCore will provide software engineering capability that will accelerate Zoran's ability to address a number of compression applications, particularly in the PC market;

    - CompCore's compression IC engineering capability will provide added depth for Zoran's design team;

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
    - Zoran will gain access to CompCore's established customer relationships which may enhance its ability to address additional markets;

    - CompCore will provide Zoran with an enhanced presence in the Silicon Valley which should allow Zoran to better serve its U.S.-based customers and may also assist it in attracting and retaining engineering, managerial, sales and marketing personnel; and

    - Zoran will gain the complementary experience and expertise of the CompCore management team.

    In arriving at its unanimous decision to approve the Plan of Reorganization, the Zoran Board reviewed with Zoran management a number of additional factors relevant to the Merger and that supported the consideration to be paid by Zoran in the Merger. Among the factors that the Zoran Board considered were (i) information concerning Zoran's and CompCore's respective businesses, historical financial performance, operations and products, including possible future product releases; (ii) CompCore's technology and the anticipated leverage between CompCore's products and Zoran's products; (iii) an analysis of the relative value that CompCore's technology and products might contribute to the future business of the combined company; (iv) a comparison of the financial terms, comparable merger and acquisition transactions and trading multiples of publicly-traded companies; (v) the compatibility of the management and businesses of Zoran and CompCore; (vi) reports from Zoran's management and legal advisors on specific terms of the relevant agreements including the Plan of Reorganization and other matters; (vii) the Zoran's Board judgment that Zoran was unlikely to identify an alternative business opportunity that would provide superior benefits to Zoran and its stockholders in the market for software-only implementations of video and audio compression standards; and (viii) the technical, sales and marketing and distribution capabilities of CompCore. In the course of the its evaluation, Zoran reviewed certain projected CompCore financial information compiled by CompCore management; however, no material reliance was placed on such information by Zoran's management or the Zoran Board in their evaluation of the Merger.

    The Zoran Board also considered the terms of the proposed Plan of Reorganization and noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof. The Zoran Board also considered the financial presentation of Oppenheimer, including the oral and written opinion of Oppenheimer delivered at the October 19, 1996 meeting of the Zoran Board, which concluded that the aggregate number of shares of Zoran Common Stock to be issued or reserved for issuance in the Merger was fair from a financial point of view to the Zoran stockholders as of such date. See "--Opinion of Financial Advisor to Zoran."

    The Zoran Board also considered a number of potentially negative factors relating to the Merger, including (i) the risk that the issuance of Zoran Common Stock in the Merger could be dilutive to the Zoran stockholders if anticipated synergies are not realized; (ii) the risk that the trading price of Zoran's Common Stock may be adversely affected by the announcement of the Merger; (iii) the risk that the benefits sought in the Merger would not be fully achieved;
(iv) the substantial charges expected to be incurred in connection with the Merger, including costs of integrating the CompCore business and transaction expenses arising from the Merger; (v) the risk that, after a public announcement of the proposed Merger, the Merger would not be consummated; (vi) the substantial management time and effort that will be required to consummate the Merger and integrate CompCore's business with that of Zoran and the impact on Zoran personnel as a result of the consolidation of certain functions; and (vii) other risks described herein under "Risk Factors." In the view of the Zoran Board, the potentially negative factors were not sufficient, either individually or collectively, to outweigh the potential benefits of the Merger.

    In view of the wide variety of factors, both positive and negative, which were considered, the Zoran Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

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
    COMPCORE'S REASONS FOR THE MERGER

    The CompCore Board unanimously approved the Plan of Reorganization and the Merger at its meeting held on October 19, 1996. The CompCore Board believes that consummation of the Merger is in the best interests of CompCore and its shareholders and recommends that the shareholders of CompCore vote FOR approval and adoption of the Plan of Reorganization and approval of the Merger.

    In addition to the anticipated joint benefits described above, the CompCore Board believes that the Merger will provide CompCore shareholders with increased shareholder value by combining CompCore's design expertise with Zoran's complementary expertise in bringing integrated circuit products into volume production and providing necessary customer support, as well as Zoran's access to capital. In addition, the Merger will provide the CompCore shareholders with liquidity and with the potential for a more attractive return on their investment compared to possible alternatives, including that of remaining a separate company.

    The CompCore Board views the Merger as a means by which CompCore can integrate its technology, including its MPEG-2 software capabilities, with Zoran's circuit design, AC-3 and DVD strengths and its chip fabrication expertise and access to capital. Moreover, the CompCore Board views the Merger as a means by which CompCore shareholders will be able to obtain liquidity for their CompCore shares. The CompCore Board believes that it is in the best interests of the CompCore shareholders to obtain marketable securities that may be either held or sold as determined by each individual shareholder. In this regard, the CompCore Board considered the feasibility and prospects of alternative means to provide liquidity for CompCore shareholders, including other potential business combinations and an initial public offering of CompCore Common Stock (an "IPO"). The CompCore Board considered whether any other potential acquiror might offer the same or similar benefits to CompCore, and concluded that Zoran had the best strategic fit and offered the most benefits available. After careful consideration, the CompCore Board concluded that an IPO, if possible at all, would entail greater risks and a lower probability of success than the Merger in achieving the objective of liquidity.

    The CompCore Board believes that the shares of Zoran Common Stock to be received by the shareholders of CompCore in the Merger will provide them with the potential to realize a better return on their investment compared to possible alternatives. Based on the closing price of $20.00 per share of Zoran Common Stock on October 18, 1996, the last trading day immediately prior to the public announcement of signing of the Plan of Reorganization, Zoran Common Stock to be received by CompCore shareholders in exchange for each share of CompCore Common Stock held by them had a value of approximately $12.82 per share. In this regard, the CompCore Board recognized that no assurance can be given that the value of Zoran Common Stock will be maintained at any particular level, and may be subject to significant fluctuations over time. However, the CompCore Board felt that the strategic combination of the two companies at this time had the potential of creating additional value in the future that would not be achievable on a stand-alone basis due to the reasons set forth above under "--Joint Reasons for the Merger." The CompCore Board believes that products based on its MPEG technology have substantial growth potential and believes that a combination with Zoran will enable CompCore to exploit this opportunity more effectively, with lower expenses, and with less risk than by remaining independent. In addition, CompCore believes that the financial strength of Zoran will enable the combined company to dedicate greater resources to emerging technologies and more effectively compete in an increasingly competitive and rapidly changing industry.

    In evaluating the proposed Merger, the CompCore Board considered and discussed a wide variety of factors. The CompCore Board reviewed the history of merger discussions with Zoran, as well as the status of discussions with other potential corporate strategic partners. The CompCore Board also considered the advantages and disadvantages that the Merger would present to CompCore's achievement of its strategic objectives. As part of the evaluation process, the CompCore Board reviewed extensive information about the business, operations and future prospects of both CompCore and Zoran, including Zoran's annual, quarterly and other reports, registration statement and definitive proxy statements filed by Zoran with the Commission, and CompCore's current business plan. In addition, the CompCore Board analyzed and reviewed the proposed Plan of Reorganization and its effect, including the fact that the Merger is expected to be accounted for as a pooling of interests.

    The CompCore Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the loss of control over the future operations of CompCore following the Merger;
(ii) the risk that the benefits sought to be achieved in the Merger will not be achieved; and (iii) the other risks described above under "Risk Factors." The Board of Directors of CompCore discussed with management the prospects for combinations with companies other than Zoran and the possibility that the benefits described above could be achieved through any such combination, as well as the risks and benefits of a stand-alone strategy.

    After completing its evaluation, the CompCore Board concluded that the proposed Merger would afford CompCore many advantages and a greater opportunity to accomplish its strategic objectives, including the following:

    - Immediate access to chip fabrication capabilities and expertise;

    - Increased distribution capabilities through existing Zoran distribution channels;

    - Acceleration of the time period in which new products can be brought to market;

    - Increased access to a highly-talented and motivated workforce; and

    - Greater ability to inform markets of products and developments through public company reporting services.

    The CompCore Board also evaluated the effect of the proposed Merger on CompCore shareholders and concluded that the proposed Merger offered many advantages to them as well, including the following:

    - The conversion of a currently illiquid investment into a liquid investment;

    - The potential for a return for CompCore's investors on their investment in CompCore;

    - The opportunity for CompCore's shareholders to realize a future return based on potential appreciation in Zoran's stock after the Merger; and

    - The opportunity for a tax-free exchange of CompCore Stock for Zoran Common Stock.

    After considering the foregoing factors, the CompCore Board unanimously approved the Merger Agreements and the transactions contemplated thereby, including the Merger, and recommended that the shareholders of CompCore approve and adopt the Merger Agreements and the Merger. In view of the wide variety of factors considered, both positive and negative, the CompCore Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

OPINION OF FINANCIAL ADVISOR TO ZORAN

    Zoran retained Oppenheimer to act as financial advisor in connection with the Merger and to render a fairness opinion to the Zoran Board.

    On October 19, 1996, Oppenheimer delivered its written opinion to the Zoran Board that, as of the date of such opinion, the aggregate number of shares of Zoran Common Stock to be issued or reserved for issuance in the Merger (the "Purchase Price") was fair, from a financial point of view, to the holders of Zoran Common Stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF OPPENHEIMER, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. OPPENHEIMER'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE PURCHASE PRICE, FROM A

FINANCIAL POINT OF VIEW, TO THE HOLDERS OF ZORAN COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF ZORAN AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ZORAN SPECIAL MEETING. THE SUMMARY OF OPPENHEIMER'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. ZORAN STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

    In connection with its opinion, Oppenheimer reviewed, among other things (i) the Plan of Reorganization, (ii) the Annual Report to Stockholders of Zoran and Annual Report on Form 10-K of Zoran for the fiscal year ended December 31, 1995,
(iii) the prospectus, dated December 15, 1995, relating to Zoran's initial public offering, (iv) the audited historical financial statements of CompCore from November 12, 1993 (inception) to September 30, 1994 and the fiscal year ended September 30, 1995, (v) certain interim reports to stockholders of Zoran and Quarterly Reports on Form 10-Q of Zoran, (vi) certain historical quarterly financial statements of CompCore through the quarter ended June 30, 1996, (vii) certain other written communications from Zoran and CompCore to their respective stockholders, (viii) certain publicly available information relating to Zoran and CompCore and (ix) certain internal financial analyses and forecasts for Zoran and CompCore prepared by their respective managements. Oppenheimer also held discussions with members of the senior managements of Zoran and CompCore regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Oppenheimer compared certain financial information for Zoran and CompCore and stock market information for Zoran with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the multimedia hardware and software and specialized semiconductor industries specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

    Oppenheimer relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by Oppenheimer for purposes of its opinion. With respect to financial forecasts and other information as provided or otherwise discussed, Oppenheimer assumed, at the direction of Zoran, that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Zoran and CompCore as to expected future financial performance of Zoran and CompCore. Oppenheimer has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zoran or of CompCore nor did Oppenheimer make a physical inspection of all of the properties or assets of Zoran or of CompCore. Oppenheimer also assumed, with the consent of Zoran, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Oppenheimer's opinion is based upon financial conditions, stock market and other conditions and circumstances existing and disclosed as of the date of its opinion, and upon the information made available to Oppenheimer by Zoran and CompCore as of such date, and upon the review and analyses conducted by Oppenheimer as of such date.

    The following is a summary of certain of the financial analyses used by Oppenheimer in connection with providing its written opinion to Zoran's Board on October 19, 1996, attached hereto as Appendix B.

    DISCOUNTED CASH FLOW ANALYSIS. Oppenheimer performed discounted cash flow analyses of the projected after-tax cash flows of CompCore on a stand-alone basis over a five-year period for the calendar years ended December 31, 1997 through 2001. In performing these discounted cash flow analyses, Oppenheimer discounted the stream of projected after-tax cash flows using discount rates of between 25% and 35%, based upon estimated expected investor returns required for similar stage equity investments. Oppenheimer applied terminal multiples of between 8x and 14x projected earnings before interest and taxes ("EBIT"), at the end of calendar year 2001, and discounted such values at the same discount rates. Taking into account these discounted cash flows and terminal values, and CompCore's current net cash balances, Oppenheimer arrived at a range of equity values for CompCore. These discounted cash flow analyses indicated an overall average range of values for CompCore of $81.7 million to $182.1 million. Oppenheimer noted that the Purchase Price was below this range of values. In arriving at its overall

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
discounted cash flow valuation range, Oppenheimer took into account the results of the two different discounted cash flow analyses it performed as described below.

    Oppenheimer performed a base case discounted cash flow analysis for CompCore relying upon internal revenue projections developed by CompCore management for the calendar year 1997 and assumptions of expenses necessary to support such revenues based upon actual historical expense levels and Zoran management assumptions of the ratio that cost of goods sold, sales, general and administrative expenses and research and development expenses bear to revenues. Oppenheimer relied upon growth rate projections developed by Zoran management as the basis for the calendar years ended 1998 through 2001 revenue projections. Oppenheimer relied upon assumptions developed by Zoran management of the ratio that cost of goods sold, sales, general and administrative expenses and research and development expenses bear to revenues as the basis for calendar years 1998 through 2001 expense projections. Working capital assumptions and capital requirements were based upon assumptions developed by the managements of Zoran and CompCore, historical ratios for Zoran and CompCore and projected business growth rates. The base case discounted cash flow indicated a range of values of $118.9 million to $263.6 million for CompCore. Oppenheimer noted that the Purchase Price was below this range of values. Oppenheimer also performed a Zoran management scenario discounted cash flow analysis for CompCore relying upon revenue and expense projections developed by Zoran management for the calendar year ended December 31, 1997. Oppenheimer assumed the same revenue growth rate projections as the base case discounted cash flow analysis and that the cost of goods sold, sales, general and administrative expenses and research and development expenses bore the same relationship to revenues as in the base case discounted cash flow analysis. Working capital assumptions and capital requirements were based upon assumptions developed by Zoran management, historical ratios for Zoran and CompCore and projected business growth rates. The Zoran management scenario discounted cash flow indicated a range of values of $44.6 million to $100.5 million for CompCore. Oppenheimer noted that the Purchase Price was within this range of values.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Oppenheimer compared certain financial data and multiples of income statement parameters of certain publicly traded companies deemed to be generally comparable to Zoran and CompCore. Such companies (the "Comparable Companies") were used in this analysis because they were deemed by Oppenheimer to operate in the same general industry sectors (audio/video software and specialized semiconductor) as Zoran and CompCore. Financial data compared included market capitalization, aggregate value (defined as market capitalization plus debt less cash), sales, EBIT, net income, earnings per share ("EPS"), gross margin, EBIT margin, net margin, historical sales and EPS growth and projected EPS and EPS growth rates. Multiples compared included aggregate value to sales, aggregate value to EBIT, and price per share to actual and projected EPS. Projected EPS for the Comparable Companies were based upon the consensus published estimates of security analysts, while the projected EPS for Zoran was based upon Oppenheimer research estimates. The projected net income for CompCore was based upon projections developed for the base case discounted cash flow analysis and the Zoran management scenario discounted cash flow analysis.

    The Comparable Companies used by Oppenheimer in its analysis included Compression Labs, Inc., Lernout & Hauspie Speech Products N.V., Macromedia Inc., Qsound Labs Inc., Spatializer Audio Labs Inc., SRS Labs Inc., Aureal Semiconductor Inc., C-Cube Microsystems Inc., Cirrus Logic Inc., Diamond Multimedia Systems Inc., ESS Technology Inc., LSI Logic Corporation, Micro Linear Corporation, Oak Technology Inc., S3 Incorporated, Trident Microsystems Inc., VLSI Technology Inc. and Zoran Corporation.

    Such analysis indicated that the Comparable Companies traded at a median multiple of aggregate value to sales and EBIT, both for the trailing twelve months ("TTM") ended June 30, 1996, of 3.0x and 12.4x, respectively. The analysis also indicated that the Comparable Companies traded at a median multiple of price per share to projected calendar 1996 EPS and projected calendar 1997 EPS of 29.8x and 21.4x, respectively. Oppenheimer also included a control premium of approximately 39% based upon the average premium to market price paid in 54 completed and pending technology sector transactions over the last twelve months. Based upon projected financial results for CompCore, the above analyses resulted in a range of values of $55.6 million to $209.8 million. Based upon 1997 projections developed for the base case discounted cash flow analysis, the above analysis resulted in a value of $209.8 million. Based upon the projections developed for the Zoran management scenario discounted cash flow analysis, the above analysis resulted in a value of $55.6 million. Oppenheimer noted that the Purchase Price was within this range of values.

    Although Oppenheimer used the Comparable Companies for comparison purposes, none of such companies is identical to CompCore.

    COMPARABLE ACQUISITION ANALYSIS. Oppenheimer analyzed the multiples of certain income statement parameters implied by the consideration paid in 12 pending and completed merger and acquisition transactions since January 1995 involving companies in the multimedia hardware and software industries and the specialized semiconductor industry. To the extent information was publicly available for these transactions, multiples analyzed included transaction value (defined as the total price paid for all equity securities of a company) to TTM net income, and aggregate transaction value (defined as transaction value plus debt less cash) to TTM sales and TTM EBIT. For transactions involving targets with publicly traded equity securities at the time of the announcement of the transaction, Oppenheimer also analyzed the multiple of stock price on the day prior to the announcement of the transaction to projected EPS. Projected EPS for the target with publicly traded equity securities was based upon the consensus median First Call published estimates of security analysts for the 90-day period ending on the day prior to the closing of the transaction. The transactions analyzed included the following (acquiree/acquiror): Vertisoft Systems, Inc./Quarterdeck Corporation; Brooktree Corporation/Rockwell International Corporation; DiviCom Inc./C-Cube Microsystems Inc.; Intel Corporation's Multibus and IRMX Subsidiary/RadiSys Corporation; Ray Dream Inc./Fractal Design Corporation; Spea Corporation/Diamond Multimedia Systems Inc.; NexGen, Inc./Advanced Micro Devices, Inc.; Inset Systems, Inc./Quarterdeck Corporation; KMOS Semiconductor Inc./Orbit Semiconductor, Inc.; Wavefront Technologies, Inc./Silicon Graphics, Inc.; Alias Research, Inc./Silicon Graphics, Inc.; and Digidesign, Inc./Avid Technology, Inc.

    Such analysis indicated that, in the transactions analyzed, the median multiple paid of transaction value to TTM net income was 58.1x, the median multiple of aggregate transaction value to TTM sales and TTM EBIT was 4.0x and 26.3x, respectively, and the median price earnings multiples for those companies with publicly traded equity securities immediately prior to the announcement of the transaction were 28.8x and 17.7x, respectively, for one year projected EPS and two year projected EPS. Based upon historical results for CompCore, the above analysis resulted in a value of $20.1 million. Based upon the projections developed for the base case discounted cash flow analysis, the above analysis resulted in a range of values of $203.4 million to $361.8 million. Oppenheimer noted that the Purchase Price was below this range of values. Based upon the projections developed for the Zoran management scenario discounted cash flow analysis, the above analysis resulted in a range of values of $53.9 million to $138.5 million. Oppenheimer noted that the Purchase Price was within these ranges of values.

    VALUATION OF ZORAN. Oppenheimer analyzed the relative value of Zoran versus the group of Comparable Companies described above, excluding Zoran. Such analysis indicated that the Comparable Companies traded at a median multiple of aggregate value to TTM sales and TTM EBIT of 2.8x and 11.7x, respectively, as compared to 5.3x and 71.0x, respectively, for Zoran. The analysis also indicated that the Comparable Companies traded at a median multiple of price per share to projected calendar 1996 EPS and projected calendar 1997 EPS of 29.1x and 19.7x, respectively, as compared to 38.5x and 24.1x, respectively, for Zoran.

    PRO FORMA MERGER ANALYSIS. Oppenheimer also analyzed certain pro forma financial information of the combined company resulting from the Merger, based upon historical financial results for both Zoran and CompCore, Oppenheimer research estimates of calendar 1997 results for Zoran, and the projections developed for the base case discounted cash flow analysis and the projections developed for the Zoran management scenario discounted cash flow analysis for CompCore. Based upon the Purchase Price and assuming Zoran management estimates of cost savings that Zoran might achieve by integrating CompCore into Zoran, such analyses indicated that, in both the base case and Zoran management scenario, EPS for the pro forma combined company, prior to Merger-related expenses and write-downs, would be accretive as compared to the estimated EPS of Zoran as a stand-alone entity.

    The summary set forth above sets forth the material aspects of Oppenheimer's analyses but does not purport to be a complete description of the analyses performed by Oppenheimer. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not necessarily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of individual analyses performed, but requires Oppenheimer to exercise its professional judgment in considering a wide variety of analyses taken as a whole. Oppenheimer did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its fairness determination. Rather, in arriving at its determination, Oppenheimer considered each analysis in light of the other analyses and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, Oppenheimer's analyses should be considered as a whole and selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of processes underlying Oppenheimer's opinion. No company or transaction used in the above analysis for comparison is identical to Zoran or CompCore or the contemplated transaction and, accordingly, an analysis of the results of the foregoing is not purely quantitative. The analyses were prepared solely for purposes of Oppenheimer's providing its opinion as to the fairness, from a financial point of view, of the Purchase Price to the holders of Zoran Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Zoran, CompCore or Oppenheimer or any other person assumes responsibility if future results are materially different from those forecast. As described above, Oppenheimer's opinion to the Zoran Board was one of many factors taken into consideration by the Zoran Board in making its determination to approve the Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Oppenheimer and is qualified by reference to the written opinion of Oppenheimer set forth in Appendix B hereto.

    Oppenheimer, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate purposes. Zoran selected Oppenheimer as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and its familiarity with Zoran and CompCore. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of Zoran for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer has performed investment banking services for Zoran in the past and has been compensated for such services; Oppenheimer served as the lead managing underwriter of Zoran's initial public offering in December 1995. In addition, Oppenheimer's research department provides published research coverage of Zoran.

    Pursuant to a letter agreement dated September 4, 1996 (the "Oppenheimer Engagement Letter"), Zoran engaged Oppenheimer to act as its financial advisor in connection with a proposed transaction with CompCore. Pursuant to the terms of the Oppenheimer Engagement Letter, Zoran has agreed to pay

Oppenheimer a transaction fee equal to approximately $500,000 according to the following schedule: (i) $25,000 upon signing of a letter of intent; (ii) $75,000 upon signing of the Plan of Reorganization; (iii) $150,000 upon delivery of Oppenheimer's written opinion to the Zoran Board on October 19, 1996; and (iv) the balance upon consummation of the Merger. Zoran has agreed to indemnify Oppenheimer against certain liabilities, including certain liabilities under United States federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    As of October 31, 1996, directors and executive officers of Zoran and their affiliates may be deemed to be beneficial owners of approximately 49.6% of the outstanding shares of Zoran Common Stock. See "Information Concerning Zoran--Security Ownership of Certain Beneficial Owners and Management."

    As of October 31, 1996, directors and executive officers of CompCore and their affiliates beneficially owned 2,780,589 shares of CompCore Common Stock, or approximately 77.1% of the outstanding shares of CompCore Common Stock. See "The Plan of Reorganization--Stock Plans and Options" and "Information Concerning CompCore--Principal Shareholders."

    Andreas Bechtolsheim, a director of CompCore, is the holder of a $1,000,000 Convertible Promissory Note of CompCore dated July 1, 1996 (the "Note"). The Note bears interest at the annual rate of 6.625%. The outstanding principal and accrued interest under the Note are convertible into CompCore Common Stock at a price of $5.15 per share on or before June 30, 1997, increasing in stages thereafter to a maximum conversion price of $6.66 per share if the Note is converted after June 30, 2000. Pursuant to its terms, the Note will be converted automatically immediately prior to the Effective Time. As of October 31, 1996, the principal and accrued interest under the Note was convertible into 198,474 shares of CompCore Common Stock.

    Zoran has entered into employment agreements with George T. Haber and Sorin
C. Cismas, CompCore's President and Chief Executive Officer and its Chief Technical Officer, respectively. Pursuant to these agreements, Messrs. Haber and Cismas will serve as Executive Vice President and Chief Scientist, respectively, of Zoran following the Merger. See "--Employment Agreements."

    Pursuant to the Plan of Reorganization, Zoran has agreed to elect Messrs. Haber and Bechtolsheim, directors of CompCore, to the Zoran Board after the Effective Time.

    Each of the directors of CompCore is obligated to vote or direct the vote of all of the outstanding shares of CompCore Common Stock over which he has voting control in favor of the approval and adoption of the Plan of Reorganization. See "--Voting Agreements".

EMPLOYMENT AGREEMENTS

    Zoran has entered into employment agreements (the "Employment Agreements") with George T. Haber and Sorin C. Cismas, CompCore's President and Chief Executive Officer and its Chief Technical Officer, respectively. Copies of the Employment Agreements are included in Appendix A hereto. Each Employment Agreement takes effect upon the Effective Time and continues for a term of two years. The Employment Agreement with Mr. Haber provides that he will serve as Executive Vice President of Zoran after the Merger and will report directly to Zoran's Chief Executive Officer. The Employment Agreement with Mr. Cismas provides that he will serve as Zoran's Chief Scientist and will report to an officer designated by the Chief Executive Officer, who shall initially be Mr. Haber. The Employment Agreements provide that each employee will be entitled to a base salary of $195,000, subject to adjustment from time to time. The Employment Agreements require each employee to devote his full time and attention to the affairs of Zoran. Under each Employment Agreement, if Zoran terminates the employee's employment other than for cause (or if such employee voluntarily terminates his employment following certain specified actions by Zoran), the employee will be entitled to a lump-sum severance payment equal to 12 months' salary plus continued coverage under Zoran's life, medical, dental and disability plans, as in effect on the date of termination, for a period of 12 months after termination.

VOTING AGREEMENTS

    In connection with the execution of the Plan of Reorganization, each of the directors of CompCore, who, as of October 31, 1996, together held approximately 71.1% of the outstanding shares of CompCore Common Stock, entered into voting agreements (the "Voting Agreements") pursuant to which such persons agreed, among other things, (i) to vote their shares of CompCore Common Stock in favor of approval of the Plan of Reorganization and the Merger and against any proposal which would, or could reasonably be expected to, prohibit or discourage the Merger and (ii) not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any shares of CompCore Common Stock prior to the earliest of the Effective Time or the termination of the Plan of Reorganization.

    Concurrently with the execution of each Voting Agreement, each such shareholder has delivered to Zoran an irrevocable proxy pursuant to which such shareholder has appointed the Zoran Board as such shareholder's proxy to vote all shares of CompCore Common Stock owned by such shareholder in a manner consistent with the Voting Agreement.

NONCOMPETITION AGREEMENTS

    As a condition of the Merger, Messrs. Haber and Cismas and certain other key employees of CompCore will execute Noncompetition Agreements with Zoran that provide that, for a period of two years from the Effective Time, and for so long as such person is employed by or serves as a consultant to Zoran, he or she will not, directly or indirectly, (i) participate in the ownership, management, operation, sales or control of any business that competes with the business of CompCore or any business engaged in the research, development, design, marketing, sales, manufacture or licensing of products that are substantially similar to or competitive with any CompCore products, (ii) accept employment with a customer of CompCore with the intent to deprive CompCore of business performed by CompCore by transferring such business to the customer or a third party, (iii) solicit any employee of or consultant to Zoran or CompCore to cease or curtail his or her relationship with Zoran or CompCore, or (iv) interfere with or disrupt any past, present or prospective relationship between Zoran or CompCore and any of their customers, suppliers or employees. The foregoing obligation on the part of each of Messrs. Haber and Cismas will terminate upon any involuntary termination of such person's employment by Zoran other than for cause or upon the voluntary termination of employment by such person following certain specified actions by Zoran.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting purposes. It is a condition to the Merger that Zoran and CompCore shall each have received a letter from Price Waterhouse LLP, Zoran's and CompCore's independent accountants, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16. Under pooling of interests accounting, the recorded assets and liabilities of Zoran and CompCore will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of Zoran and CompCore for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for prior periods will be combined and restated as income of the combined company. Consummation of the Merger is conditioned upon the written confirmation of such letters at the Effective Time. See "The Plan of Reorganization--Conditions" and "Pro Forma Combined Condensed Financial Statements."

    Each of the respective affiliates of Zoran and CompCore will be requested to execute a written agreement to the effect that such person will not transfer shares of Common Stock of either Zoran or

CompCore during the period beginning 30 days preceding the Effective Time and ending on the date that Zoran publishes financial statements which reflect 30 days of combined operations of Zoran and CompCore, subject to certain DE MINIMIS exceptions. These agreements are intended to preserve Zoran's ability to account for the Merger as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses certain federal income tax considerations of the Merger that are applicable to holders of CompCore Common Stock. This discussion supplements the opinions of Gray Cary Ware & Freidenrich, A Professional Corporation, and Cooley Godward LLP, counsel to Zoran and CompCore, respectively, which are attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each contain an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"). The Exhibit Opinions are based on certain assumptions and representations and are subject to certain limitations and qualifications as noted therein.

    CompCore shareholders should be aware that the following discussion does not deal with all federal income tax consequences that may result from the Merger, including the survival or availability of any tax attributes or elections of CompCore as a result of the Merger, and does not deal with all federal income tax considerations that may be relevant to particular CompCore shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are foreign persons or who acquired their CompCore Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options to purchase CompCore Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, COMPCORE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND SUCH RELATED TRANSACTIONS.

    The following discussion is based on the interpretation of the Code by the companies' respective counsel, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Zoran, CompCore and/or their respective stockholders.

    Subject to the limitations and qualifications referred to herein, provided the Merger qualifies as a Reorganization, the following U.S. federal income tax consequences should result from the Merger:

    (a) No gain or loss will be recognized by the holders of CompCore Common Stock upon the receipt of Zoran Common Stock solely in exchange for CompCore Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

    (b) The aggregate tax basis of the Zoran Common Stock to be received by the CompCore shareholders in the Merger (including any fractional share of Zoran Common Stock not actually received) will be the same as the basis of the CompCore Common Stock surrendered in exchange therefor;

    (c) The holding period of the Zoran Common Stock received by each CompCore shareholder in the Merger will include the period during which the CompCore Common Stock surrendered in exchange therefor was held, provided that the CompCore Common Stock so surrendered is held as a capital asset at the Effective Time;

    (d) Cash received by a CompCore shareholder in lieu of a fractional share of Zoran Common Stock will be treated as if it was received upon the sale by such shareholder of a fractional share of Zoran Common Stock issued in the Merger. A CompCore shareholder receiving such cash generally will recognize gain or loss upon such payment equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received. Such gain or loss should be capital gain or loss, provided that the Zoran Common Stock is held as a capital asset at the time of the Merger;

    (e) A CompCore shareholder who exercises dissenters' rights with respect to such stockholder's CompCore Common Stock and receives payment for such shares in cash will generally recognize capital gain or loss (if the shares were held as a Capital Asset at the Effective Time) measured by the difference between the shareholder's basis in such shares and the amount of cash received provided the payment neither is essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenter's rights should generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder owns no Zoran Common Stock (either actually or constructively within the meaning of Section 318 of the Code); and

    (f) No gain or loss will be recognized by Zoran, Sub or CompCore as a result of the Merger.

    Neither Zoran nor CompCore has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Zoran and CompCore to consummate the Merger that Zoran receive confirming tax opinions from their respective counsel to the effect that for federal income tax purposes, the Merger will constitute a Reorganization. The Exhibit Opinions are not intended to satisfy this closing condition. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to certain assumptions, exceptions and qualifications and will be based on the truth and accuracy of certain representations of Zoran, CompCore, Sub and certain CompCore shareholders, including representations contained in certain certificates of the respective managements of Zoran, CompCore and Sub dated on or prior to the date of this Joint Proxy Statement/Prospectus.

    Of particular importance are the assumptions and representations relating to the "continuity of interest" requirement. To satisfy the "continuity of interest" requirement, CompCore shareholders must not, pursuant to a plan or intent existing at or prior to the consummation of the Merger, dispose of or transfer so much of either (i) their CompCore Common Stock in anticipation of the Merger or (ii) the Zoran Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the CompCore shareholders, as a group, would no longer have a significant equity interest in the CompCore business being conducted after the Merger. CompCore shareholders will generally be regarded as having a significant equity interest as long as the Zoran Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the CompCore shareholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied; if this requirement were not satisfied, the Merger would not be treated as a Reorganization.

    A successful IRS challenge to the Reorganization status of the Merger would result in a CompCore shareholder recognizing gain or loss with respect to each share of CompCore Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Zoran Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Zoran Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a Reorganization, a recipient of shares of Zoran Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely for CompCore Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also be recognized to the extent that a CompCare shareholder was treated as receiving (directly or indirectly) consideration other than Zoran Common Stock in exchange for the shareholder's CompCore Common Stock.

FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Zoran Common Stock received by CompCore shareholders in the Merger will be freely transferable, except that shares of Zoran Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of CompCore prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Zoran) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of CompCore or Zoran generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Plan of Reorganization requires CompCore to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Zoran Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

NASDAQ NATIONAL MARKET QUOTATION

    It is a condition to the Merger that the shares of Zoran Common Stock to be issued pursuant to the Plan of Reorganization and required to be reserved for issuance in connection with the Merger be approved for quotation on The Nasdaq National Market. An application has been filed for listing the shares of Zoran Common Stock on The Nasdaq National Market.

                           THE PLAN OF REORGANIZATION

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE PLAN OF REORGANIZATION, A COPY OF WHICH (TOGETHER WITH CERTAIN EXHIBITS THERETO) IS ATTACHED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF REORGANIZATION. STOCKHOLDERS OF ZORAN AND COMPCORE ARE URGED TO READ THE PLAN OF REORGANIZATION IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

THE MERGER

    The Plan of Reorganization provides that, following approval of the Merger Proposal by the stockholders of Zoran and approval of the Plan of Reorganization and the Merger by the shareholders of CompCore and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into CompCore, with CompCore continuing as the Surviving Corporation, which shall be a wholly-owned subsidiary of Zoran.

    If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing by the Surviving Corporation of a duly executed Agreement of Merger (the "Agreement of Merger") with the Secretary of State of the State of California and a duly executed Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Agreement of Merger.

CONVERSION OF SECURITIES

    Upon consummation of the Merger, pursuant to the Plan of Reorganization, each issued and outstanding share of CompCore Common Stock (other than Dissenting Shares) will be converted into the right to receive 0.6408 of a share of Zoran Common Stock. Based upon the outstanding shares of Zoran Common Stock and CompCore Common Stock as of October 31, 1996 (and assuming no exercise by CompCore shareholders of their dissenters' rights), the shareholders of CompCore immediately prior to the consummation of the Merger will own approximately 21.8% of the outstanding shares of Zoran Common Stock immediately following consummation of the Merger. If any holder of shares of CompCore Common Stock would be entitled to receive a number of shares of Zoran Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Zoran Common Stock multiplied by the average of the last reported sale price of Zoran Common Stock, as reported on The Nasdaq National Market, on each of the ten trading days immediately preceding the date of the Effective Time. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation.

    Promptly after the Effective Time, American Stock Transfers & Trust Company (the "Exchange Agent") will mail transmittal forms and exchange instructions to each holder of record of CompCore Common Stock to be used to surrender and exchange certificates evidencing shares of CompCore Common Stock for certificates evidencing the shares of Zoran Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing CompCore Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of Zoran Common Stock to which such holder is entitled and any cash which may be payable in lieu of a fractional share of Zoran Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. COMPCORE SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    After the Effective Time, each certificate evidencing CompCore Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Zoran Common Stock which the holder of such certificate is entitled to receive and the right to receive any cash payment in lieu of a fractional share of Zoran Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Zoran until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Zoran Common Stock, will be paid without interest.

STOCK PLANS AND OPTIONS

    At the Effective Time, each outstanding CompCore Option under the CompCore 1994 Stock Option Plan (the "CompCore Plan") shall be deemed to constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under such CompCore Option, the number of shares of Zoran Common Stock (rounded down to the nearest whole number) that the holder of such CompCore Option would have been entitled to receive pursuant to the Merger had such holder exercised such CompCore Option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of CompCore Common Stock otherwise purchasable pursuant to such CompCore Option divided by (ii) the number of whole shares of Zoran Common Stock deemed purchasable pursuant to such CompCore Option in accordance with the foregoing as of Effective Time. As of October 31, 1996, CompCore Options to acquire an aggregate of 1,398,000 shares of CompCore Common Stock were outstanding under the CompCore Plan.

    Zoran has agreed to reserve for issuance a sufficient number of shares of Zoran Common Stock for delivery under the Assumed Options as described above. As soon as practicable after the Effective Time, and not more than 30 business days thereafter, Zoran shall file a registration statement on Form S-8 with respect to the shares of Zoran Common Stock subject to such Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement and the current status of the prospectus contained therein for so long as such Assumed Options remain outstanding. With respect to individuals, if any, who will be subject to the reporting requirements under Section 16(a) of the Exchange Act after the Merger, Zoran has agreed to administer the Assumed Options in the Merger in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

    Employees of CompCore as of the Effective Time shall be permitted to participate in the Zoran Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of the plan. For purposes of such eligibility provisions, employees of CompCore will receive credit for prior service with CompCore.

REPRESENTATIONS AND WARRANTIES

    The Plan of Reorganization contains various customary representations and warranties relating to, among other things, (a) the due organization, valid existence and good standing of each of CompCore, Zoran and Zoran's subsidiaries and certain similar corporate matters, (b) the capital structure of each of Zoran and CompCore, (c) the authorization, execution, delivery and enforceability of the Plan of Reorganization, the consummation of the transactions contemplated by the Plan of Reorganization and related matters, (d) the absence of conflicts under charters or bylaws, required consents or approvals or violations of any instruments or law, (e) documents and financial statements filed by Zoran with the Commission and the accuracy of information contained therein, (f) the absence of undisclosed liabilities, (g) the absence of certain material adverse changes or events, (h) taxes, tax returns and audits, (i) properties, (j) intellectual property, (k) agreements, contracts and commitments, (l) litigation, (m) environmental matters, hazardous materials and hazardous materials activities, (n) employee benefit plans, (o) compliance with laws, (p) matters affecting the availability of pooling of interests accounting,
(q) interested party transactions, (r) the accuracy of information supplied by each of Zoran and CompCore in connection with the Registration Statement and this Joint Proxy Statement/Prospectus, (s) the opinion of Zoran's financial advisor, (t) the absence of pending discussions with other parties, and (u) the interim operations of Sub.

CERTAIN COVENANTS AND AGREEMENTS

    Pursuant to the Plan of Reorganization, CompCore has agreed that, during the period from the date of the Plan of Reorganization until the Effective Time, except as otherwise consented to in writing by Zoran or as contemplated by the Plan of Reorganization, CompCore will (a) carry on its business in the ordinary course in substantially the same manner as previously conducted, (b) pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due, (c) preserve intact its present business organization, (d) not grant any options under any employee plan or accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to the plan or any related agreement, (e) not transfer or license or otherwise extend, amend or modify any rights to its intellectual property, other than in the ordinary course of business consistent with past practices, (f) not declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service, (g) not issue, or authorize or propose to issue, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, subject to certain exceptions, (h) not engage in material acquisitions, (i) subject to certain exceptions, not sell, lease, license or otherwise dispose of material properties or assets, (j) not increase the compensation payable to its officers or employees, grant additional severance or termination pay (except as consistent with past practice) or enter into employment agreements with officers or any non-officer employee enter into any collective bargaining agreement or establish, adopt, enter into or amend any plan for the benefit of its directors, officers, or employees, subject to certain exceptions, (k) not revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (l) not incur indebtedness for money borrowed (or guarantees thereof) other than indebtedness incurred under existing lines of credit consistent with prior practice, (m) not amend its Articles of Incorporation or Bylaws, except as contemplated by the Plan of Reorganization,
(n) not incur, with certain exceptions, material capital expenditures, (o) not enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any CompCore product, (p) not amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business, (q) not waive or release any material right or claim, except in the ordinary course of business, (r) not initiate any litigation or arbitration proceeding, (s) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue, (t) promptly notify Zoran of any event or occurrence not in the ordinary course of business where such event or occurrence would result in a breach of any covenant of CompCore or cause any representation or warranty of CompCore to be untrue, and (u) confer on a regular basis with Zoran on operational matters of materiality.

    Pursuant to the Plan of Reorganization, Zoran has agreed that, during the period from the date of the Plan of Reorganization until the Effective Time, except as otherwise consented to in writing by CompCore or as contemplated by the Plan of Reorganization, Zoran and its subsidiaries will (a) carry on its business in the ordinary course in substantially the same manner as previously conducted, (b) pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due, (c) preserve intact its present business organization, (d) subject to certain exceptions, not grant any options under any employee plan or accelerate, amend or change the period of exercisability of options granted under any employee stock plan, (e) not declare or pay any dividends on or make other distributions in respect of any of its capital stock, not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service, (f) not sell, lease, or otherwise dispose of material properties or assets, except in the ordinary course of business, (h) not amend its Certificate of Incorporation or

Bylaws in any manner that materially affects the rights, preferences or privileges of the holders of its capital stock, except as contemplated by the Plan of Reorganization, (g) not take any action that would or is reasonably likely to result in any of its representations and warranties becoming untrue, and (i) confer on a regular basis with CompCore on operational matters of materiality.

NO SOLICITATION

    The Plan of Reorganization provides that CompCore will not, directly or indirectly, through any officer, director, employee, representative or agent of CompCore, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving CompCore, other than the transactions contemplated by the Plan of Reorganization (any of the foregoing inquiries or proposals being referred to in the Plan of Reorganization as a "CompCore Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any CompCore Acquisition Proposal, or (iii) agree to, approve or recommend any CompCore Acquisition Proposal.

    In addition, the Plan of Reorganization provides that Zoran will not, directly or indirectly, through any officer, director, employee, representative or agent of Zoran, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving a change of control of Zoran (any of the foregoing inquiries or proposals being referred to in the Plan of Reorganization as a "Zoran Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Zoran Acquisition Proposal, or (iii) agree to, approve or recommend any Zoran Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in the Plan of Reorganization shall prevent Zoran or the Zoran Board from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Zoran Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Zoran Acquisition Proposal to the stockholders of Zoran, if and only to the extent that the Zoran Board determines in good faith (after consultation with outside legal counsel) that such action is necessary for the Zoran Board to comply with its fiduciary duties to the Zoran stockholders under applicable law, or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Zoran Acquisition Proposal.

    CompCore and Zoran are each required to notify the other party (orally and in writing) within 24 hours after receipt of any Acquisition Proposal or request for non-public information or access to its properties, books or records in connection with an Acquisition Proposal.

RELATED MATTERS AFTER THE MERGER

    At the Effective Time, Sub will be merged with and into CompCore, and CompCore will be the Surviving Corporation and a wholly-owned subsidiary of Zoran. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of CompCore Common Stock. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of CompCore Common Stock.

    Unless otherwise determined by Zoran prior to the Effective Time, at the Effective Time, the Articles of Incorporation of CompCore, as in effect immediately prior to the Effective Time and as amended in accordance with the provisions of the Plan of Reorganization, will be the Articles of Incorporation of the

Surviving Corporation, and the Bylaws of CompCore, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation.

    The directors of Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation.

    After the Effective Time, George T. Haber, CompCore's President and Chief Executive Officer, will join Zoran as Executive Vice President, and Sorin C. Cismas, CompCore's Chief Technical Officer, will join Zoran as Chief Scientist. See "The Merger--Employment Agreements."

ESCROW AND INDEMNIFICATION

    At the Effective Time (and, with respect to Dissenting Shares for which appraisal rights have not been perfected or have been lost, such later time as determined in accordance with Section 2.4 of the Plan of Reorganization), Zoran will deposit into escrow certificates representing 10% of the shares of Zoran Common Stock otherwise issuable to the holders of CompCore Common Stock in the Merger on a pro rata basis ("Escrow Shares"). The Escrow Shares will be registered in the name of and deposited with the Escrow Agent pursuant to the Plan of Reorganization and the Escrow Agreement to constitute the Escrow Fund. A copy of the Escrow Agreement is included in Appendix A hereto. The Escrow Fund will be available to provide a fund against which Zoran, its affiliates and their officers, directors, employees and attorneys may assert indemnification claims for losses, damages, costs and expenses (including reasonable legal fees and expenses) that an indemnified party has incurred by reason of (i) any inaccuracy in or breach of any representation, warranty or covenant of CompCore contained in the Plan of Reorganization or (ii) any legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses incurred by CompCore in connection with the Merger, to the extent such expenses total more than $1,000,000 (collectively, "Zoran Losses"). The indemnification period will end on the earlier of (i) the date 12 months following the Effective Time or (ii) the date on which Zoran releases its audited consolidated financial statements for the fiscal year ending December 31, 1997.

    Upon exercise of any Assumed Options during the indemnification period, 10% of the shares of Zoran Common Stock issued upon such exercise will be deposited into escrow and treated as Escrow Shares. In the case of any Assumed Options that remain outstanding immediately following the end of the indemnification period, the number of shares of Zoran Common Stock issuable upon any subsequent exercise of such Assumed Options will be reduced (and the exercise price per share will be increased) in proportion to any reduction in the number of shares of Zoran Common Stock received by holders of Assumed Options that were exercised during the indemnification period as a result of distributions of Escrow Shares to satisfy indemnification claims. The intent of the foregoing is to ensure that the aggregate number of shares of Zoran Common Stock received by a holder of any Assumed Option after the indemnification period has expired and the Assumed Option has been exercised will be reduced by the same proportion regardless of whether such holder exercises the Assumed Option during or after the indemnification period.

    Notwithstanding the indemnification provisions described above, indemnification will not be available unless and until the aggregate amount of Zoran Losses exceeds $50,000. To receive any Escrow Shares, notice of the Zoran Loss must be delivered to the Escrow Agent and the Shareholder Representative. If the Shareholder Representative disputes the claim, the matter must be resolved by binding arbitration. For the purpose of compensating Zoran for its Zoran Losses, the Escrow Shares shall be valued at a price equal to the average closing price of Zoran Common Stock for the 10 trading days immediately preceding the Effective Date. In no event shall Zoran receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of Zoran's claim, and the maximum liability of all CompCore shareholders under the indemnity provisions of the Plan of Reorganization shall not exceed the forfeiture of the Escrow Shares in the Escrow Fund. Except with respect to claims based on willful fraud or intentional misrepresentation or claims arising under state or federal securities laws, Zoran's sole recourse with respect to Zoran Losses is limited to the Escrow Fund.

CONDITIONS

    The respective obligations of Zoran and CompCore to effect the Merger are subject to the following conditions, among others: (a) shareholders of CompCore shall have approved and adopted the Plan of Reorganization and approved the Merger; (b) stockholders of Zoran shall have approved the Merger Proposal; (c) all material governmental authorizations, consents, orders or approvals shall have been obtained; (d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect, nor shall there be any proceeding seeking any of the foregoing that prevents, or seeks to prevent, the consummation of the Merger; (f) no action shall be taken, nor any statute, rule, regulation, or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (g) the receipt of a letter of Price Waterhouse LLP by each of Zoran and CompCore, dated as of the date of this Joint Proxy Statement/Prospectus and confirmed in writing at the Effective Time, stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles (see "The Merger--Accounting Treatment"); (h) the approval of the shares of Zoran Common Stock to be issued in the Merger for quotation on The Nasdaq National Market; (i) approval of the Merger by the affirmative vote of not less than 92% of the outstanding shares of CompCore Common Stock; (j) receipt by Zoran of a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to Zoran, and receipt by CompCore of an opinion of Cooley Godward LLP, counsel to CompCore, both to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code (see "The Merger--Certain Federal Income Tax Consequences"); (k) Zoran's satisfaction as to the willingness of certain key employees of CompCore to remain as employees of the combined entity following the Merger; (l) receipt by Zoran of all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Zoran Common Stock pursuant to the Merger; (m) the accuracy in all material respects of the representations and warranties of the other party set forth in the Plan of Reorganization; and (n) the performance in all material respects of all obligations of the other party required to be performed under the Plan of Reorganization.

TERMINATION; TERMINATION FEES AND EXPENSES

    The Plan of Reorganization may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Zoran and CompCore:

    (a) by the mutual written consent of Zoran and CompCore;

    (b) by either Zoran or CompCore, if the Merger shall not have been consummated by February 28, 1997 (provided that the right to terminate the Plan of Reorganization for this reason shall not be available to any party whose failure to fulfill any obligation under the Plan of Reorganization has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    (c) by either Zoran or CompCore, if a court of competent jurisdiction or other Governmental Entity (as defined in the Plan of Reorganization) shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.8 of the Plan of Reorganization (requiring each party to take all reasonable action necessary to satisfy any legal conditions to the Merger);

    (d) by Zoran, if the Board of Directors of CompCore shall have withdrawn or modified its recommendation of the Plan of Reorganization or the Merger or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing, or by CompCore, if the Board of Directors of Zoran shall have withdrawn or modified its recommendation of the Merger

       Proposal or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing;

    (e) by Zoran, if, at the CompCore Special Meeting (including any adjournment or postponement), the requisite vote of the shareholders of CompCore in favor of the Plan of Reorganization and the Merger shall not have been obtained, or by CompCore, if, at the Zoran Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Zoran in favor of the Merger Proposal shall not have been obtained;

    (f) by Zoran or CompCore, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Plan of Reorganization, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Zoran) or 7.3(a) or (b) (in the case of termination by CompCore) of the Plan of Reorganization (relating to the accuracy of representations and warranties of the other party and performance by other party of certain obligations) not to be satisfied and (ii) shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party;

    (g) by Zoran if the Merger is not approved by the affirmative vote of the holders of not less than 92% of the outstanding shares of CompCore Common Stock; or

    (h) by CompCore if, without CompCore's prior written consent, there occurs a change of control of Zoran pursuant to a Zoran Acquisition Proposal that is not approved by Zoran's Board of Directors (an "Unsolicited Acquisition").

    In the event of any termination of the Plan of Reorganization by either Zoran or CompCore as provided above, there will be no liability or obligation on the part of Zoran, CompCore, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Plan of Reorganization, and except as otherwise required by the provisions described below relating to the payment of fees and expenses.

    Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Plan of Reorganization and the transactions contemplated thereby shall be paid by the party incurring such expenses.

    Zoran is required to pay CompCore a termination fee of $1,000,000 upon the termination of the Plan of Reorganization by CompCore following an Unsolicited Acquisition if (i) the Unsolicited Acquisition is consummated within 12 months following such termination and (ii) immediately prior to such termination, CompCore was not in breach of any of its material obligations under the Plan of Reorganization.

    To the extent that the legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses incurred by CompCore in connection with the Merger exceed $1,000,000, the amount of such excess shall constitute Zoran Losses for which the shareholders of CompCore may be required to indemnify Zoran. See "--Escrow and Indemnification."

AMENDMENT AND WAIVER

    The Plan of Reorganization may be amended at any time by action taken or authorized by the respective Boards of Directors of Zoran and CompCore, but after approval by the stockholders of Zoran or CompCore of the matters presented in connection with the Merger to them, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. Zoran and CompCore, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Plan of Reorganization, may waive inaccuracies in the representations or warranties contained in the Plan of Reorganization and may waive compliance with any agreements or conditions contained in the Plan of Reorganization.

                          INFORMATION CONCERNING ZORAN

BUSINESS

    THE FOLLOWING SECTION INCLUDES A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT ZORAN'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED. IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE WORDS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

    Zoran develops and markets integrated circuits for digital video and audio compression applications. Zoran's integrated circuits are used in a variety of video and audio products addressing evolving multimedia markets. Current applications for Zoran products include professional and consumer video editing systems, PC-based video CD systems, stand-alone video CD systems, digital audio systems and filmless digital cameras.

  INDUSTRY BACKGROUND

    Electronic processing of visual images and sound is pervasive in today's society, with televisions, VCRs, computers and sound systems present in homes and businesses throughout the developed world. Historically, video images and audio soundtracks have been transmitted, edited and stored almost exclusively using analog formats. More recently, however, advances in technology have allowed video and audio to be processed and stored in digital form. Unlike analog formats which are inherently unstable and difficult to edit and enhance, digital formats permit the manipulation of video and audio signals, through digital signal processing ("DSP"), and offer a number of fundamental advantages over analog technologies. Through complex DSP operations, digital video and audio signals may be compressed, providing significant storage and transmission efficiencies, may be filtered, allowing for noise reduction, and may be transmitted and reproduced without perceptible image or sound degradation. Digital formats also provide users with additional benefits including random access to data and superior editing capabilities.

    The transition to the use of digital video and audio formats has been dependent upon continuing technological advances which have steadily improved the quality and flexibility of digital technology and reduced its cost. Initial advances in DSP technology took place in military and industrial applications where high performance and speed were of paramount importance and cost was a secondary consideration. As costs have decreased and technology has improved, digital technology has increasingly been applied to commercial and consumer applications. One of the first applications of digital audio formats in the consumer electronics market was the digital audio compact disc. The benefits of digital audio processing led the consumer audio industry to convert from analog long playing records to digital compact discs, resulting in the rapid growth in the market for compact disc players. Subsequently, digital formats have increasingly been applied in the development of a variety of consumer electronics products such as video laser discs, video editing systems, filmless digital cameras, digital surround sound systems, video conferencing systems, cable television systems, direct broadcast satellite systems and multimedia computer products.

    One of the most significant barriers to the widespread acceptance of digital technology has been the huge amount of data required to represent images and sounds in a digital format, making cost-effective storage or transmission impractical. For example, storage of an hour-long video program in uncompressed digital form would require approximately 100 CD-ROMs. Through digital compression techniques, a substantial number of the redundancies inherent in video and audio data can be identified and eliminated, significantly reducing the overall amount of data which needs to be retained. These compression techniques allow the same hour long video program which required 100 CD-ROMs for storage to be compressed and stored on a single CD-ROM. Additionally, digital compression of video data allows

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
previously unmanageable amounts of data to be stored in the memory of a standard personal computer, thereby permitting the data to be accessed and edited easily.

    To drive the implementation and speed the adoption of compression technologies, industry participants organized committees to define international compression standards. Leaders in consumer electronics, computers and telecommunications joined together through the International Standards Organization (the "ISO") to define standards for the compression of still images, motion video and audio for consumer electronics and broadcast applications. The first standard adopted was JPEG (Joint Photographic Experts Group), a standard designed for the high quality compression of still images and the real-time, low cost compression and decompression (or playback) of moving images. The first commercial products complying with the JPEG standard were introduced in 1992. MPEG 1 (Moving Pictures Experts Group), a standard for compression of both video and audio, was subsequently adopted. MPEG 1 was designed to allow the high compression ratios necessary for the limited storage capacity of the CD-ROM format. The first commercial products complying with the MPEG 1 standard were introduced in 1993. MPEG 2, a compression standard for both video and audio, was designed to provide improved quality in broadcast and video playback applications. Digital video disc ("DVD") players, the initial commercial products complying with the MPEG 2 standards, have been announced for volume delivery to the consumer market beginning in 1997.

    In addition to the ISO standards, industry participants have from time to time introduced technologies which have become industry standards. In 1991, Dolby Laboratories, Inc. ("Dolby") launched Dolby AC-3, an audio compression technique which Zoran believes is emerging as an industry standard. Dolby AC-3 was developed as a successor to Dolby's Pro-Logic analog technique for use in multichannel digital surround sound systems. Dolby AC-3 has been principally used in movie theater sound systems and has recently been introduced in home theater applications. Digital compression of audio data facilitates enhanced audio playback in video-oriented formats by allowing storage of additional information in the limited space allocated for audio and facilitates the seamless integration of sound with compressed video. Zoran believes that Dolby AC-3 is the most advanced audio compression technique currently available and will be the principal audio compression technique used in conjunction with MPEG 2 video compression in DVD players. Dolby AC-3 has also been adopted by the High Definition Television ("HDTV") Grand Alliance, and several large cable television operators have announced their intention to incorporate Dolby AC-3 in their cable systems.

    Each of these standard compression techniques specify data formats in which compressed data must be presented in order to enable equipment from multiple vendors to be integrated into a single system that can transmit and display the data in digital video and audio form. These standards do not, however, specify the compression or decompression methodologies to be employed or additional functionality which may be used to enhance or manipulate digital signals. These standards, therefore, do not determine image or sound quality, data compatibility or compression efficiency. For example, data compression may comply with relevant standards despite being poorly processed and containing artifacts which result in image degradation in video applications or poor sound quality in audio applications. As a result, there can be significant differences in overall image or sound quality between two solutions based on the same standard. Therefore, integrated circuit manufacturers can differentiate their products through the quality of their compression solution, image enhancement capabilities and audio effects.

    Historically, as system vendors sought compression solutions, the cost, complexity and time required to compress and decompress data have imposed significant limitations on the use of digital compression. Over the last several years, as cost-effective compression solutions have emerged, product manufacturers have increasingly sought to design and market lower-cost digital video and audio systems and products to address high volume consumer applications. The current challenge to manufacturers of compression integrated circuits is, therefore, to provide product manufacturers with high-quality, cost-effective, standards-based solutions.

  THE ZORAN SOLUTION

    Zoran provides high-quality, cost-effective, standards-based compression solutions to address a broad range of video and audio applications. Zoran was a pioneer in the development of high performance DSP products and has developed expertise in digital signal processing, integrated circuit design, algorithms and software development, as well as proprietary DSP and compression technologies. Zoran is focused on bringing its multi-disciplinary expertise and proprietary technologies to bear in the development of compression solutions for commercial and consumer applications in evolving multimedia markets. The key elements of Zoran's solution are:

    STANDARDS-PLUS TECHNOLOGY. Zoran has leveraged its broad multi-disciplinary expertise and proprietary DSP and compression technologies to develop integrated circuits that are fully compliant with industry compression standards. Zoran's products go beyond industry standards by improving image quality and allowing more efficient use of memory, processing and communication resources. This "standards-plus" functionality includes OEM-programmable effects for audio and user-selectable compression ratios for video.

    EXPANDABLE ARCHITECTURE. Zoran's integrated circuits are based on a design that permits easy adaptation for a broad range of specific applications. This adaptation is achieved through the addition of modules to, or deletion of modules from, the architecture of the integrated circuit or modification of the software embedded in the integrated circuit. Combined with the enhanced functionality of Zoran's "standards-plus" technology, Zoran's expandable architecture facilitates product design and upgrades and thereby substantially accelerates customers' time to market.

    COST-EFFECTIVE SOLUTIONS. Zoran focuses on reducing the feature size, power consumption and number of integrated circuits required to perform compression functions. This reduces the cost of manufacturing and operating end products incorporating Zoran's integrated circuits, and permits the use of these products in a broader variety of high volume applications. In addition, the modular nature of Zoran's architecture lowers Zoran's cost of new product development, and Zoran's design engineers work closely with its customers to meet new product specification requirements within the customer's cost parameters.

    INTEGRATED SYSTEM SOLUTIONS. Zoran assists its customers in solving their total system requirements by providing integrated products that combine hardware and software to address multiple system functions on a single integrated circuit or chip set, thereby reducing the customer's total system cost and allowing the customer to concentrate on differentiating its products from those of its competitors. For example, in personal computer applications requiring the decompression of both video and audio, Zoran has developed a single chip solution that provides standard video decompression on the integrated circuit and audio decompression by means of embedded software which is less costly and more energy efficient than a full hardware solution.

  STRATEGY

    Zoran's objective is to be a leading provider of cost-effective, high-performance digital video and audio compression solutions addressing selected high volume applications in evolving multimedia markets. Key elements of Zoran's strategy include:

    FOCUS ON HIGH VOLUME CONSUMER APPLICATIONS. Zoran's strategy is to focus on providing compression solutions for manufacturers seeking to design video and audio products for emerging high volume consumer applications. In cooperation with leading manufacturers of video and audio equipment in the commercial and consumer markets, Zoran attempts to identify market segments which have the potential for substantial growth.

    MAINTAIN AND LEVERAGE TECHNOLOGICAL LEADERSHIP. Zoran's years of experience in the fields of DSP, integrated circuit design, algorithms and software development have enabled it to become a leader in the

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
development of compression solutions. Using its multi-disciplinary expertise, Zoran has developed new technologies for compression of both video and audio. For example, Zoran believes that its proprietary bit rate control technology has helped Zoran provide reliable and inexpensive JPEG-based video compression and that its implementation of Dolby AC-3 technology on a single chip is facilitating the emergence of Dolby AC-3 as a standard for multi-channel digital sound. Zoran intends to continue to invest in research and development in order to maintain its technological leadership and leverage its proprietary DSP and compression technologies.

    ESTABLISH STRATEGIC PARTNERSHIPS. Zoran works closely in the product development process with leading manufacturers of products that incorporate Zoran's integrated circuits. Potential products are designed to meet customer-driven product requirements defined jointly by Zoran and its partners with the partner providing technological input and, in selected cases, a portion of the development funding. This strategy has permitted Zoran to develop products with substantial financial and other assistance, while retaining ownership of the technology and ensuring an established customer for the product once development is completed. In some cases, Zoran's strategic partners also provide sales and marketing support. Zoran has also established long term relationships with strategic partners that provide manufacturing capacity and will seek to develop additional strategic relationships with manufacturers. See "--Research and Development," "--Sales and Marketing" and "--Manufacturing" for descriptions of Zoran's relationships with its current strategic partners.

    ACCELERATE CUSTOMERS' TIME TO MARKET. Being early to market is critical to a customer's ability to capture market share and therefore to Zoran's ability to make volume sales to the customer. Zoran works closely with key customers and provides them early access to its technologies. In addition to providing integrated solutions, Zoran provides its customers with a broad range of engineering reference boards complete with device driver software and embedded software, substantially shortening the customer's product design time. Zoran's expandable modular architecture also allows the development of fully compatible upgrade products, which accelerates its customers' time to market and reduces their development costs.

  MARKETS AND APPLICATIONS

    The availability of standards-based digital and audio compression technology has facilitated the development of products for a wide variety of multimedia markets. Typically, new technology is adopted by manufacturers of relatively expensive products designed primarily for commercial and high-end consumer applications. As technology becomes less expensive to produce and is more broadly accepted, manufacturers design lower-cost products for high-volume consumer applications. Historically, Zoran's products have been implemented in commercial and high-end consumer applications. Zoran believes, however, that the markets for its products will increasingly extend to high-volume consumer applications. Zoran's products are currently used in a variety of multimedia applications.

    VIDEO EDITING SYSTEMS

    Video editing systems are used in the video post-production process to "cut and paste" video sequences and add special audio and video effects. Historically, professional video editing systems have been comprised of expensive pieces of analog video and audio equipment interconnected by means of various interface devices. Compression technology allows video images to be stored in a computer's memory in sufficient volume to permit "cut and paste" editing to be performed through random access to stored images. Since the early 1990s, a number of companies have introduced digital video editing systems designed for the professional market. Companies such as Avid Technology, Inc. ("Avid"), Azeena Technologies Inc. ("Azeena"), Fast Multimedia, Inc. ("Fast"), Matrox Electronic Systems Ltd. ("Matrox"), miro Computer Products AG ("miro") and Truevision Inc. ("Truevision") utilize Zoran's JPEG-based products in their professional video editing systems.

    As costs of compression technology have declined, a number of manufacturers have designed low cost digital video editing equipment. Add-in boards and software allowing the creation of PC-based video editing systems are now available with list prices starting under $400. The availability of these low cost systems has created a new category of users in the corporate, education, government and consumer markets. Add-in boards incorporating Zoran's JPEG-based products have been introduced by several manufacturers, including Avid, Azeena, Fast, Matrox, miro, Spea Software AG ("Spea") and Truevision.

    VIDEO PLAYBACK SYSTEMS

    COMPUTER APPLICATIONS. Almost all desktop personal computers now on the market have accelerated graphics capability, and Zoran believes that more than half of the PCs sold in 1995 included CD-ROM and audio capabilities. MPEG 1 compression technology is currently used to accelerate video playback in personal computers. The high compression ratios offered by this technology allow over one hour of video to be stored in digital format on a single CD-ROM. Companies such as Fast and Spea incorporate Zoran's MPEG 1-based products in add-in boards for PC applications.

    STAND-ALONE PLAYBACK APPLICATIONS. Currently, two types of video playback systems are available for consumer video applications: video CD players and laser disc players.

    Video CD players are essentially CD audio players with MPEG 1 decoders and a video output. This functionality adds between $100 and $200 to the retail cost of a typical audio player. Video CD players offer video playback of near-VCR quality and two-channel stereo audio playback. MPEG 1 compression enables 45 to 60 minutes of video to be stored on a single compact disc. Most major film studios have released titles in video CD format. Video CD players can also play karaoke titles and are particularly popular in the Far East, which Zoran believes will continue to be the primary market for these products. Peacock AG and OnMate Technology, Inc. are among the companies offering stand-alone video CD players incorporating Zoran's MPEG 1-based products. LG Electronics and Siemens AG ("Siemens") each use Zoran's MPEG 1-based products in integrated television and computer products with video CD capability. These integrated products are currently being marketed in the Far East and Europe.

    High quality playback of audio and video is currently available on large laser discs. Laser disc players generally cost somewhat more than video CD players and VCRs. Laser disc technology uses no video compression, although digital audio compression is required for storage of multi-channel audio data in the limited space allocated for audio data on laser discs. Dolby AC-3 technology provides audio compression and enhances audio quality by adding multi-channel digital surround sound capability. Zoran's Dolby AC-3-based audio compression products are currently used by manufacturers of audio receivers for use with laser disc players, including Pioneer Electronic Corporation ("Pioneer") and Yamaha Corporation ("Yamaha").

    The next generation of video playback systems, DVD players, is currently under development. DVD players will use MPEG 2 video compression technology to provide significantly higher quality playback than is possible with video CD players. Zoran also expects that DVD players will be included in some personal computers in place of CD-ROM drives. Zoran believes that most DVD players will use Dolby AC-3 audio compression technology for storage and playback of the audio soundtrack. Although the MPEG standards and various competitors also prescribe audio compression techniques, Zoran believes that Dolby AC-3 audio compression technology provides enhanced performance. Zoran is currently selling Dolby AC-3-based audio compression products for use by developers of DVD systems, including Pioneer and Samsung Electronics Co., Ltd. There have been delays in the development of the DVD market, and there still is uncertainty regarding the timing of volume production and shipment of DVD players. Zoran currently expects DVD players to be introduced to the consumer market in 1997.

    DIGITAL AUDIO SYSTEMS

    In 1991, Dolby launched AC-3, an audio compression technique which Zoran believes is emerging as an industry standard. Dolby AC-3 was developed as a successor to Dolby's Pro-Logic analog technique for use in multi-channel digital surround sound systems. Dolby AC-3 has been principally used in movie theater sound systems and has recently been introduced in home theater applications. Digital compression of audio data facilitates enhanced audio playback in video-oriented formats by allowing storage of additional information in the limited space allocated for audio and facilitates the seamless integration of sound with compressed video. Companies such as Kenwood Corporation, Pioneer and Yamaha incorporate Zoran's Dolby AC-3-based products into equipment used in home theater applications, while Dolby uses Zoran components in its movie theater playback systems. As DVD technology becomes available, Zoran expects consumer demand for Dolby AC-3-based home systems to increase. In addition, cable and satellite programming companies are planning to offer multi-channel digital sound through digital television services. Zoran has sold its Dolby AC-3-based audio decoder to a major telecommunications company for use in television set-top boxes that will receive this type of programming. Zoran believes that the availability of broadcast data in this form will further increase the demand for Dolby AC-3-based systems.

    FILMLESS DIGITAL CAMERAS

    In 1990, Zoran introduced video compression devices that facilitated the development of the first filmless digital cameras. These cameras allow the capture of high resolution images, the viewing, editing and storage of such images on a computer system and their transmission over telephone lines and computer networks. High quality copies of these images can be printed using color laser printers As technology has advanced and manufacturing costs have decreased, filmless digital cameras have been introduced in the $1,000 to $5,000 price range. Recently, several manufacturers announced filmless digital cameras with list prices below $500. Zoran believes that consumer demand for filmless digital cameras will increase as they become available at prices approaching those of conventional single lens reflex cameras and as the evolving desktop multimedia market creates increasing uses for them. Zoran's JPEG-based products are used in filmless digital cameras manufactured for the consumer market by companies such as Fujifilm and Olympus Optical Co., Ltd.

    Compression technology has also enabled the development of tapeless digital video cameras that are currently marketed for professional use. Zoran's JPEG-based products are currently used in tapeless digital video cameras manufactured by Avid and Ikegami Electronics U.S.A. Inc.

    COLOR LASER PRINTERS AND SCANNERS

    Color laser printers and scanners have not received widespread market acceptance to date due to the cost of the large amount of memory needed to store and process color images. By reducing the memory required to store and process images, compression technology has allowed the development of faster, lower-priced color laser printers and scanners. Recently, color laser printers using JPEG technology have been introduced with list prices under $1,000, and color scanners have been introduced in the $1,000 to $1,500 price range. These products are used principally in business applications. Canon Research Center America, Inc. incorporates Zoran's JPEG-based products in its color scanners. Zoran expects that as the cost of components continues to decline and economies of scale are reached through higher manufacturing volumes, the development of lower-priced color laser printers and scanners for home computer markets will become feasible.

    OTHER APPLICATIONS

    Other existing and potential applications for audio and video compression devices include arcade games and video kiosks, digital video recorders, digital security cameras and video conferencing equipment. To date, Zoran has made limited sales to manufacturers developing products for these markets, and

Zoran does not anticipate that sales of its integrated circuits for use in these products will account for significant revenues in the foreseeable future.

  PRODUCTS AND TECHNOLOGY

    Zoran's multimedia product line consists of three product families: video compression and decompression products based on JPEG technology, audio and video decompression products based on MPEG 1 technology and audio decompression products for use in products using MPEG 2 or Dolby AC-3 technology.

    The following table lists Zoran's multimedia products currently in production, including the months in which initial production units were first made available to customers.

MARKET                  PRODUCTS              INITIAL COMMERCIAL    PRINCIPAL APPLICATIONS
                                                   SHIPMENT

JPEG         JPEG codec (ZR36050)                 April 1993       PC video editing
             Motion JPEG controller               July 1994
               (ZR36055)
             Color space converter              December 1993      PC video editing
               (ZR36011)*
             Raster-to-block converter          September 1993     Filmless digital cameras
               (ZR36015)*
             Integrated converter               February 1995      Color scanners
               (ZR36016)*
             JPEG PCI Multimedia Controller       June 1996        Color printers
               (ZR36057)

MPEG         MPEG 1 decoder (ZR36100)             July 1994        PC-based and stand-
             MPEG 1 decoder (ZR36110)           February 1996      alone video CD
             PCI multimedia controller           January 1996      players
               (ZR36120)
             MPEG 1 audio decoder software      September 1995
               (ZR36SW1)

Audio        6-channel AC-3 decoder             December 1994      Home theater
               (ZR38500)
             2-channel AC-3 audio decoder       February 1995      DVD players
               (ZR38501)
             2-channel AC-3/MPEG 2 audio        February 1995      Television set-top boxes
               decoder (ZR38521)
             Programmable audio processor       November 1994      Programmable audio
               (ZR38001)                                           effects

* Designed and manufactured by a third-party and sold by Zoran under its name pursuant to a non-exclusive license. See "--Proprietary Rights and Licenses."

    JPEG TECHNOLOGY AND PRODUCTS

    THE JPEG STANDARD. In 1991, the JPEG (Joint Photographic Experts Group) Committee of the ISO completed a technical specification for a standard to compress individual digitized images which may consist of still images or consecutive frames of video data. JPEG has been widely adopted for video editing applications, since each frame in the video is individually compressed, allowing cutting and pasting of sequences as well as modification of individual frames or sequences. Images are compressed through elimination of spatial redundancies within an image and the filtering of high frequency areas to which the eye is less sensitive. Using these techniques, the JPEG compression standard is able to reduce the data necessary to represent an image without significant degradation of image quality. Still images or motion video can be compressed to varying degrees using JPEG, with greater compression resulting in lower quality. Typically, four-to-one or five-to-one compression yields broadcast image quality while 20-to-one compression is similar to VHS quality.

    ZORAN JPEG TECHNOLOGY. Zoran JPEG technology incorporates a proprietary bit rate control algorithm that enables its JPEG-based products to compress any image to a predetermined size while optimizing video quality using pre-selected parameters. Without this feature, the JPEG compression process results in compressed data files of various sizes based on the actual content of the original image, given a constant degree of compression, and an image with large amounts of visual detail will generate a larger data file than that generated from an image with less detail. Performance of many video applications is hampered by variability in the size of the compressed images in a video sequence, which can result in inefficient use of available memory, bus speed or communication channel capacity or even the loss of images. Zoran's bit rate control is a "standards-plus" solution that uses real-time DSP algorithms to optimize video quality based on pre-selected parameters, which can be programmed by OEMs, without the loss of any image or video frame. Zoran's bit rate control has been incorporated in its JPEG-based devices that are used in video editing systems, filmless and tapeless digital cameras, color scanners, PC-based security systems, video conferencing and other applications. Other features of Zoran's JPEG-based products include their ability to handle a wide range of compression ratios, to perform a "lossless" compression algorithm in the same JPEG device and to rapidly scan or browse a large number of images. Zoran implements these functions in a single integrated circuit while Zoran believes most other manufacturers' solutions require multiple chips, resulting in higher manufacturing costs and greater power consumption.

    JPEG-BASED PRODUCTS. Zoran's ZR36050 codec is a compression/ decompression device used for real time encoding and decoding of JPEG video for video editing applications. The ZR36050 is fully compliant with JPEG standards. The ZR36050 utilizes Zoran's proprietary bit rate control technology for high quality video capture. It also features a unique embedded "lossless" mode that allows customers to elect to use low compression ratio techniques that result in no data loss for applications where quality is the primary consideration. The ZR36050 is often installed in a chipset that includes the ZR36055 motion controller or pre/post-processing devices such as the ZR36011 color space converter, ZR36015 raster-to-block converter and the ZR36016 integrated color space/raster-to-block converter. The ZR36057 is a PCI controller targeting consumer-priced but professional quality desktop video editing systems.

    MPEG TECHNOLOGY AND PRODUCTS

    THE MPEG STANDARDS. In 1991, the MPEG (Moving Pictures Expert Group) Committee of the ISO completed a technical specification for a standard to compress moving video and audio into a single data stream. Like JPEG, MPEG 1 removes spatial redundancies from single frames of video data. MPEG 1 improves on JPEG by also removing redundancies that occur between consecutive video frames. Because video represents movement, it is possible to detect and estimate the movement of similar picture elements between video frames, a process called motion estimation. MPEG motion estimation uses the content of previous and future frames to predict the content of the current frame without using its full content. MPEG 1 implements audio compression by exploiting psycho-acoustic masking, taking advantage of the fact that the ear is less sensitive to a quiet note at one frequency when a much louder note is present at a nearby frequency. MPEG 1 often achieves video compression ratios of over 100-to-one and audio compression ratios of six-to-one. MPEG 1 is particularly suitable for low-cost CD-ROM applications due to its low-cost implementation.

    In 1993, the MPEG 2 video committee completed a technical specification to address the more stringent requirements of the broadcast industry. MPEG 2 provides more sophisticated prediction techniques, enabling a compression solution to comprehend video as interlaced fields of data, rather than individual frames. MPEG 2 also allows for operation at higher resolution and at higher bit rates than

MPEG 1, resulting in improved image quality for high motion, high detail video. MPEG 2 typically achieves compression ratios of 50-to-one. Because of its higher bit rate, MPEG 2 technology cannot be used in standard CD-ROM applications, but will be used in DVD players.

    ZORAN MPEG TECHNOLOGY. Zoran's MPEG 1 decoder technology offers an on-chip solution for processing combined audio and video bit streams and other system-level control data. This feature, combined with additional software drivers, allows for high-quality audio-video synchronization and has facilitated development of low-cost MPEG-based playback add-in boards for PC applications.

    MPEG-BASED PRODUCTS. Zoran's ZR36100 and ZR36110 are single-chip system and video decoders optimized for use in video CD playback applications. Zoran believes the ZR36100 is the first device of its type to perform system decoding and synchronization between audio and video functions. The recently announced ZR36110 is designed for use with later model, higher performance video CD players. The ZR36SW1 audio decoder software enables the effective partitioning of the full MPEG playback process between the host CPU and dedicated hardware by performing the audio MPEG decoding in software, thereby reducing total system cost. The recently announced ZR36120 PCI multimedia controller enable the cost-effective integration of high performance multimedia functions on PCI systems. The PCI bus, which is offered in most new multimedia personal computers, permits the high-speed transfer of digital information, including video, within the PC. The ZR36120 provides a single PCI bus interface for chips performing digitizer, TV tuner, JPEG, MPEG and TV out functions, thereby eliminating numerous interfaces and minimizing the use of PCI slots.

    AUDIO TECHNOLOGY AND PRODUCTS

    THE DOLBY AC-3 STANDARD. In 1991, Dolby launched Dolby AC-3, an audio compression technique which Zoran believes is emerging as an industry standard. Dolby AC-3 was developed as a successor to Dolby's Pro-Logic analog technique for use in multi-channel digital surround sound systems. Dolby AC-3 has been used in sound systems that have been installed in over 3,000 movie theaters and has recently been introduced in home theater applications. Digital compression of audio data facilitates enhanced audio playback in video-oriented formats by allowing storage of additional information in the limited space allocated for audio and facilitates the seamless integration of sound with compressed video. Zoran believes that Dolby AC-3 is the most advanced audio compression technique currently available and will be the principal audio compression technique used in DVD players. Dolby AC-3 has also been adopted by the HDTV Grand Alliance, and several large cable operators have announced their intention to incorporate Dolby AC-3 in their cable systems.

    ZORAN AUDIO TECHNOLOGY. Zoran, pursuant to a development agreement with Dolby, has developed a programmable DSP engine with an architecture optimized for Dolby AC-3 and other demanding audio applications and was the first to develop a single-chip solution for Dolby AC-3 decoding. Zoran's audio products incorporate the Dolby AC-3 algorithm for decompression of multi-channel digital surround sound, along with additional standards such as various layers of MPEG audio decompression and other functions such as Dolby Pro-Logic decoding, digital filtering and equalization. Zoran's programmable audio DSP architecture enables system manufacturers to reduce system cost through software that allows these manufacturers to program proprietary functions into Zoran's AC-3-based decoder and eliminate the need for additional DSP devices while maintaining their own differentiation, flexibility and standards compliance.

    AUDIO PRODUCTS. The ZR38500 is a single-chip Dolby AC-3-based decoder for high quality audio systems that can support up to six output channels and also includes implementation of Dolby Pro-Logic. The ZR38500 affords user-customizable memory for audio post-processing and special audio effects. The ZR38521/501 are low cost versions of the ZR38500 which feature six-channel AC-3 decoding and down-mixing to two-channel AC-3 or Dolby Pro-Logic output. The ZR38521 also performs MPEG 2 audio decoding. The ZR38001 is a high performance digital audio signal processor with on-chip memory resources that is used for products that produce special acoustic effects such as echoes.

    OTHER PRODUCTS

    From Zoran's inception through 1991, Zoran's principal products consisted of digital filter processors ("DFPs") and vector signal processors ("VSPs"), which are DSP-based integrated circuits used for image enhancement and processing, principally in military, industrial and medical applications. In mid-1994, Zoran advised its customers that it was discontinuing production of these products. In June 1995, Zoran licensed the manufacture of these products to a third party under a nonexclusive ten-year license agreement. In the future, Zoran's revenues from these products will be principally derived from license revenues. Zoran does not expect these products to produce significant revenues in future periods. See
"--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  CUSTOMERS

    The following table lists substantially all of Zoran's customers who purchased at least $100,000 of Zoran's JPEG, MPEG or Dolby AC-3-based products from January 1, 1995 through September 30, 1996:

PRODUCT FAMILY        CUSTOMERS
JPEG-based Products   Amega Technology                International Business
                      Avex Electronics Inc.           Machines Corporation
                      Avid Technology, Inc.           Matrox Electronic Systems Ltd.
                      Axis Components                 miro Computer Products AG
                      Azeena Technologies, Inc.       Natsteel Electronics
                      Compumedia Ltd.                 Quadrant International
                      DCT Systems Corp.               Solectron Washington, Inc.
                      Data Translation                Sony Corp.
                      Digital Equipment Corporation   Spea Software AG
                      Edge Electronics Co.            Tektronix, Inc.
                      Fast Multimedia, Inc.           Topas Electronics GmbH
                      Fujifilm Microdevices           Truevision Inc.

MPEG-based Products   Animation Technologies          NEC Technologies
                      CET Ltd.                        Natsteel Electronics
                      Dynamar Computer Products       Prochips
                      Edge Electronics Co.            Samsung
                      Fast Multimedia, Inc.           Siemens AG
                      Fujifilm Microdevices Co. Ltd.  Spea Software AG
                      Jazz Multimedia                 Visual Circuits

Audio Products        AT&T Corporation                Edge Electronics Co.
                      Amega Technology                Fujifilm Microdevices Co. Ltd.
                      Dolby Laboratories, Inc.        NEC Technology

    Fujifilm purchases Zoran's products both as an original equipment manufacturer ("OEM") and as a distributor and resells these products, in many cases under its own trade name. Fujifilm acts as Zoran's primary distributor in Japan and accounts for substantially all of Zoran's product sales in Japan. Zoran's products are integrated into products purchased from Fujifilm by consumer products manufacturers, including Denon Corporation, Kenwood, Pioneer and Yamaha. See "--Sales and Marketing."

    In 1994, Fujifilm accounted for approximately 56% of Zoran's revenues, including 44% of its product sales and 97% of its development revenues. Revenues from Fujifilm were significantly reduced in 1995 as a result of Fujifilm having accumulated a substantial inventory of Zoran's products during 1994 and a significant reduction of development revenue from Fujifilm. During 1995, sales to Fujifilm accounted for

11% of Zoran's revenues, including 5% of product sales and 67% of development revenue. In 1995, Fast accounted for approximately 31% of Zoran's revenues, including 35% of product sales. During the nine months ended September 30, 1996, sales to Fujifilm accounted for 39% of Zoran's revenues, including 38% of product sales, sales to miro accounted for 22% of revenues, including 23% of product sales, and sales to Fast accounted for 8% of revenues, including 8% of product sales. During the year ended December 31, 1995 and the nine months ended September 30, 1996, Zoran's four largest customers accounted for approximately 55% and 73% of its revenues, respectively.

  RESEARCH AND DEVELOPMENT

    Zoran believes that its future success depends on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness and compliance with new standards in rapidly evolving video and audio compression markets. Zoran attempts to leverage its expertise in the fields of DSP, integrated circuit design, algorithms and software development to maintain its position as a leader in the development of compression solutions. Accordingly, Zoran devotes a significant portion of its resources to sustaining and upgrading its products to reduce integrated circuit cost, feature size, power consumption and the number of integrated circuits required to perform compression functions. In addition, Zoran seeks to design integrated circuits which can reduce the time needed by manufacturers to integrate Zoran's integrated circuits into the manufacturers' products

    Zoran has historically generated a significant percentage of its total revenues from development contracts with its strategic partners. These development contracts provide that Zoran will receive payments upon reaching certain development milestones and that Zoran will retain ownership of the intellectual property developed. Development contracts have enabled Zoran to fund portions of its product development efforts, to respond to the feature requirements of its customers, to accelerate the incorporation of Zoran's products into customer products and to accelerate the "time to market" of the products of Company's customers. Zoran is currently developing new integrated circuits based on JPEG, MPEG and Dolby AC-3 compression standards pursuant to a development contract with Fujifilm under which Fujifilm is providing a portion of the development funding. Fujifilm has participated directly in product definition for these development programs and will have the right to sell any resulting products in Japan under its distribution agreement with Zoran. Fujifilm will also have the right to manufacture a portion of Zoran's requirements for these products, subject to certain conditions. In addition, Zoran developed its ZR36120 PCI multimedia controller pursuant to a development contract with Siemens under which Siemens has provided a portion of the development funding. See "--Products and Technology." Siemens participated directly in product definition for this product and has the right to purchase the product as an OEM customer. See "--Sales and Marketing" and "--Manufacturing."

    Zoran is a party to certain research and development agreements with the Chief Scientist and BIRDF which fund up to 50% of incurred project costs for approved projects up to specified contract maximums. These agreements require Zoran to use its best efforts to achieve specified results and to pay royalties at rates of 2 1/2% to 5% of resulting product sales and up to 30% of resulting license revenues, up to a maximum of 100% to 150% of the total funding received. Reported research and development expenses are net of these grants, which fluctuate from period to period. Total grants earned during 1993, 1994, 1995 and the nine months ended September 30, 1996 were $334,000, $549,000, $200,000 and $182,000, respectively. The terms of Israeli Government participation also contain restrictions on the location of research and development activities, and the terms of the grants from the Chief Scientist prohibit the transfer of technology developed pursuant to these grants to any person without the prior written consent of the Chief Scientist. Zoran is currently engaged in the development of new JPEG, MPEG and Dolby AC-3-based products under grants from the Chief Scientist. Although Zoran has received grants from the Chief Scientist and BIRDF in the past, Zoran intends to fund future research and development efforts for new products primarily from its own funds and through research and development arrangements with its major OEM customers.

    As of September 30, 1996, Zoran had a staff of 41 full-time and 14 part-time research and development personnel, all of whom are based in Israel. During 1993, 1994, 1995 and the nine months ended September 30, 1996, Zoran's net research and development expenses were approximately $5.0 million, $4.4 million, $4.3 million, and $3.7 million, respectively. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

  SALES AND MARKETING

    Zoran's sales and marketing strategy is to focus on providing compression solutions for manufacturers seeking to design video and audio products for emerging high volume consumer applications. In cooperation with leading manufacturers of video and audio equipment in the commercial and consumer markets, Zoran attempts to identify market segments which have the potential for substantial growth. To implement its strategy, Zoran has established a direct sales force and a worldwide network of independent sales representatives and distributors. In some cases, Zoran's strategic partners also provide sales and marketing support to Zoran.

    Zoran works closely in the product development process with strategic partners to incorporate Zoran's integrated circuits into their products. Potential products are designed to meet customer-specific product requirements defined jointly by Zoran and its strategic partners with the partners providing technological input and, in selected cases, a portion of the development funding. This strategy has permitted Zoran to develop products with substantial financial and other assistance, while retaining ownership of the technology and ensuring an established customer for the product once development is completed. In addition, Zoran's application engineers assist other customers in designing their products to incorporate Zoran's integrated circuits.

    Zoran's sales are generally made pursuant to purchase orders received between one and six months prior to the scheduled delivery date. Zoran sells its products, and in certain cases distributes the products of other companies, primarily through its seven-person direct sales staff, of whom three are located in the United States and four are located in Israel. Zoran's United States sales staff is primarily responsible for sales in North America, South America and Asia, and Zoran's Israeli sales staff is primarily responsible for sales in the Middle East and Europe. In addition, Zoran sells its products indirectly through 28 commissioned sales representatives as well as certain distributors. Zoran typically warrants its products for a 12-month period. To date, Zoran has not experienced material product returns or warranty expense.

    Zoran distributes its products in Japan primarily under an agreement with Fujifilm. Under this agreement, Fujifilm acts as the primary distributor in Japan of products developed by Zoran under development contracts with Fujifilm. Fujifilm also sells certain of these products in Japan under its own name. Zoran may sell these products directly in Japan only to specified customers and must first buy the products from Fujifilm. Fujifilm also has a nonexclusive license to distribute most of Zoran's products outside of Japan. Certain of Zoran's other OEM customers also act as distributors of Zoran's products from time to time. See "--Customers."

    Zoran sells its Dolby AC-3-based products under a perpetual, non-exclusive license from Dolby to sell products that incorporate Dolby's AC-3 algorithm. Zoran is not required to pay license fees or royalties to Dolby under this agreement. Zoran's customers enter into license agreements directly with Dolby, pursuant to which they pay royalties to Dolby. Under Zoran's agreement with Dolby, Zoran may sell its Dolby AC-3-based products only to customers who are licensees of Dolby. To date, most potential customers for Zoran's Dolby AC-3-based products are licensees of Dolby. However, the failure or refusal of potential customers to enter into license agreements with Dolby in the future could adversely affect Zoran's business, operating results or financial condition.

    Zoran licenses the manufacture and distribution of products incorporating its DFP and VSP technologies to an OEM on a non-exclusive basis. Under this license arrangement Zoran received a one-time payment and receives royalties on each sale by its licensee. Zoran does not expect to derive significant revenues from the licensing of its DFP and VSP technologies.

  BACKLOG

    Sales of Zoran's products are made pursuant to firm purchase orders. However, Zoran at times allows customers to cancel or reschedule deliveries. In addition, purchase orders are subject to price renegotiations and to changes in quantities of products ordered as a result of changes in customers' requirements and manufacturing availability. Zoran's business is characterized by short lead times and quick delivery schedules. As a result of the foregoing factors, Zoran does not believe that backlog at any given time is a meaningful indicator of future sales.

  MANUFACTURING

    Zoran contracts its wafer fabrication, assembly and testing to independent foundries and contractors, which enables Zoran to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. Zoran's engineers work closely with Zoran's foundries and subcontractors to increase yields, lower manufacturing costs and assure quality.

    Zoran's primary foundries are Taiwan Semiconductor Manufacturing Company, Ltd. ("TSMC"), which has manufactured certain of Zoran's integrated circuits since 1987, Fujifilm, which has manufactured certain of Zoran's integrated circuits since 1993, and Motorola Inc. ("Motorola"), which has manufactured gate array-based products for Zoran since 1993. In 1994 and 1995, these three foundries manufactured substantially all of Zoran's products. Fujifilm is currently manufacturing Zoran's JPEG codec, its JPEG-based converter products and its MPEG 1 decoder. Motorola is currently manufacturing Zoran's motion JPEG controller and PCI multimedia controller, and TSMC is currently manufacturing Zoran's audio products. Zoran is currently in the process of qualifying an additional foundry, Tower Semiconductor, Ltd. ("Tower") for the manufacture of video and audio compression integrated circuits. Tower is currently manufacturing wafers for Zoran on a test basis, and Zoran expects it to begin supplying commercial volumes of certain products in 1997 if additional capacity is required, although there can be no assurance that this additional source of supply will become available to Zoran, that Tower will actually deliver products in commercial volumes or that Tower will be in a position to satisfy Zoran's production requirements on a timely basis. Zoran's independent foundries fabricate products for other companies and may also produce products of their own design.

    Most of Zoran's devices are currently fabricated using complementary metal oxides semiconductor ("CMOS") process technology with 0.6 micron and 0.8 micron feature sizes. All of Zoran's semiconductor products are currently being assembled by one of two independent contractors, ASAT, Inc. ("ASAT") and Anam Industrial ("Anam") and tested by those contractors or other independent contractors.

    Zoran's ZR36050 JPEG codec and ZR36100 MPEG 1 decoder were developed jointly with Fujifilm and are currently manufactured by Fujifilm pursuant to an agreement that grants Fujifilm the right to manufacture up to 80% of Zoran's requirements for these products subject to Fujifilm's ability to manufacture these products on substantially the same or better terms and conditions as Zoran could obtain from a third party. This agreement also grants Fujifilm certain marketing rights in Japan with respect to these products. See "--Sales and Marketing."

    Zoran currently purchases products from all of its foundries under individually negotiated purchase orders. Zoran's agreement with Fujifilm entitles Zoran to obtain wafer foundry services from Fujifilm on most favored pricing and availability terms, subject to Fujifilm's technological capabilities and reasonable limitations as to quality and delivery terms requested by Zoran. In December 1995, Tower and Zoran committed to enter into a four-year agreement under which Tower will supply specified minimum quantities of wafers to Zoran, based on quarterly 12-month forecasts and non-cancelable three-month purchase orders, at the best price and on substantially the same terms given to other customers of Tower for purchase of similar volumes of wafers. In conjunction with Tower's commitment, Zoran agreed to grant to Tower a two-year warrant to purchase up to 100,000 shares of Zoran's Common Stock, at a purchase price of $10.20 per share. Tower's minimum supply commitment is subject to specified increases at Zoran's option. Zoran and Tower have agreed to negotiate changes in Tower's supply commitment, based upon the value of Zoran's Common Stock on the first anniversary of the warrant grant.

    Zoran does not currently have a long-term supply contract with TSMC or Motorola, and therefore neither TSMC nor Motorola is obligated to supply products to Zoran for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order.

    Zoran's reliance on independent foundries and assembly and testing houses involves a number of risks. See "Risk Factors--Risks Relating to Zoran and the Combined Company--Reliance on Independent Foundries and Contractors."

  COMPETITION

    Zoran's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than Zoran. Certain of Zoran's principal competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. In the market for JPEG-based products for desktop video editing applications, Zoran's principal competitors are C-Cube Microsystems, Inc. ("C-Cube") and LSI Logic Corporation. In the market for MPEG-based products for video playback applications, Zoran's principal competitors are C-Cube, Oak Technology, Inc., S3 Incorporated, SGS Thomson Microelectronics, NV and Winbond Electronics Ltd. Zoran does not believe that any other companies are currently selling commercial volumes of Dolby AC-3-based audio compression products competitive with those of Zoran, although Zoran believes that Motorola is shipping limited quantities of such products and LSI Logic and Texas Instruments have announced their intention to introduce such products. These manufacturers, as well as others, are licensed by Dolby to incorporate Dolby AC-3 technology in their products. In addition, certain manufacturers, including Sony Corporation, incorporate compression technologies other than Dolby AC-3 in certain audio products that compete with products using Zoran's integrated circuits. In the markets for JPEG-based products for use in filmless digital cameras, color scanners and color laser printers, Zoran's principal competitors are Casio Computer Co., Ltd. and Ricoh Co. Ltd. Zoran believes that its ability to compete successfully in the rapidly evolving markets for high performance video and audio compression technology depends on a number of factors, including the price, quality and performance of Zoran's and its competitors' products, the timing and success of new product introductions by Zoran, its customers and its competitors, the emergence of new industry standards, Zoran's ability to obtain adequate foundry capacity, the number and nature of Zoran's competitors in a given market and general market and economic conditions.

    The markets in which Zoran competes are intensely competitive and are characterized by rapid technological change, declining ASPs and rapid product obsolescence. Zoran expects competition to increase in the future from existing competitors and from other companies that may enter Zoran's existing or future markets with solutions which may be less costly or provide higher performance or more desirable features than Zoran's products. For example, International Business Machines Corporation ("IBM") has recently announced its intention to offer integrated circuits incorporating compression technology for certain video and audio applications. To date, IBM has not announced products competitive with any of Zoran's products. However, there can be no assurance that IBM will not enter Zoran's markets in the future. Historically, ASPs in the semiconductor industry in general, and for Zoran's products in particular, have decreased over the life of a particular product. Zoran expects that the ASPs of its products will continue to be subject to significant pricing pressures in the future. In order to offset expected declines in the ASPs of its products, Zoran will likely need to reduce the cost of its products by implementing design changes that lower the cost of manufacture, assembly or testing, negotiating reduced charges by its foundries as and if volumes increase, and successfully managing its manufacturing and subcontracting relationships. Since Zoran does not operate its own manufacturing, assembly or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities. The failure of Zoran to introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing, assembly and testing relationships would have a material adverse effect on its business, operating results and financial condition.

  PROPRIETARY RIGHTS AND LICENSES

    Zoran's ability to compete successfully is dependent in part upon its ability to protect its proprietary technology and information. Although Zoran relies on a combination of patents, copyrights, trademarks, trade secret laws and licensing arrangements to protect certain of its intellectual property, Zoran believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. Zoran generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its proprietary information. Zoran currently holds several United States patents, and has additional patent applications pending, that pertain to technologies and processes relating to Zoran's current business. There can be no assurance that Zoran's intellectual property rights, if challenged, will be upheld as valid, will be adequate to prevent misappropriation of its technology or will prevent the development of competitive products. Additionally, there can be no assurance that Zoran will be able to obtain patents or other intellectual property protection in the future. Furthermore, the laws of certain foreign countries in which Zoran's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect Zoran's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of Zoran's technology and products more likely in these countries.

    Zoran sells its Dolby AC-3-based products under a perpetual non-exclusive license from Dolby which permits Zoran to incorporate Dolby's AC-3 algorithm into its products. Zoran's customers enter into license agreements with Dolby pursuant to which they pay royalties directly to Dolby. Under Zoran's agreement with Dolby, Zoran may sell its Dolby AC-3-based products only to customers who are licensees of Dolby. To date, most potential customers for Zoran's Dolby AC-3-based products are licensees of Dolby. However, the failure or refusal of potential customers to enter into license agreements with Dolby in the future could adversely affect Zoran's business, operating results or financial condition.

    The color space converter, raster-to-block converter and integrated converter sold by Zoran under its name are manufactured by Fujifilm and sold by Zoran pursuant to a non-exclusive agreement which expires in 1999. This agreement entitles Zoran to purchase these products from Fujifilm under the most favorable terms and conditions granted by Fujifilm to its customers.

    The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which have resulted in significant and often protracted and expensive litigation. Although there is currently no pending intellectual property litigation involving Zoran, Zoran or its foundries may from time to time be notified of claims that Zoran may be infringing patents or other intellectual property rights owned by third parties. Litigation by or against Zoran relating to patent infringement or other intellectual property matters could result in significant expense to Zoran and divert the efforts of Zoran's technical and management personnel, whether or not such litigation results in a determination favorable to Zoran. In the event of an adverse result in any such litigation, Zoran could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that licenses would be offered or that the terms of any offered licenses would be acceptable to Zoran. The failure to obtain a license from a third party for technology used by Zoran could cause Zoran to incur substantial liabilities and to suspend the manufacture of products, or the use by Zoran's foundries of certain processes.

  EMPLOYEES

    As of September 30, 1996, Zoran had 75 full-time and 24 part-time and contract employees, including 41 full-time and 14 part-time and contract employees primarily involved in research and development activities, 17 in marketing and sales, 17 in finance and administration and 10 in manufacturing control and quality assurance. 58 of Zoran's full-time employees and 18 of its part-time and contract employees, including all of the personnel who are primarily involved in engineering and research and development, are based in Israel, with the remainder at Zoran's headquarters in Santa Clara, California. Zoran believes that its future success will depend, in large part, on its ability to attract and retain highly-skilled, engineering, managerial, sales and marketing personnel. Competition for such personnel is intense. Zoran's employees are not represented by any collective bargaining unit, and Zoran has never experienced a work stoppage. Zoran believes that its employee relations are good.

  FACILITIES

    Zoran's executive offices and its principal administration, marketing and sales operations are located in approximately 8,800 square feet of leased space in Santa Clara, California under leases which expire in September 1997. Zoran's research and development and engineering facilities and the balance of its administration, marketing and sales operations are located in approximately 14,000 square feet of leased space in an industrial park in Haifa, Israel under a lease which expires in 2002. The aggregate annual gross rent for Zoran's facilities was approximately $349,000 in 1995. See Note 8 of Notes to Consolidated Financial Statements of Zoran. Zoran believes that its current facilities are adequate for its needs for the foreseeable future and that, should it be needed suitable additional space will be available to accommodate expansion of Zoran's operations on commercially reasonable terms.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere herein. The consolidated statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements of Zoran included elsewhere herein. The consolidated statement of operations data set forth below with respect to the years ended December 31, 1991 and 1992 and the nine-month period ended September 30, 1995 and the consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited consolidated financial statements not included in this Joint Proxy Statement/Prospectus. The consolidated statement of operations data set forth below with respect to the nine-month period ended September 30, 1996 and the consolidated balance sheet data as of September 30, 1996 are derived from, and are qualified by reference to, the unaudited consolidated financial statements of Zoran included elsewhere herein. The unaudited consolidated financial statements include all normal recurring adjustments that Zoran considers necessary for a fair presentation of its financial position and results of operations. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full year ending December 31, 1996, or any other future period.

                                                                                                          NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                  -----------------------------------------------------  --------------------
                                                    1991       1992       1993       1994       1995       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales.................................  $   2,861  $   1,490  $   2,044  $   6,243  $  18,086  $  12,399  $  25,169
  Development revenue...........................      3,997      3,321      1,898      1,815      1,831      1,235        884
  Licenses and royalties........................      3,944      2,528        745     --            150         75        300
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues..............................     10,802      7,339      4,687      8,058     20,067     13,709     26,353
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of product sales.........................      1,607      1,469      2,601      4,677      9,306      6,268     14,278
  Research and development......................      5,018      4,638      4,997      4,442      4,280      3,021      3,727
  Selling, general and administrative...........      3,297      3,601      4,556      3,940      5,420      3,829      6,033
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses....................      9,922      9,708     12,154     13,059     19,006     13,118     24,038
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).........................        880     (2,369)    (7,467)    (5,001)     1,061        591      2,315
Interest and other income (expense), net........          8        (88)      (209)      (232)      (186)      (203)       731
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes...............        888     (2,457)    (7,676)    (5,233)       875        388      3,046
Provision for income taxes......................        290        173         34          2        189        126        335
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................  $     598  $  (2,630) $  (7,710) $  (5,235) $     686  $     262  $   2,711
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share (1).................  $    0.11  $   (0.49) $   (1.31) $   (0.83) $    0.10  $    0.04  $    0.33
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares and equivalents
  (1)...........................................      5,366      5,339      5,880      6,284      6,453      6,400      8,256
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                            DECEMBER 31,
                                        -----------------------------------------------------  SEPTEMBER 30,
                                          1991       1992       1993       1994       1995         1996
                                        ---------  ---------  ---------  ---------  ---------  -------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and
  short-term investments..............  $   2,378  $   1,086  $   1,022  $   1,054  $  20,521    $  19,375
Working capital (deficit).............      1,116       (876)      (258)    (2,311)    19,464       24,910
Total assets..........................      6,304      4,584      4,907      6,026     29,085       35,538
Long-term debt, less current
  portion.............................        512      1,513      1,319      1,027        601          395
Accumulated deficit...................    (37,331)   (39,961)   (47,671)   (52,906)   (52,320)     (49,609)
Total stockholders' equity
  (deficit)...........................      2,645         27        732     (1,546)    20,254       26,821

(1) See Note 2 of Notes to Consolidated Financial Statements of Zoran for a description of the computation of the number of shares and net income
     (loss) per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDES FORWARD-LOOKING STATEMENTS WITH RESPECT TO ZORAN'S FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THE FACTORS DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

  OVERVIEW

    From Zoran's inception in 1981 through 1991, Zoran derived the substantial majority of its revenue from the design and sale of DFPs and VSPs, which are DSP-based integrated circuits used for image enhancement and processing, principally in military, industrial and medical applications. In 1989, Zoran repositioned its business to utilize its expertise in DSP technology to develop and market integrated circuits designed to compress video and audio data for commercial and consumer applications in evolving multimedia markets. At that time, Zoran discontinued development and enhancement of DFP and VSP products, and in mid-1994, Zoran advised its customers that it was discontinuing production of these products. "End of life sales" of DFP and VSP products contributed substantially to revenues and operating income during the first quarter of 1995, while sales of DFP and VSP products declined during the balance of 1995 and have not been significant in 1996. DFP and VSP products are not expected to contribute significant revenues in future periods.

    In 1990, Zoran introduced its first product targeting the multimedia market, a proprietary video compression chip set for use in filmless digital cameras, and in 1992, Zoran introduced an integrated circuit used for television image enhancement (or "ghost cancellation"). In 1993, Zoran introduced its initial integrated circuits based on the JPEG compression standard for filmless digital cameras and multimedia applications and also introduced a single-chip implementation of the Dolby AC-3 audio standard. In 1994, Zoran introduced an integrated circuit based on the MPEG 1 compression standard for video playback applications.

    Historically, ASPs in the semiconductor industry in general, and for Zoran's products in particular, have decreased over the life of a particular product. To date, Zoran has not experienced a recognizable pattern of declines in the ASPs of its multimedia products. Although ASPs have fluctuated substantially during the past three years, these fluctuations have been driven principally by changes in customer mix (OEM sales versus sales to distributors) and the transition from low-volume "test" sales to high-volume production sales rather than by factors related to product life cycles. During 1996, Zoran has experienced pricing pressure on certain of its first generation multimedia products which adversely affected ASPs. Zoran believes that, as its multimedia product lines continue to mature and competitive markets evolve, it is likely to experience further declines in the ASPs of its multimedia products, although the timing and amount of such future changes cannot be predicted with any certainty. There can be no assurance that costs will decrease at the same rate as such declines in ASPs, or at all.

    Zoran sells its products, either directly or through distributors or independent sales representatives, to OEMs worldwide. Sales prices to distributors are generally lower than selling prices for direct sales, as distributors are responsible for certain sales and marketing expenses, customer support and training. Lower gross margins on sales to distributors are partially offset by reduced selling and marketing costs related to such sales. Sales in Japan are primarily made through Fujifilm, Zoran's strategic partner and distributor in Japan. Fujifilm provides more sales and marketing support than Zoran's other distributors.

    Zoran has historically generated a significant percentage of its total revenues from development contracts, primarily with key customers. These development contracts have provided Zoran with partial funding for the development of certain of its products. Payments received by Zoran under these development contracts are recorded as development revenue. Zoran classifies all development costs, including costs related to these development contracts, as research and development expenses. Zoran retains ownership of the intellectual property developed under these development contracts. While Zoran intends to continue to enter into development contracts with certain strategic partners, it expects development revenue to remain relatively constant, or decrease, and to decrease significantly as a percentage of total revenues.

    Zoran is a party to certain research and development agreements with the Chief Scientist and BIRDF, which fund up to 50% of incurred project costs for approved products up to specified contract maximums. These agreements require Zoran to use its best efforts to achieve specified results and require Zoran to pay royalties at rates of 2 1/2% to 5% of resulting product sales, and up to 30% of resulting license revenues, up to a maximum of 100% to 150% of the total funding received. Reported research and development expenses are net of these grants, which fluctuate from period to period. Total grants earned during 1993, 1994, 1995 and the nine months ended September 30, 1996 were $334,000, $549,000, $200,000, and $182,000, respectively.

    Zoran conducts research and development and certain sales and marketing and administrative operations in Israel through its wholly-owned Israeli subsidiary. As a result, certain expenses are incurred in Israeli shekels. Until May 1995, substantially all of Zoran's product sales were made from Zoran's U.S. facility. In May 1995, Zoran restructured its manufacturing control and sales organizations and began selling a portion of its products directly from its facility in Israel. To date, substantially all of Zoran's product sales have been denominated in U.S. dollars and most costs of product sales have been incurred in U.S. dollars. Zoran expects that most of its sales and costs of sales will continue to be denominated and incurred in U.S. dollars for the foreseeable future. Zoran has not experienced material losses or gains as a result of currency exchange rate fluctuations and has not engaged in hedging transactions to reduce its exposure to such fluctuations. Zoran intends to actively monitor its foreign exchange exposure and to take appropriate action to reduce its exposure to such fluctuations. Zoran intends to actively monitor its foreign exchange exposure and to take appropriate action to reduce its foreign exchange risk, if such risk becomes material.

    In October 1994, Zoran contributed technology relating to its ghost cancellation products to a newly-formed company (the "Joint Venture") and to the Joint Venture's subsidiary, Oren Semiconductor, Ltd. ("Oren"), and an unrelated third party contributed cash, each in exchange for a 50% equity interest in the Joint Venture. Since the organization of the Joint Venture, efforts relating to the development and marketing of ghost cancellation products have been conducted by the Joint Venture, through Oren. In September 1995, Zoran approved the transfer of its interest in the Joint Venture, and $100,000 in cash, to GC Holdings Corporation ("GCH"), a wholly-owned subsidiary of Zoran, as GCH's initial capital and declared a dividend to its stockholders of all of its stock in Holdings.

  RESULTS OF OPERATIONS

    The following table sets forth certain consolidated statement of operations data as a percentage of total revenues for the periods indicated:

                                                                            NINE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                ---------------------------------------  ------------------------
                                    1993          1994         1995         1995         1996
                                ------------  ------------  -----------  -----------  -----------
Revenues:
  Product sales...............         44%           77%           90%          90%          96%
  Development revenue.........         40            23             9            9            3
  Licenses and royalties......         16          --               1            1            1
                                      ---           ---           ---          ---          ---
    Total revenues............        100           100           100          100          100
                                      ---           ---           ---          ---          ---
Costs and expenses:
  Cost of product sales.......         55            58            47           46           54
  Research and development....        107            55            21           22           14
  Selling, general and
    administrative............         97            49            27           28           23
                                      ---           ---           ---          ---          ---
    Total costs and
      expenses................        259           162            95           96           91
                                      ---           ---           ---          ---          ---
Operating income (loss).......       (159)          (62)            5            4            9
Interest and other income
  (expense), net..............         (5)           (3)           (1)          (1)           3
                                      ---           ---           ---          ---          ---
Income (loss) before income
  taxes.......................       (164)          (65)            4            3           12
Provision for income taxes....          1          --               1            1            2
                                      ---           ---           ---          ---          ---
    Net income (loss).........       (165)%         (65)%           3%           2%          10%
                                      ---           ---           ---          ---          ---
                                      ---           ---           ---          ---          ---

    NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

    REVENUES. Product sales consist primarily of revenues from sales of Zoran's integrated circuits. Product sales increased to $25.2 million in the nine months ended September 30, 1996 from $12.4 million in the nine months ended September 30, 1995, an increase of 103%. The sales growth in the nine months ended September 30, 1996 resulted primarily from continued growth in unit sales of Zoran's Dolby AC-3 digital audio decoders, which are used in home audio equipment and DVD players. Although sales of these products were up substantially from the prior period, there have been delays in the development of the DVD market, and there still is uncertainty regarding the timing of volume production and shipment of DVD players. Unit sales of Zoran's JPEG-based products also increased over the prior period, contributing to the increase in revenues. Product sales for the nine months ended September 30, 1996 also reflected revenue from an advance payment deferred in prior periods and recognized in the third quarter of 1996 upon the completion of a multi-year sales program with one of Zoran's strategic partners. Sales to Fujifilm, Zoran's strategic partner and distributor in Japan, as well as an OEM customer, accounted for 38% of product sales for the nine months ended September 30, 1996, compared to 2% of product sales in the comparable period in 1995. Zoran's next two largest customers accounted for an aggregate of 27% of product sales for the nine months ended September 30, 1996, compared to 8% in the comparable period in 1995. Fast accounted for 8% of product sales in the nine months ended September 30, 1996, compared to 45% in the 1995 period. Sales of Zoran's discontinued DFP and VSP product lines, which were insignificant in the nine months ended September 30, 1996, accounted for $1.5 million in product sales during the first nine months of 1995, most of which occurred in the first quarter.

    Development and licensing revenue for the nine months ended September 30, 1996 decreased slightly in absolute dollars compared to the same period in 1995 due to the completion of several development projects.

    PRODUCT GROSS PROFIT. Product gross profit consists of product sales less cost of product sales. Cost of product sales consists primarily of the cost of material, fabrication costs, assembly and test costs and overhead from operations. Product gross profit increased to $10.9 million in the nine months ended September 30, 1996 from $6.1 million in the nine months ended September 30, 1995, an increase of 78%. Product gross margin was 43% for the nine months ended September 30, 1996, compared to 49% for the comparable period in 1995. Zoran's product gross margin is dependent on product mix and on the relative percentage of products sold directly to Zoran's OEM customers and indirectly through its marketing partners who purchase Zoran's products at lower prices but absorb most of the associated marketing and sales support expenses. The decrease in product gross margin in the nine months ended September 30, 1996 was primarily due to higher volume sales of relatively lower priced, lower margin Dolby AC-3-based products and the sale of an increased percentage of such products to Fujifilm. The decrease in product gross margin was partially offset by the revenues recognized upon the completion of the multi-year sales program with a strategic partner. Without the benefit of these revenues, product gross margin for the nine months ended September 30, 1996 would have been 41%. Product gross margin was positively impacted in the nine months ended September 30, 1995 by sales of high margin, "end-of-life" DFP and VSP products, primarily in the first quarter. Zoran expects product and customer mix to continue to fluctuate in future periods. In the near term, Zoran believes that the proportion of its product sales represented by lower priced Dolby AC-3 products sold indirectly through Fujifilm will continue to be high, placing continued pressure on product gross margin.

    RESEARCH AND DEVELOPMENT. Research and development ("R&D") expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities and costs of engineering materials and supplies. R&D expenses increased to $3.7 million in the nine months ended September 30, 1996 from $3.0 million in the nine months ended September 30, 1995, an increase of 23%. The amount for the nine months ended September 30, 1996 was net of reimbursements in the amount of $182,000, compared to $200,000 for the comparable period in 1995, under product development agreements with the Chief Scientist entered into in September 1994. As a percentage of total revenues, R&D expenses decreased to 14% for the nine months ended September 30, 1996 from 22% for the comparable period in 1995. This decrease reflected increased revenues. Zoran continues to believe that significant investments in R&D are required to remain competitive, and anticipates that such expenses in terms of absolute dollars will increase in future periods, although such expenses as a percentage of total revenues may fluctuate.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative ("SG&A") expenses consist primarily of employee-related expenses, product promotion and other professional services. SG&A expenses increased to $6.0 million in the nine months ended September 30, 1996 from $3.8 million in the nine months ended September 30, 1995, an increase of 58%. As a percentage of total revenues, SG&A expenses decreased to 23% for the nine months ended September 30, 1996 from 28% for the comparable period in 1995. The increase in absolute dollars for the nine months ended September 30, 1996 was due primarily to increased administrative expenses associated with Zoran's status as a publicly-traded company, increased sales and marketing expenses to support increased sales levels and increased royalties and commissions related to higher product sales. Zoran expects that SG&A expenses will continue to increase in order to support its growth.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Net interest and other income and expense resulted in net other income of $731,000 for the nine months ended September 30, 1996, compared to net other expenses of $203,000 in the comparable period of 1995. Interest expense decreased due to the use of proceeds from the initial public offering of the Company's Common Stock (the "IPO") in December 1995 to repay short-term debt. Interest income increased due to the investment of the IPO proceeds, including proceeds from the January 1996 exercise of the underwriters' over-allotment option.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased to $335,000 for the nine months ended September 30, 1996 from $126,000 for the comparable period in 1995. Zoran's estimated effective tax rate of 11% for the 1996 reflects alternative minimum tax on its domestic earnings and foreign withholding taxes on intercompany royalties.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Product sales increased to $18.1 million in 1995 from $6.2 million in 1994, an increase of 190%. JPEG-based product sales increased reflecting an increase in unit sales volume and a 19% increase in ASPs, which resulted from an increase in the proportion of sales made directly to OEMs as opposed to distributors and a shift in product mix toward higher priced chip sets with greater functionality. During 1994, sales to Fujifilm accounted for 60% of Zoran's JPEG-based product sales. Zoran made no sales of JPEG-based products to Fujifilm in 1995. Sales of MPEG-based products, which Zoran began shipping in the third quarter of 1994, increased in 1995 as a result of an increase in unit sales volume. Unit sales of audio products increased substantially in 1995 as Zoran expanded and improved its audio product line, Dolby AC-3 gained increased acceptance as an audio compression standard and Zoran's customers moved from the development to the production phase. Audio product ASPs decreased in 1995 due to volume pricing and an increase in the proportion of sales made directly to Fujifilm. Overall, sales to Fujifilm accounted for 11% of Zoran's total revenues in 1995, including 5% of product sales and 67% of development revenue, compared to 56% of total revenues in 1994, including 44% of product sales and 97% of development revenue. These reductions in revenues from Fujifilm were more than offset by increased product sales to other customers during 1995. Sales of Zoran's DFP and VSP product lines were $1.5 million in 1995, most of which occurred in the first quarter, compared to $1.2 million in 1994, approximately half of which occurred in the fourth quarter, as a result of "end of life" announcements with respect to these products resulting in volume shipments.

    Development revenue was $1.8 million for both 1995 and 1994. License revenue totalled $150,000 in 1995 and related to certain of Zoran's DFP and VSP products. Zoran had no license revenue in 1994.

    PRODUCT GROSS PROFIT. Product gross margin improved to 49% in 1995 from 25% in 1994. The improved product gross margin in 1995 resulted primarily from increased ASPs for JPEG-based products, relatively stable overhead costs applied to substantially higher sales volumes, manufacturing yield improvements, continued cost reductions resulting from volume purchases by Zoran and increased "end of life" sales of Zoran's discontinued DFP and VSP products.

    RESEARCH AND DEVELOPMENT. R&D expenses decreased to $4.3 million in 1995 from $4.4 million in 1994, a decrease of 4%. R&D expenses for 1995 were net of reimbursements in the amount of $200,000, compared to $549,000 for 1994, under product development agreements with the Chief Scientist entered into in September 1994. As a percentage of total revenues, R&D expenses decreased to 21% for 1995 from 55% for 1994. This decrease reflected increased revenues combined with personnel reductions related to the transfer of several R&D personnel to Oren and a decrease in the number of manufacturing engineers as Zoran increased its reliance on third party contractors to perform manufacturing engineering and testing.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased to $5.4 million in 1995 from $3.9 million in 1994, an increase of 38%. As a percentage of total revenues, SG&A expenses decreased to 27% in 1995 from 49% in 1994. The increase in absolute dollars for 1995 was due primarily to increased commissions and royalties related to higher product sales. Commissions to outside sales representatives increased to $713,000 in 1995 from $112,000 in 1994. Royalty expense related to Zoran's research and development agreements with the Chief Scientist and BIRDF increased to $450,000 in 1995 from $166,000 in 1994. Employee-related expenses also increased in 1995 as Zoran expanded its infrastructure to support increased sales.

    OPERATING INCOME (LOSS). Zoran had operating income of $1.1 million in 1995, compared to an operating loss of $5.0 million in 1994. Zoran's operating profit in 1995 was due in part to "end of life" sales of its discontinued DFP and VSP product lines, principally in the first quarter of 1995. Without these "end of life" sales, Zoran would have sustained an operating loss for the quarter ended March 31, 1995 and possibly for the year. However, increased sales of Zoran's other product lines subsequent to March 31, 1995 more than offset decreased sales of DFP and VSP products, and Zoran would have recorded operating profits for the second, third and fourth quarters of 1995 without sales of these products.

    INTEREST AND OTHER EXPENSE. Net interest and other expense decreased to $186,000 in 1995 from $232,000 in 1994, due to interest income earned on the investment of the proceeds from warrant exercises in October 1995 and Zoran's initial public offering of its Common Stock in December 1995 which more than offset increased interest expense related to increased borrowings earlier in the year.

    PROVISION FOR INCOME TAXES. The provision for income taxes increased to $189,000 in 1995 from $2,000 in 1994. The income tax provision for 1995 resulted from alternative minimum tax on Zoran's distribution of its stock in Holdings to Zoran's stockholders and on its domestic earnings and foreign withholding taxes on intercompany royalties.

    YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    REVENUES. Product sales increased to $6.2 million in 1994 from $2.0 million in 1993, an increase of 205%. This increase was primarily the result of increased unit sales of Zoran's JPEG-based product line, as well as the introduction of Zoran's MPEG-based product line, which began shipment in the third quarter of 1994. Zoran's principal strategic partner, Fujifilm, accounted for approximately $2.0 million, or approximately 47%, of the increase in Zoran's product sales in 1994. In addition, sales of Zoran's DFP and VSP product lines increased to $1.2 million in 1994 from $1.0 million in 1993, as "end of life" announcements with respect to these products resulted in volume shipments. ASPs decreased in 1994 as a result of an increased proportion of sales to a distributor at higher discounts than those offered in sales made directly to manufacturers.

    Development and license revenue decreased to $1.8 million from $2.6 million in 1993, a decrease of 31%. This decrease was primarily the result of a decrease in license fees resulting from the completion in 1993 of the final phase of a multi-year licensing agreement with Zoran's major strategic partner.

    PRODUCT GROSS PROFIT (LOSS). Product gross profit increased to $1.6 million in 1994, compared to a loss of $557,000 in 1993. Product gross margins were 25% in 1994, compared to (27)% in 1993. This improvement was primarily due to a decrease in manufacturing overhead and the allocation of fixed overhead costs over a larger sales volume. Reduced per unit manufacturing costs resulting from manufacturing yield improvements over foundry-guaranteed minimum yields, and continued cost reductions, resulting from volume purchases, also contributed to this improvement.

    RESEARCH AND DEVELOPMENT. R&D expenses decreased to $4.4 million in 1994 from $5.0 million in 1993, a decrease of 11%. These amounts were net of reimbursement under product development agreements with the Chief Scientist and BIRDF of $549,000 in 1994 and $334,000 in 1993. As a percentage of total revenues, R&D expenses decreased to 55% in 1994 from 107% in 1993. The decrease in R&D expenses was due primarily to personnel reductions related to the transfer of several R&D personnel to Oren and Zoran's continuing efforts to focus its resources on a smaller number of high volume consumer product lines. The decrease in R&D expenses as a percentage of revenues was primarily due to the increase in revenues.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses decreased to $3.9 million in 1994 from $4.6 million in 1993, a decrease of 14%. As a percentage of total revenues, SG&A expenses decreased to 49% for 1994 from 97% in 1993. The decrease in aggregate SG&A expenses was caused primarily by personnel reductions in the sales and marketing area related to the closing of Zoran's office in Japan and increased reliance on its Japanese distributor for sales in Japan, cost savings resulting from Zoran's move of its European sales operations from the United States to Israel and the transfer of one marketing employee to Oren.

    INTEREST AND OTHER EXPENSE. Interest and other expense increased to $232,000 in 1994 from $209,000 in 1993, primarily due to increased interest expense related to increased borrowings.

    PROVISION FOR INCOME TAXES. Income tax expense was $34,000 in 1993, consisting primarily of a 10% Japanese withholding tax on license revenue.

  LIQUIDITY AND CAPITAL RESOURCES

    Until the IPO in December 1995, Zoran had financed its operations primarily through private placements of equity securities and, to a lesser extent, borrowings from banks and its stockholders. Prior to the IPO, net proceeds from the sale of Zoran's equity securities aggregated $55.1 million. Net proceeds from the IPO and the exercise of certain warrants in connection with the IPO totaled $17.5 million. At December 31, 1995, Zoran had $20.5 million of cash and cash equivalents and working capital of $19.5 million. In January 1996, Zoran's underwriters exercised their over-allotment option resulting in additional IPO-related proceeds of $3.5 million. At September 30, 1996, the Company had $19.4 million of cash, cash equivalents and short-term investments.

    Zoran's operating activities used cash of $3.2 million in nine months ended September 30, 1996. Cash used in operating activities reflected changes in working capital, partially offset by net income and depreciation and amortization. The principal change in working capital during the nine month period was an increase in accounts receivable of $7.1 million due primarily to a significant portion of product sales being shipped late in the period and delayed payments from a significant customer. Accounts receivable from this customer represented 14% of total accounts receivable at September 30, 1996. Subsequent to September 30, 1996, Zoran received approximately half of the September 30, 1996 balance due from this customer and most of the remainder is supported by promissory notes due by year end. There can be no assurance that this remaining balance will be received. During the nine month period ended September 30, 1996, Zoran's capital expenditures were $1.5 million and it repaid long-term debt of $235,000.

    Zoran believes that its current balances of cash, cash equivalents and short-term investments, together with anticipated cash flow from operations, will satisfy Zoran's anticipated working capital and capital equipment requirements through 1997.

MANAGEMENT

    The directors and executive officers of Zoran are as follows:

NAME                         AGE                           POSITION
---------------------------------  ---------------------------------------------------------
Levy Gerzberg, Ph.D..........  51  President, Chief Executive Officer and Director
Meir Tsadik..................  44  Vice President, Research and Development and Chief
                                     Operating Officer
Ami Kraft....................  53  Vice President, Finance and Chief Financial Officer
Isaac Shenberg, Ph.D.........  46  Vice President, Sales and Marketing
Paul R. Goldberg.............  51  Vice President, Systems Solutions
Uzia Galil...................  71  Director
Arie Kahana..................  50  Director
James D. Meindl..............  63  Director
Arthur B. Stabenow...........  58  Director
Philip M. Young..............  56  Director

    Dr. Gerzberg was a co-founder of Zoran in 1981 and has served as its President and Chief Executive Officer since December 1988 and as a director since 1981. Dr. Gerzberg also served as President from 1981 to 1984. From 1985 to 1988, Dr. Gerzberg served as Zoran's Executive Vice President and Chief Technical Officer. Prior to co-founding Zoran, Dr. Gerzberg was Associate Director of Stanford University's Electronics Laboratory. Dr. Gerzberg holds a Ph.D. in Electrical Engineering from Stanford University and an M.S. in Medical Electronics and a B.S. in Electrical Engineering from the Technion-Israel Institute of Technology (the "Technion") in Haifa, Israel.

    Mr. Tsadik joined Zoran as Vice President, Research and Development and Chief Operating Officer in January 1995. From 1980 to December 1994, Mr. Tsadik was employed by National Semiconductor Corporation, a semiconductor manufacturer, most recently as Director of Research and Development and Site Manager of its Israel Design Center. Mr. Tsadik holds a M.S. in Computer Science from the Weizmann Institute of Science and a B.S. in Electrical Engineering from the Technion.

    Mr. Kraft joined Zoran as Vice President, Finance and Chief Financial Officer in March 1994. From 1972 to 1985 and again from 1987 to February 1994, Mr. Kraft served as Deputy Managing Director of Finance and Administration of Kulicke & Soffa (Israel), a semiconductor equipment company. Mr. Kraft served as International Controller of Kulicke & Soffa USA from 1985 to 1987. Mr. Kraft graduated from Haifa University with a major in finance and accounting.

    Dr. Shenberg has served as Vice President, Sales and Marketing of Zoran since January 1995. From August 1990 to January 1995, Dr. Shenberg served as Zoran's Product Line Business Manager. Dr. Shenberg holds a Ph.D. in Electrical Engineering from Stanford University and a M.S. and B.S. in Electrical Engineering from the Technion.

    Mr. Goldberg joined Zoran as Vice President, Systems Solutions in June 1996. From April 1991 to June 1996, Mr. Goldberg served as film products group leader at Dolby Laboratories, Inc. From 1988 to 1990, Mr. Goldberg was Director of the Tandy Electronic Research Center. From 1979 to 1988, Mr. Goldberg was employed by Wavetek Incorporated and its spin-off, Advanced Image Data ("AID"), most recently as Vice President of Research and Development and Market Development of AID. Prior thereto, Mr. Goldberg was employed by Smith Kline Instruments, most recently as Director of Biomedical Research and Development. Mr. Goldberg holds a B.S. in Electrical Engineering from the University of Minnesota.

    Mr. Galil has been a director of Zoran since 1983 and has served as Chairman of the Board of Directors since October 1993. Mr. Galil is Chairman of the Board of Directors of Elron Electronic

Industries Ltd. ("Elron"), an Israeli high technology holding company, and has been its president and Chief Executive Officer since its formation in 1962. Mr. Galil has also served as Chairman of the Board of Directors of Elbit Ltd. ("Elbit"), an affiliate of Elron which develops, manufactures and markets advanced computer-based electronic imaging systems and products for medical imaging, defense, communications, and multimedia applications, since January 1981, as Chairman of the Executive Committee of Elbit's Board of Directors from 1978 to 1985 and President of Elbit from 1978 to 1985. Mr. Galil was reappointed as Chairman of Elbit's Executive Committee in May 1986. Mr. Galil also serves as a director of the Executive Committee of Elscint Ltd., a manufacturer of computer-based medical diagnostic imaging systems, and as a member of the Board of Directors of Opal, Inc., Orbotech Ltd. and NetManage Inc. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil has been a member of the advisory committee of the Bank of Israel since 1991. Mr. Galil holds a M.S. in Electrical Engineering from Purdue University and a B.S. from Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, and honorary doctorate in philosophy by the Weizmann Institute of Science and an honorary doctorate in engineering by Polytechnic University, New York. Mr. Galil is also a past recipient of the Israel Industry Prize.

    Mr. Kahana has been a director of Zoran since January 1996. Mr. Kahana has served as Vice President, Business Development--Technology of The Israel Corporation Ltd., an Israeli investment company, since February 1993. From January 1991 through January 1993, Mr. Kahana worked at ELOR Optironics Ltd. as its President and Chief Executive Officer. Mr. Kahana also serves on the Board of Directors of Tower Semiconductor Ltd., a semiconductor manufacturing company, RDC Communications, a wireless local area network company, Idan Cable, a cable television company, VideoSonic, a video post-production services company, and RAPAC, a systems manufacturing and distribution company. Mr. Kahana holds an M.B.A. from the Tel-Aviv University and a B.S. in Electrical Engineering from the Technion.

    Professor Meindl has been a director of Zoran since March 1986. Professor Meindl has been a professor of microelectronics at Georgia Institute of Technology since November 1993. From September 1986 to November 1993, Professor Meindl served as Provost and Senior Vice President of Academic Affairs at Rensselaer Polytechnic Institute. Prior thereto, Professor Meindl was a professor of electrical engineering and Director of the Stanford Electronics Laboratory and Center for Integrated Systems at Stanford University. Professor Meindl is also a director of SanDisk, Inc. and Digital Microwave.

    Mr. Stabenow has been a director of Zoran since November 1990. Mr. Stabenow has served as Chief Executive Officer of Micro Linear Corporation, a semiconductor company, since March 1986, and as Chairman of the Board of that company since August 1989.

    Mr. Young has been a director of Zoran since January 1986. Mr. Young has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Young is also a director of The Immune Response Corporation, FemRx, Inc., CardioThoracic Systems, Inc. and Vical Incorporated.

    Elron and The Israel Corporation Ltd. have entered into a stockholders agreement (the "Stockholders Agreement") under which they have agreed to confer and act in concert with regard to matters coming before the stockholders of Zoran, including voting for each other's nominee as a director of Zoran. They have also agreed to use their best efforts to ensure that certain actions of the Board of Directors do not take place without both parties' consent. The Stockholders Agreement expires in December 1998 but can be terminated earlier by either party upon 90 days' notice.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to Zoran relating to the beneficial ownership of Zoran Common Stock, as of October 31, 1996, by:
(i) each person who is known by Zoran to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) Zoran's Chief Executive Officer and the three other most highly-compensated executive officers of Zoran whose salary and bonus for the year ended December 31, 1995 exceeded $100,000; (iii) each director of Zoran; and (iv) all directors and executive officers of Zoran as a group:

                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY
NAME AND ADDRESS                                                    OWNED(1)         PERCENT(1)
------------------------------------------------------------  --------------------  -------------
Elron Electronic Industries Ltd. (2) .......................         1,490,965             21.2%
  Advanced Technology Center
  P.O. Box 1513
  Haifa 31015, Israel
The Israel Corporation, Ltd. (3) ...........................         1,336,439             19.0%
  Asia House, 4, Weizman Street
  Tel Aviv 64239, Israel
Levy Gerzberg, Ph.D. (4) ...................................           400,064              5.4%
  c/o Zoran Corporation
  2041 Mission College Blvd.
  Santa Clara, CA95054
Meir Tsadik (5).............................................           112,488              1.6%
Isaac Shenberg, Ph.D. (6)...................................            82,280              1.2%
Ami Kraft (7)...............................................            54,792            *
Arthur B. Stabenow (8)......................................            24,747            *
Uzia Galil (9)..............................................            16,449            *
James D. Meindl, Ph.D. (10).................................            15,513            *
Arie Kahana (11)............................................            15,166            *
Philip M. Young (12)........................................             6,325            *
All directors and executive officers as a group (10 persons)           727,824              9.4%
  (13)......................................................

------------------------

  * Represents less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Zoran Common Stock subject to options held by that person that are currently exercisable, or will become exercisable within 60 days after October 31, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. In general, options granted under Zoran's 1993 Stock Option Plan are fully exercisable from the date of grant, subject to Zoran's right to repurchase any unvested shares at the original exercise price in the event of termination of the optionee's employment. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Mr. Galil, a director of Zoran, is Chairman of the Board, President and Chief Executive Officer of Elron. Excludes 1,336,439 shares held by The Israel Corporation Ltd. which Elron may be deemed to beneficially own as a result of the Stockholders Agreement, but as to which Elron disclaims beneficial ownership.

 (3) Mr. Kahana, a director of Zoran, is Vice President of Business, Development--Technology of the Israel Corporation Ltd. Shoul N. Eisenberg and Erwin D. Eisenberg are Chairman of the Board and President and Chief Executive Officer, respectively, of The Israel Corporation Ltd. In such capacities, the foregoing individuals may be deemed to have voting and investment control with respect to these shares. Excludes 1,490,965 shares held by Elron which The Israel Corporation Ltd. may be deemed to beneficially own as a result of the Stockholders Agreement, but as to which The Israel Corporation Ltd. disclaims beneficial ownership.

 (4) Includes 383,823 shares subject to stock options that are currently exercisable, of which 301,184 shares will be vested within 60 days after October 31, 1996.

 (5) Includes 112,222 shares subject to stock options that are currently exercisable, of which 57,708 shares will be vested within 60 days after October 31, 1996.

 (6) Includes 81,964 shares subject to stock options that are currently exercisable, of which 57,857 shares will be vested within 60 days after October 31, 1996.

 (7) Includes 54,512 shares subject to stock options that are currently exercisable, of which 40,445 shares will be vested within 60 days after October 31, 1996.

 (8) Includes 14,166 shares subject to stock options that are currently exercisable, all of which shares will be vested within 60 days after October 31, 1996.

 (9) Includes 3,008 shares held by Ella Galil. Mr. Galil and Ella Galil are husband and wife. Mr. Galil may be deemed to be a beneficial owner of shares held by Ella Galil, although Mr. Galil disclaims beneficial ownership of such shares. Also incudes 5,000 shares subject to stock options that are currently exercisable, all of which shares are fully vested. Excludes 1,490,965 shares held by Elron. Mr. Galil is Chairman of the Board, President and Chief Executive Officer of Elron and may be deemed to be a beneficial owner of shares held by it, although Mr. Galil disclaims beneficial ownership of such shares.

(10) Includes 1,176 shares held by James and Frederica Meindl as trustees of the Meindl Trust dated February 4, 1972. Also includes 14,166 shares subject to stock options that are currently exercisable, all of which shares will be vested within 60 days after October 31, 1996.

(11) Includes 14,166 shares subject to stock options that are currently exercisable, all of which shares will be vested within 60 days after October 31, 1996. Excludes 1,336,439 shares held by The Israel Corporation Ltd. Mr. Kahana is Vice President, Business Development--Technology of The Israel Corporation Ltd. and may be deemed to be a beneficial owner of shares held by it, although Mr. Kahana disclaims beneficial ownership of such shares.

(12) Includes 6,266 shares subject to stock options that are currently exercisable, all of which shares will be vested within 60 days after Octobet 31, 1996.

(13) Includes 686,285 shares subject to stock options that are currently exercisable, of which 510,958 shares will be vested within 60 days after October 31, 1996. Excludes shares held by Elron and The Israel Corporation Ltd. which may be deemed to be beneficially owned by Messrs. Galil and Kahana, respectively, but as to which such persons disclaim beneficial ownership. See footnotes (2), (3), (9) and (11) above.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the compensation received for services rendered to Zoran during the years ended December 31, 1994 and 1995 by the Chief Executive Officer of Zoran and the three other most highly compensated executive officers of Zoran whose total salary and bonus for such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                           ANNUAL COMPENSATION        OPTIONS
                                         ------------------------     GRANTED           ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY(1)        BONUS       (SHARES)        COMPENSATION
---------------------------------  ----  ----------     ---------   ------------   -------------------
Levy Gerzberg, Ph.D..............  1995   $ 190,866      $40,000     116,666                   $876(2)
 President and Chief Executive     1994   $ 175,000        --        293,385                   $983(2)
 Officer

Meir Tsadik (3)..................  1995   $ 127,119      $40,000     117,222                $23,574(4)
 Vice President, Research and
 Development and Chief
 Operating Officer

Isaac Shenberg, Ph.D. (5)........  1995   $ 110,239      $50,000       --                   $19,435(6)
 Vice President, Sales and
 Marketing

Ami Kraft........................  1995   $  96,808      $20,000       --                   $20,520(7)
 Vice President, Finance and       1994   $  79,086        --         58,612                $16,554(8)
 Chief Financial Officer

------------------------

(1) Includes amounts (if any) deferred under Zoran's 401(k) Plan.

(2) Represents premiums paid by Zoran with respect to term life insurance for the benefit of Dr. Gerzberg.

(3) Mr. Tsadik was elected as an officer of Zoran in January 1995.

(4) Includes $19,935 in premiums paid by Zoran under an insurance policy that covers certain vacation, severance and other benefits that may be payable to Mr. Tsadik and $3,639 in contributions by Zoran toward a continuing education fund for his benefit.

(5) Dr. Shenberg was elected as an officer of Zoran in January 1995.

(6) Includes $15,796 in premiums paid by Zoran under an insurance policy that covers certain vacation, severance and other benefits that may be payable to Dr. Shenberg and $3,639 in contributions by Zoran toward a continuing education fund for his benefit.

(7) Includes $16,881 in premiums paid by Zoran under an insurance policy that covers certain vacation, severance and other benefits that may be payable to Mr. Kraft and $3,639 in contributions by Zoran toward a continuing education fund for his benefit.

(8) Includes $12,654 in premiums paid by Zoran under an insurance policy that covers certain vacation, severance and other benefits that may be payable to Mr. Kraft and $3,900 in contributions by Zoran toward a continuing education fund for his benefit.

    OPTION GRANTS

    The following table sets forth information concerning grants of options to purchase Zoran Common Stock made during the year ended December 31, 1995 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                                                                       REALIZABLE
                                                                                        VALUE AT
                                                                                         ASSUMED
                                               INDIVIDUAL GRANTS                     ANNUAL RATES OF
                             -----------------------------------------------------     STOCK PRICE
                              NUMBER OF     % OF TOTAL                                APPRECIATION
                               SHARES        OPTIONS                                       FOR
                             UNDERLYING     GRANTED TO     EXERCISE                  OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN    PRICE PER    EXPIRATION   ---------------
NAME                         GRANTED(2)        1995        SHARE(3)        DATE        5%      10%
---------------------------  -----------   ------------   -----------   ----------   ------  -------
Levy Gerzberg, Ph.D........   116,666(4)         40%        $10.63      10/13/05     $779,930 $1,976,495

Meir Tsadik................    12,556(5)          4%        $ 0.15      12/01/04     $1,184  $ 3,002
                              104,666(4)         36%        $ 0.15      03/15/05     $9,773  $24,717

Isaac Shenberg, Ph.D.......      --           --             --           --           --      --

Ami Kraft..................      --           --             --           --           --      --

------------------------

(1) Potential realizable values are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Commission and do not represent Zoran's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependant on the future financial performance of Zoran, overall market conditions and the option holders' continued employment through the vesting period.

(2) All options granted in 1995 are fully exercisable, subject to Zoran's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination.

(3) All options were granted at the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors of Zoran or, in the case of the options granted to Dr. Gerzberg as reported on the Nasdaq National Market.

(4) The options (or shares issued upon exercise thereof) vest at the rate of 1/4 of the shares one year from the date of grant and 1/48 of the shares monthly thereafter.

(5) The options (or shares issued upon exercise thereof) vest in equal monthly installments over a period of four years from the date of grant, subject to acceleration upon the exercise of certain warrants issued in July 1994 for an aggregate of 505,079 shares of Common Stock (the "1994 Warrants"). Vesting is accelerated in the same proportion that the number of shares issued upon exercise of the 1994 Warrants from time to time bears to the number of shares issuable upon exercise of all of the 1994 Warrants. All of the 1994 Warrants have been exercised.

    OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table sets forth information concerning the stock options held as of December 31, 1995 by the Named Executive Officers. None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 1995:

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                             NUMBER OF SHARES UNDERLYING     VALUE OF UNEXERCISED IN-THE- MONEY
                               UNEXERCISED OPTIONS AT
                                  DECEMBER 31, 1995            OPTIONS AT DECEMBER 31, 1995(1)
                             ---------------------------   ---------------------------------------
NAME                         EXERCISABLE(2) UNEXERCISABLE   EXERCISABLE(2)       UNEXERCISABLE
---------------------------  ------------   ------------   ----------------   --------------------
Levy Gerzberg..............  410,052          --             7,2$24,995            --

Meir Tsadik................  117,222          --             2,4$14,773            --

Isaac Shenberg.............   88,232          --             1,8$17,579            --

Ami Kraft..................   58,612          --             1,2$07,407            --

------------------------

(1) Based on the closing price of $20.75, as reported on the Nasdaq National Market on December 29, 1995, less the exercise price.

(2) All options are fully exercisable, subject to Zoran's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Options (or shares issued upon exercise thereof) vest over periods of two to four years from the date of grant.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Uzia Galil, Arie Kahana and Arthur B. Stabenow. Messrs. Galil and Stabenow have entered into certain material transactions with Zoran, and Messrs. Galil and Kahana are executive officers of Elron and The Israel Corporation Ltd., respectively, each of which has also entered into certain material transactions with Zoran. See "--Certain Transactions."

    DIRECTOR COMPENSATION

    Directors do not receive cash compensation for their services as members of the Board of Directors.

    Zoran has entered into a Professional Services Agreement with James Meindl, pursuant to which Professor Meindl provides consulting services to Zoran. Under this Agreement, Zoran pays Professor Meindl consulting fees of $2,500 per quarter.

    In December 1994, Zoran granted Professor Meindl an option to purchase 9,166 shares of Common Stock under Zoran's 1993 Stock Option Plan at an exercise price of $0.15 per share. In May 1995, Zoran granted Mr. Stabenow an option to purchase 9,166 shares of Common Stock under the 1993 Stock Option Plan at an exercise price of $0.60 per share. These options are immediately exercisable subject to Zoran's right to repurchase unvested shares at the original price upon the optionee's termination as a director. The options (or shares issued upon exercise thereof) were vested as to 4,583 shares at the date of grant, with the remaining portions vesting in equal monthly installments over two years from the date of grant. These options expire in December 2004.

    Zoran's 1995 Outside Directors Stock Option Plan (the "Directors Plan") provides for formula-based grants of options to non-employee directors. Under the Directors Plan, each current non-employee director of Zoran was granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (an "Initial Option") on December 15, 1995, the date of Zoran's initial public offering, and each new nonemployee director of Zoran will automatically be granted an Initial Option on the date on which such person first becomes a non-employee director of Zoran. Thereafter, on the date immediately following each annual stockholders' meeting, each non-employee director who is reelected at the meeting to an additional term shall be granted an additional option to purchase 4,800 shares of Common Stock (an "Annual Option") if, on such date, he shall have served on the Board of Directors for at least six months. The Directors Plan provides that each Initial Option shall become exercisable in installments as to one-fourth of the total number shares subject to the option on each of the first, second, third and fourth anniversaries of the date of grant, and each Annual Option shall become exercisable in full one year after the date of grant, subject to the director's continuous service. The exercise price per share of all options granted under the Directors Plan shall be equal to the fair market value of a share of Zoran's Common Stock on the date of grant. Options granted under the Directors Plan have a term of 10 years.

CERTAIN TRANSACTIONS

  SERIES K PREFERRED STOCK FINANCING; EARLY WARRANT EXERCISE PROGRAM

    In February and March 1993, Zoran sold $3 million aggregate principal amount of its 10% Senior Convertible Promissory Notes (the "1993 Notes") to certain of its stockholders. The 1993 Notes bore interest at 10% per annum, were secured by all of Zoran's assets and were convertible at the option of the holder into the form of equity securities of Zoran to be issued in Zoran's next equity financing resulting in aggregate gross proceeds of at least $6 million ("1993 Securities"). The purchasers of the 1993 Notes also received warrants (the "1993 Warrants") to purchase additional 1993 Securities at an exercise price equal to the purchase price at which 1993 Securities were to be sold in the applicable equity financing. Each of the 1993 Warrants was exercisable for 1993 Securities having an aggregate exercise price equal to the face amount of the 1993 Note that accompanied the issuance of such warrant. The 1993 Warrants thereafter became exercisable for Zoran's Series K Preferred Stock at an exercise price of $9.00 per share, as described below. The 1993 Warrants expire in July 1998. The investors in this financing included the following officers and directors of Zoran and holders of 5% or more of the outstanding Zoran Common Stock:

                                                                 PRINCIPAL AMOUNT OF
                                                                   1993 NOTES AND
                                                                 AGGREGATE EXERCISE     SHARES SUBJECT
                                                                    PRICE OF 1993          TO 1993
NAME                                                                  WARRANTS           WARRANTS (1)
--------------------------------------------------------------  ---------------------  ----------------
Elron(2)......................................................      $   1,000,000            111,111
Uzia and Ella Galil...........................................      $      30,000              3,333
Levy Gerzberg, Ph.D...........................................      $      12,000              1,333
James D. Meindl, Ph.D.........................................      $       2,000                222

------------------------

    (1) As adjusted upon issuance of Series K Preferred Stock, as described below.

    (2) Uzia Galil, a director of Zoran, is Chairman of the Board and Chief Executive Officer of Elron.

    In July 1993, Zoran effected a recapitalization in which (i) all outstanding Zoran Common Stock was subject to a 1-for-200 reverse stock split, (ii) all outstanding Preferred Stock of Zoran was subject to a 1-for-10 reverse stock split, (iii) the liquidation preference of the Preferred Stock was reduced from $30.00 per share (as adjusted for the recapitalization) to $9.00 per share and
(iv) the right of holders of Zoran's Preferred Stock to participate in a distribution of Zoran's assets upon liquidation (after payment of the foregoing liquidation preference) was eliminated. The following table shows, with respect to each officer, director and holder of 5% or more of the outstanding Zoran Common Stock, the number of shares of Common Stock and Preferred Stock held by each such stockholder before and after the recapitalization:

                                                           SHARES HELD             SHARES HELD
                                                        IMMEDIATELY BEFORE      IMMEDIATELY AFTER
                                                         RECAPITALIZATION        RECAPITALIZATION
                                                      ----------------------  ----------------------
NAME                                                    COMMON    PREFERRED     COMMON    PREFERRED
----------------------------------------------------  ----------  ----------  ----------  ----------
Elron...............................................   2,405,603   2,114,450      12,028     211,445
Levy Gerzberg, Ph.D.................................     257,299      43,333       1,286       4,333
Uzia and Ella Galil.................................      52,051      35,056         260       3,505
James D. Meindl, Ph.D...............................      42,625       6,231         213         623
Philip M. Young.....................................      11,931      13,303          60       1,330

    In July and August 1993, Zoran sold an aggregate of 944,124 shares of its Series K Preferred Stock ("Series K Shares"), at a purchase price of $9.00 per share, and warrants to purchase an additional 236,008 Series K Shares, at an exercise price of $9.00 per share expiring in July 1998 (the "Series K Warrants"). In connection with such transaction, the 1993 Notes were converted into Series K Shares and the 1993 Warrants became exercisable for Series K Shares at an exercise price of $9.00 per share. The investors in this financing included the following officers and directors of Zoran and holders of 5% or more of the outstanding Zoran Common Stock:

                                                                            SERIES K   SHARES SUBJECT TO
NAME                                                                         SHARES    SERIES K WARRANTS
--------------------------------------------------------------------------  ---------  -----------------
The Israel Corporation Ltd. (1)...........................................    398,666         99,666
Elron.....................................................................    149,406         37,351
Uzia and Ella Galil.......................................................      3,482            870
Arthur B. Stabenow........................................................      1,500            375
Levy Gerzberg, Ph.D.......................................................      1,392            348
James D. Meindl, Ph.D.....................................................        232             58

------------------------

    (1) Arie Kahana, a director of Zoran, is Vice President, Business Development--Technology of The Israel Corporation Ltd.

    In October 1995, Zoran offered holders of outstanding 1993 Warrants and Series K Warrants the right, during a period ended October 23, 1995, to exercise such warrants at an exercise price reduced by 10% to $8.10 per share. In response to such offer, warrant holders exercised 1993 Warrants and Series K Warrants for the purchase of an aggregate of 374,967 Series K Shares, resulting in aggregate proceeds to Zoran of approximately $3 million, including officers and directors of Zoran and holders of 5% or more of the outstanding Zoran Common Stock who exercised warrants to purchase the following numbers of Series K
Shares:

                                                                                     SERIES K
NAME                                                                                  SHARES
-----------------------------------------------------------------------------------  ---------
Elron..............................................................................    148,462
The Israel Corporation Ltd.........................................................     99,666
Uzia and Ella Galil................................................................      4,203
Levy Gerzberg, Ph.D................................................................      1,681
Arthur B. Stabenow.................................................................        375
James D. Meindl, Ph.D..............................................................         58

    The Series K Shares were converted to Zoran Common Stock upon the closing of Zoran's initial public offering in December 1995.

    The holders of Zoran Common Stock issued upon conversion or exercise of Series K Shares, 1993 Warrants and Series K Warrants are entitled to certain registration rights pursuant to an Amended and

Restated Stock Rights Agreement dated July 30, 1993, as amended (the "Rights Agreement"). See "Description of Zoran Capital Stock -- Registration Rights."

  SERIES L PREFERRED STOCK FINANCING

    In July and August 1994, Zoran sold approximately $1.5 million aggregate principal amount of its 9% Secured Convertible Promissory Notes (the "1994 Notes") to certain of its stockholders. The 1994 Notes bore interest at 9% per annum, were secured by all of Zoran's assets and were convertible into the form of equity securities of Zoran to be issued in Zoran's next equity financing resulting in aggregate gross proceeds of at least $1 million ("1994 Securities"). The purchasers of the 1994 Notes also received warrants (the "1994 Warrants") to purchase additional 1994 Securities at an exercise price equal to the purchase price at which 1994 Securities were to be sold in the applicable equity financing. Each of the 1994 Warrants was exercisable for 1994 Securities having an aggregate exercise price equal to 50% of the face amount of the 1994 Note that accompanied the issuance of such warrant. The 1994 Warrants thereafter became exercisable for Zoran's Series L Preferred Stock, at an exercise price of $1.50 per share, as described below. All of the 1994 Warrants were exercised prior to their scheduled expiration in July 1996. The investors in this financing included the following officers and directors of Zoran and holders of 5% or more of the outstanding Zoran's Common Stock:

                                                                          AGGREGATE      SHARES SUBJECT
                                                        PRINCIPAL     EXERCISE PRICE OF     TO 1994
NAME                                                 AMOUNT OF NOTES    1994 WARRANTS     WARRANTS (1)
---------------------------------------------------  ---------------  -----------------  --------------
Elron..............................................    $   600,000       $   300,000          200,000
The Israel Corporation Ltd.........................    $   600,000       $   300,000          200,000
Levy Gerzberg, Ph.D................................    $     5,000       $     2,500            1,666
Arthur B. Stabenow.................................    $     2,000       $     1,000              666

------------------------

    (1) As adjusted upon issuance of Series L Preferred Stock, as described below.

    In September and November 1994, Elron made loans to Zoran in the amounts of $240,000 and $120,000, respectively, in exchange for promissory notes bearing interest at 9% per annum and convertible into shares of Zoran's Series L Preferred Stock in the transaction described below.

    In November 1994, Zoran sold an aggregate of 2,004,122 shares of its Series L Preferred Stock ("Series L Shares") at a purchase price of $1.50 per share. In connection with such transaction, the 1994 Notes and the additional promissory notes issued to Elron in September and November 1994 were converted into Series L Shares, and the 1994 Warrants became exercisable for Series L Shares at an exercise price of $1.50 per share. The investors in this financing included the following officers, directors and holders of 5% or more of Zoran's Common Stock:

NAME                                                                                     SERIES L SHARES
---------------------------------------------------------------------------------------  ---------------
Elron..................................................................................       812,624
The Israel Corporation Ltd.............................................................       678,108
Arthur B. Stabenow.....................................................................         8,040
Levy Gerzberg, Ph.D....................................................................         3,424

    The Series L Shares were converted to Zoran Common Stock upon the closing of Zoran's initial public offering in December 1995.

    The holders of Zoran Common Stock issued upon conversion or exercise of Series L Shares and the additional shares issued upon exercise of the 1994 Warrants are entitled to certain registration rights pursuant to the Rights Agreement. See "Description of Zoran Capital Stock -- Registration Rights."

  SPIN-OFF OF INTEREST IN JOINT VENTURE

    In October 1994, Zoran contributed technology relating to the Joint Venture and to the Joint Venture's subsidiary, Oren, and an unrelated third party contributed cash, each in exchange for a 50% interest in the Joint Venture. Since the organization of the Joint Venture, efforts relating to the development and marketing of ghost cancellation products have been conducted by the Joint Venture, through Oren. In September 1995, Zoran approved the transfer of its interest in the Joint Venture, valued at $2.5 million, together with $100,000 in cash, to a wholly-owned subsidiary, GCH, as GCH's initial capital and declared a dividend to Zoran's stockholders (the "Distribution") of all of its stock in GCH. Zoran has no ongoing financial obligations in connection with the Joint Venture but remains obligated pursuant to certain representations, warran-ties and covenants made to its joint venture partner in connection with the organization of the Joint Venture, although it does not expect such obligations to materially affect its business, operating results or financial condition. GCH stock has been distributed to stockholders of record as of October 23, 1995 (other than certain stockholders who waived their right to receive the dividend in order to avoid associated tax liability) on the basis of one share of common or preferred stock of GCH for each like share of the comparable class and series of Zoran's stock held by each stockholder on such date. In addition, options to purchase shares of GCH Common Stock representing approximately 18% of the outstanding stock of GCH have been issued to employees and consultants of Zoran pro rata based on the number of shares of Common Stock subject to Zoran options held by each optionee as of October 23, 1995. GCH options issued to employees and consultants of Zoran are subject to vesting at the same rate as the Zoran options to which such GCH options correspond. The following directors, officers and holders of 5% or more of Zoran's Common Stock received the indicated amounts of GCH stock and options in the Distribution:

                                                                                    SHARES
                                                                                   SUBJECT
NAME                                                                    SHARES    TO OPTION
--------------------------------------------------------------------  ----------  ----------
Elron...............................................................   4,601,899      --
The Israel Corporation Ltd..........................................   4,129,324      --
Levy Gerzberg, Ph.D.................................................      48,724   1,230,162
Isaac Shenberg, Ph.D................................................      --         264,709
Meir Tsadik.........................................................      --         351,670
Ami Kraft...........................................................      --         175,840
Arthur B. Stabenow..................................................      31,745      27,500
Uzia and Ella Galil.................................................      34,354      --
James D. Meindl, Ph.D...............................................       3,378      27,500
Philip M. Young.....................................................       4,169       1,266

    Levy Gerzberg, Zoran's President and Chief Executive Officer, and Ami Kraft, Zoran's Vice President, Finance and Chief Financial Officer, currently serve on the Boards of Directors of Oren and Holdings and act as managers of the Joint Venture, and Zoran believes that they will continue to serve in these capacities for the foreseeable future. Dr. Gerzberg also is currently acting as Co-Chief Executive Officer of Oren and the Joint Venture and as Chief Executive Officer of Holdings. Currently, these responsibilities are not requiring a material amount of the time and attention of Dr. Gerzberg or Mr. Kraft. Oren intends to hire a full-time chief executive officer prior to the commencement of volume product shipments. However, should Oren experience delays in identifying and hiring a permanent chief executive officer, or should Oren, Holdings or the Joint Venture require the attention of senior management or the Board of Directors, Dr. Gerzberg or Mr. Kraft may be required to devote substantial time to the affairs of such company.

  GENERAL

    From 1993 to 1995, Zoran has sold DFP products to Elbit, for an aggregate purchase price of $190,000. Elron is the holder of more than 10% of the outstanding capital stock of Elbit.

    From 1993 to 1994, Zoran purchased integrated circuit prototypes manufactured for it by Chip Express Corporation ("Chip Express") for an aggregate purchase price of $109,000. Elron is the holder of more than 10% of the outstanding capital stock of Chip Express.

    Zoran believes that all transactions between Zoran and its officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to Zoran than could be obtained from unaffiliated parties. All such future transactions will be approved by a majority of Zoran's independent and disinterested directors.

    For a description of the Stockholders Agreement between Zoran's two largest stockholders, see "--Management."

                        INFORMATION CONCERNING COMPCORE

BUSINESS

    THE FOLLOWING SECTION INCLUDES A NUMBER OF FORWARD-LOOKING STATEMENTS WHICH REFLECT COMPCORE'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED. IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE WORDS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

    CompCore is a provider of MPEG hardware and software products for processing digital video and audio signals. CompCore provides design "cores" for MPEG 1 and MPEG 2 video and audio decoder integrated circuits that are used by OEMs in the manufacture of digital video and audio semiconductor chips. In addition, CompCore offers a software version of its MPEG 1 decoder called "SoftPEG," which runs on most standard PCs and workstations and enables end users to play MPEG 1 CDs without the use of specialized hardware.

  STRATEGY

    From its inception in 1993, CompCore has focused on designing integrated circuit "cores" that can be integrated into chips manufactured and distributed by its OEM customers, rather than designing and fabricating its own stand-alone chips. This strategy has allowed CompCore to generate revenue from its hardware technology without incurring expensive investments in custom chip design and fabrication. Moreover, by offering its OEM customers complete, ready-to-manufacture chip cores, CompCore believes that it can help its customers accelerate the "time-to-market" of their products. CompCore has initially focused its development efforts on MPEG decoder technology, which has allowed CompCore to utilize its in-house technical expertise to take advantage of a fast-growing emerging market.

    CompCore also offers software-based compression products that provide a lower-cost solution than those requiring specialized hardware. In order to provide a complete range of solutions to the marketplace, CompCore engages in parallel development of both hardware and software applications based on common technology and algorithms.

    CompCore believes that penetration of larger markets requires compatibility among multiple industry vendors' products; therefore, a critical component of CompCore's business strategy is to offer products that comply with established industry standards. CompCore's personnel have been active participants in MPEG standards organizations in an effort both to influence the development of technical standards and to prepare for the implementation of products that comply with these standards. Because new standards are often set by large corporations as well as standards committees, CompCore has pursued strategic relationships with, influential companies in the PC and consumer electronics industries, including Intel Corporation ("Intel"), Matsushita Electrical Industrial Co., Ltd. ("Matsushita"), Hitachi Limited ("Hitachi"), NEC Corporation ("NEC"), Dolby and Microsoft Corporation ("Microsoft"). CompCore believes that such relationships provide CompCore with the opportunity to develop valuable product planning information which can be used to improve or develop new products.

  MARKETS

    At present, CompCore is focusing on narrow product applications in the following three markets: PC applications (video CD and DVD); stand-alone DVD players; and TV set-top boxes. All of these markets share the same need for low-cost compression solutions.

    CompCore entered the market for PC products that run video CD with the introduction of its MPEG 1 hardware decoder core in 1994. In early 1995, CompCore introduced SoftPEG, its MPEG 1 software decoder product, which provided the PC market with a solution for video CD playback at a cost significantly lower than hardware implementations. Software compression products, together with the availability of more powerful Intel Pentium processors, have gradually removed the requirement for specialized MPEG 1 hardware for video CD playback on the PC.

    DVD players are currently being implemented in two forms: (1) as a stand-alone DVD players used in conjunction with home entertainment systems; and
(2) as DVD drives for use with personal computers. DVD devices use video compression technology that complies with the MPEG 2 standard. CompCore introduced its MPEG 2 hardware decoder core earlier this year. CompCore is also developing an all-software compression solution for implementing DVD for the PC. See "--Products."

    TV set-top boxes are currently used to allow the television consumer to access and watch hundreds of different channels. The TV set-top box industry uses MPEG 2 as a standard. CompCore's MPEG 2 core is currently used by Hitachi in the manufacture of chips for use in TV set-top boxes.

  PRODUCTS

    HARDWARE PRODUCTS

    CompCore's hardware products consist of integrated circuit "cores" that can be integrated into chips manufactured by CompCore's OEM customers. CompCore introduced its MPEG 1 hardware decoder core in 1994 and its MPEG 2 hardware core in 1996. CompCore believes that a significant advantage of offering complete, ready-to-manufacture chip cores is that it allows CompCore's OEM customers to accelerate the "time-to-market" of complete compression solutions. CompCore concentrates its design resources on chip architectures that are optimized specifically for MPEG 1 and MPEG 2 applications. CompCore believes that its MPEG hardware designs have a smaller gate count and require less memory than competing designs, resulting in integrated circuits that offer significantly lower cost, lower power consumption, and higher performance.

    SOFTWARE PRODUCTS

    CompCore's MPEG 1 software decoder, SoftPEG, is designed to offer a low cost MPEG 1 solution by generating high video and audio quality in a PC environment without the need for additional hardware. CompCore licenses its SoftPEG software to manufacturers of PCs, graphics chips and graphics cards, video CD publishers, video game developers and software developers. Current versions of SoftPEG run on Intel Pentium processors in the Windows environment. In addition to the standard MPEG 1 format, SoftPEG plays Video CD 2.0, CD-I and Karaoke, which are MPEG 1 formats with added functionality.

    CompCore is also developing an all-software implementation of DVD for the PC, "SoftDVD," which will require an Intel Pentium processor that supports the multimedia extension ("MMX") instruction set, and a DVD drive. Intel's MMX instruction set is specifically designed to efficiently handle multimedia processing that previously has only been possible with DSP chips or specially designed hardware. New PCs that implement these capabilities are expected to ship in early 1997. SoftDVD will transform such PCs into DVD players at a lower cost, since they will require no specialized MPEG 2 or Dolby AC-3 hardware.

    SoundPEG is an audio-only version of SoftPEG which implements MPEG audio decoding and is often bundled with MPEG 1 video chips. The combination of hardware video and software audio offers a lower-cost solution for the personal computer market.

  CUSTOMERS

    As of October 31, 1996, CompCore had licensed its hardware or software technology to over 50 OEM customers, of which eight have licensed hardware cores and account for approximately 50% of CompCore's annual revenues and of which over 40 have licensed software to be integrated into and shipped with finished products.

    CompCore's largest customers have accounted for a substantial percentage of its revenues, and sales to these large customers have varied materially from year to year. In fiscal 1994, ATI Technologies, Inc. ("ATI"), Cirrus Logic, Inc. ("Cirrus") and Adaptec Corp. ("Adaptec") accounted for 47%, 26% and 17%, respectively, of CompCore's total revenues. In fiscal 1995, NEC, Matrox Graphics, Inc. ("Matrox"), Cirrus and Hitachi accounted for 22%, 15%, 13% and 11%, respectively, of CompCore's total revenues. In fiscal 1996, Hitachi, NEC, Cirrus and Matrox accounted for 28%, 13%, 13% and 11%, respectively, of CompCore's total revenues. There can be no assurance that CompCore will be able to retain its key customers, that customers who have licensed CompCore technology will introduce products based on that technology, that customers who have introduced such products will be successful or that such customers will not decrease their level of royalty-bearing sales. In addition, royalties paid by these key licensees may fluctuate significantly from quarter to quarter. Any development that would result in a substantial decrease or delay in sales by one or more key licensees, including actions by competitors or technological changes, could have a material adverse effect on CompCore's business, operating results or financial condition. Any development that would affect the collectibility of royalty payments from one or more key customers could have a material adverse effect on CompCore's business, operating results or financial condition.

  SALES AND MARKETING

    CompCore sells and markets its products throughout the world principally to OEMs. Sales are made primarily by a direct sales force in North America and through sales representatives in Japan, Korea, Taiwan, Singapore, and Europe. CompCore has also engaged distributors in the U.S., France and Japan to sell its software products. CompCore typically focuses on selling to large OEM customers, but has also licensed its software to smaller customers who meet minimum revenue requirements and do not require custom-designed products. Distribution of products exclusively through OEMs, augmented by sales representatives in foreign countries, has allowed CompCore to expand its market penetration while incurring much lower sales and marketing costs than if it were selling stand-alone products directly to PC or consumer electronics component manufacturers.

    Sales of hardware products typically involve participation of executives of CompCore, as CompCore views its relationships with hardware customers as strategic in nature, involving significant collaboration to develop and customize the product for the customer's requirements. This results in a lengthy sales cycle for CompCore's hardware products. CompCore's software products are generally sold through sales representatives and are associated with a comparatively shorter sales cycle.

    CompCore generates revenue by charging its customers royalties and engineering fees. Engineering fees are typically paid during the development cycle, while royalties are generally paid quarterly within 30 to 45 days after the OEM ships a product that incorporates a CompCore design or software product.

  COMPETITION

    CompCore's existing and potential competitors include many large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, broader product lines and longer standing relationships with customers than CompCore. In the market for hardware core products, CompCore's principal competitors are David Sarnoff Research Center, Mediamatics, Hyundai/Odeum and SICAN Microelectronics Corp. Competitors' products vary by size of core, application specific features, maturity of design, availability of design services, and price.

    With respect to CompCore's software products, MPEG 1 and MPEG 2 are public standards and therefore can be implemented by software programmers which have access to the publicly available documentation. In the market for CompCore's MPEG Software Products, CompCore's Principal Competitors are Mediamatics and Xing.

    CompCore believes that its ability to compete successfully in the rapidly evolving markets for high performance video and audio compression technology depends on a number of factors, including the price, quality and performance of CompCore's and its competitors' products, the timing and success of new product introductions by CompCore, its customers and its competitors, the emergence of new industry standards, the number and nature of CompCore's competitors in a given market and general market and economic conditions.

    The markets in which CompCore competes are intensely competitive and are characterized by rapid technological change, declining prices and rapid product obsolescence. CompCore expects competition to increase in the future from existing competitors and from other companies that may enter CompCore's existing or future markets with solutions which may be less costly or provide higher performance or more desirable features than CompCore's products.

    The DVD market is in its infancy, and new DVD software competitors are expected to enter the market in 1997 and 1998. CompCore believes that several large Japanese consumer electronics companies may be planning to enter the DVD market and may accordingly attempt to develop MPEG 2 hardware or software that competes with CompCore's MPEG 2 core or SoftDVD. Most of these companies are expected to develop captive implementations for use only with their own PCs and consumer electronic products. It is also foreseeable that application software vendors such as Microsoft may attempt to enter the DVD application market in the future. As the DVD market matures, market entrants are expected to increase competition and cause general price erosion, as commonly occurs in the computer and consumer electronics industries.

  RESEARCH AND DEVELOPMENT

    CompCore believes that its future success depends on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness and compliance with new standards in rapidly evolving video and audio compression markets. CompCore's research and development strategy is to leverage the technical expertise of its engineering staff by engaging in parallel development of both hardware and software applications based on common technology and algorithms.

    CompCore generates a significant percentage of its total revenues from license agreements that involve development and customization work on the part of CompCore. These development and license agreements provide that CompCore will receive payments upon reaching certain development milestones and that CompCore will retain ownership of the intellectual property developed. Development contracts have enabled CompCore to fund portions of its product development efforts, to respond to the feature requirements of its customers and to accelerate the "time to market" of the products of the Company's customers. In addition, since new industry standards are often set or heavily influenced by large corporations as well as standards committees, CompCore has pursued strategic relationships with influential companies in the computer and consumer electronics industries, including Intel, Matsushita, Hitachi, NEC, Dolby and Microsoft, which CompCore believes will provide it with the opportunity to develop valuable product planning information.

    Research and development expenses were $259,000, $1,394,000 and $2,791,000 for the period from November 12, 1993 (inception) to September 30, 1994 and the fiscal years ended September 30, 1995 and September 30, 1996, respectively, accounting for 46%, 56% and 53%, respectively, of total operating expenses for those periods. CompCore's hardware and software research and development expenses have accounted for approximately 67% and 33%, respectively, of total research and development expenses, although CompCore expects that the difference between its research and development expenditures on hardware and software since inception will become smaller in the near future as CompCore hires additional software research and development personnel.

  PROPRIETARY RIGHTS AND LICENSES

    CompCore's ability to compete successfully is dependent in part upon its ability to protect its proprietary technology and information. Although CompCore relies on a combination of patents, copyrights, trademarks, trade secret laws and licensing arrangements to protect certain of its intellectual property, CompCore believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. CompCore generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its proprietary information. CompCore currently holds two United States patents that pertain to technologies and processes relating to CompCore's current business. However, there can be no assurance that CompCore's intellectual property rights, if challenged, will be upheld as valid, will be adequate to prevent misappropriation of its technology or will prevent the development of competitive products. Additionally, there can be no assurance that CompCore will be able to obtain patents or other intellectual property protection in the future. Patents relating to the establishment, development and maintenance of the MPEG standard are unclear and may be subject to continuing claims by numerous third parties. Furthermore, the laws of certain foreign countries in which CompCore's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect CompCore's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of CompCore's technology and products more likely in these countries.

    The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which have resulted in significant and often protracted and expensive litigation. Although there is currently no pending intellectual property litigation involving CompCore, CompCore is aware of other parties that hold patents in fields related to CompCore's business, and CompCore may from time to time be notified of claims that it may be infringing patents or other intellectual property rights owned by third parties. Although CompCore is not aware that it is infringing any of such patents, the uncertainty discussed above regarding patents relating to the MPEG standard makes it more difficult to assess the possibility that CompCore's activities in the MPEG field may give rise to patent infringement claims. Litigation by or against CompCore relating to patent infringement or other intellectual property matters could result in significant expense to CompCore and divert the efforts of its technical and management personnel, whether or not such litigation results in a determination favorable to CompCore. In the event of an adverse result in any such litigation, CompCore could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that licenses would be offered or that the terms of any offered licenses would be acceptable to CompCore. The failure to obtain a license from a third party for technology used by CompCore could cause CompCore to incur substantial liabilities and to suspend the manufacture of products.

  EMPLOYEES

    As of September 30, 1996, CompCore had 32 full-time and 3 part-time employees, including 24 full-time and 3 part-time employees primarily involved in research and development activities, and 8 in marketing and sales and administrative. All of CompCore's employees are based in Santa Clara, California. CompCore believes that its future success will depend, in large part, on its ability to attract and retain highly-skilled, engineering, managerial, sales and marketing personnel. Competition for such personnel is intense. CompCore's employees are not represented by any collective bargaining unit, and CompCore has never experienced a work stoppage. CompCore believes that its employee relations are good.

  FACILITIES

    CompCore's operations are located in approximately 8,000 square feet of leased space in Santa Clara, California under a lease that expires in June, 1997.

SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere herein. The statement of income data and the balance sheet data as of September 30, 1995 and 1996 set forth below are derived from the audited financial statements of CompCore included elsewhere herein. The balance sheet data as of September 30, 1994 set forth below are derived from audited financial statements not included in this Joint Proxy Statement/Prospectus.

                                                                                  PERIOD FROM
                                                                                 NOVEMBER 12,
                                                                                     1993       YEAR ENDED SEPTEMBER
                                                                                  (INCEPTION)           30,
                                                                                 TO SEPTEMBER   --------------------
                                                                                   30, 1994       1995       1996
                                                                                 -------------  ---------  ---------
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                DATA)
STATEMENT OF INCOME DATA:
Revenues:
  Development revenue..........................................................    $     702    $   1,902  $   2,198
  Licenses and royalties.......................................................          155        1,007      3,527
                                                                                      ------    ---------  ---------
    Total revenues.............................................................          857        2,909      5,725
                                                                                      ------    ---------  ---------

Operating expenses:
  Research and development.....................................................          259        1,394      2,791
  Selling, general and administrative..........................................          310        1,080      2,519
                                                                                      ------    ---------  ---------
    Total operating expenses...................................................          569        2,474      5,310
                                                                                      ------    ---------  ---------

Income from operations.........................................................          288          435        415
Interest and other income......................................................            1           37         26
                                                                                      ------    ---------  ---------

Income before provision for income taxes.......................................          289          472        441
Provision for income taxes.....................................................          119          185        115
                                                                                      ------    ---------  ---------

Net income.....................................................................    $     170    $     287  $     326
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------

Net income per share...........................................................    $    0.12    $    0.11  $    0.09
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------
Weighted average shares outstanding............................................        1,418        2,630      3,453
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------


                                                                                            SEPTEMBER 30,
                                                                                 -----------------------------------
                                                                                     1994         1995       1996
                                                                                 -------------  ---------  ---------
BALANCE SHEET DATA:
Working capital................................................................    $     (86)   $     176  $   1,269
Total assets...................................................................          802        1,611      3,925
Capital lease obligations, less current portion................................       --           --             62
Convertible promissory note....................................................       --           --          1,000
Total shareholders' equity.....................................................    $     185    $     496  $     851

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDES FORWARD-LOOKING STATEMENTS WITH RESPECT TO COMPCORE'S FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THE FACTORS DESCRIBED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

  OVERVIEW

    CompCore is a provider of MPEG hardware and software products for processing digital video and audio signals. CompCore provides design "cores" for MPEG 1 and MPEG 2 video and audio decoder integrated circuits that are used by OEMs in the manufacture of digital video and audio semiconductor chips. In addition, CompCore offers a software version of its MPEG 1 decoder called "SoftPEG," which runs on most standard PCs and workstations and enables end users to play MPEG 1 CDs without the use of specialized hardware.

  RESULTS OF OPERATIONS

    The following table sets forth certain statement of income data as a percentage of total revenues for the periods indicated:

                                                                                         PERIOD FROM
                                                                                      NOVEMBER 12, 1993         YEAR ENDED
                                                                                       (INCEPTION) TO         SEPTEMBER 30,
                                                                                        SEPTEMBER 30,    ------------------------
                                                                                            1994            1995         1996
                                                                                      -----------------     -----        -----
Revenues:
  Development revenue...............................................................             82%             65%          38%
  Licenses and royalties............................................................             18              35           62
                                                                                                ---             ---          ---
      Total revenues................................................................            100             100          100
                                                                                                ---             ---          ---
Operating expenses:
  Research and development..........................................................             30              48           49
  Selling, general and administrative...............................................             36              37           44
                                                                                                ---             ---          ---
      Total operating expenses......................................................             66              85           93
                                                                                                ---             ---          ---
Income from operations..............................................................             34              15            7
Interest and other income...........................................................         --                   1            1
                                                                                                ---             ---          ---
Income before provision for income taxes............................................             34              16            8
Provision for income taxes..........................................................             14               6            2
                                                                                                ---             ---          ---
Net income..........................................................................             20%             10%           6%
                                                                                                ---             ---          ---
                                                                                                ---             ---          ---

    YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

    REVENUES. The Company's revenues consist of development revenues, which are primarily revenues from MPEG 1 and MPEG 2 audio and video decoder hardware design contracts that provide for license and milestone payments to be made at specified times, and license and royalty revenues primarily from the license of MPEG 1 audio and video decoder software. License and royalty agreements generally provide for the license of software for a specified period of time for either a single fee or a fee based on the number of units distributed by the licensee. Revenues increased 97% to $5.7 million in fiscal 1996 from $2.9 million in fiscal 1995. Development revenues increased 16% to $2.2 million in fiscal 1996 from $1.9 million in fiscal 1995. Two development contracts accounted for 74% of the $2.2 million in development revenues recognized in fiscal 1996. These contracts were substantially completed by September 30, 1996. License and royalty revenues increased 250% to $3.5 million in fiscal 1996 from $1.0 million in fiscal 1995. The number of contracts under which CompCore may earn license and royalty revenue increased to 39 in fiscal 1996 from 13 in fiscal 1995. Revenues derived from export sales outside North America represented 14% and 53% of CompCore's revenues for fiscal 1995 and 1996, respectively.

    RESEARCH AND DEVELOPMENT. Research and development ("R&D") expenses consist primarily of engineering personnel and related expenses and equipment costs. R&D expenses increased 100% to $2.8 million in fiscal 1996 from $1.4 million in fiscal 1995. This increase was primarily due to the hiring of engineering personnel and outside consultants to develop enhancements to MPEG 2 video and audio decoder proprietary technology as well as new software products that CompCore is planning to introduce in the future. As a percentage of total revenues, R&D expenses increased to 49% in fiscal 1996 from 48% in fiscal 1995. CompCore anticipates that it will continue to devote substantial resources to research and development and that such expenses will continue to increase in absolute dollars, although such expenses as a percentage of total revenues may fluctuate.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative ("SG&A") expenses consist primarily of personnel and related expenses, professional services and facilities costs. SG&A expenses increased 133% to $2.5 million in fiscal 1996 from $1.1 million in fiscal 1995. This increase was primarily due to higher bonuses paid to certain key employees in 1996 based on CompCore's 1995 financial performance and additional sales and administrative personnel.

    INTEREST AND OTHER INCOME. Interest and other income consists of interest income on cash and cash equivalents and other income net of expenses. Interest and other income decreased to $26,000 in fiscal 1996 from $37,000 in fiscal 1995, due primarily to changes in average cash balances held by CompCore.

    PROVISION FOR INCOME TAXES. Provision for income taxes decreased to $115,000 in fiscal 1996 from $185,000 in fiscal 1995. The effective tax rate was 39% and 26% for fiscal 1995 and 1996, respectively. The decrease in the effective tax rate is primarily due to an increase in research and development tax credits.

    PERIOD ENDED SEPTEMBER 30, 1994 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995

    REVENUES. CompCore's revenues increased 239% from $0.9 million in fiscal 1994 to $2.9 million in fiscal 1995. Development revenues increased 171% from $0.7 million in fiscal 1994 to $1.9 million in fiscal 1995. This increase was primarily due to significant growth in development contracts to modify and integrate CompCore's MPEG 1 technology for specific applications. License and royalty revenues increased from $155,000 in fiscal 1994 to $1.0 million in fiscal 1995. This increase was primarily due to an increase in the number of contracts under which CompCore may earn license and royalty revenue from 2 to 13 for fiscal 1994 and fiscal 1995, respectively. No revenues were derived from operations outside of North America in fiscal 1994. Revenues derived from export sales outside of North America were 14% of CompCore's revenues in fiscal 1995.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 438% from $259,000, or 30% of revenues, in fiscal 1994 to $1.4 million, or 48% of revenues, in fiscal 1995. This increase was primarily due to the growth in research and development personnel from 6 to 21 individuals during the year. These additional personnel were hired to develop CompCore's MPEG 2 technology as well as to enhance existing MPEG 1 technology.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 248% from $310,000, or 36% of revenues, in fiscal 1994 to $1.1 million, or 37% of revenues, in fiscal 1995. The increase was primarily due to increased employee compensation and office facilities cost, as well as higher professional service fees.

    INTEREST AND OTHER INCOME. Interest and other income increased from $1,000 in fiscal 1994 to $37,000 in fiscal 1995, primarily due to higher interest income earned on higher invested cash balances during the period.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased from $119,000 in fiscal 1994 to $185,000 in fiscal 1995, representing effective tax rates of 41% and 39%, respectively. This decrease in the effective tax rate was primarily due to an increase in research and development tax credits.

    LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has funded its operations from cash generated from operations. As of September 30, 1996, the Company had cash and cash equivalents of $2,134,000 and working capital of $1,269,000. Net cash provided by operating activities was $814,000, $402,000 and $1,051,000 in fiscal 1994, 1995 and 1996, respectively.

    On July 1, 1996, the Company issued a Convertible Promissory Note (the "Note") in the amount of $1 million to an individual who was simultaneously given a seat on the Company's Board of Directors. The Note bears interest at 6.625% per annum payable annually in arrears each June 30, commencing June 30, 1997. The entire outstanding principal and accrued interest are due June 30, 2001. The Note is convertible at any time into shares of Common Stock at a rate of $5.15, $5.49, $5.86, $6.25 or $6.66 per share if conversion occurs on or before June 30, 1997, 1998, 1999, 2000 or 2001, respectively. Additionally, in the event that the Company completes an initial public offering, or a merger or a similar transaction resulting in the shareholders of the Company immediately prior to such transaction holding less than 50% of the company surviving the transaction, the Note automatically converts into shares of Common Stock at the applicable rate. The proceeds of the Note are being used to fund the Company's growing working capital requirements and to fund research and development activities of the Company.

    The Company believes that anticipated cash flows from operations and existing cash balances will satisfy the Company's projected expenditures for the next twelve months for working capital and general corporate purposes, including projected increases in the Company's internal product development, primarily comprised of additional staffing.

MANAGEMENT

    The directors, executive officers and key employees of CompCore are as follows:

NAME                                            AGE                        POSITION
------------------------------------------      ---      --------------------------------------------
George T. Haber...........................               President, Chief Executive Officer and
                                                    43     Director

Sorin C. Cismas...........................          37   Chief Technical Officer and Director

Andreas Bechtolsheim, Ph.D................          37   Director

Andrei M. Manoliu, Ph.D...................          44   Secretary and Director

Sorin V. Papuc............................          34   Software Engineer

    George T. Haber has served as President and Chief Executive Officer and a Director of CompCore since its founding in November 1993. Prior to that time, Mr. Haber held engineering positions at Toshiba/ SGI from February to November 1993 and Sun Microsystems, Inc. ("Sun") from 1990 to February 1993. Mr. Haber holds a B.A. degree from the Technion.

    Sorin Cismas has served as Chief Technical Officer and a Director of CompCore since its founding in November 1993. Prior to that time, Mr. Cismas was a design engineer at LSI Logic from 1991 to November 1993. Mr. Cismas holds an M.S.E.E. degree from the Polytechnic Institute of Bucharest, Romania.

    Andreas Bechtolsheim has served as Director of CompCore since June 1996. Since September 1996, Dr. Bechtolsheim has headed the Workgroup Business Unit of Cisco Systems, Inc. ("Cisco"), a networking equipment manufacturer. Prior to that time, Mr. Bechtolsheim was President and Chief Executive Officer of Granite Systems, Inc. ("Granite") from August 1995 until Granite's acquisition by Cisco in September 1996. Mr. Bechtolsheim was a co-founder of Sun, where he served as Vice President of Technology from 1982 to August 1995. Dr Bechtolsheim holds a Ph.D. in electrical engineering from Stanford University.

    Andrei M. Manoliu has served as a Director of CompCore since August, 1994. Since 1988, Dr. Manoliu has been a partner of the law firm of Cooley Godward LLP, with which he has practiced corporate and securities law since 1982. Dr. Manoliu holds a Ph.D. in solid state physics from the University of California at Berkeley and a J.D. from Stanford University.

    Sorin V. Papuc has served as Software Architect of CompCore since March, 1994. Prior to that time, Mr. Papuc was employed as a software engineer with Visioneer Communications from July 1992 until March 1994, and Software Recording Corporation from June 1991 until July 1992. Mr. Papuc holds an M.S.M.E. degree from the University of Brasov, Romania.

PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information known to CompCore relating to the beneficial ownership of CompCore Common Stock, as of October 31, 1996, by: (i) each person who is known by CompCore to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) CompCore's Chief Executive Officer and the other executive officer to CompCore whose salary and bonus for the year ended December 31, 1995 exceeds $100,000; (iii) each director; and (iv) all directors and executive officers of CompCore as a group:

                                                                        NUMBER OF
                                                                         SHARES
                                                                       BENEFICIALLY
NAME AND ADDRESS                                                        OWNED(1)    PERCENT(1)
---------------------------------------------------------------------  -----------  -----------
George T. Haber (2) .................................................   1,290,000        41.3%
  c/o CompCore Multimedia, Inc.
  3120 Scott Boulevard, 2nd Floor
  Santa Clara, CA 95054

Sorin C. Cismas (3) .................................................   1,250,000        40.0%
  c/o CompCore Multimedia, Inc.
  3120 Scott Boulevard, 2nd Floor
  Santa Clara, CA 95054

Sorin Papuc (4) .....................................................     285,500         9.8%
  c/o CompCore Multimedia, Inc.
  3120 Scott Boulevard, 2nd Floor
  Santa Clara, CA 95054

Andreas Bechtolsheim (5) ............................................     200,589         6.6%
  c/o CompCore Multimedia, Inc.
  3120 Scott Boulevard, 2nd Floor
  Santa Clara, CA 95054

Leonardo Vainsencher ................................................     172,500         6.0%
  5497 Amby Drive
  San Jose, CA 95124

Andrei M. Manoliu (6)................................................      40,000         1.4%

All current directors and executive officers as a group
  (4 persons) (7)....................................................   2,780,589        77.1%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of CompCore Common Stock subject to options or convertible securities held by that person that are currently exercisable or convertible, or will become exercisable or convertible within 60 days after October 31, 1996, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. In general, options granted under CompCore's 1994 Stock Option Plan are fully exercisable from the date of grant, subject to CompCore's right to repurchase any unvested shares at the original exercise price in the event of termination of the optionee's employment. Unless otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 400,000 shares held by Mr. Haber as custodian for the benefit of Mr. Cismas's children. Also includes 270,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable, of which 135,000 shares will be vested within 60 days after October 31, 1996.

(3) Includes 400,000 shares held by Mr. Cismas as custodian for the benefit of Mr. Haber's children. Also includes 270,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable, of which 135,000 shares will be vested within 60 days after October 31, 1996.

(4) Includes 60,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable, of which 47,500 shares will be vested within 60 days after October 31, 1996.

(5) Represents shares of Common Stock issuable upon conversion of a Convertible Promissory Note, based on the amount of principal and interest that will be outstanding as of the date 60 days after October 31, 1996. See "The Merger--Interests of Certain Persons in the Merger."

(6) Includes 10,000 shares of Common Stock issuable upon exercise of stock options that are currently exercisable, all of which are fully vested.

(7) Includes 550,000 of shares of Common Stock issuable upon exercise of stock options that are currently exercisable, of which 280,000 shares will be vested within 60 days after October 31, 1996, and 200,589 shares that will be issuable upon conversion of the principal and interest that will be outstanding under a convertible promissory note as of the date 60 days after October 31, 1996.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the compensation for services rendered to CompCore during the fiscal year ended September 30, 1996 received by the executive officers of CompCore (the "CompCore Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                                       AWARDS
                                                                                                    -------------
                                                                             ANNUAL COMPENSATION       OPTIONS
                                                                            ----------------------     GRANTED
NAME AND PRINCIPAL POSITION                                                   SALARY      BONUS       (SHARES)
--------------------------------------------------------------------------  ----------  ----------  -------------
George T. Haber...........................................................  $  195,000  $  250,000      270,000
 President and Chief Executive Officer
Sorin C. Cismas...........................................................  $  195,000  $  250,000      270,000
 Chief Technical Officer

    OPTION GRANTS

    The following table sets forth information concerning grants of options to purchase the Company's Common Stock made during the year ended September 30, 1996 to the CompCore Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                           INDIVIDUAL GRANTS                         ANNUAL RATES OF
                                       ----------------------------------------------------------         STOCK
                                         NUMBER OF      % OF TOTAL                                  PRICE APPRECIATION
                                          SHARES          OPTIONS                                          FOR
                                        UNDERLYING        GRANTED        EXERCISE                     OPTION TERM(3)
                                          OPTIONS     TO EMPLOYEES IN      PRICE      EXPIRATION   --------------------
NAME                                    GRANTED(1)         1996        PER SHARE(2)      DATE         5%         10%
-------------------------------------  -------------  ---------------  -------------  -----------  ---------  ---------

George T. Haber......................     270,000            29.4%       $    0.09        4/1/01   $   6,714  $  14,835
Sorin C. Cismas......................     270,000            29.4%       $    0.09        4/1/01   $   6,714  $  14,835

------------------------

(1) All options granted in 1996 are fully exercisable, subject to CompCore's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination.

(2) All options were granted at the fair market value of the Common Stock on the date of grant, as determined by the CompCore Board.

(3) Potential realizable values are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependant on the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Joint Proxy Statement/Prospectus.

    OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table sets forth information concerning the stock options held as of September 30, 1996 by the CompCore Executives. Neither of the CompCore Executives exercised any options during the fiscal year ended September 30, 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF SHARES
                                                         UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                           SEPTEMBER 30, 1996:          SEPTEMBER 30, 1996(1):
                                                      -----------------------------  -----------------------------
NAME                                                  EXERCISABLE(2)  UNEXERCISABLE  EXERCISABLE(2)  UNEXERCISABLE
----------------------------------------------------  --------------  -------------  --------------  -------------
George T. Haber.....................................       270,000         --         $  1,595,700        --
Sorin C. Cismas.....................................       270,000         --         $  1,595,700        --

------------------------

(1) Based on the fair market value of CompCore Common Stock of $6.00 per share, as determined by the Board of Directors on September 3, 1996 (the date of the latest valuation by the Board during the year ended September 30, 1996), minus the exercise price.

(2) All options are fully exerisable, subject to CompCore's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Options (or shares issued upon exercise thereof) vest over a periods of two years from the date of grant.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    CompCore does not have a compensation committee. Accordingly, Messrs. Haber and Cismas participated in deliberations concerning executive compensation during the fiscal year ended September 30, 1996.

    On July 1, 1996, Andreas Bechtolsheim made a $1,000,000 loan to CompCore in exchange for a Convertible Promissory Note (the "Note") bearing interest at the rate of 6.625 percent per annum. The outstanding principal and accrued interest under the Note is convertible into CompCore Common Stock at a price of $5.15 per share on or prior to June 30, 1997, increasing in stages thereafter to a maximum conversion price of $6.66 per share if the Note is converted after June 30, 2000. The Note is automatically convertible upon certain events including a transaction such as the Merger; accordingly, the Note will be automatically converted immediately prior to the Effective Time. As of October 31, 1996, there was $1,022,144 in principal and accrued interest outstanding under the Note.

    DIRECTOR COMPENSATION

    Directors do not receive cash compensation for their services as members of the Board of Directors of CompCore.

    Andrei M. Manoliu, Ph.D. is a partner of Cooley Godward LLP, CompCore's legal counsel. In April 1996, CompCore granted Dr. Manoliu a option to purchase 10,000 shares of CompCore Common Stock under CompCore's 1994 Stock Option Plan. The option has an exercise price of $0.08 per share and was fully vested and exercisable as of the date of grant. The option expires in April 2006.

    CERTAIN TRANSACTIONS

    In July 1996, Andreas Bechtolsheim made a $1,000,000 loan to CompCore in exchange for the Note. See "--Compensation Committee Interlocks and Insider Participation."

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the combination of Zoran and CompCore on a pooling of interests basis. The pro forma combined condensed balance sheet assumes the Merger took place on September 30, 1996 and combines Zoran's unaudited condensed consolidated balance sheet at that date with the historical balance sheet of CompCore at September 30, 1996. The pro forma combined condensed statements of operations assume that the Merger took place as of the beginning of each of the periods presented and combine Zoran's historical condensed consolidated statements of operations for each of the three years in the period ended December 31, 1995 with CompCore's unaudited condensed statements of income for the period from November 12, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995. The pro forma combined condensed statements of operations also combine Zoran's unaudited condensed consolidated statements of operations for the nine months ended September 30, 1995 and 1996 with the unaudited condensed statements of income of CompCore for the nine months ended September 30, 1995 and 1996, respectively.

    The pro forma combined condensed statements of operations are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of such periods and should not be construed as representative of future operations.

    These pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the notes thereof of Zoran and CompCore which are included elsewhere herein.

                               ZORAN AND COMPCORE

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              ZORAN        COMPCORE
                                                          SEPTEMBER 30,  SEPTEMBER 30,                  PRO FORMA
                                                              1996           1996        ADJUSTMENTS    COMBINED
                                                          -------------  -------------  -------------  -----------

                                                      ASSETS

Current assets:
  Cash and cash equivalents.............................   $     7,534     $   2,134                    $   9,668
  Short-term investments................................        11,841        --                           11,841
  Accounts receivable, net..............................        11,600           700                       12,300
  Inventory.............................................         1,637        --                            1,637
  Prepaids expenses and other current assets............           620           210                          830
  Deferred tax assets...................................       --                186                          186
                                                          -------------       ------                   -----------
    Total current assets................................        33,232         3,230                       36,462
  Property and equipment, net...........................         2,306           695                        3,001
                                                          -------------       ------                   -----------
    Total assets........................................   $    35,538     $   3,925                    $  39,463
                                                          -------------       ------                   -----------
                                                          -------------       ------                   -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......................................   $     2,107     $     159                    $   2,266
  Accrued expenses and other liabilities................         5,872         1,772      $   2,000(3)      9,644
  Current portion of long-term debt.....................           343            30                          373
                                                          -------------       ------         ------    -----------
    Total current liabilities...........................         8,322         1,961          2,000        12,283
                                                          -------------       ------         ------    -----------
Long-term debt..........................................           395            62                          457
                                                          -------------       ------                   -----------
Convertible promissory note.............................       --              1,000          1,000(5)     --
                                                          -------------       ------         ------    -----------
Deferred tax liabilities................................       --                 51                           51
                                                          -------------       ------                   -----------
Stockholders' equity (deficit):
  Common stock..........................................             7            68             66(1)          9
  Additional paid-in capital............................        76,423        --              1,066(1 (5)     77,489
  Retained earnings (accumulated deficit)...............       (49,609)          783          2,000(3)    (50,826)
                                                          -------------       ------         ------    -----------
    Total stockholders' equity (deficit)................        26,821           851          1,000        26,672
                                                          -------------       ------         ------    -----------
    Total liabilities and stockholders' equity..........   $    35,538     $   3,925                    $  39,463
                                                          -------------       ------                   -----------
                                                          -------------       ------                   -----------

  See Accompanying Notes to Pro Forma Combined Condensed Financial Statements

                               ZORAN AND COMPCORE

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                               NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
Revenues:
  Product sales............................................  $   2,044  $   6,243  $  18,086  $  12,399  $  25,169
  Development revenue......................................      1,940      2,970      3,732      2,649      2,588
  Licenses and royalties...................................        745        286      1,646        942      3,207
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenues.........................................      4,729      9,499     23,464     15,990     30,964
                                                             ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of product sales....................................      2,601      4,677      9,306      6,268     14,278
  Research and development.................................      5,002      4,887      5,916      4,224      6,085
  Selling, general and administrative......................      4,558      4,376      6,748      4,781      8,176
                                                             ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...............................     12,161     13,940     21,970     15,273     28,539
                                                             ---------  ---------  ---------  ---------  ---------
Operating income (loss)....................................     (7,432)    (4,441)     1,494        717      2,425
Interest expense...........................................        277        282        320        251        119
Interest and other income..................................         68         57        173         79        868
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..........................     (7,641)    (4,666)     1,347        545      3,174
Provision for income taxes.................................         48        229        334        193        368
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................  $  (7,689) $  (4,895) $   1,013  $     352  $   2,806
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) per share................................  $   (1.19) $   (0.68) $    0.12  $    0.04  $    0.27
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average common shares and equivalents.............      6,439      7,204      8,296      8,228     10,495
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  See Accompanying Notes to Pro Forma Combined Condensed Financial Statements

                               ZORAN AND COMPCORE

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. The pro forma combined condensed financial statements reflect the issuance of up to 1,957,398 shares of Zoran Common Stock for an aggregate of up to 3,054,624 shares of CompCore Common Stock (based on shares of CompCore Common Stock outstanding as of October 31, 1996) in connection with the Merger based upon an Exchange Ratio of 0.6408 of a share of Zoran Common Stock for each share of CompCore Common Stock. The actual number of shares of Zoran Common Stock to be issued will be determined at the Effective Time of the Merger based on the Exchange Ratio and the number of shares of CompCore Common Stock then outstanding.

2. On a combined basis, there were no material transactions between Zoran and CompCore during any period presented.

3. The combined company expects to incur charges to operations currently estimated to be $2 million in the quarter in which the Merger is consummated to reflect transaction fees and costs incident to the Merger. This estimated charge is reflected in the pro forma combined condensed balance sheet as an increase in accumulated deficit and an increase to accrued liabilities. The estimated charge is not reflected in the pro forma combined statement of operations data. The amount of this charge is a preliminary estimate and therefore subject to change.

4. Income (loss) per share is computed after taking into consideration the dilutive effect of convertible preferred stock, stock options and warrants.

5. The Pro Forma Combined Condensed Balance Sheet reflects the conversion of CompCore's convertible promissory note into shares of CompCore Common Stock.

      COMPARISON OF RIGHTS OF ZORAN STOCKHOLDERS AND COMPCORE SHAREHOLDERS

    If the Merger is consummated, holders of CompCore Common Stock will become holders of Zoran Common Stock and the rights of the former CompCore shareholders will be governed by the Delaware General Corporation Law (the "DGCL") and by the Certificate of Incorporation of Zoran (the "Zoran Certificate") and the Bylaws of Zoran (the "Zoran Bylaws"). The rights of Zoran stockholders under the DGCL and the Zoran Certificate and the Zoran Bylaws differ in certain respects from the rights of CompCore shareholders under the CGCL and the Articles of Incorporation of CompCore (the "CompCore Articles") and the Bylaws of CompCore (the "CompCore Bylaws"). The material differences between the rights of Zoran stockholders and CompCore shareholders are summarized below.

CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

    In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at a meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

    Under the CGCL, cumulative voting in the election of directors is mandatory for privately-held corporations. Under the DGCL, cumulative voting is permitted only if it is specifically provided for in the corporation's certificate of incorporation. The Zoran Certificate does not provide for cumulative voting.

SIZE OF THE BOARD OF DIRECTORS

    Under the CGCL, the board of directors may fix the exact number of directors without shareholder approval only within a stated range set forth in the articles of incorporation or bylaws, with the maximum number of directors being not more than one less than twice the minimum number. Any changes to this range must be approved by the holders of a majority of the outstanding shares. The DGCL permits the board of directors to change the authorized number of directors by amendment of the bylaws without stockholder approval, unless the certificate of incorporation does not authorize the directors to amend the bylaws or unless it fixes the number of directors, in which case a change in the number of directors may be made only by an amendment of the certificate of incorporation approved by the stockholders. The Zoran Certificate provides, consistent with the DGCL, that the size of the Board may be changed by an amendment of the Bylaws either Board or by the stockholders. The CompCore Bylaws provide for a Board of Directors consisting of between four and seven members, while the Zoran Bylaws specify a six-member Board.

AMENDMENT OF BYLAWS

    Under both the CGCL and the DGCL, the bylaws of a corporation may be amended by the vote of either a majority of the directors or a majority of the outstanding shares. Under the CGCL, the bylaws may not limit the power of the shareholders to adopt amendments. Under both the CGCL and the DGCL, a corporation may include provisions in its articles or certificate of incorporation which require a supermajority vote for stockholders to amend the bylaws, although the CGCL imposes restrictions on certain corporations that have more than 100 shareholders; these restrictions (i) prohibit the adoption of provisions requiring more than a 66 2/3% vote and (ii) require a new shareholder vote reauthorizing the supermajority vote provision every two years. Neither the Compcore Articles nor the Zoran Certificate contains any provision limiting shareholders' ability to amend the bylaws by the vote of a simple majority.

POWER TO CALL SPECIAL STOCKHOLDERS' MEETINGS

    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Zoran Bylaws permit special meetings to be called upon the written request of stockholders holding at least 10% of the voting power of all stockholders, as well as by the Chairman of the Board, the President or the Board of Directors.

REMOVAL OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

    Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause simply with the approval of a majority of the outstanding shares entitled to vote. The Zoran Certificate does not provide for a classified board or cumulative voting. Accordingly, any director of Zoran may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote.

DISSOLUTION

    Under the CGCL, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution. This right may not be modified by the articles of incorporation. The DGCL requires either unanimous stockholder approval or approval by a majority of the directors and by stockholders having a majority of the total voting power of the corporations outstanding stock. In addition, a Delaware corporation may include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The Zoran Certificate does not contain such a provision.

DIVIDENDS AND REPURCHASES OF SHARES

    The CGCL dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under the DGCL.

    Under the CGCL, a corporation may not make any distribution (including a repurchase of shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average earnings before interest expense and taxes for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to corporations on a consolidated basis.

    The DGCL permits a corporation to declare and pay dividends out of surplus (defined as net assets less stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year so long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

APPROVAL OF REORGANIZATIONS

    Both the CGCL and the DGCL generally require that a majority of the stockholders of acquiring and target corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The CGCL contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

APPRAISAL RIGHTS

    Under both the CGCL and the DGCL, a stockholder of a corporation participating in a statutory merger may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In addition, under the CGCL, such appraisal rights are available to shareholders of a corporation participating in a sale-of-asset reorganization.

    Under the DGCL, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

    Under the CGCL, shareholders of a corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least five percent of the class of outstanding shares claim the right or unless a transfer restriction is imposed on the shares by the corporation or by any law or regulation. Appraisal rights are also unavailable if the corporation or its shareholders immediately prior to the reorganization, or both, will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange.

STOCKHOLDER DERIVATIVE SUITS

    The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

"BLANK CHECK" PREFERRED STOCK

    Both the CompCore Articles and the Zoran Certificate permit the Board of Directors to determine the rights, preferences, privileges and restrictions of authorized but unissued preferred stock, commonly referred to as "blank check" preferred stock. The issuance of preferred stock with extraordinary rights may be used to deter hostile takeover attempts. Although Zoran's Board of Directors has no present intention of issuing such preferred stock, it could do so in the future without stockholder approval.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

    Under both the CGCL and the DGCL, a corporation may adopt a provision in its certificate of incorporation that eliminates a director's liability for monetary damages for a breach of such director's duty of care to the corporation or its stockholders. Both the CompCore Articles and the Zoran Certificate contain such a provision. Under the DGCL, as a result of such a provision, no director of Zoran will be liable for monetary damages for negligence or gross negligence committed in the course of his duties as a director. Directors will continue to be subject to claims for equitable remedies, although such remedies may not be available as a practical matter in some circumstances. In addition, under the DGCL, each director will remain liable for engaging in a transaction from which such director derives an improper personal benefit, for engaging in intentional misconduct or a knowing violation of law, or for the wrongful payment of a dividend or repurchase of shares by Zoran where such dividend or repurchase was willfully or negligently caused by such director. A corporation also may not limit a director's liability for violations of the federal securities laws.

    Although the CGCL is substantially similar to the DGCL on limitation of directors' liability, the CGCL permits the limitation of liability in a narrower range of circumstances than does the DGCL. In particular, the CGCL expressly prohibits elimination of liability for acts or omissions that (i) show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware or should have been aware of a serious risk of injury to the corporation or the shareholders or
(ii) constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

INDEMNIFICATION

    The DGCL provides that a corporation may indemnify a director or officer (i) for expenses in defense of (a) any action or proceeding if the director or officer is sued by reason of his service to the corporation, to the extent that he has been successful in defense of such action or proceeding, and (b) any claim, issue or matter raised in such litigation, (ii) in actions other than derivative actions, for expenses, judgments, fines, amounts paid in settlement of such litigation, and other amounts, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) for expenses (but not judgments or settlements) incurred in any action by the corporation or in a derivative action even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director is adjudged liable to the corporation.

    The CGCL restricts a corporation from providing indemnification in certain situations in which indemnification is permitted under the DGCL. For example, unlike the DGCL, the CGCL expressly prohibits indemnification for amounts paid in settling or otherwise disposing of a pending derivative action without court approval or for expenses incurred in defending a pending derivative action that is settled or otherwise disposed of without court approval. Further, the CGCL expressly prohibits the indemnification of a director for liability resulting from certain acts or omissions that show a reckless disregard for his duty to the corporation or its shareholders or resulting from acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the corporation or its shareholders. The DGCL does not expressly prohibit indemnification in such circumstances. Further, the CGCL and the DGCL differ slightly in the standard of good faith that must be met by a person seeking indemnification: under the CGCL, an indemnified person must have acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and its shareholders; under the DGCL, an indemnified person must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

    Both the DGCL and the CGCL permit a corporation to elect to indemnify its directors and officers under a broader range of circumstances than that provided under the statute. Both the CompCore Bylaws and the Zoran Bylaws contain provisions requiring the corporation to indemnify its directors and officers to the fullest extent permitted by law, including a provision requiring the corporation to advance litigation expenses as they are incurred by a director or officer. In addition, Zoran has entered into indemnification agreements with its directors and officers that provide each person with a contractual right to indemnification where permitted by law.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITION

    As a Delaware corporation, Zoran is subject to Section 203 of the DGCL, which regulates large accumulations of shares, including those made by tender offers, and is designed to deter non-negotiated acquisitions. The CGCL has no comparable provisions, although the CGCL regulates certain tender offers or proposals for reorganization made by "interested parties" (that is, persons who directly or indirectly control the corporation) and imposes certain restrictions on "cash out" mergers.

    Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which, for purposes of Section 203, is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date of the acquisition that caused the stockholder to become an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date, (ii) the interested stockholder has acquired at least 85% of the voting stock of the corporation in the transaction in which he became an interested stockholder, or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote by the holders of two-thirds of the stock not held by the interested stockholder.

                            ------------------------

    The foregoing summary does not purport to be a complete statement of the rights of holders of Zoran Common Stock and CompCore Common Stock under, and is qualified in its entirety by reference to, the DGCL and the CGCL, the Zoran Certificate and Zoran Bylaws, and the CompCore Articles and CompCore Bylaws. See "Description of Zoran Capital Stock" for a summary of certain other rights relating to the Zoran Common Stock.

                       DESCRIPTION OF ZORAN CAPITAL STOCK

    The authorized capital stock of Zoran consists of 20,000,000 shares of Common Stock, $0.001 par value per share, and 3,000,000 shares of Preferred Stock, $0.001 par value per share.

COMMON STOCK

    As of October 31, 1996, there were 7,037,652 shares of Common Stock outstanding held of record by 395 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

PREFERRED STOCK

    Up to 3,000,000 shares of undesignated Preferred Stock are authorized for issuance. Zoran's Board of Directors has the authority, without further action by the stockholders, to issue such Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences of each such series, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

    As of October 31, 1996, there were outstanding 1993 Warrants and Series K Warrants to purchase up to 137,841 shares of Common Stock at an exercise price of $9.00 per share, expiring in July 1998.

    Zoran has issued to Tower Semiconductor Ltd. ("Tower") a warrant to purchase 100,000 shares of Common Stock (the "Tower Warrant") in conjunction with Tower's commitment to enter into a four-year wafer supply agreement. The Tower Warrant has an exercise price of $10.20 per share and will expire in 1999.

REGISTRATION RIGHTS

    Pursuant to the Restated Rights Agreement between Zoran and the holders ("Holders") of an aggregate of 2,703,299 shares of Common Stock that are issued and outstanding or that are issuable upon exercise of the 1993 Warrants and the Series K Warrants (collectively, the "Registrable Securities"), the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that Zoran proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Holders are entitled to notice of such registration and are entitled to include the Registrable Securities in such registration, at Zoran's expense, subject to marketing and other limitations. The holders of at least 50% of the Registrable Securities have the right to require Zoran, on not more than two occasions, to file a registration statement under the Securities Act, at Zoran's expense, in order to register shares representing at least 25% of the Registrable Securities and having an aggregate proposed offering price of at least $5 million. Zoran may, in certain circumstances, defer such registration, and the underwriters of such an offering have the right, subject to certain limitations, to limit the number of shares included in such registration. In addition, the Holders may require Zoran to register their Registrable Securities on Form S-2 or S-3, at Zoran's expense, when such form becomes available to Zoran, subject to a limit of one such registration during any twelve-month period and subject to certain other conditions and limitations.

    Zoran has also agreed to register the shares of Common Stock issuable upon the exercise of the Tower Warrant on Form S-3, at Tower's request at any time after the first anniversary of the grant date and to include such shares in the registration of securities for Zoran's own account, subject to the same limitations applicable to the Registrable Securities.

CERTAIN PROVISIONS OF DELAWARE LAW

    Zoran is subject to the provisions of Section 203 of the DGCL. See "Comparison of Rights of Zoran Stockholders and CompCore Shareholders."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for Zoran's Common Stock is American Stock Transfer & Trust Company.

LISTING

    Zoran's Common Stock is listed on the Nasdaq National Market under the trading symbol "ZRAN."

                                 LEGAL MATTERS

    The validity of the shares of Zoran Common Stock to be issued in connection with the Merger will be passed upon for Zoran by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Zoran at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Effective August 25, 1995, Price Waterhouse LLP was engaged as principal independent accountants for Zoran. Ernst & Young LLP ("E&Y"), dismissed effective August 25, 1995, had been the principal independent accountants of Zoran. The decision to change independent accountants was made to allow Zoran to engage a single auditor for both Zoran and its Israeli subsidiary, Zoran Microelectronics Ltd. ("ZML"), and was approved by Zoran's Board of Directors. In connection with the audits of Zoran's financial statements for each of the two years in the period ended December 31, 1994 and the subsequent interim period, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to E&Y's satisfaction would have caused them to make reference to the matter in their report. The reports of E&Y on the financial statements of Zoran as of and for the years ended December 31, 1993 and 1994, not included herein, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Further, during this period, there were no events of the type required to be reported pursuant to Item 304(a)(1)(v) of Regulation S-K. During the two most recent years and through August 25, 1995, Zoran had not consulted with Price Waterhouse LLP on items which involved either Zoran's accounting principles or the form of audit opinion or concerned the subject matter of a disagreement or reportable event with the former auditor. ZML has engaged an independent auditor in Israel as its auditor since its inception in 1983. This auditor became affiliated with Price Waterhouse LLP in 1995.

    The financial statements of CompCore at September 30, 1995 and 1996, and for the period from November 12, 1993 (inception) to September 30, 1994 and the years ended September 30, 1995 and 1996 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               ZORAN CORPORATION
                           COMPCORE MULTIMEDIA, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
ZORAN CORPORATION

Report of Independent Accountants..........................................................................        F-2

Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996 (unaudited)............        F-3

Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and for the Nine
  Months Ended September 30, 1995 and 1996 (unaudited).....................................................        F-4

Consolidated Statements of Stockholder's Equity (Deficit) for the Years Ended December 31, 1993, 1994 and
  1995 and for the Nine Months Ended September 30, 1996 (unaudited)........................................        F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995 and for the Nine
  Months Ended September 30, 1995 and 1996 (unaudited).....................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

COMPCORE MULTIMEDIA, INC.

Report of Independent Accountants..........................................................................       F-20

Balance Sheets as of September 30, 1995 and 1996...........................................................       F-21

Statements of Income for the Period from November 12, 1993 (inception) to September 30, 1994 and for the
  Years Ended September 30, 1995 and 1996..................................................................       F-22

Statements of Shareholders' Equity for the Period from November 12, 1993 (inception) to September 30, 1994
  and for the Years Ended September 30, 1995 and 1996......................................................       F-23

Statements of Cash Flows for the Period from November 12, 1993 (inception) to September 30, 1994 and for
  the Years Ended September 30, 1995 and 1996..............................................................       F-24

Notes to Financial Statements..............................................................................       F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Zoran Corporation

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Zoran Corporation and its subsidiary at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Jose, California

February 9, 1996

                               ZORAN CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  DECEMBER 31,
                                                                             ----------------------
                                                                                1994        1995
                                                                             ----------  ----------  SEPTEMBER 30,
                                                                                                         1996
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents................................................  $    1,054  $   20,521   $     7,534
  Short-term investments...................................................      --          --            11,841
  Accounts receivable, net.................................................       2,261       4,479        11,600
  Inventory................................................................         784       2,255         1,637
  Prepaid expenses and other current assets................................         135         439           620
                                                                             ----------  ----------  -------------
      Total current assets.................................................       4,234      27,694        33,232
Property and equipment, net................................................       1,792       1,391         2,306
                                                                             ----------  ----------  -------------
      Total assets.........................................................  $    6,026  $   29,085   $    35,538
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable............................................................  $    1,378  $   --       $   --
  Accounts payable.........................................................       2,223       3,414         2,107
  Accrued expenses and other liabilities...................................       2,483       4,444         5,872
  Current portion of long-term debt........................................         461         372           343
                                                                             ----------  ----------  -------------
      Total current liabilities............................................       6,545       8,230         8,322
                                                                             ----------  ----------  -------------
Long-term debt.............................................................       1,027         601           395
                                                                             ----------  ----------  -------------
Commitments and contingencies (Notes 4, 7 and 8)
Stockholders' equity (deficit):
  Convertible Preferred Stock, $0.001 par value; 5,768,580 and 3,000,000
    shares authorized; 4,031,470 shares and none issued and outstanding;...           4      --           --
  Common Stock, $0.001 par value; 9,000,000 and 20,000,000 shares authorized; 161,925, 6,538,530 and 7,007,444 shares issued and
    outstanding;...........................................................      --               7             7
  Additional paid-in capital...............................................      51,356      72,567        76,423
  Accumulated deficit......................................................     (52,906)    (52,320)      (49,609)
                                                                             ----------  ----------  -------------
      Total stockholders' equity (deficit).................................      (1,546)     20,254        26,821
                                                                             ----------  ----------  -------------
      Total liabilities and stockholders' equity...........................  $    6,026  $   29,085   $    35,538
                                                                             ----------  ----------  -------------
                                                                             ----------  ----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                               ZORAN CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenues:
  Product sales............................................  $   2,044  $   6,243  $  18,086  $  12,399  $  25,169
  Development revenue......................................      1,898      1,815      1,831      1,235        884
  Licenses and royalties...................................        745     --            150         75        300
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenues.........................................      4,687      8,058     20,067     13,709     26,353
                                                             ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of product sales....................................      2,601      4,677      9,306      6,268     14,278
  Research and development.................................      4,997      4,442      4,280      3,021      3,727
  Selling, general and administrative......................      4,556      3,940      5,420      3,829      6,033
                                                             ---------  ---------  ---------  ---------  ---------
    Total costs and expenses...............................     12,154     13,059     19,006     13,118     24,038
                                                             ---------  ---------  ---------  ---------  ---------
Operating income (loss)....................................     (7,467)    (5,001)     1,061        591      2,315
Interest expense...........................................       (277)      (282)      (320)      (251)      (119)
Interest and other income..................................         68         50        134         48        850
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..........................     (7,676)    (5,233)       875        388      3,046
Provision for income taxes.................................         34          2        189        126        335
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................  $  (7,710) $  (5,235) $     686  $     262  $   2,711
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) per share................................  $   (1.31) $   (0.83) $    0.10  $    0.04  $    0.33
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average common shares and equivalents.............      5,880      6,284      6,453      6,400      8,256
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                               ZORAN CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                         CONVERTIBLE PREFERRED
                                                 STOCK                 COMMON STOCK        ADDITIONAL
                                         ----------------------  ------------------------    PAID-IN    ACCUMULATED
                                          SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL      DEFICIT       TOTAL
                                         ---------  -----------  -----------  -----------  -----------  ------------  ---------
BALANCE AT DECEMBER 31, 1992...........      1,083   $       1          161    $  --        $  39,987    $  (39,961)  $      27
Conversion of 10% senior convertible
  promissory notes, plus accrued
  interest, to Series K Preferred
  Stock, net...........................        348      --           --           --            3,099        --           3,099
Issuance of Series K Preferred Stock,
  net..................................        596           1       --           --            5,315        --           5,316
Net loss...............................     --          --           --           --           --            (7,710)     (7,710)
                                         ---------       -----        -----        -----   -----------  ------------  ---------
BALANCE AT DECEMBER 31, 1993...........      2,027           2          161       --           48,401       (47,671)        732
Conversion of 9% convertible promissory
  notes, plus accrued interest, to
  Series L Preferred Stock, net........      1,283           1       --           --            1,890        --           1,891
Issuance of Series L Preferred Stock,
  net..................................        722           1       --           --            1,064        --           1,065
Issuance of Common Stock...............     --          --                1       --                1        --               1
Net loss...............................     --          --           --           --           --            (5,235)     (5,235)
                                         ---------       -----        -----        -----   -----------  ------------  ---------
BALANCE AT DECEMBER 31, 1994...........      4,032           4          162       --           51,356       (52,906)     (1,546)
Exercise of Series K and L Preferred
  Stock Warrants.......................        875           1       --           --            4,144        --           4,145
Issuance of Common Stock pursuant to
  public offering, net of expenses.....     --          --            1,429            2       17,038        --          17,040
Conversion of Preferred Stock to Common
  Stock................................     (4,907)         (5)       4,907            5       --            --          --
Issuance of Common Stock...............     --          --               41       --                5        --               5
Amortization of deferred
  compensation.........................     --          --           --           --               24        --              24
Declaration of dividend................     --          --           --           --           --              (100)       (100)
Net income.............................     --          --           --           --           --               686         686
                                         ---------       -----        -----        -----   -----------  ------------  ---------
BALANCE AT DECEMBER 31, 1995...........     --          --            6,539            7       72,567    $  (52,320)  $  20,254
Issuance of Common Stock (unaudited)...     --          --              468       --            3,826        --           3,826
Amortization of deferred compensation
  (unaudited)..........................     --          --           --           --               30        --              30
Net income (unaudited).................     --          --           --           --           --             2,711       2,711
                                         ---------       -----        -----        -----   -----------  ------------  ---------
BALANCE AT SEPTEMBER 30, 1996
  (UNAUDITED)..........................     --       $  --            7,007    $       7    $  76,423    $   49,609   $  26,821
                                         ---------       -----        -----        -----   -----------  ------------  ---------
                                         ---------       -----        -----        -----   -----------  ------------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                               ZORAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                             -------------------------------  ---------------------
                                                               1993       1994       1995       1995        1996
                                                             ---------  ---------  ---------  ---------  ----------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................................  $  (7,710) $  (5,235) $     686  $     262  $    2,711
  Adjustments:
    Depreciation and amortization..........................        906        882        777        590         606
    Amortization of deferred compensation..................     --         --             24          9          30
    Deferred revenue.......................................       (160)    --            403        104       1,335
    Changes in assets and liabilities:
      Accounts receivable..................................       (425)    (1,276)    (2,218)    (2,494)     (7,121)
      Inventory............................................       (331)      (352)    (1,471)      (622)        618
      Prepaid expenses and other current assets............        102         24       (304)        12        (181)
      Accounts payable.....................................        (68)     1,365      1,191      1,138      (1,307)
      Accrued expenses and other liabilities...............       (167)     1,068      1,558        968          93
                                                             ---------  ---------  ---------  ---------  ----------
        Net cash provided by (used in) operating
          activities.......................................     (7,853)    (3,524)       646        (33)     (3,216)
                                                             ---------  ---------  ---------  ---------  ----------
Cash flows from investing activities:
  Capital expenditures for property and equipment..........       (638)      (418)      (376)      (260)     (1,521)
  Purchases of short-term investments, net.................     --         --         --         --         (11,841)
  Other investing activities...............................         (1)        53     --         --          --
                                                             ---------  ---------  ---------  ---------  ----------
        Net cash used in investing activities..............       (639)      (365)      (376)      (260)    (13,362)
                                                             ---------  ---------  ---------  ---------  ----------
Cash flows from financing activities:
  Proceeds of debt.........................................      3,303      3,264        208        208      --
  Repayments of debt.......................................       (191)      (410)    (2,101)    --            (235)
  Proceeds from issuance of Common Stock, net..............     --              1     17,045          5       3,826
  Proceeds from issuance of Preferred Stock, net...........      5,316      1,066      4,145        656      --
  Dividends paid...........................................     --         --           (100)    --          --
                                                             ---------  ---------  ---------  ---------  ----------
        Net cash provided by financing activities..........      8,428      3,921     19,197        869       3,591
                                                             ---------  ---------  ---------  ---------  ----------
Net increase (decrease) in cash and cash equivalents.......        (64)        32     19,467        576     (12,987)
Cash and cash equivalents at beginning of period...........      1,086      1,022      1,054      1,054      20,521
                                                             ---------  ---------  ---------  ---------  ----------
Cash and cash equivalents at end of period.................  $   1,022  $   1,054  $  20,521  $   1,630  $    7,534
                                                             ---------  ---------  ---------  ---------  ----------
                                                             ---------  ---------  ---------  ---------  ----------
SUPPLEMENTAL DISCLOSURES:
  Interest paid............................................  $     278  $     283  $     319  $     222  $      113
                                                             ---------  ---------  ---------  ---------  ----------
                                                             ---------  ---------  ---------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                               ZORAN CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

    Zoran Corporation ("Zoran" or the "Company") was incorporated in California in December 1981 and reincorporated in Delaware in November 1986. Zoran develops and markets integrated circuits for digital video and audio compression applications. The Company's integrated circuits are used in a variety of video and audio products addressing evolving multimedia markets. Current applications for Zoran products include professional and consumer video editing systems, PC-based video CD systems, stand-alone video CD systems, digital audio systems and filmless digital cameras.

    The Company's principal research and development facilities and a substantial portion of its sales operations are located in the State of Israel. The majority of the Company's full-time employees are located in Israel, including all of the Company's research and development personnel. Therefore, the Company is directly affected by the political, economic and military conditions to which that country is subject.

    The semiconductor business is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production, overcapacity, and accelerated erosion of average selling prices. During the past year, the market for certain semiconductor devices has experienced an excess of supply relative to demand which has resulted in a significant downward trend in prices. As such, the selling price that the Company is able to command for its products is highly dependent on industry-wide production capacity and demand, both of which factors could result in rapid deviations in product pricing and therefore could adversely effect the Company's operating results.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES:

    Zoran has adopted accounting policies which are generally accepted in the industry in which it operates. The following is a summary of the Company's significant accounting policies:

BASIS OF PRESENTATION

    The consolidated financial statements include the financial statements of the Company and its wholly-owned Israeli subsidiary, Zoran Microelectronics Ltd. ("ZML"). All significant intercompany transactions and accounts have been eliminated. The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

REVERSE STOCK SPLIT

    Share information for all periods has been retroactively adjusted to reflect a 1-for-3 reverse stock split of Common Stock and Preferred Stock effected on December 14, 1995.

TRANSLATION OF FOREIGN CURRENCIES

    ZML treats the U.S. dollar as its functional currency. In accordance with Statement of Financial Accounting Standards No. 52 (SFAS 52), gains and losses resulting from translation of accounts designated in other than the functional currency are reflected in results of operations and to date have been insignificant.

                               ZORAN CORPORATION

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    To date, substantially all of the Company's product sales have been denominated in U.S. dollars and most costs of product sales have been incurred in U.S. dollars. The Company has not experienced material losses or gains as a result of currency exchange rate fluctuations and has not engaged in hedging transactions to reduce its exposure to such fluctuations. The Company intends to actively monitor its foreign exchange exposure and to take appropriate action to reduce its foreign exchange risk, if such risk becomes material.

REVENUE RECOGNITION

    Revenue from product sales is generally recognized upon shipment. A provision for estimated future returns and potential warranty liability is recorded at the time revenue is recognized. Development revenue under development contracts is recognized on the percentage-of-completion method. Estimates are reviewed and revised periodically throughout the lives of the contracts. Any revisions are recorded in the accounting period in which the revisions are made. Costs associated with development revenues are included primarily in research and development expenses. Revenue resulting from the licensing of the Company's technology is recognized when significant contractual obligations have been fulfilled. Royalty revenue is recognized upon the sale of products subject to royalties.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    All highly liquid investments purchased with an original maturity of 90 days or less are considered to be cash and cash equivalents.

CONCENTRATION OF CREDIT RISK OF FINANCIAL INSTRUMENTS

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Company places its cash in banks and cash equivalents primarily in auction rate preferred, certificates of deposit and commercial paper. The Company, by policy, limits the amount of credit exposure through diversification and highly-rated securities. The Company has not experienced any significant losses on its cash equivalents.

    The Company markets integrated circuits to manufacturers and distributors of electronic equipment primarily in the Pacific Rim, North America and Europe. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the diversity of its customers and geographic sales areas. The Company maintains a provision for potential credit losses, and write-offs of accounts receivable were insignificant in each of the three years in the period ended December 31, 1995.

INVENTORY

    Inventory is stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market.

                               ZORAN CORPORATION

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed on the straight-line method using estimated lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining term of the lease.

INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or income tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. See Note 10.

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon exercise of stock options and warrants (using the treasury stock method). Pursuant to the requirements of the Securities and Exchange Commission, Common Stock, Preferred Stock and common equivalent shares issued during the twelve months prior to the initial public offering are included in the computation for all periods presented.

INTERIM RESULTS (UNAUDITED)

    The accompanying consolidated balance sheet at September 30, 1996, consolidated statement of stockholders' equity (deficit) for the nine-month period ended September 30, 1996 and the consolidated statements of operations and of cash flows for the nine months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the interim periods. The results of operations and cash flows for the nine-month periods ended September 30, 1995 and 1996 are not necessarily indicative of the results expected for any other nine-month period or for the year ending December 31, 1996. The data disclosed in the notes to these consolidated financial statements as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 are unaudited.

                               ZORAN CORPORATION

NOTE 3--BALANCE SHEET COMPONENTS:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Accounts receivable:
  Trade....................................................................  $   2,411  $   4,272
  Unbilled.................................................................     --            357
                                                                             ---------  ---------
                                                                                 2,411      4,629
  Less: allowances.........................................................       (150)      (150)
                                                                             ---------  ---------
                                                                             $   2,261  $   4,479
                                                                             ---------  ---------
                                                                             ---------  ---------

    Unbilled accounts receivable consists of both development revenue recognized, but not yet billed and research and development funding not yet received. Unbilled development revenue represents revenue recognized under the percentage-of-completion method prior to achievement of the related contract milestones. The Company bills development revenue when contract milestones are achieved. The Company recognizes research and development funding as reimbursable expenses under research and development agreements are incurred. This funding is offset against research and development expenses.

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------
                                                                                 SEPTEMBER 30,
                                                                                     1996
                                                                                 -------------
                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
Inventory:
  Raw materials..........................................  $      25  $  --        $  --
  Work-in-process........................................        572        942          845
  Finished goods.........................................        187      1,313          792
                                                           ---------  ---------       ------
                                                           $     784  $   2,255    $   1,637
                                                           ---------  ---------       ------
                                                           ---------  ---------       ------

Property and equipment:
  Computer equipment.....................................  $   4,160  $   4,279
  Office equipment and furniture.........................        298        280
  Machinery and equipment................................        675        473
  Leasehold improvements.................................        190        208
                                                           ---------  ---------
                                                               5,323      5,240
  Less: accumulated depreciation and amortization........     (3,531)    (3,849)
                                                           ---------  ---------
                                                           $   1,792  $   1,391
                                                           ---------  ---------
                                                           ---------  ---------
Accrued expenses and other liabilities:
  Accrued payroll and related expenses...................  $     540  $   1,154
  Accrued royalties......................................        131        296
  Other accrued liabilities..............................        767      1,546
  Deferred revenue.......................................      1,045      1,448
                                                           ---------  ---------
                                                           $   2,483  $   4,444
                                                           ---------  ---------
                                                           ---------  ---------

                               ZORAN CORPORATION

NOTE 3--BALANCE SHEET COMPONENTS: (CONTINUED)
    In December 1994, the Company received $1 million from a customer as a nonrefundable advance for certain of the Company's products sold over a three-year period. The entire amount is included in deferred revenue as of December 31, 1994. The Company recognized $76,000 during the year ended December 31, 1995 based upon product shipments to the customer. The Company recognized the remainder of the nonrefundable advance in the nine-month period ended September 30, 1996 upon completion of the program. In December 1995, the Company received $375,000 from a company for a license of certain of the Company's products sold over a ten-year period, contingent upon the company's design approval. The Company recognized the $75,000 nonrefundable portion in 1995.

NOTE 4--RESEARCH AND DEVELOPMENT ARRANGEMENTS:

    The Company is a party to certain research and development agreements with the Chief Scientist in Israel's Ministry of Industry and Trade Department (the "Chief Scientist") and the Israel-United States Binational Industrial Research and Development Foundation ("BIRDF"), which fund up to 50% of incurred project costs for approved products up to specified contract maximums. The Company is not obligated to repay funding regardless of the outcome of its development efforts; however, these agreements require the Company to use its best efforts to achieve specified results and require the Company to pay royalties at rates of 2 1/2% to 5% of resulting products sales, and up to 30% of resulting license revenues, up to a maximum of 100% to 150% of the total funding received. Reported research and development expenses are net of these grants, which fluctuate from period to period.

    Gross research and development expenses and the related grants are as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Research and development expenses:
  Gross research and development expenses........................  $   5,331  $   4,991  $   4,480
  Less: grants earned............................................       (334)      (549)      (200)
                                                                   ---------  ---------  ---------
                                                                   $   4,997  $   4,442  $   4,280
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Royalty expenses related to these grants were $38,000, $166,000 and $450,000 in 1993, 1994 and 1995, respectively.

    In 1994, the Company entered into an agreement with another company to operate a Delaware limited liability company ("LLC"). The Company contributed certain technology in part to the LLC and in part to a wholly-owned Israeli corporate subsidiary of the LLC that conducts the day-to-day operations of the LLC. The other company contributed $4 million in cash to the LLC. In exchange for their contributions, each company received a 50% equity interest in the LLC. The Company has no further obligations to the LLC.

    The purpose of the LLC is to perform research and development and develop and market products based on proprietary, general purpose and application-specific integrated circuits. Since its inception, the LLC has incurred losses of approximately $1.0 million, primarily related to the development of its technology. The technology contributed by the Company had no consolidated book basis and there was

                               ZORAN CORPORATION

NOTE 4--RESEARCH AND DEVELOPMENT ARRANGEMENTS: (CONTINUED) significant uncertainty with regard to the realizability of the Company's investment. Accordingly, no investment was recorded on the Company's books at the date of the contribution.

    In September 1995, the Company approved the transfer of its interest in the LLC, together with $100,000 in cash, to GC Holdings Corporation ("Holdings"), a 100%-owned subsidiary of Zoran, as Holdings' initial capital and declared a dividend to its stockholders of all of the stock of Holdings. As the book value of Holdings is $100,000, this transaction is reflected as a cash dividend of $100,000.

NOTE 5--SHORT-TERM BANK NOTES:

    Short-term bank notes of $1.4 million at December 31, 1994 were denominated in U.S. dollars. These notes were collateralized by ZML's assets and were not subject to any financial or restrictive covenants. The notes, which were renewable either quarterly or semiannually, bore interest at LIBOR plus 1.5% per annum. In December 1995, the Company repaid the $1.9 million outstanding balance with proceeds received from its initial public offering.

NOTE 6--LONG-TERM DEBT:

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1994       1995
                                                                               ---------  ---------
                                                                                  (IN THOUSANDS)
Long-term debt:
  Secured loans payable......................................................  $   1,281  $     957
  Secured bank loan payable..................................................        104     --
  Other loans................................................................        103         16
                                                                               ---------  ---------
    Total debt...............................................................      1,488        973
  Less current portion.......................................................        461        372
                                                                               ---------  ---------
                                                                               $   1,027  $     601
                                                                               ---------  ---------
                                                                               ---------  ---------

    SECURED LOANS PAYABLE Secured loans payable totaling $957,000 as of December 31, 1995 bear interest at LIBOR plus 2.875% to 3.125% (approximately 8.3125% to 8.5625% at December 31, 1995) and at 9.4% which is payable quarterly. The loans are denominated in or linked to the U.S. dollar, secured by ZML equipment and guaranteed by the State of Israel. The loans are payable in nine to 21 quarterly installments which commenced in June 1993.

NOTE 7--DEVELOPMENT CONTRACTS:

    The Company has generated a portion of its total revenues from development contracts, primarily with key customers. These development contracts have provided the Company with partial funding for the development of certain of its products. Costs associated with development revenues are included primarily in research and development expenses. The Company is not obligated to repay funding regardless of the outcome of its development efforts; however, the agreements require the Company to use its best efforts to achieve specified results as per the agreements. The Company retains ownership of the intellectual property developed under the contracts; however, some contracts limit the product markets in which the Company may directly sell the developed product.

                               ZORAN CORPORATION

NOTE 8--COMMITMENTS:

    The Company rents facilities and equipment under various lease agreements expiring through 2002. Rent expense for 1993, 1994 and 1995 totaled approximately $406,000, $374,000 and $368,000, respectively. Future minimum lease payments required under noncancelable leases at December 31, 1995 are as follows:

                                                                                   OPERATING
                                                                                    LEASES
                                                                                ---------------
                                                                                (IN THOUSANDS)
Year ending December 31:
  1996........................................................................     $     334
  1997........................................................................           299
  1998........................................................................           202
  1999........................................................................           201
  2000........................................................................           201
  Thereafter..................................................................           593
                                                                                      ------
  Total minimum lease payments................................................     $   1,830
                                                                                      ------
                                                                                      ------

NOTE 9--STOCKHOLDERS' EQUITY (DEFICIT):

    In December 1995, the Company issued 1,428,847 shares of Common Stock at $13.50 per share in conjunction with the Company's initial public offering ("IPO"). Proceeds, net of discounts, commissions and offering expenses, totaled approximately $17 million. In January 1996, the underwriters exercised their over-allotment option to purchase 307,500 additional shares of Common Stock for total net proceeds of approximately $4 million. This transaction will be reflected in the Company's first quarter results.

WARRANTS

    In 1993 the Company granted a total of 569,322 warrants to purchase Series K Convertible Preferred Stock ("Series K") at an exercise price of $9.00 per share. These warrants were granted in conjunction with Series K and convertible debt issued in 1993. In October 1995, the Company offered Series K warrant holders a 10% discount on the $9.00 exercise price for a limited time. In response to this offer, warrants were exercised to purchase 374,967 shares of Series K for aggregate proceeds to the Company of approximately $3 million. In conjunction with the IPO, 47,563 Series K warrants were exercised and converted to Common Stock on a one-for-one basis. The remaining 146,792 warrants are convertible into Common Stock on a one-for-one basis and expire in 1998.

    In 1994, the Company granted a total of 505,079 warrants to purchase Convertible Preferred Stock ("Series L") at an exercise price of $1.50 per share. These warrants were granted in connection with the Series L and convertible debt issued in 1994. In 1995, warrants to purchase 452,220 shares of Series L were exercised for aggregate proceeds to the Company of $678,000. In conjunction with the IPO, 233 Series L warrants were exercised and converted to Common Stock on a one-for-one basis. The remaining 52,626 warrants are convertible into Common Stock on a one-for-one basis and expire in 1996.

    In December 1995, the Company entered into a four-year purchase agreement (the "Agreement") with Tower Semiconductor Ltd ("Tower") pursuant to which Tower will supply specified minimum quantities of wafers to the Company, based on 12-month forecasts and non-cancelable three month purchase orders. In conjunction with the Agreement, the Company granted Tower warrants to purchase up

                               ZORAN CORPORATION

NOTE 9--STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED) to 100,000 shares of Common Stock at $10.20 per share. These warrants expire in 1999. None of these warrants had been exercised as of December 31, 1995.

1993 STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan (the "1993 Option Plan") was adopted by the Board of Directors of the Company and approved by the stockholders of the Company in July 1993. This plan replaces the 1984 Incentive Stock Option Plan and the 1986 Supplemental Stock Option Plan. A total of 1,490,000 shares of Common Stock have been reserved for issuance under the 1993 Option Plan. The 1993 Option Plan provides for grants of options to employees, non-employee directors and consultants. The 1993 Option Plan is currently being administered by the Compensation Committee of the Board of Directors of the Company, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the option plan and the exercisability thereof. The 1993 Option Plan will terminate in July 2003, unless sooner terminated by the Board of Directors.

    Generally, options granted under the 1993 Option Plan are fully exercisable on and after the date of grant, subject to the Company's right to repurchase from an optionee, at the optionee's original per share exercise price, any unvested shares which the optionee has purchased and holds in the event of the termination of the Optionee's employment, with or without cause. The Company's right lapses as shares subject to the option become vested. Such shares generally vest in monthly installments over two or four years following the date of grant (as determined by the Compensation Committee of the Board of Directors), subject to the optionee's continuous service. Options expire ten years from the date of grant and an option shall generally terminate three months after termination of employment.

                               ZORAN CORPORATION

NOTE 9--STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)
    A summary of activity follows:

                                                                        AVAILABLE     OPTIONS
                                                                        FOR GRANT   OUTSTANDING   EXERCISE PRICE
                                                                       -----------  -----------  ----------------
Balance at December 31, 1991.........................................          472      37,863        $12.00
Options granted......................................................       (1,659)      1,659        $12.00
Options exercised....................................................      --             (918)       $12.00
Options canceled.....................................................        1,599      (1,599)       $12.00
                                                                       -----------  -----------
Balance at December 31, 1992.........................................          412      37,005        $12.00
Additional options authorized........................................      659,249      --              --
Options granted......................................................     (704,142)    704,142    $0.90 - $12.00
Options exercised....................................................      --           --              --
Options canceled.....................................................      217,578    (217,578)   $0.90 - $12.00
                                                                       -----------  -----------
Balance at December 31, 1993.........................................      173,097     523,569        $0.90
Additional options authorized........................................      793,333      --              --
Options granted......................................................   (1,047,277)  1,047,277    $0.15 - $0.90
Options exercised....................................................      --             (868)       $0.90
Options canceled.....................................................      559,300    (559,300)   $0.15 - $0.90
                                                                       -----------  -----------
Balance at December 31, 1994.........................................      478,453   1,010,678        $0.15
Options granted......................................................     (291,465)    291,465    $0.15 - $10.63
Options exercised....................................................      --          (41,433)       $0.15
Options canceled.....................................................       33,892     (33,892)       $0.15
                                                                       -----------  -----------
Balance at December 31, 1995.........................................      220,880   1,226,818    $0.15 - $10.63
                                                                       -----------  -----------
                                                                       -----------  -----------

    A total of 669,459 options were vested at December 31, 1995. In addition, 1,266 options, exercisable at $0.15 per share, were granted in 1991 to a director. These options are not included in the table above.

    On October 21, 1993, the Board of Directors approved a proposal under which option holders could elect to cancel certain options in exchange for grants of new options with exercise prices equal to the fair market value of the Company's Common Stock on the date of board approval. Options for the purchase of a total of 211,985 shares were canceled in exchange for newly issued options for the purchase of 211,985 shares.

    On December 1, 1994, the Board of Directors approved a second proposal under which option holders could elect to cancel certain options in exchange for grants of new options with exercise prices equal to the fair market value of the Company's Common Stock on the date of board approval. Options for the purchase of a total of 412,230 shares were canceled in exchange for newly issued options for the purchase of 412,230 shares.

    The Company has granted stock options for 52,000 shares through December 31, 1995 which were considered to have been granted below fair market value. The Company will amortize the related compensation expense of approximately $150,000 over the related vesting period, which is generally four years.

                               ZORAN CORPORATION

NOTE 9--STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)
1995 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1995 Employee Stock Purchase Plan ("ESPP") was adopted by the Company's Board of Directors in October 1995, and approved by its stockholders in December 1995. A total of 150,000 shares of Common Stock have been reserved for issuance under the ESPP to eligible employees. As of December 31, 1995, the Company had not yet offered or sold shares of Common Stock to employees pursuant to the ESPP, but initiated the first offering under the ESPP in the first quarter of 1996. The ESPP will enable employees to purchase shares through payroll deductions at approximately 85% of the lesser of the fair value of Common Stock at the beginning of a 24-month offering period or the end of each six-month segment within such offering period. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the U.S. Internal Revenue Code.

1995 OUTSIDE DIRECTORS STOCK OPTION PLAN

    The Company's Outside Directors Stock Option Plan (the "Directors Plan") was adopted by the Company's Board of Directors in October 1995, and was approved by its stockholders in December 1995. A total of 200,000 shares of Common Stock have been reserved for issuance under the Directors Plan. The Directors Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Directors Plan provides that each new nonemployee director will automatically be granted an option to purchase 20,000 shares on the date the optionee first becomes a nonemployee director (the "Initial Grant"). Thereafter, on the date immediately following each annual stockholders' meeting, each nonemployee director who is reelected at the meeting to an additional term shall be granted an additional option to purchase 4,800 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months (the "Annual Grant"). The Initial Grant is exercisable in four equal annual installments, and each Annual Grant shall become exercisable in full one year after the date of grant, subject to the director's continuous service. The exercise price of all stock options granted under the Directors Plan is equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the Directors Plan have a term of ten years. At December 31, 1995, 100,000 options at an exercise price of $13.50 were outstanding under this plan.

NOTE 10--INCOME TAXES:

    The components of income (loss) before income taxes are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1993       1994       1995
                                                              ---------  ---------  ---------
                                                                      (IN THOUSANDS)

Domestic....................................................  $  (3,167) $  (2,496) $   1,168
Foreign.....................................................     (4,509)    (2,737)      (293)
                                                              ---------  ---------  ---------
                                                              $  (7,676) $  (5,233) $     875
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

                               ZORAN CORPORATION

NOTE 10--INCOME TAXES: (CONTINUED)
    The components of the provision for income taxes are as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)

Current:
  U.S............................................................  $  --      $  --      $      84
  State..........................................................          1          2         16
  Foreign........................................................         33     --             89
                                                                   ---------  ---------  ---------
                                                                   $      34  $       2  $     189
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    For the years ended December 31, 1993 and 1994, the income tax benefit determined by applying the U.S. statutory income tax rate differs from the provisions recorded due to state income taxes, foreign withholding taxes and valuation allowances for NOL benefits generated in each period. For the year ended December 31, 1995, the income tax provision determined by applying the U.S. statutory rate differs from the provision recorded due to utilization of NOLs, taxable income due to the declaration of a dividend to its stockholders of all of the stock of Holdings, foreign withholding taxes and an alternative minimum tax liability.

    The provision for income taxes for the nine months ended September 30, 1996 reflects the estimated annualized effective tax rate applied to earnings for the interim period. The effective tax rate for the nine months ended September 30, 1996 differs from the U.S. statutory income tax rate due to utilization of NOLs and State of Israel tax benefits on foreign earnings. For the nine months ended September 30, 1996, the income tax provision primarily includes foreign withholding taxes and alternative minimum taxes.

    Deferred income tax assets comprise the following:

                                                                       DECEMBER 31,
                                                            ----------------------------------
                                                               1993        1994        1995
                                                            ----------  ----------  ----------
                                                                      (IN THOUSANDS)

Federal and state net operating loss carryforwards........  $   14,890  $   15,250  $   13,751
Capitalized research and development expenses.............         460         310         555
Non-deductible reserves and accruals......................       1,010         910       1,088
                                                            ----------  ----------  ----------
Deferred tax assets.......................................      16,360      16,470      15,394
Less valuation allowance..................................     (16,360)    (16,470)    (15,394)
                                                            ----------  ----------  ----------
  Net deferred tax asset..................................  $   --      $   --      $   --
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    As of December 31, 1995, the Company has NOLs of approximately $40.0 million and $1.0 million for federal and state tax reporting purposes, respectively. The differences between the federal and state NOLs is attributed to research and development expenditures capitalized for state tax purposes and California's statutory limitation on the amount of net operating losses which may be carried forward to subsequent years. The federal NOLs expire on various dates between 2000 and 2009. The state NOLs expire in 2009. Management has recorded a full valuation allowance against all U.S. deferred tax assets on the basis that significant uncertainty exists regarding the realizability of the assets.

                               ZORAN CORPORATION

NOTE 10--INCOME TAXES: (CONTINUED)
    Pursuant to the Tax Reform Act of 1986, the amounts of and the benefit from NOLs that can be carried forward may be impaired or limited in certain circumstances, including a cumulative stock ownership change of more than 50% over a three-year period. The Company's IPO resulted in a cumulative change of ownership of greater than 50%. Accordingly, the Company's NOLs incurred prior to the completion of the IPO that can be utilized to reduce future taxable income for federal tax purposes will be limited to approximately $3.0 million per year.

    The Company's Israeli subsidiary has been granted the status of an "Approved Enterprise" pursuant to the Israeli law for the Encouragement of Capital Investments, 1959, as amended. The Company has three approved programs pursuant to this law. The first program was approved in 1984. Income subject to this program is taxed at an annual rate of 10% from the first year in which the enterprise generates taxable income (net of NOLs). Benefits under the first program expire in 1997. The second program was approved in 1991. Income subject to this program is exempt from tax for two years from the first year in which the Company has taxable income (net of NOLs) and is taxed at a rate of 10% thereafter. Benefits under the second program expire in 2003. The third program was approved in 1995 and has a maximum term of 14 years. Income subject to this program is exempt from tax for four years from the first year in which the Company has taxable income (net of NOLs) and is taxed at a rate of 10% for the remainder of the program. As of December 31, 1995, the Company has Israeli NOLs of approximately $5.0 million that do not expire. Management has not reflected the Israeli NOLs as deferred tax assets on the basis that these NOLs are to be utilized as a reduction of income which would otherwise be exempt from tax under the Company's "Approved Enterprise" status.

NOTE 11--GEOGRAPHIC REPORTING AND CUSTOMER CONCENTRATION:

    Sales to customers by geographical areas are as follows:

                                                         UNITED     PACIFIC
                                                         STATES       RIM      EUROPE      TOTAL
                                                        ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)

Revenues from third parties:
  Year ended December 31, 1993
    Domestic..........................................  $     977  $   3,525  $     185  $   4,687
    Foreign...........................................     --         --         --         --
                                                        ---------  ---------  ---------  ---------
                                                        $     977  $   3,525  $     185  $   4,687
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

  Year ended December 31, 1994........................
    Domestic..........................................  $   1,568  $   3,414  $   1,357  $   6,339
    Foreign...........................................     --          1,710          9      1,719
                                                        ---------  ---------  ---------  ---------
                                                        $   1,568  $   5,124  $   1,366  $   8,058
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

  Year ended December 31, 1995
    Domestic..........................................  $   5,698  $   1,738  $   4,260  $  11,696
    Foreign...........................................        495      2,596      5,280      8,371
                                                        ---------  ---------  ---------  ---------
                                                        $   6,193  $   4,334  $   9,540  $  20,067
                                                        ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------

                               ZORAN CORPORATION

NOTE 11--GEOGRAPHIC REPORTING AND CUSTOMER CONCENTRATION: (CONTINUED) Reporting by geographical areas are as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1993       1994       1995
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)

Operating income (loss):
  U.S.........................................................  $  (2,958) $  (2,193) $   1,081
  Israel......................................................     (4,509)    (2,808)       (20)
                                                                ---------  ---------  ---------
      Total...................................................  $  (7,467) $  (5,001) $   1,061
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Identifiable assets:
  U.S.........................................................  $   2,616  $   4,133  $  22,120
  Israel......................................................      2,291      1,893      6,965
                                                                ---------  ---------  ---------
      Total...................................................  $   4,907  $   6,026  $  29,085
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    Significant customers are as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                            ----------------------------------
                                                               1993        1994        1995
                                                            ----------  ----------  ----------

Customers comprising 10% or more of the Company's total
  revenues for the periods indicated:
  A.......................................................         64%         56%         11%
  B.......................................................      --          --             31%

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of CompCore Multimedia, Inc.

    In our opinion, the accompanying balance sheets and the related statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of CompCore Multimedia, Inc. at September 30, 1995 and 1996, and the results of its operations and its cash flows for the period from November 12, 1993 (inception) to September 30, 1994 and for the years ended September 30, 1995 and 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    On October 20, 1996, the Company entered into an Agreement and Plan of Reorganization with another corporation setting forth terms for the acquisition of the Company, whereby the Company will become a wholly owned subsidiary of the other corporation.

PRICE WATERHOUSE LLP

San Jose, California
November 1, 1996

                           COMPCORE MULTIMEDIA, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                    SEPTEMBER 30,
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                 ---------  ---------

Current assets:
  Cash.........................................................................................  $     631  $   2,134
  Accounts receivable..........................................................................        575        700
  Prepaid expenses and other current assets....................................................         30        210
  Deferred tax assets..........................................................................         15        186
                                                                                                 ---------  ---------
    Total current assets.......................................................................      1,251      3,230
  Property and equipment, net..................................................................        360        695
                                                                                                 ---------  ---------
                                                                                                 $   1,611  $   3,925
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.............................................................................  $      38  $     159
  Accrued expenses and other liabilities.......................................................        673        911
  Current portion of capital lease obligations.................................................     --             30
  Deferred revenue.............................................................................        364        861
                                                                                                 ---------  ---------
    Total current liabilities..................................................................      1,075      1,961
Capital lease obligations......................................................................     --             62
Convertible promissory note....................................................................     --          1,000
Deferred tax liabilities.......................................................................         40         51
                                                                                                 ---------  ---------
                                                                                                     1,115      3,074
                                                                                                 ---------  ---------
Commitments and contingencies (Note 6)                                                              --         --
Shareholders' equity:
  Preferred Stock, no par value, 5,000,000 shares authorized; no shares issued and
    outstanding................................................................................     --         --
  Common Stock, no par value; 20,000,000 shares authorized; 2,964,500 and 2,865,750 shares
    issued and outstanding.....................................................................         81         77
  Deferred stock compensation..................................................................        (42)        (9)
  Retained earnings............................................................................        457        783
                                                                                                 ---------  ---------
    Total shareholders' equity.................................................................        496        851
                                                                                                 ---------  ---------
                                                                                                 $   1,611  $   3,925
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                           COMPCORE MULTIMEDIA, INC.

                              STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PERIOD FROM
                                                                                 NOVEMBER 12,
                                                                                     1993
                                                                                  (INCEPTION)   YEAR ENDED SEPTEMBER
                                                                                      TO                30,
                                                                                 SEPTEMBER 30,  --------------------
                                                                                     1994         1995       1996
                                                                                 -------------  ---------  ---------
Revenues:
  Development revenue..........................................................    $     702    $   1,902  $   2,198
  Licenses and royalties.......................................................          155        1,007      3,527
                                                                                      ------    ---------  ---------
    Total revenues.............................................................          857        2,909      5,725
                                                                                      ------    ---------  ---------
Operating expenses:
  Research and development.....................................................          259        1,394      2,791
  Selling, general and administrative..........................................          310        1,080      2,519
                                                                                      ------    ---------  ---------
    Total operating expenses...................................................          569        2,474      5,310
                                                                                      ------    ---------  ---------
Income from operations.........................................................          288          435        415
Interest and other income......................................................            1           37         26
                                                                                      ------    ---------  ---------
Income before provision for income taxes.......................................          289          472        441
Provision for income taxes.....................................................          119          185        115
                                                                                      ------    ---------  ---------
Net income.....................................................................    $     170    $     287  $     326
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------
Net income per share...........................................................    $    0.12    $    0.11  $    0.09
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------
Weighted average shares outstanding............................................        1,418        2,630      3,453
                                                                                      ------    ---------  ---------
                                                                                      ------    ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                           COMPCORE MULTIMEDIA, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                               COMMON STOCK                                           TOTAL
                                                         ------------------------  DEFERRED STOCK    RETAINED     STOCKHOLDERS'
                                                           SHARES       AMOUNT      COMPENSATION     EARNINGS        EQUITY
                                                         -----------  -----------  ---------------  -----------  ---------------
Issuance of common stock to founders on November 12,
  1993.................................................       1,000    $       5      $  --          $  --          $       5
Issuance of common stock to director...................         460           10         --             --                 10
Net income.............................................      --           --             --                170            170
                                                              -----          ---            ---          -----          -----
Balance at September 30, 1994..........................       1,460           15         --                170            185
Issuance of common stock to employees..................       1,942           78            (65)        --                 13
Repurchases of unvested common stock...................        (437)         (12)        --             --                (12)
Amortization of deferred compensation..................      --           --                 23         --                 23
Net income.............................................      --           --             --                287            287
                                                              -----          ---            ---          -----          -----
Balance at September 30, 1995..........................       2,965           81            (42)           457            496
Issuance of common stock upon exercise of options......           3       --             --             --             --
Repurchases of unvested common stock...................        (102)          (4)        --             --                 (4)
Amortization of deferred compensation..................      --           --                 33         --                 33
Net income.............................................      --           --             --                326            326
                                                              -----          ---            ---          -----          -----
Balance at September 30, 1996..........................       2,866    $      77      $      (9)     $     783      $     851
                                                              -----          ---            ---          -----          -----
                                                              -----          ---            ---          -----          -----

   The accompanying notes are an integral part of these financial statements.

                           COMPCORE MULTIMEDIA, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                    PERIOD FROM
                                                                                   NOVEMBER 12,
                                                                                       1993             YEAR ENDED
                                                                                  (INCEPTION) TO      SEPTEMBER 30,
                                                                                   SEPTEMBER 30,   --------------------
                                                                                       1994          1995       1996
                                                                                  ---------------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................     $     170     $     287  $     326
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.............................................            52           189        301
      Compensation expense resulting from common stock issuances and option
        grants..................................................................        --                23        133
      Deferred income taxes.....................................................           103           (78)      (160)
      Changes in assets and liabilities:
        Accounts receivable.....................................................           (25)         (550)      (125)
        Prepaid expenses and other current assets...............................        --               (30)      (180)
        Accounts payable........................................................            12            26        121
        Accrued expenses and other liabilities..................................            25           648        138
        Deferred revenue........................................................           477          (113)       497
                                                                                         -----     ---------  ---------
          Net cash provided by operating activities.............................           814           402      1,051
                                                                                         -----     ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.........................................          (358)         (243)      (537)
                                                                                         -----     ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of convertible promissory note.........................        --            --          1,000
  Repurchases of unvested common stock..........................................        --               (12)        (4)
  Proceeds from issuance of common stock........................................            15            13     --
  Payment of capital lease obligations..........................................        --            --             (7)
                                                                                         -----     ---------  ---------
          Net cash provided by financing activities.............................            15             1        989
                                                                                         -----     ---------  ---------

  Net change in cash............................................................           471           160      1,503
  Cash at beginning of period...................................................        --               471        631
                                                                                         -----     ---------  ---------

  Cash at end of period.........................................................     $     471     $     631  $   2,134
                                                                                         -----     ---------  ---------
                                                                                         -----     ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                           COMPCORE MULTIMEDIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    CompCore Multimedia, Inc. (the "Company") was incorporated in California on November 12, 1993. The Company develops, markets and supports decompression technology for digital video and audio applications. The Company's technology is used in a variety of products addressing evolving multimedia markets. Current applications include PC based video CD systems and stand alone video CD systems. The Company operates in one business segment.

    The Company's significant accounting policies are set forth below:

REVENUE RECOGNITION

    Revenue from long-term software license and royalty agreements is recognized in the period licensed sales are reported to the Company. Nonrefundable license fees are recognized as revenue when there is no significant continuing performance obligation under the agreement and collection of the fees is probable.

    Revenue from contract development services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs to completion. Amounts received in advance of performance under contracts are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Costs associated with development revenue are included in research and development expenses.

    The Company does not provide customers with product return or exchange rights in connection with the sale of software licenses. Periodic service and maintenance fees received provide customers access to technical support and minor enhancements to licensed releases and are recognized ratably over the service or maintenance period.

RESEARCH AND DEVELOPMENT COSTS

    Costs related to the conceptual formation and design of internally developed software are expensed as research and development as incurred. It is the Company's policy that certain internal software development costs incurred after technological feasibility has been demonstrated and which meet recoverability tests are capitalized and amortized over the estimated economic life of the product. To date, the Company has incurred no significant internal software development costs which meet the criteria for capitalization.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. Substantially all of the Company's cash is invested in high credit quality financial institutions. The Company licenses its technology to companies in Asia and North America. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when considered necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the size and reputation of its customers. The Company has not had any write-offs of accounts receivable since inception. The Company's revenues are denominated in U.S. dollars.

                           COMPCORE MULTIMEDIA, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) Revenues from significant customers which represented 10% or more of total revenues for the respective periods were as follows:

                                                                PERIOD FROM
                                                             NOVEMBER 12, 1993  YEAR ENDED SEPTEMBER 30,
                                                              (INCEPTION) TO
                                                               SEPTEMBER 30,    ------------------------
                                                                   1994            1995         1996
                                                             -----------------     -----        -----
Customer A.................................................         --                  11%          28%
Customer B.................................................              6%             22%          13%
Customer C.................................................             47%              9%           3%
Customer D.................................................             26%             13%          13%
Customer E.................................................             17%         --           --
Customer F.................................................         --                  15%          11%

    At September 30, 1995 and 1996, three and two customers accounted for 90% and 73% of accounts receivable, respectively.

    The following summarizes the geographic components of the Company's revenues.

                                                               PERIOD FROM
                                                              NOVEMBER 12,
                                                                  1993        YEAR ENDED SEPTEMBER
                                                             (INCEPTION) TO           30,
                                                              SEPTEMBER 30,   --------------------
                                                                  1994          1995       1996
                                                             ---------------  ---------  ---------
North America (principally in the U.S.)....................     $     857     $   2,489  $   2,704
Asia (export sales, principally in Japan)..................        --               420      3,021
                                                                    -----     ---------  ---------
                                                                $     857     $   2,909  $   5,725
                                                                    -----     ---------  ---------
                                                                    -----     ---------  ---------

PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two to five years, or the remaining life of the lease, whichever is shorter.

NET INCOME PER SHARE

    Net income per share is computed on the basis of the weighted average number of common and common equivalent shares from dilutive stock options outstanding during the period.

MANAGEMENT ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                           COMPCORE MULTIMEDIA, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

STOCK COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 requires companies that elect not to adopt the fair value based method of accounting for stock compensation plans to make pro forma disclosures of net income and net income per share as if they had adopted the fair value accounting method. Upon adopting FAS 123 in fiscal 1997, the Company plans to present the required pro forma disclosures rather than change its present method of accounting for employee stock options.

SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for income taxes was $0 for the period from November 12, 1993 (inception) to September 30, 1994, and $59 and $331 for the years ended September 30, 1995 and 1996, respectively.

    During the year ended September 30, 1996, the Company recorded $99 of equipment financed under capital leases.

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                                   SEPTEMBER 30,
                                                                                --------------------
                                                                                  1995       1996
                                                                                ---------  ---------
Accounts receivable:
  Billed......................................................................  $  --      $     548
  Unbilled....................................................................        575        152
                                                                                ---------  ---------
                                                                                $     575  $     700
                                                                                ---------  ---------
                                                                                ---------  ---------

    Unbilled amounts relate to contract development services and generally become billable at contractually specified dates or upon the attainment of milestones.

                                                                                  SEPTEMBER 30,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------
Property and equipment:
  Computer equipment.........................................................  $     521  $   1,082
  Furniture, fixtures and leasehold improvements.............................         80        155
                                                                               ---------  ---------
                                                                                     601      1,237
  Less: accumulated depreciation and amortization............................        241        542
                                                                               ---------  ---------
                                                                               $     360  $     695
                                                                               ---------  ---------
                                                                               ---------  ---------

    Accumulated amortization on assets under capital leases was $33 at September 30, 1996.

                           COMPCORE MULTIMEDIA, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 2--BALANCE SHEET COMPONENTS: (CONTINUED)

                                                                                   SEPTEMBER 30,
                                                                                --------------------
                                                                                  1995       1996
                                                                                ---------  ---------
Accrued expenses and other liabilities:
  Taxes payable...............................................................  $     220  $     164
  Compensation and related....................................................        433        693
  Other.......................................................................         20         54
                                                                                ---------  ---------
                                                                                $     673  $     911
                                                                                ---------  ---------
                                                                                ---------  ---------

NOTE 3--CONVERTIBLE PROMISSORY NOTE:

    On July 1, 1996, the Company issued a Convertible Promissory Note (the "Note") in the amount of $1,000 to an individual who was simultaneously given a seat on the Company's Board of Directors. The Note bears interest at 6.625% per annum payable annually in arrears each June 30, commencing June 30, 1997. The entire outstanding principal and accrued interest are due September 30, 2001. The Note is convertible at any time into shares of Common Stock at a rate of $5.15, $5.49, $5.86, $6.25 or $6.66 per share if conversion occurs on or before June 30, 1997, 1998, 1999, 2000 or 2001, respectively. Additionally, in the event that the Company completes an initial public offering, or a merger or a similar transaction resulting in the shareholders of the Company immediately prior to such transaction holding less than 50% of the company surviving the transaction, the Note automatically converts into shares of Common Stock at the applicable rate.

NOTE 4--SHAREHOLDERS' EQUITY:

PREFERRED STOCK

    The Company's Board of Directors is authorized to issue up to 5,000,000 shares of one or more series of preferred stock with rights, preferences and privileges to be determined by the Board of Directors. As of September 30, 1996, no preferred stock has been issued by the Company.

COMMON STOCK

    All of the Company's Common Stock has been issued to certain directors, officers and employees of the Company.

    Certain Common Stock was issued to employees pursuant to Restricted Stock Purchase Agreements that provide that, in the event any shareholder ceases to be an employee of the Company, the Company has the right to repurchase all or any portion of shares held by the employee, subject to a two year vesting period, at the original purchase price per share. The number of shares subject to the Company's repurchase option was 289,500 at September 30, 1996.

STOCK OPTION PLAN

    In August 1994, the Board of Directors adopted the 1994 Stock Plan (the "Plan") which provides for the granting of up to 1,500,000 incentive stock options, non-qualified stock options and stock purchase rights. Under the Plan, incentive stock options may be granted to employees, officers and directors of the Company and nonqualified stock options and stock purchase rights may be granted to consultants,

                           COMPCORE MULTIMEDIA, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 4--SHAREHOLDERS' EQUITY: (CONTINUED) employees, directors and officers of the Company. Options granted under the Plan are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock as determined by the Board of Directors on the date of grant. Options granted to shareholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock as determined by the Board of Directors on the date of grant. Options granted under the Plan generally vest 25% after each of the first two years and 6.25% for each of the next eight quarters.

    A summary of the Plan's activity is as follows:

                                                        OPTIONS       OPTIONS OUTSTANDING
                                                       AVAILABLE   -------------------------
                                                       FOR GRANT     SHARES        PRICE
                                                      -----------  ----------  -------------
Options authorized in August 1994...................    1,500,000      --           --
                                                      -----------  ----------  -------------
Balance at September 30, 1995.......................    1,500,000      --           --

Options granted.....................................   (1,451,250)  1,451,250    $0.08-$6.00
Options exercised...................................      --           (3,250)         $0.08
                                                      -----------  ----------  -------------
Balance at September 30, 1996.......................       48,750   1,448,000    $0.08-$6.00
                                                      -----------  ----------  -------------
                                                      -----------  ----------  -------------

    During the year ended September 30, 1996, the Company granted options for the purchase of 1,410,250 shares of Common Stock to employees at exercise prices ranging from $0.08 to $6.00 per share, of which 428,000 shares are vested as of September 30, 1996. Management will amortize approximately $127 of compensation expense over the vesting period relating to these options, of which $95 has been recorded during the year ended September 30, 1996. During the year ended September 30, 1996, the Company also granted options to purchase 41,000 shares of Common Stock to consultants in exchange for services at an exercise price of $0.08 per share. The Company has recorded expense totaling $5 based on the estimated fair value of these options.

                           COMPCORE MULTIMEDIA, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 5--INCOME TAXES:

    The provision for income taxes is as follows:

                                                                                  YEAR ENDED SEPTEMBER
                                                           PERIOD FROM NOVEMBER           30,
                                                           12, 1993 (INCEPTION)   --------------------
                                                           TO SEPTEMBER 30, 1994    1995       1996
                                                           ---------------------  ---------  ---------
Current:
  Federal................................................        $      13        $     165  $      10
  Foreign................................................           --                   58        264
  State..................................................                3               40          1
                                                                     -----        ---------  ---------
                                                                        16              263        275
                                                                     -----        ---------  ---------

Deferred:
  Federal................................................               81              (62)      (141)
  State..................................................               22              (16)       (19)
                                                                     -----        ---------  ---------
                                                                       103              (78)      (160)
                                                                     -----        ---------  ---------
                                                                 $     119        $     185  $     115
                                                                     -----        ---------  ---------
                                                                     -----        ---------  ---------

    Significant components of the Company's deferred tax balances are as follows:

                                                                                  SEPTEMBER 30,
                                                                               --------------------
                                                                                 1995       1996
                                                                               ---------  ---------
Development contracts........................................................  $    (172) $  --
Compensation related accruals................................................        187         58
Credit carryforwards.........................................................     --            170
Depreciation.................................................................        (40)       (51)
Other........................................................................     --            (42)
                                                                               ---------  ---------
                                                                               $     (25) $     135
                                                                               ---------  ---------
                                                                               ---------  ---------

    Deferred tax assets at September 30, 1996 include $70 of research and development tax credit carryforwards that expire in 2011 and $100 of foreign tax credit carryforwards that expire in 2001.

    A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate is as follows:

                                                                                 YEAR ENDED SEPTEMBER 30,
                                                         PERIOD FROM NOVEMBER
                                                        12, 1993 (INCEPTION) TO  ------------------------
                                                          SEPTEMBER 30, 1994        1995         1996
                                                        -----------------------     -----        -----
Statutory federal rate................................                34%                34%          34%
State income taxes, net...............................                 6                  5       --
Research and development tax credits..................                (3)                (8)         (16)
Other, net............................................                 4                  8            8
                                                                      --                 --           --
                                                                      41%                39%          26%
                                                                      --                 --           --
                                                                      --                 --           --

                           COMPCORE MULTIMEDIA, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 6--COMMITMENTS AND CONTINGENCIES:

    The Company leases its office facilities and certain office equipment under noncancelable operating leases expiring in 1997 to 1999. Total rent expense under the leases was $15 for the period from November 12, 1993 (inception) to September 30, 1994, and $49 and $103 for the years ended September 30, 1995 and 1996, respectively.

    Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                             CAPITAL     OPERATING
                                                                           -----------  -----------
Year ending September 30,
  1997...................................................................   $      44    $      87
  1998...................................................................          44           10
  1999...................................................................          32            1
                                                                                -----        -----

Total minimum lease payments.............................................         120    $      98
                                                                                             -----
                                                                                             -----
Less: amount representing interest.......................................         (28)
                                                                                -----
Present value of future minimum lease payments...........................   $      92
                                                                                -----
                                                                                -----

    The Company is not a party to any material litigation and is not aware of any pending or threatened litigation that could have a material adverse effect upon the Company's business, operating results, financial condition or cash flows.

NOTE 7--SUBSEQUENT EVENT:

    On October 20, 1996, the Company entered into an Agreement and Plan of Reorganization with Zoran Corporation, setting forth terms for Zoran Corporation's acquisition of the Company (the "Merger"). Under the terms of the Merger, the Company will become a wholly owned subsidiary of Zoran Corporation. The Merger will be effected through the exchange of Common Stock based upon an agreed upon exchange ratio. The Merger is intended to qualify as a pooling of interests for financial reporting.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                               ZORAN CORPORATION,
                             A DELAWARE CORPORATION
                                   ("ZORAN"),

                          SEE ACQUISITION CORPORATION,
                    A DELAWARE CORPORATION AND WHOLLY-OWNED
                              SUBSIDIARY OF ZORAN,

                                      AND

                           COMPCORE MULTIMEDIA, INC.,
                            A CALIFORNIA CORPORATION

                             DATED OCTOBER 20, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE I             THE MERGER..........................................................................        A-1
    Section 1.1       Effective Time of the Merger........................................................        A-1
    Section 1.2       Closing.............................................................................        A-1
    Section 1.3       Effects of the Merger...............................................................        A-1
    Section 1.4       Directors and Officers..............................................................        A-2

ARTICLE II            CONVERSION OF SECURITIES............................................................        A-2
    Section 2.1       Conversion of Capital Stock.........................................................        A-2
    Section 2.2       Exchange of Certificates............................................................        A-3
    Section 2.3       Escrow..............................................................................        A-4
    Section 2.4       Appraisal Rights....................................................................        A-5

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF COMPCORE..........................................        A-5
    Section 3.1       Organization, Standing and Power....................................................        A-5
    Section 3.2       CompCore Capital Structure..........................................................        A-6
    Section 3.3       Authority; Required Filings and Consents............................................        A-6
    Section 3.4       Financial Statements................................................................        A-7
    Section 3.5       Absence of Undisclosed Liabilities..................................................        A-7
    Section 3.6       Accounts Receivable.................................................................        A-7
    Section 3.7       Inventory...........................................................................        A-8
    Section 3.8       Absence of Certain Changes or Events................................................        A-8
    Section 3.9       Taxes...............................................................................        A-9
    Section 3.10      Tangible Assets and Real Property...................................................        A-9
    Section 3.11      Intellectual Property...............................................................       A-10
    Section 3.12      Bank Accounts.......................................................................       A-11
    Section 3.13      Contracts...........................................................................       A-11
    Section 3.14      Labor Difficulties..................................................................       A-12
    Section 3.15      Trade Regulation....................................................................       A-12
    Section 3.16      Environmental Matters...............................................................       A-12
    Section 3.17      Employee Benefit Plans..............................................................       A-13
    Section 3.18      Compliance with Laws................................................................       A-13
    Section 3.19      Employees and Consultants...........................................................       A-13
    Section 3.20      Litigation..........................................................................       A-13
    Section 3.21      Restrictions on Business Activities.................................................       A-14
    Section 3.22      Governmental Authorization..........................................................       A-14
    Section 3.23      Insurance...........................................................................       A-14
    Section 3.24      Pooling of Interests................................................................       A-14
    Section 3.25      Interested Party Transactions.......................................................       A-14
    Section 3.26      Registration Statement; Proxy Statement/Prospectus..................................       A-15
    Section 3.27      No Existing Discussions.............................................................       A-15
    Section 3.28      Real Property Holding Corporation...................................................       A-15
    Section 3.29      Corporate Documents.................................................................       A-15
    Section 3.30      No Misrepresentation................................................................       A-15

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF ZORAN AND SUB.....................................       A-15
    Section 4.1       Organization........................................................................       A-16
    Section 4.2       Zoran Capital Structure.............................................................       A-16
    Section 4.3       Authority; No Conflict; Required Filings and Consents...............................       A-17
    Section 4.4       SEC Filings; Financial Statements...................................................       A-17

                                                                                                              PAGE
                                                                                                            ---------
    Section 4.5       Absence of Undisclosed Liabilities..................................................       A-18
    Section 4.6       Absence of Certain Changes or Events................................................       A-18
    Section 4.7       Intellectual Property...............................................................       A-19
    Section 4.8       Agreements, Contracts and Commitments...............................................       A-19
    Section 4.9       Litigation..........................................................................       A-19
    Section 4.10      Compliance with Laws................................................................       A-19
    Section 4.11      Pooling of Interests................................................................       A-20
    Section 4.12      Interested Party Transactions.......................................................       A-20
    Section 4.13      Registration Statement; Proxy Statement/Prospectus..................................       A-20
    Section 4.14      Opinion of Financial Advisor........................................................       A-20
    Section 4.15      Interim Operations of Sub...........................................................       A-20
    Section 4.16      No Existing Discussions.............................................................       A-20
    Section 4.17      Corporate Documents.................................................................       A-20
    Section 4.18      No Misrepresentation................................................................       A-20

ARTICLE V             CONDUCT OF BUSINESS.................................................................       A-21
    Section 5.1       Covenants of CompCore...............................................................       A-21
    Section 5.2       Covenants of Zoran..................................................................       A-22
    Section 5.3       Cooperation.........................................................................       A-23

ARTICLE VI            ADDITIONAL AGREEMENTS...............................................................       A-23
    Section 6.1       No Solicitation by CompCore.........................................................       A-23
    Section 6.2       No Solicitation by Zoran............................................................       A-24
    Section 6.3       Proxy Statement/Prospectus; Registration Statement..................................       A-24
    Section 6.4       Consents............................................................................       A-24
    Section 6.5       Current Nasdaq Quotation............................................................       A-25
    Section 6.6       Access to Information...............................................................       A-25
    Section 6.7       Stockholders' Meetings..............................................................       A-25
    Section 6.8       Legal Conditions to Merger..........................................................       A-25
    Section 6.9       Public Disclosure...................................................................       A-25
    Section 6.10      Tax-Free Reorganization.............................................................       A-25
    Section 6.11      Pooling Accounting..................................................................       A-25
    Section 6.12      Affiliate Agreements................................................................       A-26
    Section 6.13      Nasdaq Quotation....................................................................       A-26
    Section 6.14      Stock Options.......................................................................       A-26
    Section 6.15      Brokers or Finders..................................................................       A-27
    Section 6.16      Additional Agreements; Reasonable Efforts...........................................       A-27
    Section 6.17      Expenses............................................................................       A-27
    Section 6.18      CompCore Financial Statements.......................................................       A-27
    Section 6.19      Employee Benefits...................................................................       A-27

ARTICLE VII           CONDITIONS TO MERGER................................................................       A-28
    Section 7.1       Conditions to Each Party's Obligation to Effect the Merger..........................       A-28
    Section 7.2       Additional Conditions to Obligations of Zoran and Sub...............................       A-28
    Section 7.3       Additional Conditions to Obligations of CompCore....................................       A-29

ARTICLE VIII          TERMINATION AND AMENDMENT...........................................................       A-30
    Section 8.1       Termination.........................................................................       A-30
    Section 8.2       Effect of Termination...............................................................       A-31
    Section 8.3       Termination Fee.....................................................................       A-31
    Section 8.4       Amendment...........................................................................       A-31
    Section 8.5       Extension; Waiver...................................................................       A-31

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE IX            ESCROW AND INDEMNIFICATION..........................................................       A-32
    Section 9.1       Survival of Representations and Warranties..........................................       A-32
    Section 9.2       Indemnification by CompCore Shareholders............................................       A-32
    Section 9.3       Procedures for Indemnification......................................................       A-32
    Section 9.4       Defense of Third Party Claims.......................................................       A-33
    Section 9.5       Settlement of Third Party Claims....................................................       A-33
    Section 9.6       Manner of Indemnification...........................................................       A-33
    Section 9.7       Shareholder Representative..........................................................       A-34

ARTICLE X             GENERAL PROVISIONS..................................................................       A-34
    Section 10.1      Notices.............................................................................       A-34
    Section 10.2      Interpretation......................................................................       A-35
    Section 10.3      Counterparts........................................................................       A-36
    Section 10.4      Severability........................................................................       A-36
    Section 10.5      Entire Agreement....................................................................       A-36
    Section 10.6      Governing Law.......................................................................       A-36
    Section 10.7      Assignment..........................................................................       A-36
    Section 10.8      Third Party Beneficiary.............................................................       A-36

EXHIBITS

Exhibit A - Escrow Agreement

Exhibit B-1 - Form of Employment Agreement - Haber

Exhibit B-2 - Form of Employment Agreement - Cismas

Exhibit C - Form of Non-Competition Agreements

Exhibit D - Opinion of Counsel to CompCore

Exhibit E - Opinion of Counsel to Zoran

                             TABLE OF DEFINED TERMS

                                                                                                   CROSS-REFERENCES
TERMS                                                                                               IN AGREEMENT
-------------------------------------------------------------------------------------------------  ---------------
Affiliate........................................................................................    Section 6.12
Affiliate Agreement..............................................................................    Section 6.12
Agreement........................................................................................        Preamble
Assumed Option...................................................................................    Section 6.14
Bechtolsheim Note................................................................................     Section 3.2
Certificate(s)...................................................................................     Section 2.2
Change of Control................................................................................     Section 6.2
Closing..........................................................................................     Section 1.2
Closing Date.....................................................................................     Section 1.2
Code.............................................................................................        Preamble
CompCore.........................................................................................        Preamble
CompCore Acquisition Proposal....................................................................     Section 6.1
CompCore Authorizations..........................................................................    Section 3.22
CompCore Balance Sheets..........................................................................     Section 3.5
CompCore Common Stock............................................................................     Section 2.1
CompCore Components..............................................................................    Section 3.11
CompCore Disclosure Schedule.....................................................................     Article III
CompCore Employee Plan(s)........................................................................    Section 3.17
CompCore Financial Statements....................................................................     Section 3.4
CompCore Intellectual Property Rights............................................................    Section 3.11
CompCore Option Plan.............................................................................     Section 2.1
CompCore Options.................................................................................     Section 2.1
CompCore Preferred Stock.........................................................................     Section 3.2
CompCore Product.................................................................................    Section 3.11
CompCore September Financial Statements..........................................................    Section 6.18
CompCore Shareholders' Meeting...................................................................    Section 3.26
CompCore Transaction Expenses....................................................................    Section 6.17
Confidentiality Agreement........................................................................     Section 6.6
Constituent Corporations.........................................................................     Section 1.3
Conversion Number................................................................................     Section 2.1
date hereof......................................................................................    Section 10.2
date of this agreement...........................................................................    Section 10.2
Dissenting Shareholders..........................................................................     Section 2.4
Dissenting Shares................................................................................     Section 2.4
Effective Time...................................................................................     Section 1.1
Employment Agreements............................................................................     Section 7.2
Environmental Permits............................................................................    Section 3.16
Escrow...........................................................................................     Section 2.3
Escrow Agent.....................................................................................     Section 2.3
Escrow Agreement.................................................................................     Section 2.3
Escrow Shares....................................................................................     Section 2.3
Exchange Act.....................................................................................     Section 3.3
Exchange Agent...................................................................................     Section 2.2
Exchange Fund....................................................................................     Section 2.2
Floor............................................................................................     Section 9.2
GAAP.............................................................................................     Section 3.4
GCL..............................................................................................     Section 1.1

                                                                                                   CROSS-REFERENCES
TERMS                                                                                               IN AGREEMENT
-------------------------------------------------------------------------------------------------  ---------------
Governmental Entity..............................................................................     Section 3.3
Hazardous Material...............................................................................    Section 3.16
Hazardous Materials Activities...................................................................    Section 3.16
incentive stock options..........................................................................    Section 6.14
include, includes and including..................................................................    Section 10.2
Indemnification Claim............................................................................     Section 9.3
Indemnitee.......................................................................................     Section 9.3
Joint Proxy Statement............................................................................    Section 3.26
knowledge........................................................................................     Article III
Licensed Intellectual Property...................................................................    Section 3.11
made available...................................................................................    Section 10.2
Material Adverse Affect..........................................................................     Article III
Material Tangible Assets.........................................................................    Section 3.10
Merger...........................................................................................        Preamble
Merger Agreement.................................................................................     Section 1.1
NNM..............................................................................................     Section 2.2
Officers' Certificates...........................................................................     Section 1.1
Registration Statement...........................................................................    Section 3.26
Returns..........................................................................................     Section 3.9
Rule 145.........................................................................................    Section 6.12
SEC..............................................................................................     Section 3.3
Securities Act...................................................................................     Section 3.3
Shareholder Representative.......................................................................     Section 9.7
Sub..............................................................................................        Preamble
Subsidiary.......................................................................................      Article IV
Surviving Corporation............................................................................     Section 1.3
Tax(es)..........................................................................................     Section 3.9
Termination Date.................................................................................     Section 9.1
Third Party Claim................................................................................     Section 9.4
Transaction Documents............................................................................     Section 3.3
United States real property holding corporation..................................................    Section 3.28
without limitation...............................................................................    Section 10.2
Zoran............................................................................................        Preamble
Zoran Acquisition Proposal.......................................................................     Section 6.2
Zoran Balance Sheets.............................................................................     Section 4.4
Zoran Common Stock...............................................................................     Section 2.1
Zoran Disclosure Schedule........................................................................      Article IV
Zoran Group......................................................................................     Section 9.2
Zoran Intellectual Property Rights...............................................................     Section 4.7
Zoran Losses.....................................................................................     Section 9.2
Zoran Material Contract..........................................................................     Section 4.8
Zoran Option Plans...............................................................................     Section 4.2
Zoran Plans......................................................................................    Section 6.19
Zoran Preferred Stock............................................................................     Section 4.2
Zoran Product....................................................................................     Section 4.7
Zoran Purchase Plan..............................................................................     Section 4.2
Zoran Reports....................................................................................     Section 4.4
Zoran Stockholders' Meeting......................................................................    Section 3.26

                      AGREEMENT AND PLAN OF REORGANIZATION

    AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of October 20, 1996, by and among Zoran Corporation, a Delaware corporation ("Zoran"), See Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Zoran ("Sub"), and CompCore Multimedia, Inc., a California corporation ("CompCore").

    WHEREAS, the Boards of Directors of Zoran, Sub and CompCore deem it advisable and in the best interests of each corporation and its respective stockholders that Zoran and CompCore combine in order to advance the long-term business interests of Zoran and CompCore;

    WHEREAS, the combination of Zoran and CompCore shall be effected by the terms of this Agreement through a transaction (the "Merger") in which Sub will merge with and into CompCore, CompCore will become a wholly-owned subsidiary of Zoran and the shareholders of CompCore will become stockholders of Zoran;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, an agreement of merger (the "Merger Agreement") containing the substantive provisions of this Article I and Article II and in such form as is required by the relevant provisions of the California General Corporation Law (the "GCL") shall be duly prepared, executed and acknowledged by Sub and by CompCore as the Surviving Corporation (as defined in Section 1.3(a)) and thereafter delivered to the Secretary of State of the State of California for filing, along with certificates of officers ("Officers' Certificates") of the Constituent Corporations (as defined in Section 1.3(a)), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Merger Agreement and the Officers' Certificates with the Secretary of State of the State of California or at such time thereafter as is provided in the Merger Agreement (the "Effective Time").

    Section 1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Time, on a date to be specified by Zoran and CompCore (the "Closing Date"), which shall be (i) no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein) provided that the other closing conditions set forth in Article VII have been met or waived as provided in
Article VII at or prior to the Closing, at the offices of Gray Cary Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, CA 94301 unless another date or place is agreed to in writing by Zoran and CompCore.

    Section 1.3  EFFECTS OF THE MERGER.

    (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into CompCore (the "Surviving Corporation"), (ii) the Articles of Incorporation of CompCore shall be amended so that Article III of such Articles of Incorporation shall read as follows: "The total number of shares of all classes which this corporation shall have authority to issue shall be 1,000, all of which shall consist of Common Stock, par value $.001 per share," and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, and (iii) the Bylaws of CompCore as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. (Sub and CompCore are sometimes referred to herein as the "Constituent Corporations.")

    (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

    Section 1.4 DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

    Section 2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, no par value, of CompCore ("CompCore Common Stock") or capital stock of Sub:

    (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

    (b) EXCHANGE RATIO FOR COMPCORE COMMON STOCK. Subject to Section 2.2, each issued and outstanding share of CompCore Common Stock (other than Dissenting Shares as defined in Section 2.4) shall be converted into the right to receive
0.6408 fully paid and nonassessable shares of Common Stock, $.001 par value, of Zoran ("Zoran Common Stock"), which amount shall be subject to adjustment to reflect any stock split or stock dividend effected between the date of this Agreement and the Effective Time (the "Conversion Number"). All such shares of CompCore Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Zoran Common Stock and any cash in lieu of fractional shares of Zoran Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with this Article II.

    (c) COMPCORE STOCK OPTIONS. At the Effective Time, all then outstanding options to purchase CompCore Common Stock (the "CompCore Options") issued under CompCore's 1994 Stock Plan (the "CompCore Option Plan") not exercised as of the Effective Time will be assumed by Zoran in accordance with Section 6.14.

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    Section 2.2  EXCHANGE OF CERTIFICATES.  The procedures for exchanging outstanding shares of CompCore Common Stock for Zoran Common Stock pursuant to the Merger are as follows:

    (a) EXCHANGE AGENT. As of the Effective Time, Zoran shall deposit with an exchange agent designated by Zoran (the "Exchange Agent"), for the benefit of the holders of shares of CompCore Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Zoran Common Stock issuable pursuant to Section 2.1 less the Escrow Shares, as defined in Section 2.3 (such shares of Zoran Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), in exchange for outstanding shares of CompCore Common Stock.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CompCore Common Stock (each a "Certificate," and collectively, the "Certificates") whose shares were converted pursuant to
Section 2.1 and the Merger Agreement into the right to receive shares of Zoran Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Zoran and CompCore may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Zoran Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Zoran, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Zoran Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(b) less such holder's pro rata portion of the Escrow Shares, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of CompCore Common Stock which is not registered in the transfer records of CompCore, a certificate representing the proper number of shares of Zoran Common Stock may be issued to a transferee if the Certificate representing such CompCore Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Zoran Common Stock and cash in lieu of any fractional shares of Zoran Common Stock as contemplated by this Section 2.2. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of Zoran Common Stock that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Zoran, signed exactly as the name or names of the registered holder or holders appeared on the books of CompCore immediately prior to the Effective Time, together with such other documents as Zoran or the Exchange Agent may reasonably require in connection therewith; provided that such holder shall not be required to furnish a bond.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Zoran Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Zoran Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Zoran Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Zoran Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Zoran Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Zoran Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPCORE COMMON STOCK. All shares of Zoran Common Stock issued upon the surrender for exchange of shares of CompCore Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.2 and the Escrow Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CompCore Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CompCore Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

    (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Zoran Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Zoran. Notwithstanding any other provision of this Agreement, each holder of shares of CompCore Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Zoran Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Zoran Common Stock multiplied by the average of the last reported sale prices of Zoran Common Stock, as reported on the Nasdaq National Market (the "NNM"), on each of the ten (10) trading days immediately preceding the date of the Effective Time.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of CompCore for one year after the Effective Time shall be delivered to Zoran, upon demand, and any shareholders of CompCore who have not previously complied with this Section 2.2 shall thereafter look only to Zoran for payment of their claim for Zoran Common Stock, any cash in lieu of fractional shares of Zoran Common Stock, and any dividends or distributions with respect to Zoran Common Stock.

    (g) NO LIABILITY. Neither Zoran nor CompCore shall be liable to any holder of shares of CompCore Common Stock or Zoran Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 2.3 ESCROW. At the Closing, Zoran will deduct from the number of shares of Zoran Common Stock deliverable to the shareholders of CompCore pursuant to Section 2.1 and will deposit into escrow (the "Escrow") certificates representing ten percent (10%) of the shares of Zoran Common Stock issuable to the shareholders of CompCore in the Merger on a pro rata basis (the "Escrow Shares"). The Escrow Shares shall be held by First Trust of California (or such other institution as shall be agreed upon by Zoran and the Shareholder Representative (as defined in Section 9.7)), as escrow agent (the "Escrow Agent"), in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of EXHIBIT A hereto (the "Escrow Agreement"). The Escrow Shares shall be held as collateral for the indemnification obligations of the persons who were shareholders of CompCore immediately prior to the Effective Time under Article IX. Upon exercise of any of the Assumed Options (as defined in Section 6.14) during the term of the Escrow Agreement, ten percent (10%) of the shares of Zoran Common Stock issued upon such exercise will be deducted from the number of shares otherwise issuable to the holder thereof pursuant to
Section 6.14, deposited into the Escrow and thereafter treated as Escrow Shares.

    Section 2.4 APPRAISAL RIGHTS. Any shares of CompCore Common Stock held by shareholders of CompCore who properly exercise and perfect the dissenters' appraisal rights set forth in Chapter 13 of the

GCL ("Dissenting Shares") shall not be converted into the right to receive Zoran Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the GCL. CompCore shall give Zoran prompt notice of any demand received by CompCore for appraisal of CompCore Common Stock, and Zoran shall have the right to control all negotiations and proceedings with respect to such demand. CompCore agrees that, except with the prior written consent of Zoran or as required under the GCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the GCL, becomes entitled to payment of the value of shares of CompCore Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the provisions of the GCL). In the event that any holder of shares of CompCore Common Stock fails to make an effective demand for payment or otherwise loses his or her status as a Dissenting Shareholder, Zoran shall, as of the later of the Effective Time or the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate or Certificates, the shares of Zoran Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled to under Section 2.1 and the Merger Agreement (less such Dissenting Shareholder's pro rata portion of the Escrow Shares).

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPCORE

    In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of such entity and its subsidiaries, taken as a whole.

    In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters.

    Except as disclosed in the disclosure schedule provided to Zoran on or before the date of this Agreement (the "CompCore Disclosure Schedule"), CompCore represents and warrants to Zoran as follows:

    Section 3.1 ORGANIZATION, STANDING AND POWER. CompCore is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on CompCore. CompCore has delivered true and correct copies of the Articles of Incorporation and Bylaws of CompCore, each as amended to date, to Zoran. CompCore is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or other charter documents. CompCore does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    Section 3.2  COMPCORE CAPITAL STRUCTURE.

    (a) The authorized capital stock of CompCore consists of 20,000,000 shares of CompCore Common Stock and 5,000,000 shares of Preferred Stock, no par value ("CompCore Preferred Stock"). As of the date hereof, 2,847,000 shares of CompCore Common Stock are issued and outstanding, and held of record by those persons set forth on the CompCore Disclosure Schedule. All such outstanding shares of CompCore Common Stock have been duly authorized, validly issued, fully paid and are nonassessable, have been issued in compliance with all applicable federal and state securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, the charter documents of CompCore or any agreement to which CompCore is a party or by which it is bound. As of the date hereof, (i) 1,496,750 shares of CompCore Common Stock are reserved for issuance under the CompCore Option Plan, 1,402,000 of which are subject to outstanding options held by those persons set forth in the CompCore Disclosure Schedule, and 94,750 of which are reserved for future option grants and (ii) 198,122 shares of CompCore Common Stock (plus an additional 35.244 shares accruing daily thereafter) are reserved for issuance under a Convertible Promissory Note dated July 1, 1996, in the principal amount of $1,000,000, payable to Andreas Bechtolsheim (the "Bechtolsheim Note"). As of the date hereof, no shares of CompCore Preferred Stock are issued or outstanding.

    (b) Except as set forth in this Section 3.2, there are (i) no equity securities of any class of CompCore, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which CompCore is a party or by which it is bound obligating CompCore to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of CompCore or obligating CompCore to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of CompCore's capital stock (i) between or among CompCore and any of its shareholders or (ii) to the best knowledge of CompCore, between or among any of CompCore's shareholders.

    Section 3.3  AUTHORITY; REQUIRED FILINGS AND CONSENTS.

    (a) CompCore has all requisite corporate power and authority to enter into this Agreement and all other documents required to be executed and delivered by CompCore hereunder, including the Merger Agreement (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which CompCore is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CompCore, subject only to the approval of the Merger by CompCore's Shareholders under the GCL. This Agreement and the other Transaction Documents to which CompCore is or will be a party have been or will be duly executed and delivered by CompCore and constitute or will constitute the valid and binding obligations of CompCore, enforceable against CompCore in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and
(ii) general principles of equity.

    (b) The execution and delivery by CompCore of this Agreement and the other Transaction Documents to which it is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or Bylaws of CompCore, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which CompCore is a party or by which CompCore or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CompCore or any of its properties or assets, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on CompCore.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to CompCore in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Zoran of the Registration Statement (as defined in Section 3.26) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"),
(ii) the filing of the Merger Agreement and Officer's Certificates with the California Secretary of State in accordance with the GCL, (iii) the filing of the Joint Proxy Statement (as defined in Section 3.26) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on CompCore and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

    Section 3.4 FINANCIAL STATEMENTS. CompCore has delivered to Zoran (i) its audited financial statements for the fiscal year ended September 30, 1995 and the period from November 12, 1993 (inception) to September 30, 1994, and (ii) its unaudited financial statements for the nine-month period ended June 30, 1996 (collectively, the "CompCore Financial Statements"). The CompCore Financial Statements were, and the CompCore September Financial Statements (as defined in
Section 6.18) will be, prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The CompCore Financial Statements present, and the CompCore September Financial Statements will present, fairly the financial position of CompCore as of the respective dates and the results of its operations and cash flows for the periods indicated. CompCore maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

    Section 3.5 ABSENCE OF UNDISCLOSED LIABILITIES. CompCore does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on CompCore, other than (i) liabilities reflected or provided for on the balance sheet as of June 30, 1996 (the "CompCore Balance Sheet") contained in the CompCore Financial Statements, (ii) liabilities specifically described in this Agreement or the CompCore Disclosure Schedule, and (iii) normal or recurring liabilities incurred since June 30, 1996 in the ordinary course of business consistent with past practices.

    Section 3.6 ACCOUNTS RECEIVABLE. The accounts receivable shown on the CompCore Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the CompCore Balance Sheet. The accounts receivable of CompCore arising after the date of the CompCore Balance Sheet and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of CompCore. None of such accounts receivables is subject to any material claim of offset or recoupment or counterclaim, and CompCore has no knowledge of any specific facts that would be likely to give rise to any such claim. No material amount of such accounts receivable is contingent upon the performance by CompCore of any obligation and no agreement for deduction or discount has been made with respect to any such accounts receivable.

    Section 3.7 INVENTORY. The inventories shown on the CompCore Balance Sheet or thereafter acquired by CompCore consist of items of a quantity and quality usable or salable in the ordinary course of business. Since June 30, 1996, CompCore has continued to replenish inventories in a normal and customary manner consistent with past practices. CompCore has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of CompCore, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of CompCore, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

    Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, CompCore has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, CompCore has not:

    (a) suffered any event or occurrence that has had a Material Adverse Effect on CompCore;

    (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;

    (c) granted any material increase in the compensation payable or to become payable by CompCore to its officers or employees;

    (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

    (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock;

    (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

    (g) sold, leased, abandoned or otherwise disposed of any real property or any material amounts of machinery, equipment or other operating property other than in the ordinary course of business;

    (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset except for standard end-user license transactions entered into in the ordinary course of its business;

    (i) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

    (j) incurred any material liability, except in the ordinary course of business and consistent with past practice;

    (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

    (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $20,000, or in the aggregate, in excess of $75,000;

    (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

    (n) agreed to take any action described in this Section 3.8 or which would constitute a breach of any of the representations or warranties of CompCore contained in this Agreement; or

    (o) except as disclosed in the CompCore Disclosure Schedule, taken any other action that would have required the consent of Zoran pursuant to Section 5.1 of this Agreement (and which has not been obtained) had such action occurred after the date of this Agreement.

    Section 3.9  TAXES.

    (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all material federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) CompCore has accurately prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to CompCore or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

    (c) CompCore, as of the Closing Date: (i) will have paid all Taxes it is required to pay prior to the Closing Date and (ii) will have withheld with respect to its employees all Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on CompCore.

    (d) There is no Tax deficiency outstanding or assessed or, to CompCore's knowledge, proposed against CompCore that is not reflected as a liability on the CompCore Balance Sheet nor has CompCore executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (e) CompCore has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the CompCore Balance Sheet, whether asserted or unasserted, contingent or otherwise.

    (f) CompCore is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

    Section 3.10  TANGIBLE ASSETS AND REAL PROPERTY.

    (a) CompCore owns or leases all tangible assets and properties which are necessary for the conduct of its business as currently conducted or which are reflected on the CompCore Balance Sheet or acquired since the date of the CompCore Balance Sheet (the "Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair, subject to reasonable wear and tear. CompCore has good and marketable title to all Material Tangible Assets that it owns (except properties, interests in properties and assets sold or otherwise disposed of since the date of the CompCore Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable. Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which CompCore is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms. The CompCore Disclosure Schedule sets forth a true and correct list of all such leases, and true and correct copies of all such leases have been provided to Zoran.

    (b) CompCore owns no real property. The CompCore Disclosure Schedule sets forth a true and complete list of all real property leased by CompCore. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms. True and correct copies of all such real property leases have been provided to Zoran.

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    Section 3.11  INTELLECTUAL PROPERTY.

    (a) CompCore owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of CompCore as currently conducted, or as currently proposed to be conducted, the absence of which rights would be reasonably likely to have a Material Adverse Effect on CompCore (all of which are hereinafter referred to as the "CompCore Intellectual Property Rights"), free and clear of all liens, claims or encumbrances. The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to CompCore's interest pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants CompCore such rights to such intellectual property as are necessary to the business of CompCore as currently conducted or currently proposed to be conducted.

    (b) The CompCore Disclosure Schedule contains an accurate and complete dscription of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights included in the CompCore Intellectual Property Rights, including the jurisdictions in which each such CompCore Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which CompCore is a party and pursuant to which any person is authorized to use any CompCore Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of CompCore (a "CompCore Product") or any adaptation, translation or derivative work based on any CompCore Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which CompCore is a party and pursuant to which CompCore is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the manufacture of, incorporated in or forms a part of any CompCore Product, (iv) all joint development agreements to which CompCore is a party, and
(v) all agreements with Governmental Entities or other third parties pursuant to which CompCore has obtained funding for research and development activities.

    (c) CompCore is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the CompCore Intellectual Property Rights or Licensed Intellectual Property, the breach of which would be likely to have a Material Adverse Effect on CompCore.

    (d) To CompCore's knowledge, all patents and registered trademarks, service marks and copyrights claimed by or issued to CompCore which relate to any CompCore Product are valid and subsisting. CompCore (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of any CompCore Product infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, and (iii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any CompCore Intellectual Property Rights or Licensed Intellectual Property.

    (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any CompCore Product at any stage of its development (the "CompCore Components") were written, developed and created solely and exclusively by employees of CompCore without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to CompCore by means of valid and enforceable agreements, which are listed and described in the CompCore Disclosure Schedule and copies of which have been provided to Zoran. CompCore has at all times used commercially reasonable efforts to treat the CompCore Products and CompCore Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

    (f) Each person currently or formerly employed by CompCore (including independent contractors, if any) that has or had access to confidential information of CompCore has executed and delivered to CompCore a confidentiality and non-disclosure agreement in the form previously provided to Zoran. To CompCore's knowledge, neither the execution or delivery of any such agreement, nor the carrying on of CompCore's business as currently conducted and as currently proposed to be conducted by any such person, as an employee or independent contractor, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

    Section 3.12 BANK ACCOUNTS. The CompCore Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which CompCore maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

    Section 3.13  CONTRACTS.

    (a) Except as set forth in the CompCore Disclosure Schedule, CompCore is not a party or subject to any agreement, obligation or commitment, written or oral:

    (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to CompCore totalling more than $50,000 in any calendar year;

    (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty
(30) days' notice and without liability, penalty or premium;

   (iii) that restricts CompCore from carrying on anywhere in the world its business or any portion thereof as currently conducted;

    (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise); or

    (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

    (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

   (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the CompCore Products.

    (b) To CompCore's knowledge, no party to any such contract, agreement or instrument has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

    (c) CompCore is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by CompCore under, or breach or violation by CompCore of, any contract, commitment or restriction to which CompCore is a party or by which CompCore or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on CompCore. To CompCore's knowledge, no other party is in default under or in breach or violation of, nor, to CompCore's knowledge, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which CompCore is a party or by which CompCore or any of its properties or assets is bound or affected, where such defaults, breaches, or violations would, individually or in the aggregate, have a Material Adverse Effect on CompCore.

    Section 3.14 LABOR DIFFICULTIES. To CompCore's knowledge, CompCore is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against CompCore pending, or to CompCore's knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending, or to CompCore's knowledge threatened, against CompCore. CompCore is not now and has never been subject to any union organizing activities. CompCore has not experienced any work stoppage or other labor difficulty. To CompCore's knowledge, (i) the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on its relations with CompCore employees, and (ii) none of the CompCore employees intends to leave their employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

    Section 3.15 TRADE REGULATION. CompCore has not terminated its relationship with or refused to ship CompCore Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay CompCore in excess of $10,000 over any consecutive twelve (12) month period. All of the prices charged by CompCore in connection with the marketing or sale of any of their products or services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to CompCore's knowledge, threatened against CompCore with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to CompCore's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

    Section 3.16  ENVIRONMENTAL MATTERS.

    (a) As of the date hereof, except as set forth in the CompCore Disclosure Schedule, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to human health or the environment, excluding office and janitorial supplies, and other similar substances (a "Hazardous Material"), is present, as a result of the actions of CompCore or, to CompCore's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that CompCore has at any time owned, operated, occupied or leased. To the knowledge of CompCore, no underground storage tanks are present under any property that CompCore has at any time owned, operated, occupied or leased.

    (b) At no time has CompCore transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials (collectively, "Hazardous Materials Activities") in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity, except for Hazardous Materials Activities which have not had and are not likely to have a Material Adverse Effect on CompCore.

    (c) CompCore currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted, except for such Environmental Permits the absence of which would not be likely to have a Material Adverse Effect on CompCore.

    (d) No action, proceeding, writ, injunction or claim is pending or, to the knowledge of CompCore, threatened concerning any Environmental Permit or any Hazardous Materials Activity of CompCore. CompCore is not aware of any fact or circumstance which could reasonably be expected to involve CompCore in any environmental litigation or impose upon CompCore any liability concerning Hazardous Materials Activities which would be likely to have a Material Adverse Effect on CompCore.

    Section 3.17  EMPLOYEE BENEFIT PLANS.

    (a) CompCore has set forth in the CompCore Disclosure Schedule (i) all employee benefit plans, (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of CompCore (individually, a "CompCore Employee Plan," and collectively, the "CompCore Employee Plans").

    (b) With respect to each CompCore Employee Plan, CompCore has made available to Zoran a true and correct copy of (i) such CompCore Employee Plan and (ii) each trust agreement and group annuity contract, if any, relating to such CompCore Employee Plan.

    (c) With respect to the CompCore Employee Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of CompCore, there exists no condition or set of circumstances in connection with which CompCore could be subject to any liability that would be reasonably likely to have a Material Adverse Effect on CompCore.

    (d) With respect to the CompCore Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements or books of CompCore, which obligations would be reasonably likely to have a Material Adverse Effect on CompCore.

    (e) Except as described in or contemplated by this Agreement, CompCore is not a party to any oral or written (i) union or collective bargaining agreement,
(ii) agreement with any officer or other key employee of CompCore, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CompCore of the nature contemplated by this Agreement, (iii) agreement with any officer of CompCore providing any term of employment or compensation guarantee or for the payment of compensation in excess of $100,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.18 COMPLIANCE WITH LAWS. CompCore has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, except for failures to comply or violations which would not be likely to have a Material Adverse Effect on CompCore.

    Section 3.19 EMPLOYEES AND CONSULTANTS. The CompCore Disclosure Schedule contains a list of the names of all employees and consultants of CompCore and their salaries or wages, other compensation, dates of employment and positions.

    Section 3.20 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal or, to the knowledge of CompCore, threatened against CompCore or any of its properties or officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CompCore. There is no judgment, decree or order against CompCore or, to the knowledge of CompCore, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on CompCore. All litigation to which CompCore is a party (or, to the knowledge of CompCore threatened to become a party) is disclosed in the CompCore Disclosure Schedule.

    Section 3.21 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon CompCore which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of CompCore, any acquisition of property by CompCore, or the conduct of business by CompCore as currently conducted or as currently proposed to be conducted.

    Section 3.22 GOVERNMENTAL AUTHORIZATION. CompCore has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of CompCore (collectively, the "CompCore Authorizations"), and all of such CompCore Authorizations are in full force and effect, except where the failure to obtain or have any such CompCore Authorizations could not reasonably be expected to have a Material Adverse Effect on CompCore.

    Section 3.23 INSURANCE. CompCore has insurance policies of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of CompCore. The CompCore Disclosure Schedule contains a list and description of all such policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and CompCore is otherwise in compliance with the terms of such policies. CompCore has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 3.24 POOLING OF INTERESTS. Neither CompCore nor, to its knowledge, any of its directors, officers or shareholders has taken any action which would interfere with Zoran's ability to account for the Merger as a pooling of interests.

    Section 3.25  INTERESTED PARTY TRANSACTIONS.

    (a) To the knowledge of CompCore, no director, officer or shareholder of CompCore has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the CompCore Intellectual Property Rights, used in connection with or pertaining to the business of CompCore, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the CompCore Products, (iii) any entity that competes with CompCore, or with which CompCore is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which CompCore is a party; PROVIDED, HOWEVER, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or on the NNM.

    (b) Except as contemplated by the Transaction Documents, CompCore is not a party to any (i) agreement with any officer or other employee of CompCore the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CompCore in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 3.26 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by CompCore for inclusion in the registration statement on Form S-4 pursuant to which shares of Zoran Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by CompCore for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement") to be sent to the shareholders of CompCore and Zoran in connection with the meeting of CompCore's shareholders to consider this Agreement and the Merger (the "CompCore Shareholders' Meeting") and in connection with the meeting of Zoran's stockholders to consider the issuance of shares of Zoran Common Stock pursuant to the Merger (the "Zoran Stockholders' Meeting") shall not, on the date the Joint Proxy Statement is first mailed to shareholders of CompCore or Zoran, at the time of the CompCore Shareholders' Meeting, at the time of the Zoran Stockholders' Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CompCore Shareholders' Meeting or the Zoran Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to CompCore or any of its Affiliates, officers or directors should be discovered by CompCore which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, CompCore shall promptly inform Zoran.

    Section 3.27 NO EXISTING DISCUSSIONS. As of the date hereof, CompCore is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a CompCore Acquisition Proposal (as defined in Section 6.1).

    Section 3.28 REAL PROPERTY HOLDING CORPORATION. CompCore is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    Section 3.29 CORPORATE DOCUMENTS. CompCore has furnished to Zoran, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to CompCore. The corporate minute books and other corporate records of CompCore are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. CompCore has delivered or made available to Zoran or its representatives true and complete copies of all documents which are referred to in this Article III or in the CompCore Disclosure Schedule.

    Section 3.30 NO MISREPRESENTATION. No representation or warranty by CompCore in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of CompCore pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF ZORAN AND SUB

    As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    Except as set forth in the disclosure schedule delivered by Zoran to CompCore on or before the date of this Agreement and attached hereto (the "Zoran Disclosure Schedule"), Zoran and Sub represent and warrant to CompCore as follows:

    Section 4.1 ORGANIZATION. Each of Zoran, Sub and Zoran's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Zoran. Except as set forth in the Zoran SEC Reports (as defined in Section 4.4) or the Zoran Disclosure Schedule, neither Zoran nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

    Section 4.2  ZORAN CAPITAL STRUCTURE.

    (a) The authorized capital stock of Zoran consists of 20,000,000 shares of Zoran Common Stock and 3,000,000 shares of Preferred Stock, $.001 par value ("Zoran Preferred Stock"). As of September 30, 1996: (i) 7,007,444 shares of Zoran Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Zoran Common Stock were held in the treasury of Zoran or by Subsidiaries of Zoran; (iii) approximately 1,350,662 shares of Zoran Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Zoran's stock option plans (the "Zoran Option Plans"), and rights outstanding under Zoran's employee stock purchase plan (the "Zoran Purchase Plan") and (iv) 237,841 shares of Zoran Common Stock were reserved for issuance upon exercise of outstanding warrants. No material change in such capitalization has occurred between September 30, 1996 and the date of this Agreement. As of the date of this Agreement, none of the shares of Zoran Preferred Stock are issued and outstanding. All shares of Zoran Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Sub are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Zoran free and clear of all security interests, liens, claims, pledges, agreements, limitations on Zoran's voting rights, charges or other encumbrances of any nature.

    (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Zoran Option Plans or the Zoran Purchase Plan, there are
(i) no equity securities of any class of Zoran, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Zoran is a party or by which it is bound obligating Zoran to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any equity securities of Zoran or obligating Zoran to grant, extend, accelerate the vesting of, change the exercise price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. To the best knowledge of Zoran, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Zoran.

    (c) The shares of Zoran Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, and nonassessable.

    Section 4.3  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Zoran and Sub have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Zoran or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Zoran and Sub, respectively, subject only to the approval of the Merger by Zoran's stockholders. This Agreement and the other Transaction Documents to which Zoran and/or Sub are parties have been or will be duly executed and delivered by Zoran and/or Sub and constitute or will constitute the valid and binding obligations of Zoran and/or Sub, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity.

    (b) The execution and delivery by Zoran and Sub of this Agreement and the other Transaction Documents to which they are or will be parties does not, and the consummation of the transactions contemplated hereby and thereby will not,
(i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Zoran or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Zoran or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Zoran or Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Zoran.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Zoran or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing by Zoran of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Merger Agreement and the Officers' Certificates with the California Secretary of State in accordance with the GCL, (iii) the filing of a certificate of merger with the Delaware Secretary of State; (iv) the filing of the Joint Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Zoran.

    Section 4.4  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Zoran has filed and made available to CompCore all forms, reports and documents required to be filed by Zoran with the SEC since December 31, 1995 other than registration statements on Form S-8 (collectively, the "Zoran SEC Reports"). The Zoran SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Zoran SEC Reports or necessary in order to make the statements in such Zoran SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Zoran's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Zoran SEC Reports, including any Zoran SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Zoran and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Zoran as of June 30, 1996 is referred to herein as the "Zoran Balance Sheet."

    Section 4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Zoran SEC Reports, Zoran and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Zoran, other than (i) liabilities reflected or provided for on the Zoran Balance Sheet, (ii) liabilities specifically described in this Agreement, or in the Zoran Disclosure Schedule, and (iii) normal or recurring liabilities incurred since June 30, 1996 in the ordinary course of business consistent with past practices.

    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, Zoran has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, except as disclosed in the Zoran SEC Reports, Zoran has not:

    (a) suffered any event or occurrence that has had a Material Adverse Effect on Zoran;

    (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;

    (c) declared, set aside or paid any divided or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition or such shares;

    (d) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock except for options and rights to purchase shares of Zoran Common Stock granted under the Zoran Option Plans and the Zoran Purchase Plan, in the ordinary course of business and consistent with past practices, and shares of Zoran Common Stock issued upon the exercise of stock options and rights;

    (e) made any material change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

    (f) sold, assigned, transferred, licensed or otherwise disposed of any material patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset except for transactions entered into in the ordinary course of its business;

    (g) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

    (h) incurred any material liability, except in the ordinary course of business and consistent with past practice;

    (i) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

    (j) agreed to take any action described in this Section 4.6 or which would constitute a breach of any of the representations or warranties of Zoran contained in this Agreement; or

    (k) except as disclosed in the Zoran Disclosure Schedule, taken any other action that would have required the consent of CompCore pursuant to Section 5.2 (and which has not been obtained) had such action occurred after the date of this Agreement.

    Section 4.7  ITELLECTUAL PROPERTY.

    (a) Zoran owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Zoran as currently conducted, or as currently proposed to be conducted, the absence of which rights would be reasonably likely to have a Material Adverse Effect on Zoran (all of which are referred to as the "Zoran Intellectual Property Rights"), free and clear of all liens, claims or encumbrances.

    (b) Zoran is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Zoran Intellectual Property Rights, the breach of which would be likely to have a Material Adverse Effect on Zoran.

    (c) To Zoran's knowledge, all patents and registered trademarks, service marks and copyrights claimed by or issued to Zoran which relate to any product of Zoran ("Zoran Product") are valid and subsisting. Zoran (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of any Zoran Product infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, and (iii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Zoran Intellectual Property Rights.

    Section 4.8 AGREEMENTS, CONTRACTS AND COMMITMENTS. Zoran has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Zoran SEC Reports ("Zoran Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Zoran under any Zoran Material Contract. Each Zoran Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Zoran is aware by any party obligated to Zoran pursuant to such Zoran Material Contract.

    Section 4.9 LITIGATION. Except as described in the Zoran SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation against Zoran pending or as to which Zoran has received any written notice of assertion, which is reasonably likely to have a Material Adverse Effect on Zoran or a material adverse effect on the ability of Zoran to consummate the transactions contemplated by this Agreement.

    Section 4.10 COMPLIANCE WITH LAWS. Zoran has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on Zoran.

    Section 4.11 POOLING OF INTERESTS. Neither Zoran nor, to its knowledge, any of its directors, officers, or stockholders has taken any action which would interfere with Zoran's ability to account for the Merger as a pooling of interests.

    Section 4.12 INTERESTED PARTY TRANSACTIONS. Except as set forth in the Zoran SEC Reports, since the date of Zoran's last proxy statement, no event has occurred that would be required to be reported by

Zoran as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 4.13 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Zoran for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Zoran for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to shareholders of Zoran or CompCore, at the time of the CompCore Shareholders' Meeting, at the time of the Zoran Stockholders' Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CompCore Shareholders' Meeting or the Zoran Stockholders' Meeting, which has become false or misleading. If at any time prior to the Effective Time any event relating to Zoran or any of its Affiliates, officers or directors should be discovered by Zoran which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Zoran shall promptly inform CompCore.

    Section 4.14 OPINION OF FINANCIAL ADVISOR. The financial advisor of Zoran, Oppenheimer & Co., Inc. has delivered to Zoran an opinion dated the date of this Agreement to the effect that the Conversion Number is fair from a financial point of view to the stockholders of Zoran.

    Section 4.15 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    Section 4.16 NO EXISTING DISCUSSIONS. As of the date hereof, Zoran is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Zoran Acquisition Proposal (as defined in Section 6.2).

    Section 4.17 CORPORATE DOCUMENTS. Zoran has furnished or made available to CompCore, or its representatives, for its examination its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof. The corporate minute books and other corporate records of Zoran are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. Zoran has delivered or made available to CompCore or its representatives true and complete copies of all documents which are referred to in this Article IV or in the Zoran Disclosure Schedule.

    Section 4.18 NO MISREPRESENTATION. No representation or warranty by Zoran or Sub in this Agreement, or any statement, certificate or schedule furnished or to be furnished by or on behalf of Zoran or Sub pursuant to this Agreement, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                              CONDUCT OF BUSINESS

    Section 5.1 COVENANTS OF COMPCORE. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, CompCore agrees (except to the extent that Zoran shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. CompCore shall promptly notify Zoran of any event or occurrence not in the ordinary course of business of CompCore where such event or occurrence would result in a breach of any covenant of CompCore set forth in this Agreement or cause any representation or warranty of CompCore set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, CompCore shall not, without the prior written consent of Zoran:

    (a) Grant any options under any employee plan of CompCore, accelerate, amend or change the period of exercisability under any outstanding options, or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the CompCore Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

    (c) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (d) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of CompCore Common Stock upon the exercise of CompCore Options outstanding as of the date of this Agreement;

    (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $50,000;

    (f) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of CompCore, except for transactions entered into in the ordinary course of business;

    (g) Take any action to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (h) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

    (j) Amend or propose to amend its Articles of Incorporation or Bylaws, except as contemplated by this Agreement;

    (k) Incur or commit to incur any individual capital expenditure in excess of $20,000 or aggregate capital expenditures in excess of $75,000, in addition to the existing commitments set forth in the CompCore Disclosure Schedule;

    (l) Enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any CompCore product;

    (m) Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

    (n) Waive or release any material right or claim, except in the ordinary course of business;

    (o) Initiate any litigation or arbitration proceeding; or

    (p) Take or agree to take, in writing or otherwise, any of the actions described in Sections (a) through (o) above, or any action which is reasonably likely to make any of CompCore's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    Section 5.2 COVENANTS OF ZORAN. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Zoran agrees (except to the extent that CompCore shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and key employees and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Zoran shall promptly notify CompCore of any event or occurrence not in the ordinary course of business of Zoran where such event or occurrence would result in a breach of any covenant of Zoran set forth in this Agreement or cause any representation or warranty of Zoran set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, Zoran shall not, without the prior written consent of CompCore:

    (a) Grant any options under any employee plan of Zoran (except for options and rights to purchase shares of Zoran Common Stock granted under the Zoran Option Plans and the Zoran Purchase Plan, in the ordinary course of business and consistent with past practices), accelerate, amend or change the period of exercisability under any outstanding options, or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (c) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Zoran, except for transactions entered into in the ordinary course of business;

    (d) Amend or propose to amend its Certificate of Incorporation or Bylaws, in any manner that materially affects the rights, preferences or privileges of the holders of its capital stock, except as contemplated by this Agreement; or

    (e) Take or agree to take, in writing or otherwise, any of the actions described in Sections (a) through (d) above, or any action which is reasonably likely to make any of CompCore's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

    Section 5.3 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Zoran and CompCore shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

    Section 6.1  NO SOLICITATION BY COMPCORE.

    (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, CompCore shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving CompCore, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "CompCore Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any CompCore Acquisition Proposal, or (iii) agree to, approve or recommend any CompCore Acquisition Proposal.

    (b) CompCore shall notify Zoran no later than twenty-four (24) hours after receipt by CompCore (or its advisors) of any CompCore Acquisition Proposal or any request for nonpublic information in connection with a CompCore Acquisition Proposal or for access to the properties, books or records of CompCore by any person or entity that informs CompCore that it is considering making, or has made, a CompCore Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    Section 6.2  NO SOLICITATION BY ZORAN.

    (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Zoran shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving a Change of Control (as hereinafter defined) of Zoran (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Zoran Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Zoran Acquisition Proposal, or (iii) agree to, approve or recommend any Zoran Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Zoran or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Zoran Acquisition Proposal by such person or entity or recommending such an unsolicited bona fide written Zoran Acquisition Proposal to the stockholders of Zoran, if and only to the extent that the Board of Directors of Zoran determines in good faith (after consultation with outside legal counsel) that such action is necessary for such Board of Directors to comply with its fiduciary duties to Zoran's stockholders under applicable law, or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Zoran Acquisition Proposal.

    (b) Zoran shall notify CompCore, no later than twenty-four (24) hours after receipt by Zoran (or its advisors) of any Zoran Acquisition Proposal or any request for nonpublic information in connection with a Zoran Acquisition Proposal or for access to the properties, books or records of Zoran by any person or entity that informs Zoran that it is considering making, or has made, a Zoran Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    (c) As used in this Agreement, "Change of Control" means a transaction or series of transactions pursuant to which any person (or group of persons) other than the current affiliates of Zoran acquires more than fifty percent (50%) of Zoran's outstanding voting securities or more than fifty percent (50%) of the outstanding voting securities of an entity surviving any such transaction involving Zoran, or of any direct or indirect parent of such entity.

    Section 6.3  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, Zoran and CompCore shall prepare and file with the SEC the Joint Proxy Statement, and Zoran shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Zoran and CompCore shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of CompCore in favor of this Agreement and the Merger and the recommendation of the Board of Directors of Zoran in favor of the issuance of shares of Zoran's Common Stock pursuant to the Merger.

    (b) Zoran and CompCore shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

    Section 6.4 CONSENTS. Each of Zoran and CompCore shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of Zoran's or CompCore's material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

    Section 6.5 CURRENT NASDAQ QUOTATION. Zoran agrees to continue the quotation of Zoran Common Stock on the NNM during the term of this Agreement.

    Section 6.6 ACCESS TO INFORMATION. Upon reasonable notice, CompCore and Zoran shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of CompCore and Zoran shall furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will treat any such information which is nonpublic in confidence in accordance with the Joint Confidentiality Agreement dated June 30, 1996 (the "Confidentiality Agreement") between Zoran and CompCore, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 6.7 STOCKHOLDERS' MEETINGS. CompCore and Zoran each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of CompCore, upon this Agreement and the Merger and, in the case of Zoran, upon the issuance of shares of Zoran Common Stock pursuant to the Merger. CompCore and Zoran will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

    Section 6.8 LEGAL CONDITIONS TO MERGER. Each of Zoran and CompCore will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Zoran and CompCore will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by CompCore, Zoran or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    Section 6.9 PUBLIC DISCLOSURE. Zoran and CompCore shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

    Section 6.10 TAX-FREE REORGANIZATION. Zoran and CompCore shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.11 POOLING ACCOUNTING. Zoran and CompCore shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Zoran and CompCore shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 6.12) not to take any action that would adversely affect the ability of Zoran to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to Zoran a customary "pooling letter" in form and substance agreed upon by CompCore and Zoran to the extent that receipt of such letter is required to assure the availability of pooling of interests accounting treatment.

    Section 6.12 AFFILIATE AGREEMENTS. Promptly following the execution of this Agreement, Zoran and CompCore will provide each other with a list of those persons who are, in Zoran's or CompCore's respective reasonable judgment, "affiliates" of Zoran or CompCore, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). (Each such person who is an "affiliate" of Zoran or CompCore within the meaning of Rule 145 is referred to herein as an "Affiliate".) Zoran and CompCore shall provide each other such information and documents as CompCore or Zoran shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. CompCore shall use its best efforts to deliver or cause to be delivered to Zoran by November 15, 1996 from each of the Affiliates of CompCore, an executed Affiliate Agreement, in form and substance satisfactory to Zoran and CompCore, by which such Affiliate of CompCore or Zoran agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). Zoran shall be entitled to place appropriate legends on the certificates evidencing any Zoran Common Stock to be received by such Affiliates of CompCore pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Zoran Common Stock, consistent with the terms of the Affiliate Agreements.

    Section 6.13 NASDAQ QUOTATION. Zoran shall use its best efforts to cause the shares of Zoran Common Stock to be issued in the Merger to be approved for quotation on the NNM, subject to official notice of issuance, prior to the Closing Date.

    Section 6.14  STOCK OPTIONS.

    (a) At the Effective Time, each outstanding CompCore Option, whether vested or unvested, shall be deemed to constitute an option (an "Assumed Option") to acquire, on the same terms and conditions as were applicable under the CompCore Option, such number of shares of Zoran Common Stock as the holder of such CompCore Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price per share of CompCore Common Stock otherwise purchasable pursuant to such CompCore Option immediately prior to the Effective Time divided by (y) the number of full shares of Zoran Common Stock deemed purchasable pursuant to such CompCore Option in accordance with the foregoing; PROVIDED, HOWEVER, that, in the case of any CompCore Option to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code and PROVIDED FURTHER, that in the case of any Assumed Option that remains outstanding as of the termination of the Escrow (as provided in Article IX and the Escrow Agreement) the number of shares of Zoran Common Stock issuable upon the subsequent exercise of such Assumed Option shall be reduced in proportion to any reduction in the number of shares of Zoran Common Stock received by holders of Assumed Options exercised prior to the termination of the Escrow as a result of any distribution of Escrow Shares to members of the Zoran Group pursuant to
Article IX and the Escrow Agreement.

    (b) As soon as practicable after the Effective Time, Zoran shall deliver to the participants in the CompCore Option Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the CompCore Option Plan shall continue in effect on the same terms and conditions (subject only to the adjustments required by this Section 6.14 after giving effect to the Merger). Zoran shall comply with the terms of the CompCore Option Plan and ensure, to the extent required by and subject to the provisions of the CompCore Option Plan, that the Assumed Options representing assumed CompCore Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (c) Zoran shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Zoran Common Stock for delivery under the Assumed Options. Within thirty (30) days after the Effective Time, Zoran shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Zoran Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses in connection therewith) for so long as any Assumed Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Zoran shall administer the Assumed Options in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

    (d) Employees of CompCore as of the Effective Time shall be permitted to participate in the Zoran Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.

    Section 6.15 BROKERS OR FINDERS. Each of Zoran and CompCorerepresents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Hambrecht & Quist LLC, financial advisor to CompCore, whose fees will be paid by CompCore in accordance with CompCore's agreement with such firm (a copy of which has been delivered by CompCore to Zoran prior to the date of this Agreement), and Oppenheimer & Co., Inc., financial advisor to Zoran, whose fees and expenses will be paid by Zoran in accordance with Zoran's agreement with such firm (a copy of which has been delivered by Zoran prior to the date of this Agreement), in each case subject to the provisions of Section 6.17, and each of Zoran and CompCore agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

    Section 6.16 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    Section 6.17 EXPENSES. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, legal, accounting and financial advisory fees and expenses and other out-of-pocket expenses incurred by CompCore relating to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated (the "CompCore Transaction Expenses") shall be borne by the Surviving Corporation, subject to Zoran's rights to indemnification under Section 9.2(a) with respect to CompCore Transaction Expenses in excess of $1,000,000, in aggregate. A schedule of all CompCore Transaction Expenses incurred or to be incurred through the Closing shall be submitted to Zoran not later than two (2) business days prior to the Closing.

    Section 6.18 COMPCORE FINANCIAL STATEMENTS. CompCore will cause an audit to be conducted of CompCore's financial statements for the fiscal year ended September 30, 1996 by Price Waterhouse LLP, CompCore's independent auditors, and will deliver to Zoran a copy of such audited financial statements (the "CompCore September Financial Statements") as soon as practicable after the date of this Agreement and in no event later than November 15, 1996.

    Section 6.19 EMPLOYEE BENEFITS. All CompCore employees who remain employees of Zoran, CompCore or any other Subsidiary of Zoran following the Effective Time shall be entitled to participate in all employee benefit plans and programs (the "Zoran Plans") that are available to other Zoran employees holding comparable positions. The Zoran Plans shall give full credit for each participant's period of continuous service with CompCore prior to the Effective Time, to the extent permitted by such Zoran Plans. In the case of medical and health insurance coverage, Zoran shall cause the Surviving Corporation to continue to insure CompCore employees under CompCore's existing insurance plans or provide them with the opportunity to participate in Zoran Plans providing generally comparable medical and health insurance coverage.

                                  ARTICLE VII
                              CONDITIONS TO MERGER

    Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of CompCore Common Stock, and the issuance of shares of Zoran Common Stock pursuant to the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Zoran Common Stock.

    (b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Zoran or CompCore shall have been filed, occurred or been obtained.

    (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Zoran's conduct or operation of the business of Zoran or CompCore after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

    (e) Zoran and CompCore shall have received letters from Price Waterhouse LLP dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time and addressed to Zoran and CompCore stating that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under GAAP.

    (f) The shares of Zoran Common Stock to be issued in the Merger shall have been approved for quotation on the NNM.

    (g) Zoran shall have received all permits and other authorizations required under applicable state blue sky laws for the issuance of shares of Zoran Common Stock pursuant to the Merger.

    Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ZORAN AND SUB. The obligations of Zoran and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Zoran and Sub:

    (a) The representations and warranties of CompCore set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on CompCore, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Zoran shall have received a certificate to such effect signed on behalf of CompCore by the chief executive officer and the chief financial officer of CompCore.

    (b) CompCore shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Zoran shall have received a certificate to such effect signed on behalf of CompCore by the chief executive officer and the chief financial officer of CompCore.

    (c) Zoran shall have received from CompCore written evidence that the execution, delivery and performance of CompCore's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors and the shareholders of CompCore.

    (d) Zoran shall have received a written opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to Zoran, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    (e) Zoran shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the material contracts of CompCore, as set forth on SCHEDULE 7.2(E) hereto.

    (f) Zoran shall have received from each of the Affiliates of CompCore an executed Affiliate Agreement.

    (g) George T. Haber and Sorin C. Cismas shall have executed and delivered Employment Agreements in the form of EXHIBITS B-1 AND B-2 hereto, respectively (the "Employment Agreements").

    (h) Each person listed in the preamble to EXHIBIT C hereto shall have executed and delivered to Zoran Non-Competition Agreements, in the form of EXHIBIT C hereto.

    (i) Zoran shall be satisfied in its sole discretion that not less than ninety percent (90%) of CompCore's key employees listed on SCHEDULE 7.2(I) hereto are ready, willing and able to remain employed by CompCore or Zoran after the Effective Time on terms reasonably satisfactory to Zoran.

    (j) The Merger shall have been approved by the affirmative vote of the holders of not less than ninety-two percent (92%) of the outstanding shares of CompCore Common Stock.

    (k) Zoran shall have received a legal opinion from Cooley Godward LLP, counsel to CompCore, substantially in the form of EXHIBIT Dhereto.

    (l) The Escrow Agreement shall have been executed and delivered by the Shareholder Representative (as defined in Section 9.7) and the Escrow Agent.

    (m) The Bechtolsheim Note shall have been converted in full into shares of CompCore Common Stock in accordance with its terms.

    Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPCORE. The obligation of CompCore to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by CompCore:

    (a) The representations and warranties of Zoran and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Zoran and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and CompCore shall have received a certificate to such effect signed on behalf of Zoran by the chief executive officer and the chief financial officer of Zoran. For purposes of the foregoing condition, neither Zoran's failure to achieve operating results predicted by financial analysts nor reductions in the trading price of Zoran Common Stock, as reported on the NNM, occurring at any time or from time to time between the date hereof and the Closing Date, shall be deemed to be an event or occurrence having a Material Adverse Effect on Zoran.

    (b) Zoran and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and CompCore shall have received a certificate to such effect signed on behalf of Zoran by the chief executive officer and the chief financial officer of Zoran.

    (c) CompCore shall have received from Zoran and Sub written evidence that the execution, delivery and performance of Zoran's and Sub's obligations under this Agreement have been duly and validly approved and authorized by the Boards of Directors and stockholders of Zoran and Sub.

    (d) CompCore's shareholders shall have received the opinion of Cooley Godward LLP, counsel to CompCore, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    (e) CompCore shall have received copies of Affiliates Agreements executed by each Affiliate of Zoran.

    (f) Zoran shall have executed and delivered the Employment Agreements.

    (g) CompCore shall have received a legal opinion from Gray Cary Ware & Freidenrich, A Professional Corporation, counsel to Zoran, substantially in the form of EXHIBIT E hereto.

    (h) The Escrow Agreement shall have been and delivered by Zoran and the Escrow Agent.

    (i) George T. Haber and Andreas Bechtolsheim shall have been duly elected as members of Zoran's Board of Directors, effective as of the Effective Time.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party):

    (a) by the mutual written consent of Zoran and CompCore;

    (b) by either Zoran or CompCore if the Merger shall not have been consummated by February 28, 1997 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    (c) by either Zoran or CompCore if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.8 of this Agreement;

    (d) by Zoran, if the Board of Directors of CompCore shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Zoran or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing;

    (e) by CompCore, if the Board of Directors of Zoran shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to CompCore or shall have publicly announced or disclosed to any third party its intention to do any of the foregoing;

    (f) by Zoran if the shareholders of CompCore shall fail to approve this Agreement and the Merger at the CompCore Shareholders' Meeting, or by CompCore if the stockholders of Zoran shall fail to approve the issuance of Zoran Common Stock pursuant to the Merger at the Zoran Stockholders' Meeting;

    (g) by Zoran or CompCore, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in
Section 7.2(a) or (b) (in the case of termination by Zoran) or 7.3(a) or (b) (in the case of termination by CompCore) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the other party;

    (h) by Zoran if the condition specified in Section 7.2(j) is not satisfied;
or

    (i) by CompCore if, without CompCore's prior written consent, there has been a Change of Control of Zoran pursuant to a Zoran Acquisition Proposal that has not been approved by a majority of Zoran's Board of Directors.

    Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Zoran, CompCore, Sub or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 6.6 (second sentence), 6.15, 6.17 and 8.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 8.3 TERMINATION FEE. Zoran shall pay CompCore a termination fee of $1,000,000 if: (i) CompCore terminates this Agreement pursuant to Section 8.1(i), (ii) the Change of Control of Zoran contemplated by the Zoran Acquisition Proposal is consummated within twelve (12) months following such termination, and (iii) immediately prior to such termination, CompCore was not in breach of any of its material obligations under this Agreement.

    Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CompCore and the stockholders of Zoran, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders or stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

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
                                   ARTICLE IX
                           ESCROW AND INDEMNIFICATION

    Section 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. If the Merger occurs, all of the representations and warranties contained in this Agreement shall survive the Closing Date and shall continue in full force and effect until the earlier of (i) twelve months following the Effective Time or (ii) the date on which Zoran releases its audited consolidated financial statements for the year ending December 31, 1997 (the "Termination Date"), except for the representations and warranties of CompCore set forth in Section 3.9, which shall survive until the applicable statutes of limitations expire.

    Section 9.2  INDEMNIFICATION BY COMPCORE SHAREHOLDERS.

    (a) Subject to the terms and conditions contained herein, each of the shareholders of CompCore shall indemnify, defend and hold harmless Zoran, its officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Zoran, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Zoran Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Zoran Group may sustain or incur which are caused by or arise out of (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by CompCore in this Agreement, including the CompCore Disclosure Schedule or (ii) any CompCore Transaction Expenses in excess of $1,000,000, in aggregate (collectively, "Zoran Losses"). References to shareholders of CompCore, CompCore shareholders or words of similar import in this Article IX shall be deemed to be references to the persons who were shareholders of CompCore immediately prior to the Effective Time.

    (b) No shareholder of CompCore shall be required to indemnify any member of the Zoran Group for any Zoran Losses until the aggregate amount of all Zoran Losses under all claims shall exceed $50,000 (the "Floor"); provided, however, that if the aggregate amount of Zoran Losses in respect of such claims exceeds the Floor, the shareholders of CompCore shall indemnify such member or members of the Zoran Group for all Zoran Losses (including the initial $50,000) in respect of such claims, subject to the further limitations set forth herein; and provided, further, except as specifically provided in Section 9.2(d), the maximum aggregate liability of the shareholders of CompCore pursuant to Section 9.2(a) shall in no event exceed the value of the Escrow Shares, as determined pursuant to the Escrow Agreement.

    (c) The obligation of the shareholders of CompCore to indemnify members of the Zoran Group for a Zoran Loss under this Article IX is subject to the condition that the Shareholder Representative shall have received a claim for such Zoran Loss on or before the Termination Date.

    (d) The provisions of Section 9.2(b) and (c) above and 9.6 below shall not limit, in any manner any remedy at law or in equity to which any member of the Zoran Group shall be entitled against CompCore or any shareholder of CompCore as a result of willful fraud or intentional misrepresentation by CompCore, any shareholder of CompCore or any of their respective representatives or any rights Zoran has or may have under any state or federal securities laws.

    Section 9.3  PROCEDURES FOR INDEMNIFICATION.

    (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Zoran Group seeking indemnification hereunder.

    (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to the Shareholder Representative and the Escrow Agent requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Zoran Losses and, in the case of a Third Party Claim (as defined in Section 9.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

    (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 hereof shall be observed by Indemnitee and the Shareholder Representative.

    (d) The Escrow Agent will not release any Escrow Shares held in the Escrow Account pursuant to an Indemnification until such Indemnification Claim has been resolved in accordance with Section 9.6 below.

    Section 9.4 DEFENSE OF THIRD PARTY CLAIMS. Should any claim be made, or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article IX (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

    (a) Indemnitee shall give the Shareholder Representative and the Escrow Agent written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and the Shareholder Representative may undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by the Shareholder Representative shall be an acknowledgment by the Shareholder Representative that such Third Party Claim is subject to indemnification under the provisions of this Article IX. If, however, the Shareholder Representative fails or refuses to undertake the defense of such Third Party Claim within fifteen (15) days after written notice of such claim has been delivered to the Shareholder Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in Section 9.3(b), which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to the Shareholder Representative or the Escrow Agent of a Third Party Claim shall not release the shareholders of CompCore from their obligations hereunder, except to the extent they are prejudiced by such failure.

    (b) Indemnitee and the Shareholder Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

    Section 9.5 SETTLEMENT OF THIRD PARTY CLAIMS. Unless the Shareholder Representative has failed to fulfill its obligations under this Article IX, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed. If the Shareholder Representative has assumed the defense of a Third Party Claim as contemplated by Section 9.4, no settlement of such Third Party Claim may be made by the Shareholder Representative without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed, unless such settlement includes a complete release of all claims against Indemnitee.

    Section 9.6  MANNER OF INDEMNIFICATION.

    (a) To provide a fund against which members of the Zoran Group may assert claims of indemnification under this Article IX, the Escrow Shares shall be withheld and deposited into Escrow pursuant to the Escrow Agreement in accordance with the provisions of Section 2.3 hereof. The Escrow Shares so deposited shall be held and distributed in accordance with the Escrow Agreement.

    (b) Each claim for indemnification asserted against the shareholders of CompCore pursuant to this Article IX shall be made only in accordance with the Escrow Agreement, subject to the provisions of Section 9.2(d) hereof.

    Section 9.7 SHAREHOLDER REPRESENTATIVE. For purposes of this Agreement the shareholders of CompCore, without any further action on the part of any such shareholder, shall be deemed to have consented to the appointment of George T. Haber as the representative of such shareholders (the "Shareholder Representative"), as the attorney-in-fact for and on behalf of each such shareholder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement, (ii) authorize delivery to Zoran of the Escrow Shares, or any portion thereof, in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (iv) resolve any Indemnification Claims and (v) take all actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholder Representative has unlimited authority and power to act on behalf of each shareholder of CompCore with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The shareholders of CompCore will be bound by all actions taken by the Shareholder Representative in connection with this Agreement, and Zoran shall be entitled to rely on any action or decision of the Shareholder Representative. The Shareholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Shareholder Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice, the Shareholder Representative will not be liable to anyone. The Shareholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time during the term of the Escrow Agreement, holders of a majority of the Escrow Shares can appoint a new Shareholder Representative by written consent by sending notice and a copy of the written consent appointing such new Shareholder Representative signed by holders of a majority of the Escrow Shares to Zoran and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Zoran and the Escrow Agent.

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Zoran or Sub, to:
           Zoran Corporation

    2041 Mission College Boulevard

    Santa Clara, CA 95054

    Attention: President

    Fax: (408) 986-0539

    Tel: (408) 986-1314
    with a copy to:

    Gray Cary Ware & Freidenrich

    400 Hamilton Avenue

    Palo Alto, CA 94301

    Attention: Dennis C. Sullivan

    Fax: (415) 327-3699

    Tel: (415) 328-6561

        (b) if to CompCore, to

            CompCore Multimedia, Inc.

            3120 Scott Boulevard, 2nd Floor

            Santa Clara, CA 95054

            Attention: President

            Fax: (408) 567-0586

            Tel: (408) 567-0552

            with a copy to:

            Cooley Godward LLP

            Five Palo Alto Square

            Palo Alto, CA 94306

            Attention: Andrei M. Manoliu

            Fax: (415) 857-0663

            Tel: (415) 843-5000

        (c) if to the Shareholder Representative, to

            Mr. George T. Haber

            c/o CompCore Multimedia, Inc.

            3120 Scott Boulevard, 2nd Floor

            Santa Clara, CA 95054

            Fax: (408) 567-0586

            Tel: (408) 567-0552

            with a copy to:

            Cooley Godward LLP

            Five Palo Alto Square

            Palo Alto, CA 94306

            Attention: Andrei M. Manoliu

            Fax: (415) 857-0663

            Tel: (415) 843-5000

    Section 10.2 INTERPRETATION. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 20, 1996. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 10.4 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 10.5 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

    Section 10.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

    Section 10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 10.8 THIRD PARTY BENEFICIARY. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that (i) the persons who are shareholders of CompCore immediately prior to the Effective Time (and their successors and assigns) are express intended third party beneficiaries of Articles I and II, Section 6.8 and Article IX, (ii) the persons who hold CompCore Options immediately prior to the Effective Time (and their lawful successors and assigns) are express intended third party beneficiaries of
Section 6.14, (iii) each of the foregoing persons is an express intended third party beneficiary of Section 6.11 and, to the extent relevant to any of the foregoing, Article X and as such are entitled to rely on the provisions hereof as if a party hereto.

    IN WITNESS WHEREOF, Zoran, Sub, CompCore and the Escrow Agent have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the Shareholder Representative has signed this Agreement, as of the date first written above.

COMPCORE MULTIMEDIA, INC.                      ZORAN CORPORATION
By:                                            By:
Title:                                         Title:

                                               SEE ACQUISITION CORPORATION
                                               By:
                                               Title:

                                   EXHIBIT A
                                ESCROW AGREEMENT

    THIS ESCROW AGREEMENT is made and entered into as of          , 1996 by and
among a Zoran Corporation, Delaware corporation ("Zoran"), First Trust of California, National Association (the "Escrow Agent"), and George T. Haber (the "Shareholder Representative") for and on behalf of the shareholders (the "Shareholders") and option holders (the "Option Holders" or, collectively with the Shareholders, the "Securityholders") of CompCore Multimedia, Inc., a California corporation ("CompCore").

                                    RECITALS

    A. Pursuant to that certain Agreement and Plan of Reorganization dated as of October 20, 1996 (the "Plan of Reorganization"), Zoran will issue to the Shareholders shares of Zoran Common Stock, $.001 par value ("Zoran Common Stock), pursuant to the merger (the "Merger") of See Acquisition Corporation, a California corporation and wholly-owned subsidiary of Zoran ("Sub"), with and into CompCore and may issue additional shares of Zoran Common Stock to the Option Holders upon exercise of Assumed Options (as defined in the Plan of Reorganization);

    B. Pursuant to Article IX of the Plan of Reorganization, a copy of which is attached hereto as Appendix I and incorporated herein by reference, the Shareholders have agreed to indemnify Zoran and other members of the Zoran Group (as therein defined) with respect to inaccuracies in or breaches of representations, warranties or covenants made by CompCore in the Plan of Reorganization and certain other matters; and

    C. In accordance with the Plan of Reorganization, the parties desire to establish an escrow for the purpose of providing a fund against which Zoran (on behalf of itself and other members of the Zoran Group) may seek indemnification under the Plan of Reorganization.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual obligations herein, the parties agree as follows:

    1. ESTABLISHMENT OF ESCROW. At the Closing (as defined in the Plan of Reorganization), or as soon thereafter as practicable, Zoran shall deliver to the Escrow Agent for deposit into escrow (the "Escrow") certificates
representing an aggregate of         shares of Zoran Common Stock otherwise
distributable to the Shareholders in the Merger (the "Initial Escrow Shares"). In addition, from time to time, upon the exercise (if any) of any Assumed Options prior to the Termination Date (as defined in the Plan of Reorganization), Zoran will deliver to the Escrow Agent for deposit into the Escrow an additional certificate or certificates representing 10% of the shares of Zoran Common Stock otherwise issuable to the Option Holders upon exercise of such Assumed Options (the "Option Escrow Shares"). The Initial Escrow Shares and the Option Escrow Shares are herein referred to collectively as the "Escrow Shares." The Escrow Shares so delivered to the Escrow Agent and any other securities, cash or other property from time to time held by the Escrow Agent pursuant to the terms hereof is herein referred to as the "Escrow Fund." The Escrow Agent agrees to accept the Escrow Shares and to hold the Escrow Fund in escrow subject to the terms and conditions of this Agreement.

    2. MAINTENANCE OF THE ESCROW. The Escrow Agent shall establish a separate account for each Securityholder showing the number of Escrow Shares and the amount and type of other property, if any, held in the Escrow for such Securityholder on the basis of a list of the Securityholders' respective ownership percentage provided to the Escrow Agent by the Shareholder Representative. The Escrow Agent shall maintain records showing each Securityholder's Proportionate Interest in the Escrow Fund and shall adjust each Securityholder's account to reflect distributions from, and additions or substitutions to, the property held for the account of such Securityholder in the Escrow. For purposes of this Agreement, each Securityholder's "Proportionate Interest" in the Escrow Fund as of a specific date shall be equal to the percentage that the value of the Escrow Shares and other property held for the account of such Securityholder in the Escrow bears to the value of all property held for the account of all Securityholders in the Escrow as of such date. For purposes of the provisions of this Agreement relating to indemnification and claims, the Escrow Shares shall be deemed to have a value equal to the average closing sale price of Zoran Common Stock (as quoted on the Nasdaq National Market and reported in THE WALL STREET JOURNAL) for the ten (10) trading days preceding the Effective Time (as defined in the Plan of Reorganization). The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares required by this Agreement. Zoran shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrow Shares and any other securities from time to time held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee.

    3. SHAREHOLDER REPRESENTATIVE. From and after the establishment of the Escrow as provided in Section 1 hereof, the Shareholders shall be represented by the Shareholder Representative, or his successor appointed in accordance with
Section 9.7 of the Plan of Reorganization, who shall have the duties and authority set forth in said section.

    4. DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to
Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which shall be treated in the manner set forth in Section 1 hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently to the Securityholders and, if distributed to the Escrow Agent, shall promptly be paid over to the Securityholders. Each Securityholder will have voting rights with respect to the Escrow Shares deposited in the Escrow with respect to such Securityholder so long as such Escrow Shares are held in escrow, and Zoran shall take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Securityholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement. Subject to the rights of Zoran and the other members of the Zoran Group under the Plan of Reorganization and this Agreement, all beneficial interest in the Escrow Fund shall be the property of the Securityholders from and after the Closing, and Zoran shall have no interest therein. None of the rights of the Securityholders hereunder shall be transferable except as otherwise provided by law. Each of the Securityholders shall be obligated for all federal, state or local taxes applicable to such Securityholder's interest in the Escrow Fund.

    5.  CLAIMS FOR INDEMNIFICATION; DISPOSITION THEREOF.

    (a) If an Indemnitee (as defined in the Reorganization Agreement) shall have any claim (a "Claim") for indemnification pursuant to Article IX of the Plan of Reorganization, the Indemnitee or Zoran shall promptly deliver to the Shareholder Representative and the Escrow Agent an Indemnification Claim in accordance with Section 9.3 of the Plan of Reorganization Agreement.

    (b) If the Shareholder Representative shall not have notified Zoran and the Escrow Agent objecting to the delivery of any of the Escrow Fund out of the Escrow to Zoran for application to such Claim within thirty (30) calendar days after delivery of such Indemnification Claim (determined in accordance with Section 14(d)), the Escrow Agent shall, as promptly as practicable following the expiration of such period, deliver out of the Escrow to Zoran the number of whole Escrow Shares having an aggregate value most nearly equal to the amount of such Claim.

    (c) If the Shareholder Representative gives notice to the Escrow Agent and Zoran objecting to the delivery of any of the Escrow Fund out of the Escrow to Zoran for application to a Claim (a "Contested Claim") within the 30-day period specified in Section 5(b) hereof, the Escrow Agent shall make no delivery to Zoran out of the Escrow Fund with respect to such Contested Claim until the rights of the Securityholders and the Indemnitee with respect thereto have been agreed upon between the Shareholder Representative and Zoran or until such rights are finally determined by arbitration pursuant to Section 13 hereof. If the arbitrator in such proceeding shall determine that the Escrow Fund, or any part thereof, is to be delivered out of the Escrow to Zoran to satisfy such Contested Claim, the Escrow Agent shall, as promptly as practicable following receipt of such determination, deliver out of the Escrow to Zoran the number of whole Escrow Shares having an aggregate value most nearly equal to the amount of such Contested Claim.

    6. DISTRIBUTION OF ESCROW FUND; TERMINATION OF ESCROW. The portion of the Escrow Fund not previously distributed in accordance with the terms of Section 5 hereof shall be held by the Escrow Agent until ten (10) business days following the Termination Date (the "Release Date"). Notwithstanding the foregoing, there shall be retained in the Escrow the lesser of (i) the number of Escrow Shares having an aggregate value equal to 100% of the amount of all pending Claims asserted pursuant to Section 5 hereof and expenses reasonably estimated by Zoran to be necessary for the disposition of all such Claims, and (ii) the entire remaining Escrow Fund. The Escrow Fund not so distributed shall be retained by the Escrow Agent until all such pending Claims are resolved and the remaining Escrow Fund deliverable to any Zoran as a result thereof, if any, shall have been delivered to Zoran. Thereafter, the Escrow Agent shall, as promptly as practicable, deliver the remaining Escrow Fund to the Shareholders in accordance with their Proportionate Interests.

    7. TERM OF ESCROW AGREEMENT. This Agreement shall terminate upon the distribution by the Escrow Agent of all property held in the Escrow Fund.

    8. FEES OF THE ESCROW AGENT. The fees of the Escrow Agent shall be paid by Zoran. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services.

    9. LIABILITY OF THE ESCROW AGENT. In performing any of its duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part. The Escrow Agent shall not incur any such liability for
(i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any agent's authority. In addition, the Escrow Agent may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

    10. CONTROVERSIES. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, it may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of the Escrow.

    11. INDEMNIFICATION OF ESCROW AGENT. Zoran and the Securityholders and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent, or incurred by it in connection with the performance of its duties under this Agreement, including but not limited to any arbitration or litigation arising from this Agreement or involving its subject matter. Nothing contained in this Section 11 shall impair the rights of the Securityholders and Zoran, as between themselves, including without limitation, their rights to enforce the provisions of Section 8 hereof with respect to the allocation of the Escrow Agent's fees.

    12. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the other parties; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows:
Zoran and the Shareholder Representative shall use their best efforts to agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor Escrow Agent within such time, the Escrow Agent shall have the right to appoint a successor Escrow Agent authorized to do business in the State of California. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability under this Agreement.

    13.  ARBITRATION.

    (a) Each Contested Claim will be settled by binding arbitration pursuant to
Section 13(c) hereof unless otherwise agreed by the Shareholder Representative and Zoran. Any portion of the Claim which is not contested shall be resolved as set forth in Section 5(b) hereof. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Shareholder Representative and Zoran in writing and will constitute a conclusive determination of the issue in question, binding upon CompCore, the Securityholders and Zoran and shall not be contested or appealed by any of them. After notice that the Claim is contested by the Shareholder Representative, the Escrow Agent will continue to hold in the Escrow Fund Escrow Shares having a value sufficient to cover such Claim, as determined pursuant to Section 2 hereof (notwithstanding the expiration of the Release
Date), until the earlier of (i) execution of a settlement agreement by Zoran and the Shareholder Representative setting forth a resolution of the Indemnification Claim, or (ii) receipt of a copy of the final award of the arbitrator.

    (b) The number of Escrow Shares to be delivered or held in Escrow pursuant to a Contested Claim shall be equal to (i) the aggregate dollar amount of the Contested Claim as determined pursuant to this Section 13 divided by (ii) the value of the Escrow Shares on the date that the Indemnification Claim is delivered to the Shareholder Representative, as determined pursuant to Section 2 hereof.

    (c) Any Contested Claim shall be settled by arbitration in Palo Alto, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

    14.  MISCELLANEOUS.

    (a) ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    (b) SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

    (c) ENTIRE AGREEMENT. This Agreement, the Appendices hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

    (d) NOTICES. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 14(d). All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, or
(iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:

                         To the Escrow Agent:  First Trust of California, National
                                                Association
                                                Global Escrow Depository Services
                                                One California Street, Fourth Floor
                                                San Francisco, California 94111
                                                Attn: Barbara Wise

                                    To Zoran:  Zoran Corporation
                                                2041 Mission College Boulevard
                                                Attn: President

                              with a copy to:  Gray Cary Ware & Freidenrich
                                                400 Hamilton Avenue
                                                Palo Alto, California 94301
                                                Facsimile: (415) 327-3699
                                                Attn: Dennis C. Sullivan, Esq.

           To the Shareholder Representative:  George T. Haber

                              with a copy to:  Cooley Godward LLP
                                                Five Palo Alto Square
                                                Palo Alto, CA 94306
                                                Facsimile: (415) 857-0663
                                                Attn: Andrei M. Manoliu, Esq.

    Any party may change its address for such communications by giving notice thereof to the other parties.

    (e) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

    (f) AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

    (g) FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    (h) ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

    (i) GOVERNING LAW. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

    (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ZORAN CORPORATION                              SHAREHOLDER REPRESENTATIVE
By:
                                               George T. Haber
Title:

FIRST TRUST OF CALIFORNIA,
National Association
By:
Title:

                                  EXHIBIT B-1
                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made and entered into as of October 20, 1996 by and between Zoran Corporation, a Delaware corporation (the "Company"), and George T. Haber (the "Employee"). This Agreement shall become effective on the effective date of the merger (the "Effective Date") of See Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Company ("Sub"), with and CompCore Multimedia, Inc., a California corporation ("CompCore"), pursuant to an Agreement of Merger of even date herewith by and between Sub and CompCore.

                                    RECITALS

    A. The Employee is currently employed as the President and Chief Executive Officer of CompCore; and

    B. The Company desires to employ the Employee on the terms and subject to the conditions of this Agreement, and the Employee desires to accept such employment. The employment of the Employee pursuant to this Agreement is hereinafter sometimes referred to as the "Employment";

    NOW THEREFORE, in consideration of the premises and the agreements, representations and warranties contained in this Agreement, the Company and the Employee hereby agree as follows:

    1.  DUTIES, TERM AND EXCLUSIVE EMPLOYMENT.

        1.1 DUTIES AND RESPONSIBILITIES. The Employee will be employed as Executive Vice President of the Company. Within the limitations established by the Bylaws of the Company, the Employee shall have each and all of the duties and responsibilities of that position and such other duties on behalf of the Company, CompCore or any other subsidiary of the Company (collectively, the "Company Group") consistent with that position as may be assigned from time to time by the Company's Chief Executive Officer. Subject to the direction of the Company's Chief Executive Officer, the Employee shall have the duties, responsibilities and authority summarized in the job description attached hereto as APPENDIX A. As part of his duties it is contemplated that the Employee shall serve as a member of the Board of Directors of the Company during the Employment. The Company shall use its best efforts to cause the Employee to be elected to such position and periodically reelected at each meeting of stockholders held for that purpose (and in each stockholder action by written consent taken for that purpose) during the Employment.

        1.2 TERM OF EMPLOYMENT. The Employment shall begin on the Effective Date and, unless earlier terminated as provided in Paragraph 3 hereof, the Employment shall continue until midnight on the second anniversary of the Effective Date, unless the Employment hereunder shall have been extended beyond such date by written agreement of the parties. Any continued employment of the Employee by the Company following such termination shall be at will.

        1.3 NO OTHER EMPLOYMENT OR PRODUCTIVE ACTIVITIES. During the term of the Employment, the Employee shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company Group and shall not, without the express prior written consent of the Company, render to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner whatsoever interfere with the performance of the Employee's duties on behalf of the Company Group. The foregoing notwithstanding, nothing herein shall prevent the Employee from (i) engaging in charitable or professional activities or from managing on his own personal time any personal investments in entities not in competition with any actual or proposed business of the Company Group, or (ii) owning, as a passive investor, up to five percent (5%) of the outstanding shares of any class of equity securities of a corporation engaged in any such competition whose securities are listed on a national securities exchange or quoted daily in the over-the-counter listings of THE WALL STREET JOURNAL ("Permitted Shares").

                                     AB1-1

        1.4 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Concurrently with his delivery of this Agreement, the Employee will execute and deliver to the Company a Proprietary Information and Inventions Agreement in the form of APPENDIX B hereto (the "Proprietary Information and Inventions Agreement").

        1.5 INDEMNITY AGREEMENT. Concurrently with the delivery of this Agreement, the parties will execute and deliver an officer and director Indemnity Agreement in the form of APPENDIX C hereto (the "Indemnity Agreement").

    2. COMPENSATION. In full and complete consideration for the Employment and each and all of the services to be rendered by the Employee to the Company or any other member of the Company Group, the Employee shall receive compensation as follows, except as otherwise provided in Paragraph 3 hereof:

        2.1 BASE SALARY. The Employee shall be entitled to receive from the Company a base salary, at the initial rate of $195,000 per annum, payable in equal installments, on the Company's regular payroll dates, during the term of the Employment. The base salary will be reviewed annually and may be increased by the Company in its sole discretion based upon such factors as it deems relevant, including the financial condition and operating results of the Company, but may not be decreased except in connection with a general decrease in salaries of the Company's officers. From each of the Employee's salary payments the Company will withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld from the Employee's salary. The Company will also deduct from the Employee's salary payments those sums, if any, authorized by the Employee in writing and approved by the Company. The Company will make all payments and contributions that are required by law to be made by the Company for the Employee's benefit without any deduction from the Employee's salary payments.

        2.2 INCENTIVE BONUS PLAN. For each fiscal year of the Company during the Employment, the Employee will be eligible to receive, in addition to his base salary, annual incentive compensation (the "Annual Bonus"). The amount of the Annual Bonus, if any, for each year will be based on the achievement of financial goals and performance objectives to be determined by the Company. The Company will solicit the Employee's input in connection with the determination of such goals and objectives, but all such goals and objectives shall be finally determined by the Company. Each Annual Bonus will be deemed to be earned on the last day of the applicable fiscal year, subject to the Employee's continued Employment as of that date, and will be paid to the Employee within thirty (30) days following the end of such fiscal year, or as soon thereafter as achievement of the applicable goals and objectives can be determined, whether or not the Employment has been terminated between the end of the fiscal year and such payment date. Notwithstanding the foregoing, in the event that the Employment is terminated by the Company other than "For Cause," pursuant to Paragraph 3.3 hereof, or by the Employee with "Good Reason," pursuant to Paragraph 3.4 hereof, prior to the last day of a fiscal year, the Annual Bonus payable with respect to such fiscal year shall be paid on a pro-rata basis. In such event, (i) that portion of the Annual Bonus, if any, that is based on the achievement of personal performance objectives shall be deemed to have been earned at the time of such termination, and the pro-rata portion thereof (based upon the days of Employment during the fiscal year) shall be paid to the Employee within thirty
(30) days following such termination; and (ii) that portion of the Annual Bonus, if any, that is based on the achievement of financial goals or other Company performance objectives shall remain subject to the achievement of such goals and objectives, and the pro-rata portion thereof shall be paid to the Employee as soon as such achievement can be determined, on a basis consistent with that for continuing executives of the Company. Upon the adoption by the Company of a management bonus plan for the benefit of officers generally, the Employee shall be entitled to participate in such plan, in lieu of the provisions of this
Section 2.2

        2.3 VACATION. The Employee shall be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time. For purposes of calculating the Employee's eligibility for vacation benefits, his period of employment by CompCore shall be counted as employment by the Company.

                                     AB1-2

        2.4 INSURANCE AND OTHER BENEFITS. The Employee shall be entitled to participate in the life, medical, dental and/or disability insurance plans, together with any supplemental insurance plans, offered by the Company to its officers, generally. The Employee shall be eligible to participate in any other fringe benefits as may be provided by the Company to its officers, generally, during the Employment. For purposes of calculating the Employee's eligibility for such benefits, his period of employment by CompCore shall be counted as employment by the Company, except as prohibited by the terms of any plan.

    3. TERMINATION OF EMPLOYMENT. The Employment may be terminated prior to the end of the term specified in Paragraph 1.2 hereof upon the occurrence of any of the following:

        3.1 DEATH OR DISABILITY. The Employment shall automatically terminate upon the death of the Employee. The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time following determination of the Employee's "permanent disability" (as then defined in the Company's long-term disability insurance plan covering the Employee). In the event of the Employee's death or permanent disability, the Employee or his estate shall be entitled to receive (i) the Employee's base salary through the date of termination of the Employment, plus (ii) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.2 TERMINATION OF EMPLOYMENT BY THE COMPANY "FOR CAUSE". The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time "For Cause" in the event of the Employee's (i) conviction of a felony or any act involving moral turpitude, (ii) commission of any act of theft, fraud or dishonesty against, or involving the records of, the Company or any other member of the Company Group, (iii) material breach of the Employee's obligations hereunder, or under the Confidential Information and Inventions Agreement, which, if curable, is not cured within thirty (30) days following notice thereof by the Company, (iv) intentional act or gross negligence that has a material detrimental effect on the reputation or business of the Company or any other member of the Company Group, or (v) repeated failure or inability (other than as a result of physical disability) to perform any duties reasonably assigned hereunder, which failure or inability has been documented and discussed with the Employee and has not been cured within thirty (30) days following written notice thereof by the Company. The decision to terminate the Employment For Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Company. Upon any termination of the Employment by the Company For Cause, the Employee shall be entitled to receive (A) the Employee's base salary through the date of such termination, plus (B) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.3 OTHER TERMINATION OF EMPLOYMENT BY THE COMPANY. The Company shall have the right to terminate the Employment at any time. However, if the Employment is terminated by the Company for any reason other than pursuant to Paragraphs 1.2, 3.1 or 3.2 hereof, the Employee shall be entitled to receive his base salary through the date of termination of the Employment, plus an amount (the "Severance Payment") equal to his then-current base salary for a period of twelve (12) months following the date of termination (the "Severance Period"). The Severance Payment shall be paid in a single lump-sum payment within thirty
(30) days following the date of termination and shall be in lieu of any other severance pay to which the Employee might otherwise be entitled. In addition, in the event of such a termination, the Company will, to the extent its plans permit, continue to provide to the Employee, at the current level of employee contribution by the Employee prevailing at the date of termination, coverage under its life, medical, dental and/or disability plans, as in effect on the date of termination, during the Severance Period. The Employee shall also be entitled, upon any such termination, to receive (i) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment

                                     AB1-3
pursuant to Paragraph 2.2 hereof but not yet paid, plus (ii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph
2.4 hereof.

        3.4 TERMINATION OF EMPLOYMENT BY THE EMPLOYEE FOR "GOOD REASON". The Employee shall have the right to terminate the Employment at any time for "Good Reason" in the event that, other than pursuant to Paragraph 3.1 or 3.2 hereof, without the Employee's prior written consent, (i) the Company materially alters or reduces the Employee's duties, responsibilities and authority from those described in APPENDIX A hereto; (ii) the Company materially breaches the terms of this Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within thirty (30) days after the Company receives notice thereof; (iii) the Company requires the Employee, as a condition to the Employment, to perform illegal or fraudulent acts or omissions; (iv) the Company requires the Employee, as a condition to the Employment, to be based more than one hundred (100) miles from CompCore's principal place of business as of the date of this Agreement; (v) the Employee is involuntarily removed from the Company's Board of Directors or the stockholders of the Company fail to re-elect the Employee to the Company's Board of Directors in any vote taken for that purpose, except in either case where the Employment has been terminated "For Cause" pursuant to Paragraph 3.2 hereof; or
(vi) there has been, subsequent to the Effective Date, a transaction or series of transactions pursuant to which any person (or group of persons) other than the current affiliates of the Company acquires more than fifty percent (50%) of the outstanding shares of the Company's voting securities, pursuant to a tender offer, exchange offer or otherwise, where such transaction or transactions have not been approved by a majority of the Company's Board of Directors. If the Employee voluntarily terminates the Employment for Good Reason pursuant to this Paragraph 3.4, the Employee shall be entitled to receive the payments and other benefits specified in Paragraph 3.3 hereof with respect to a termination by the Company other than For Cause.

        3.5  TERMINATION OF EMPLOYMENT BY THE EMPLOYEE WITHOUT "GOOD
REASON". Upon any voluntary termination of the Employment by the Employee, other than for Good Reason pursuant to Paragraph 3.4 hereof, the Employee shall be entitled to receive (i) the Employee's base salary through the date of such termination, plus (ii) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

    4. EXPENSES. The Company will reimburse the Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company or any other member of the Company Group. Such expenses will be reimbursed upon presentation by the Employee of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executive officers, to the extent such policies are consistently applied. The Employee shall present such documentation for any unreimbursed expenses not later than thirty (30) days after the termination of the Employment.

    5. AUTHORITY; NONCOMPETITION. The Employee covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into the Employment and this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company or any other member of the Company Group pursuant to the Employment and/or this Agreement, and that he is fully ready, willing and able to perform each and all of such duties, obligations and responsibilities. As a condition of the Employment and of the Company's entering into this Agreement, the Employee hereby specifically agrees, covenants, warrants and represents that, during the Employment, he will not, without the Company's express prior written consent, accept any employment, contractual or other relationship of any kind or nature whatsoever or engage in any association or dealing of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture,

                                     AB1-4
or other entity, in competition with any business of the Company or any other member of the Company Group currently conducted or conducted during that period; provided that nothing in this Paragraph 5 shall prohibit the Employee from owning Permitted Shares.

    6. DUTIES OF THE EMPLOYEE AFTER ANY NOTICE OF TERMINATION OF THE EMPLOYMENT. Following any notice of termination of the Employment, the Employee shall fully cooperate with the Company in all matters relating to the winding up of the Employee's work on behalf of the Company and the orderly transfer of all pending work and of the Employee's duties and responsibilities to such other person or persons as may be designated by the Company in its sole discretion. Upon any termination of the Employment, the Employee will immediately deliver to the Company any and all of the property of the Company or any other member of the Company Group of any kind or nature whatsoever in the Employee's possession, custody or control, including, without limitation any and all Proprietary Information as that term is defined in the Confidentiality and Inventions Agreement.

    7. ARBITRATION. Except as otherwise expressly provided in this Agreement, any controversy, dispute and/or claim in any manner arising out of or relating to this Agreement or the Employment shall be fully and finally resolved solely by binding arbitration conducted by the American Arbitration Association in San Jose, California. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction. All costs of the arbitration, including, without limitation, the costs of any record or transcript of the arbitration proceedings, administrative fees, the fee of the arbitrator, the fees and expenses of the attorneys for each party and all other fees and costs shall be borne by the party not prevailing in the arbitration, as determined by the arbitrator, or apportioned as the arbitrator shall determine if, in the judgment of the arbitrator, neither party prevails. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 7 are intended by the Employee and by the Company to be absolutely exclusive for all purposes whatsoever and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, and the Employment, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. The arbitrator who hears and decides any controversy, dispute and/or claim between the Company and/or Sub and the Employee shall, in determining a remedy, have jurisdiction and authority only to award compensatory damages to make whole a party suffering foreseeable economic damages, and, other than foreseeable economic damages, the arbitrator shall not have any authority or jurisdiction to make any award of any kind or nature whatsoever as compensation for any damages and/or any award of damages for pain and suffering, emotional distress or any other kind or form of non-economic damages and/or non-foreseeable economic damages. Notwithstanding anything to the contrary contained in this Paragraph 7, the Company shall at all times have and retain the full, complete and unrestricted right to immediate and permanent injunctive and other relief as provided in Paragraph 8 below.

    8. THE COMPANY'S RIGHT TO IMMEDIATE INJUNCTIVE RELIEF. The Employee recognizes, acknowledges and agrees that any breach or any threatened breach of any Paragraph, term, provision or covenant of any of Paragraphs 5, 6 or 7 of this Agreement would cause irreparable injury to the Company which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect their legitimate interests. Therefore, the Employee specifically recognizes, acknowledges and agrees that the Company shall at any and all times be and remain fully entitled to seek and obtain immediate temporary, preliminary and permanent injunctive relief for any such breach or threatened breach from any court of competent jurisdiction. The prevailing party in any action instituted pursuant to this Paragraph 8, or in any appeal from any arbitration pursuant to Paragraph 7

                                     AB1-5
hereof, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

    9. SURVIVAL OF CERTAIN PROVISIONS OF THIS AGREEMENT. Except as may otherwise be provided herein, each and all of the terms, provisions and covenants of each of Paragraphs 1.4, 5, 6, 7, 8, 9 and 10 of this Agreement shall, for any and all purposes whatsoever, survive any termination of the Employment, regardless of whether such termination is by the Employee, by the Company, by expiration or otherwise.

    10.  GENERAL.

        10.1 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Employee and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Employee under this Agreement shall be personal and not assignable or delegable by the Employee in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. The Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

        10.2 WAIVER. No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time for the performance of any other obligation or any other act required or permitted by this Agreement.

        10.3 SOLE AND ENTIRE AGREEMENT. This Agreement, the attachments hereto and the other agreements referred to herein, including the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company, and the Employee concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid and provided by the Company to the Employee pursuant to the Employment. Except as otherwise provided herein, this Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid by the Company and Sub to the Employee pursuant to the Employment.

        10.4 AMENDMENTS. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Employee.

        10.5 ORIGINALS. This Agreement may be executed by the Company and the Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        10.6 HEADINGS. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

        10.7 SAVINGS PROVISION. To the extent that any provision of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

                                     AB1-6

        10.8 APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

        10.9 CONSTRUCTION. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against the Employee, the Company and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

        10.10 NOTICES. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 10.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

    Mailed notices to the Employee shall be addressed as follows:

           George T. Haber
           ____________________________
           ____________________________

    Mailed notices to the Company shall be addressed as follows:

           Zoran Corporation

           2041 Mission College Boulevard

           Santa Clara, CA 95054

           Attention: President

    IN WITNESS WHEREOF the Company and the Employee have each duly executed this Agreement as of the date first set forth above.

                                          ZORAN CORPORATION

                                          By: __________________________________

                                          Title: _______________________________

                                          EMPLOYEE
                                          ______________________________________
                                          George T. Haber

                                     AB1-7

                                   APPENDIX A
                                JOB DESCRIPTION

Title:  Executive Vice President

    The Employee will report to the Company's Chief Executive Officer.

    The Employee will have responsibilities in the areas of strategic marketing and engineering.

    STRATEGIC MARKETING:

    The Employee will have responsibilities in the strategic marketing area, as a part of the Company's Marketing organization, in coordination with the Company's Vice President of Marketing. These responsibilities include:

    - Establish long-term partnerships with industry leaders:

       - Propose and discuss potential cooperation ideas and products

       - Follow key industry interest groups and have team members participate in standard committees and activities

    - Lead the Company's product planning process based upon input from:

       - Marketing and Sales

       - Engineering

       - Strategic Partners

    - Keep up with market developments:

       - Participate in industry shows and events

       - Follow the press and leading analysts

    ENGINEERING:

    The Employee will also have a senior management role in the Company's engineering organization, to be shared with other senior engineering personnel as determined by the Chief Executive Officer.

                                     AB1-8

                                  EXHIBIT B-2
                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made and entered into as of October 20, 1996 by and between Zoran Corporation, a Delaware corporation (the "Company"), and Sorin
C. Cismas (the "Employee"). This Agreement shall become effective on the effective date of the merger (the "Effective Date") of See Acquisition Corporation, a California corporation and wholly-owned subsidiary of the Company ("Sub"), with and into CompCore Multimedia, Inc., a California corporation ("CompCore"), pursuant to an Agreement of Merger of even date herewith by and between Sub and CompCore.

                                    RECITALS

    A. The Employee is currently employed as the Chief Technical Officer of CompCore; and

    B. The Company desires to employ the Employee on the terms and subject to the conditions of this Agreement, and the Employee desires to accept such employment. The employment of the Employee pursuant to this Agreement is hereinafter sometimes referred to as the "Employment";

    NOW THEREFORE, in consideration of the premises and the agreements, representations and warranties contained in this Agreement, the Company and the Employee hereby agree as follows:

    1.  DUTIES, TERM AND EXCLUSIVE EMPLOYMENT.

        1.1 DUTIES AND RESPONSIBILITIES. The Employee will be employed as Chief Scientist of the Company. Within the limitations established by the Bylaws of the Company, the Employee shall have each and all of the duties and responsibilities of that position and such other duties on behalf of the Company, CompCore or any other subsidiary of the Company (collectively, the "Company Group") consistent with that position as may be assigned from time to time by the Company's Chief Executive Officer. Subject to the direction of the Company's Chief Executive Officer, the Employee shall have the duties, responsibilities and authority summarized in the job description attached hereto as APPENDIX A.

        1.2 TERM OF EMPLOYMENT. The Employment shall begin on the Effective Date and, unless earlier terminated as provided in Paragraph 3 hereof, the Employment shall continue until midnight on the second anniversary of the Effective Date, unless the Employment hereunder shall have been extended beyond such date by written agreement of the parties. Any continued employment of the Employee by the Company following such termination shall be at will.

        1.3 NO OTHER EMPLOYMENT OR PRODUCTIVE ACTIVITIES. During the term of the Employment, the Employee shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company Group and shall not, without the express prior written consent of the Company, render to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner whatsoever interfere with the performance of the Employee's duties on behalf of the Company Group. The foregoing notwithstanding, nothing herein shall prevent the Employee from (i) engaging in charitable or professional activities or from managing on his own personal time any personal investments in entities not in competition with any actual or proposed business of the Company Group, or (ii) owning, as a passive investor, up to five percent (5%) of the outstanding shares of any class of equity securities of a corporation engaged in any such competition whose securities are listed on a national securities exchange or quoted daily in the over-the-counter listings of THE WALL STREET JOURNAL ("Permitted Shares").

        1.4 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Concurrently with his delivery of this Agreement, the Employee will execute and deliver to the Company a Proprietary Information and Inventions Agreement in the form of APPENDIX B hereto (the "Proprietary Information and Inventions Agreement").

                                     AB2-1

        1.5 INDEMNITY AGREEMENT. Concurrently with the delivery of this Agreement, the parties will execute and deliver an officer and director Indemnity Agreement in the form of APPENDIX C hereto (the "Indemnity Agreement").

    2. COMPENSATION. In full and complete consideration for the Employment and each and all of the services to be rendered by the Employee to the Company or any other member of the Company Group, the Employee shall receive compensation as follows, except as otherwise provided in Paragraph 3 hereof:

        2.1 BASE SALARY. The Employee shall be entitled to receive from the Company a base salary, at the initial rate of $195,000 per annum, payable in equal installments, on the Company's regular payroll dates, during the term of the Employment. The base salary will be reviewed annually and may be increased by the Company in its sole discretion based upon such factors as it deems relevant, including the financial condition and operating results of the Company, but may not be decreased except in connection with a general decrease in salaries of the Company's officers. From each of the Employee's salary payments the Company will withhold and pay to the proper governmental authorities any and all amounts required by law to be withheld from the Employee's salary. The Company will also deduct from the Employee's salary payments those sums, if any, authorized by the Employee in writing and approved by the Company. The Company will make all payments and contributions that are required by law to be made by the Company for the Employee's benefit without any deduction from the Employee's salary payments.

        2.2 INCENTIVE BONUS PLAN. For each fiscal year of the Company during the Employment, the Employee will be eligible to receive, in addition to his base salary, annual incentive compensation (the "Annual Bonus"). The amount of the Annual Bonus, if any, for each year will be based on the achievement of financial goals and performance objectives to be determined by the Company. The Company will solicit the Employee's input in connection with the determination of such goals and objectives, but all such goals and objectives shall be finally determined by the Company. Each Annual Bonus will be deemed to be earned on the last day of the applicable fiscal year, subject to the Employee's continued Employment as of that date, and will be paid to the Employee within thirty (30) days following the end of such fiscal year, or as soon thereafter as achievement of the applicable goals and objectives can be determined, whether or not the Employment has been terminated between the end of the fiscal year and such payment date. Notwithstanding the foregoing, in the event that the Employment is terminated by the Company other than "For Cause," pursuant to Paragraph 3.3 hereof, or by the Employee with "Good Reason," pursuant to Paragraph 3.4 hereof, prior to the last day of a fiscal year, the Annual Bonus payable with respect to such fiscal year shall be paid on a pro-rata basis. In such event, (i) that portion of the Annual Bonus, if any, that is based on the achievement of personal performance objectives shall be deemed to have been earned at the time of such termination, and the pro-rata portion thereof (based upon the days of Employment during the fiscal year) shall be paid to the Employee within thirty
(30) days following such termination; and (ii) that portion of the Annual Bonus, if any, that is based on the achievement of financial goals or other Company performance objectives shall remain subject to the achievement of such goals and objectives, and the pro-rata portion thereof shall be paid to the Employee as soon as such achievement can be determined, on a basis consistent with that for continuing executives of the Company. Upon the adoption by the Company of a management bonus plan for the benefit of officers generally, the Employee shall be entitled to participate in such plan, in lieu of the provisions of this
Section 2.2

        2.3 VACATION. The Employee shall be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time. For purposes of calculating the Employee's eligibility for vacation benefits, his period of employment by CompCore shall be counted as employment by the Company.

        2.4 INSURANCE AND OTHER BENEFITS. The Employee shall be entitled to participate in the life, medical, dental and/or disability insurance plans, together with any supplemental insurance plans, offered by the Company to its officers, generally. The Employee shall be eligible to participate in any other fringe benefits as may be provided by the Company to its officers, generally, during the Employment. For

                                     AB2-2
purposes of calculating the Employee's eligibility for such benefits, his period of employment by CompCore shall be counted as employment by the Company, except as prohibited by the terms of any plan.

    3. TERMINATION OF EMPLOYMENT. The Employment may be terminated prior to the end of the term specified in Paragraph 1.2 hereof upon the occurrence of any of the following:

        3.1 DEATH OR DISABILITY. The Employment shall automatically terminate upon the death of the Employee. The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time following determination of the Employee's "permanent disability" (as then defined in the Company's long-term disability insurance plan covering the Employee). In the event of the Employee's death or permanent disability, the Employee or his estate shall be entitled to receive (i) the Employee's base salary through the date of termination of the Employment, plus (ii) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.2 TERMINATION OF EMPLOYMENT BY THE COMPANY "FOR CAUSE". The Company shall have the unrestricted right, but not the obligation, to terminate the Employment at any time "For Cause" in the event of the Employee's (i) conviction of a felony or any act involving moral turpitude, (ii) commission of any act of theft, fraud or dishonesty against, or involving the records of, the Company or any other member of the Company Group, (iii) material breach of the Employee's obligations hereunder, or under the Confidential Information and Inventions Agreement, which, if curable, is not cured within thirty (30) days following notice thereof by the Company, (iv) intentional act or gross negligence that has a material detrimental effect on the reputation or business of the Company or any other member of the Company Group, or (v) repeated failure or inability (other than as a result of physical disability) to perform any duties reasonably assigned hereunder, which failure or inability has been documented and discussed with the Employee and has not been cured within thirty (30) days following written notice thereof by the Company. The decision to terminate the Employment For Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Company. Upon any termination of the Employment by the Company For Cause, the Employee shall be entitled to receive (A) the Employee's base salary through the date of such termination, plus (B) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (C) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

        3.3 OTHER TERMINATION OF EMPLOYMENT BY THE COMPANY. The Company shall have the right to terminate the Employment at any time. However, if the Employment is terminated by the Company for any reason other than pursuant to Paragraphs 1.2, 3.1 or 3.2 hereof, the Employee shall be entitled to receive his base salary through the date of termination of the Employment, plus an amount (the "Severance Payment") equal to his then-current base salary for a period of twelve (12) months following the date of termination (the "Severance Period"). The Severance Payment shall be paid in a single lump-sum payment within thirty
(30) days following the date of termination and shall be in lieu of any other severance pay to which the Employee might otherwise be entitled. In addition, in the event of such a termination, the Company will, to the extent its plans permit, continue to provide to the Employee, at the current level of employee contribution by the Employee prevailing at the date of termination, coverage under its life, medical, dental and/or disability plans, as in effect on the date of termination, during the Severance Period. The Employee shall also be entitled, upon any such termination, to receive (i) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (ii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph
2.4 hereof.

                                     AB2-3

        3.4 TERMINATION OF EMPLOYMENT BY THE EMPLOYEE FOR "GOOD REASON". The Employee shall have the right to terminate the Employment at any time for "Good Reason" in the event that, other than pursuant to Paragraph 3.1 or 3.2 hereof, without the Employee's prior written consent, (i) the Company materially alters or reduces the Employee's duties, responsibilities and authority from those described in APPENDIX A hereto; (ii) the Company materially breaches the terms of this Agreement in respect to the payment of compensation or benefits or in any other material respect and such breach is not cured within thirty (30) days after the Company receives notice thereof; (iii) the Company requires the Employee, as a condition to the Employment, to perform illegal or fraudulent acts or omissions; (iv) the Company requires the Employee, as a condition to the Employment, to be based more than one hundred (100) miles from CompCore's principal place of business as of the date of this Agreement; (v) the Employee is involuntarily removed from the Company's Board of Directors or the stockholders of the Company fail to re-elect the Employee to the Company's Board of Directors in any vote taken for that purpose, except in either case where the Employment has been terminated "For Cause" pursuant to Paragraph 3.2 hereof; or
(vi) there has been, subsequent to the Effective Date, a transaction or series of transactions pursuant to which any person (or group of persons) other than the current affiliates of the Company acquires more than fifty percent (50%) of the outstanding shares of the Company's voting securities, pursuant to a tender offer, exchange offer or otherwise, where such transaction or transactions have not been approved by a majority of the Company's Board of Directors. If the Employee voluntarily terminates the Employment for Good Reason pursuant to this Paragraph 3.4, the Employee shall be entitled to receive the payments and other benefits specified in Paragraph 3.3 hereof with respect to a termination by the Company other than For Cause.

        3.5  TERMINATION OF EMPLOYMENT BY THE EMPLOYEE WITHOUT "GOOD
REASON". Upon any voluntary termination of the Employment by the Employee, other than for Good Reason pursuant to Paragraph 3.4 hereof, the Employee shall be entitled to receive (i) the Employee's base salary through the date of such termination, plus (ii) any Annual Bonus earned by the Employee and payable as of the date of termination of the Employment pursuant to Paragraph 2.2 hereof but not yet paid, plus (iii) any other benefits to which the Employee is entitled pursuant to the plans described in Paragraph 2.4 hereof.

    4. EXPENSES. The Company will reimburse the Employee for those customary, ordinary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company or any other member of the Company Group. Such expenses will be reimbursed upon presentation by the Employee of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executive officers, to the extent such policies are consistently applied. The Employee shall present such documentation for any unreimbursed expenses not later than thirty (30) days after the termination of the Employment.

    5. AUTHORITY; NONCOMPETITION. The Employee covenants, warrants and represents to the Company that he has the full, complete and entire right and authority to enter into the Employment and this Agreement, that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other person, corporation, partnership, firm, company, joint venture or other entity which would conflict in any manner whatsoever with any of his duties, obligations or responsibilities to the Company or any other member of the Company Group pursuant to the Employment and/or this Agreement, and that he is fully ready, willing and able to perform each and all of such duties, obligations and responsibilities. As a condition of the Employment and of the Company's entering into this Agreement, the Employee hereby specifically agrees, covenants, warrants and represents that, during the Employment, he will not, without the Company's express prior written consent, accept any employment, contractual or other relationship of any kind or nature whatsoever or engage in any association or dealing of any kind or nature whatsoever with any person, corporation, partnership, firm, company, joint venture, or other entity, in competition with any business of the Company or any other member of the Company

                                     AB2-4

Group currently conducted or conducted during that period; provided that nothing in this Paragraph 5 shall prohibit the Employee from owning Permitted Shares.

    6. DUTIES OF THE EMPLOYEE AFTER ANY NOTICE OF TERMINATION OF THE EMPLOYMENT. Following any notice of termination of the Employment, the Employee shall fully cooperate with the Company in all matters relating to the winding up of the Employee's work on behalf of the Company and the orderly transfer of all pending work and of the Employee's duties and responsibilities to such other person or persons as may be designated by the Company in its sole discretion. Upon any termination of the Employment, the Employee will immediately deliver to the Company any and all of the property of the Company or any other member of the Company Group of any kind or nature whatsoever in the Employee's possession, custody or control, including, without limitation any and all Proprietary Information as that term is defined in the Confidentiality and Inventions Agreement.

    7. ARBITRATION. Except as otherwise expressly provided in this Agreement, any controversy, dispute and/or claim in any manner arising out of or relating to this Agreement or the Employment shall be fully and finally resolved solely by binding arbitration conducted by the American Arbitration Association in San Jose, California. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction. All costs of the arbitration, including, without limitation, the costs of any record or transcript of the arbitration proceedings, administrative fees, the fee of the arbitrator, the fees and expenses of the attorneys for each party and all other fees and costs shall be borne by the party not prevailing in the arbitration, as determined by the arbitrator, or apportioned as the arbitrator shall determine if, in the judgment of the arbitrator, neither party prevails. Except as otherwise expressly provided in this Agreement, the arbitration provisions set forth above in this Paragraph 7 are intended by the Employee and by the Company to be absolutely exclusive for all purposes whatsoever and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, and the Employment, the meaning, application and/or interpretation of this Agreement, any breach or claimed breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. The arbitrator who hears and decides any controversy, dispute and/or claim between the Company and/or Sub and the Employee shall, in determining a remedy, have jurisdiction and authority only to award compensatory damages to make whole a party suffering foreseeable economic damages, and, other than foreseeable economic damages, the arbitrator shall not have any authority or jurisdiction to make any award of any kind or nature whatsoever as compensation for any damages and/or any award of damages for pain and suffering, emotional distress or any other kind or form of non-economic damages and/or non-foreseeable economic damages. Notwithstanding anything to the contrary contained in this Paragraph 7, the Company shall at all times have and retain the full, complete and unrestricted right to immediate and permanent injunctive and other relief as provided in Paragraph 8 below.

    8. THE COMPANY'S RIGHT TO IMMEDIATE INJUNCTIVE RELIEF. The Employee recognizes, acknowledges and agrees that any breach or any threatened breach of any Paragraph, term, provision or covenant of any of Paragraphs 5, 6 or 7 of this Agreement would cause irreparable injury to the Company which could not be adequately compensable in monetary damages and that the remedy at law for any such breach will be entirely insufficient and inadequate to protect their legitimate interests. Therefore, the Employee specifically recognizes, acknowledges and agrees that the Company shall at any and all times be and remain fully entitled to seek and obtain immediate temporary, preliminary and permanent injunctive relief for any such breach or threatened breach from any court of competent jurisdiction. The prevailing party in any action instituted pursuant to this Paragraph 8, or in any appeal from any arbitration pursuant to Paragraph 7 hereof, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

                                     AB2-5

    9. SURVIVAL OF CERTAIN PROVISIONS OF THIS AGREEMENT. Except as may otherwise be provided herein, each and all of the terms, provisions and covenants of each of Paragraphs 1.4, 5, 6, 7, 8, 9 and 10 of this Agreement shall, for any and all purposes whatsoever, survive any termination of the Employment, regardless of whether such termination is by the Employee, by the Company, by expiration or otherwise.

    10.  GENERAL.

        10.1 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, the Employee and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of the Employee under this Agreement shall be personal and not assignable or delegable by the Employee in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. The Employee may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

        10.2 WAIVER. No waiver of any breach of any warranty, representation, agreement, promise, covenant, paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, agreement, promise, covenant, paragraph, term and/or provision of this Agreement. No extension of the time for the performance of any obligation or other act required or permitted by this Agreement shall be deemed to be an extension of the time for the performance of any other obligation or any other act required or permitted by this Agreement.

        10.3 SOLE AND ENTIRE AGREEMENT. This Agreement, the attachments hereto and the other agreements referred to herein, including the Company's benefit plans, are the sole, complete and entire contract, agreement and understanding between the Company, and the Employee concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid and provided by the Company to the Employee pursuant to the Employment. Except as otherwise provided herein, this Agreement supersedes any and all prior contracts, agreements, plans, agreements in principle, correspondence, letters of intent, understandings, and negotiations, whether oral or written, concerning the Employment, the terms and conditions of the Employment, the duration of the Employment, the termination of the Employment and the compensation and benefits to be paid by the Company and Sub to the Employee pursuant to the Employment.

        10.4 AMENDMENTS. No amendment, modification, waiver, or consent relating to this Agreement will be effective unless and until it is embodied in a written document signed by the Company and by the Employee.

        10.5 ORIGINALS. This Agreement may be executed by the Company and the Employee in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

        10.6 HEADINGS. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

        10.7 SAVINGS PROVISION. To the extent that any provision of this Agreement or any Paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such Paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

                                     AB2-6

        10.8 APPLICABLE LAW. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

        10.9 CONSTRUCTION. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against the Employee, the Company and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

        10.10 NOTICES. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph 10.10. Notices delivered personally shall be deemed received on the date of delivery. Notices delivered by mail shall be deemed received on the third business day after the mailing thereof.

    Mailed notices to the Employee shall be addressed as follows:

           Sorin C. Cismas
           ____________________________
           ____________________________

    Mailed notices to the Company shall be addressed as follows:

           Zoran Corporation

           2041 Mission College Boulevard

           Santa Clara, CA 95054

           Attention: President

    IN WITNESS WHEREOF the Company and the Employee have each duly executed this Agreement as of the date first set forth above.

                                          ZORAN CORPORATION
                                          By: __________________________________
                                          Title: _______________________________

                                          EMPLOYEE
                                          ______________________________________

                                          Sorin C. Cismas

                                     AB2-7

                                   APPENDIX A
                                JOB DESCRIPTION

Title: Chief Scientist

    The Employee shall report to the Chief Executive Officer or another officer of the Company designated by the Chief Executive Officer. George T. Haber, Executive Vice President, is initially designated as the officer to whom the Employee shall report.

    The Employee's duties shall include:

    - Monitoring and investigating new technologies and capabilities for their application to the development and enhancement of the Company's products.

    - Providing technical guidance and support to the Company's engineering, marketing and applications organizations.

                                     AB2-8

                                                                      APPENDIX B

                                          October 19, 1996

The Board of Directors
Zoran Corporation
2041 Mission College Boulevard
Santa Clara, CA 95054

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock of Zoran Corporation ("Zoran") of the Purchase Price (as defined below) pursuant to the terms and conditions set forth in a draft of the Agreement and Plan of Reorganization (the "Agreement") as of October 19, 1996, among Zoran, See Acquisition Corporation, a direct wholly-owned subsidiary of Zoran ("See"), and CompCore Multimedia, Inc. ("CompCore"), pursuant to which each issued and outstanding share of Common Stock, no par value per share, of CompCore (the "CompCore Stock") will be transferred to See in exchange for that number of newly-issued Common Stock, par value $0.001 per share, of Zoran (the "Zoran Stock"), and each outstanding option to purchase CompCore Stock will be converted into an option to purchase Zoran Stock (the "Exchange"). The aggregate number of shares to be issued or reserved for issuance in the Exchange will be 2,853,229 shares of Zoran Stock (the "Purchase Price").

    In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of CompCore and of Zoran concerning the business, operations and prospects of CompCore and Zoran. We visited certain facilities operated by CompCore and Zoran and examined certain business and financial information relating to CompCore and Zoran as well as certain financial forecasts and other data which were provided to us by the senior managements of CompCore and Zoran. We reviewed the financial terms set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Zoran Stock; and the historical and projected earnings of CompCore and Zoran. We also considered, to the extent publicly available, the financial terms of certain other transactions recently effected which may be considered generally comparable to the transaction set forth in the Agreement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations may be considered generally comparable to those of CompCore and Zoran. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information furnished to us or otherwise discussed with us by the managements of CompCore and Zoran, in addition to all other public information. With respect to financial forecasts and other information so provided or otherwise discussed with us, we assumed, at the direction of CompCore and Zoran, that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CompCore and Zoran as to the expected future financial performance of CompCore and

The Board of Directors
Zoran Corporation
October 19, 1996
Page 2

Zoran. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CompCore or Zoran nor have we made physical inspection of all of the properties or assets of CompCore or Zoran. Our opinion is based upon economic, financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

    Oppenheimer & Co., Inc. ("Oppenheimer") was engaged to render financial advisory services to Zoran in connection with the activities leading up to the Exchange set forth in the Agreement. Oppenheimer will receive a fee for its services which include the delivery of this opinion. Oppenheimer has performed investment banking services for Zoran in the past and has been compensated for such services; Oppenheimer served as lead manager of Zoran's initial public offering of Common Stock in December, 1995. Oppenheimer makes a market in the Common Stock of Zoran. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of Zoran for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Previously, Oppenheimer has not performed investment banking services for CompCore. In additional, Oppenheimer's research department provides published research coverage of Zoran.

    Our advisory services and the opinion expressed herein are directed at the Board of Directors of Zoran in its evaluation of the proposed Agreement and do not constitute a recommendation to any stockholder of Zoran, and our opinion may not be published or otherwise used or referred to, in whole or in part, nor shall any public reference to Oppenheimer be made without our prior written consent; provided that this opinion may be included in its entirety in the Form S-4 Registration Statement that will be filed by Zoran with the Securities and Exchange Commission with respect to the Exchange contemplated by the Agreement and the transactions related thereto.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Purchase Price, pursuant to the Agreement, is fair, from a financial point of view, to the holders of Zoran Common Stock.

                                          Very truly yours,

                                          /s/ OPPENHEIMER & CO., INC.

                                          OPPENHEIMER & CO., INC.

                                                                      APPENDIX C
                       CALIFORNIA GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
  SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; PROVIDED, HOWEVER, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and PROVIDED, FURTHER, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; PROVIDED, HOWEVER, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION1301. DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION1302. ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION1303. AGREED PRICE--TIME FOR PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION1305. APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION1306. DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION1311. EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

    These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

    The Registrant has obtained liability insurance for the benefit of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS

EXHIBIT
NUMBER                                              EXHIBIT TITLE
-----------  -------------------------------------------------------------------------------------------
  2.1        Agreement and Plan of Reorganization dated October 20, 1996 among the Registrant, See
               Acquisition Corporation and CompCore Multimedia, Inc. (included as Appendix A to the
               Prospectus).
  3.1(1)     Form of Restated Certificate of Incorporation of the Registrant.
  3.2(2)     Bylaws of the Registrant, as amended.
  4.1(3)     Amended and Restated Stock Rights Agreement dated July 30, 1993 among the Registrant and certain of its stockholders, as amended.
  4.2(3)     Stockholders Agreement dated October 19, 1995 between The Israel Corporation Ltd. and Elron
               Electronic Industries Ltd. ("Elron").
 *5.1        Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
 *8.1        Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation, as to tax matters.
 *8.2        Opinion of Cooley Godward LLP as to tax matters.
 10.1(3)     1993 Stock Option Plan, as amended.
 10.2(3)     1995 Outside Directors Stock Option Plan.
 10.3(4)     Amended and Restated 1995 Employee Stock Purchase Plan.
 10.4(3)     Form of Indemnity Agreement for officers and directors.
+10.5(3)     Agreement dated June 28, 1991 between the Registrant and Fujifilm Microdevices Co., Ltd.
               ("Fujifilm"), as amended.
+10.6(3)     Agreement dated July 27, 1992 between the Registrant and Fujifilm.
 10.7(3)     Letter Agreement dated December 16, 1991 between the Registrant and Dolby Laboratories
               Licensing Corporation, as amended.

+10.8(3)     Cooperation Agreement date October 12, 1994 between the Registrant and Siemens AG
               ("Siemens").
+10.9(3)     Sales and Purchase Agreement dated November 30, 1994 between the Registrant and Siemens.
 10.10(3)    Office Leases dated August 4, 1995 between the Registrant and Koll/Intereal Bay Area.
 10.11(3)    Lease Agreement dated October 1, 1992 between the Registrant's subsidiary, Zoran
               Microelectronics Ltd. ("ZML"), and Matam-Haifa Scientific Industries Center Ltd.
               ("Matam").
+10.12(3)    License Agreement for ZR33891 Digital Filter Processor dated June 8, 1995 between the
               Registrant and Atmel Corporation ("Atmel").
+10.13(3)    License Agreement for ZR34325 Vector Signal Processor dated June 8, 1995 between the
               Registrant and Atmel.
+10.14(3)    Cooperation and Project Funding Agreement dated June 16, 1991 between ZML and the
               Israel-United States Binational Industrial Research and Development Foundation ("BIRDF").
+10.15(3)    Cooperation and Project Funding Agreement dated June 9, 1992 between ZML and BIRDF.
 10.16(3)    Note of Approval No. 17391 dated September 5, 1994 issued to ZML by the Office of Chief
               Scientist, Head of the Industrial Research and Development Administration of the Israeli
               Ministry of Industry and Trade (the "Chief Scientist"), together with ZML's Letter of
               Undertaking dated September 4, 1994.
 10.17(3)    Note of Approval No. 17337 dated September 5, 1994 issued to ZML by the Chief Scientist, together with ZML's Letter of Undertaking dated September 4, 1994.
 10.18(3)    Loan Agreements dated July 25, 1995, August 1, 1995, August 15, 1995, August 31, 1995 and
               November 1, 1995 between ZML and the Israel Discount Bank.
 10.19(3)    Employment Agreement dated April 16, 1990 between the Registrant and Levy Gerzberg.
 10.20(3)    Form of Stock Purchase Warrant issued to purchasers of 10% Senior Convertible Promissory
               Notes.
 10.21(3)    Form of Stock Purchase Warrant issued to purchasers of Series K Preferred Stock.
 10.22(3)    Form of Stock Purchase Warrant issued to purchasers of 9% Secured Convertible Promissory
               Notes.
 10.23(3)    Form of 9% Secured Convertible Promissory Note.
 10.24(3)    9% Convertible Promissory Notes Issued to Elron on September 28 and November 1, 1994.
 10.25(3)    Series L Preferred Stock Purchase Agreement dated November 14, 1994.
 10.26(3)    Loan Agreement dated June 28, 1991 between ZML and Discount Industrial Finance Bank, with
               Addenda and Application for a State Guaranteed Loan.
 10.27(3)    Bond dated July 1, 1991 between ZML and Discounted Industrial Finance Bank with Addendum, as amended.
 10.28(3)    Agreement dated December 13, 1995 between the Registrant and Tower Semiconductor Ltd.
 10.29(5)    Summary of Discussion dated April 23, 1996 between ZML and Matam regarding Lease Agreement dated October 1, 1992 between ZML and Matam.
 10.30(6)    Memorandum of Understanding dated April 23, 1996 between ZML and IBM Israel Ltd. regarding
               Lease Agreement dated October 1, 1992 between ZML and Matam.

 10.31       Agreement and Plan of Reorganization dated October 20, 1996 among the Registrant, see
               Acquisition Corporation and CompCore Multimedia, Inc. Reference is made to Exhibit 2.1.
 11.1        Statement re Computation of Earnings Per Share for the Registrant.
 11.2        Statement re Computation of Earnings Per Share for CompCore.
 16.1(3)     Letter from Ernst & Young LLP re change in certifying accountant.
 21.1(3)     List of Subsidiaries of the Registrant.
 23.1        Consent of Price Waterhouse LLP for the Registrant.
 23.2        Consent of Price Waterhouse LLP for CompCore.
 23.3        Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibits
               5.1 and 8.1).
 23.4        Consent of Cooley Godward LLP (included in Exhibit 8.2).
 23.5        Consent of Oppenheimer & Co., Inc. (included in Exhibit 99.1).
 24.1        Power of Attorney (see page II-5).
 99.1        Opinion of Oppenheimer & Co., Inc. (included as Appendix B to the Prospectus).
*99.2        Form of Proxy Card of the Registrant.
*99.3        Form of Proxy Card of CompCore.

------------------------

         *   To be filed by amendment.

         +   Confidential treatment has been granted as to a portion of this
            Exhibit.

         (1) Incorporated by reference to Exhibit 3.2 to Registrant's Form SB-2 Registration Statement (No. 33-98630-LA), which became effective on December 14, 1995 (the "1995 Registration Statement").

         (2) Incorporated by reference to Exhibit 3.3 to the 1995 Registration Statement.

         (3) Incorporated by reference to indentically numbered exhibit to the 1995 Registration Statement.

         (4) Incorporated by reference to identically numbered exhibit to the Registrant's Form 10-K Annual Report for the year ended December 31, 1995.

         (5) Incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 1996 (the "June 1996 Form 10-Q").

         (6)  Incorporated by reference to Exhibit 10.2 to the June 1996 Form
            10-Q.

 (B)  FINANCIAL STATEMENT SCHEDULES

    All financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the Consolidated Financial Statements and Notes thereto which are included herein.

ITEM 22. UNDERTAKINGS.

    A. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    B.  The Registrant hereby undertakes as follows:

        1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        2. That every prospectus (i) that is filed pursuant to paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    E. The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    F.  The Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        PROVIDED HOWEVER, that the paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 12th day of November, 1996.

                                          ZORAN CORPORATION
                                          By:         /s/ LEVY GERZBERG
                                             -----------------------------------

                                                    Levy Gerzberg, Ph.D.

                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Levy Gerzberg and Ami Kraft, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                      TITLE                       DATE
-------------------------  ------------------------------  --------------------

                           President, Chief Executive
    /s/ LEVY GERZBERG        Officer and Director
-------------------------    (Principal Executive             November 12, 1996
      Levy Gerzberg          Officer)

                           Vice President Finance and
      /s/ AMI KRAFT          Chief Financial Officer
-------------------------    (Principal Financial and         November 12, 1996
        Ami Kraft            Accounting Officer)

     /s/ UZIA GALIL
-------------------------  Chairman of the Board of           November 12, 1996
       Uzia Galil            Directors

   /s/ JAMES D. MENDL
-------------------------  Director                           November 12, 1996
     James D. Mendl

     /s/ ARIE KAHANA
-------------------------  Director                           November 12, 1996
       Arie Kahana

 /s/ ARTHUR B. STABENOW
-------------------------  Director                           November 12, 1996
   Arthur B. Stabenow

   /s/ PHILIP M. YOUNG
-------------------------  Director                           November 12, 1996
     Philip M. Young